Form 10-K405, Exhibit 13
period 1995-12-31
GBC BANCORP
filed 1996-03-26
CIK 351710

                                                                      Exhibit 13

                                       [LOGO]

                                     GBC Bancorp
                                         1995
                                    Annual Report

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS



RESULTS OF OPERATION

    Consolidated net income for GBC Bancorp and subsidiaries (the "Company") for the year ended December 31, 1995 totaled $7.6 million. This compares to net earnings of $7.5 million in 1994 and $11.9 million in 1993. Earnings per share were $1.14 for 1995 compared to $1.12 for 1994, and $1.76 for 1993. The slight increase in net income from 1994 to 1995 resulted from $3.8 million increase of net interest income and a lower effective income tax rate, which were partially offset by a $2.4 million increase in the provision for credit losses and a $1.8 million increase in non-interest expense.

    The increase of the provision for credit losses in 1995 was caused by the continued effect of the past increases in interest rates, and the resulting impact on the recovery of the local economy and the commercial real estate market. Charge-offs recorded in 1995 also reflect actions taken to implement the regulatory interpretation of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS 114"). Charge-offs were recognized to reduce the book value of problem loans collateralized by real estate to, or below, appraised values. Certain loans were partially charged-off so that in the future, with contractual performance, these loans will no longer be criticized by the regulators. It is believed that the accounting results in a conservative valuation of such loans. Prior to the charge-offs, the loans had allowances that represented a substantial portion of the charge-off. Net charge-offs were $24.9 million during 1995 compared to $5.1 million during 1994.

    The $3.8 million growth of net interest income was primarily the result of an increase in interest earning assets partially offset by a reduced net interest spread. The $1.8 million increase in non-interest expense was in large measure a result of the increase in salaries primarily due to both higher compensation paid to employees and a growth of personnel. As of December 31, 1995 and 1994 the full time equivalent number of employees was 317 and 289, respectively.

    Consolidated net income for the year ended December 31, 1994 was $7.5 million compared to net income of $11.9 million in 1993, a decline of 4.4 million, or 37%. The major factors contributing to the decline in net income were an increase in the provision for credit losses of $6.9 million and the absence of a $3.0 million gain on the sale of securities recorded in 1993, which was partially offset by a $3.7 million increase in net interest income. The increase in the amount of the provision for credit losses was caused by the weakness in the Southern California economy and the effect of higher interest rates.

NET INTEREST INCOME

    Net interest income in 1995 totaled $47,708,000 compared to net interest income of $43,893,000 in 1994. The increase was due mainly to a $114.7 million, or 12.4%, increase in average earning assets from $925.4 million during 1994 to $1,040.1 million during 1995. The growth in average earning assets was due to an increase of $105.5 million in the securities portfolio and an increase of $28.8 million of federal funds sold and securities purchased under agreements to resell. These increases were partially offset by an $18.9 million decrease in average loans and leases.

    The growth was funded by increases of average interest bearing deposits of $93.6 million (primarily in savings and time certificates of deposit of less than $100,000) and an increase of non-interest bearing demand deposits of $18.2 million, partially offset by a $14.8 million reduction in other borrowings. The reduction is in part due to the maturity in the fourth quarter of a $30 million advance from the Federal Home Loan Bank.

    Both the yields earned on assets and the rates paid on interest bearing liabilities increased during 1995 compared to 1994. The yield on interest earning assets for 1995 was 8.18% as compared to 7.86% in 1994. The rate paid on interest bearing liabilities for 1995 was 4.31% as compared to 3.66% for 1994. The increase in both the yield and rate was primarily the result of increases in short-term interest rates. For 1995, the daily average national prime rate of interest was 8.83% compared to 7.14% for 1994, an increase of 169 basis points, or 23.7%.

    Net interest income in 1994 totaled $43,893,000 compared to net interest income of $40,162,000 in 1993. The increase was due mainly to a $78.1 million, or 9.2%, increase in average earning assets from $847.3 million during 1993 to $925.4 million during 1994. The growth in average earning assets was primarily in higher federal funds sold of $51.8 million with average loans and leases increasing $27.0 million. The growth was primarily funded by increases of average interest bearing deposits of $79.0 million and average non-interest bearing deposits of $20.8 million, offset by a $22.1 million reduction of average repurchase agreements. Repurchase agreements of $24.8 million matured in the second quarter of 1994 and were not renewed.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------


    Both the yields earned on assets and the rates paid on interest bearing liabilities increased during 1994 compared to 1993. The yields on interest earning assets for 1994 was 7.86% as compared to 7.69% in 1993. The rate paid on interest bearing liabilities for 1994 was 3.66% as compared to 3.41 % for 1993. The increase in both the yield and rate was primarily the result of the rise in short-term interest rates during 1994 which saw five prime rate increases, as the Federal Reserve responded to economic growth and indications of inflationary pressures.

    The following table presents the net interest spread, net interest margin, average balances, interest income and expense, and the average yield/rates by asset and liability component:

                                            1995                          1994                           1993
-----------------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE              YIELD/   AVERAGE               YIELD/   AVERAGE             YIELD/
(IN THOUSANDS)                             BALANCE   INTEREST   RATE%    BALANCE    INTEREST   RATE%    BALANCE  INTEREST   RATE%
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans and Leases(1)(2)                 $  488,274   $49,533   10.14%   $507,161    $48,478    9.56%   $480,223  $43,075    8.97%
  Taxable Securities                        427,878    28,193    6.59     321,464     20,030    6.23     321,155   20,360    6.34
  Tax-Exempt Securities(3)                    7,081       459    6.48       8,018        520    6.49       8,718      570    6.54
  Interest-Bearing Deposits                      49         1    2.05         717         26    3.63         995       40    4.02
  Federal Funds Sold and Security
    Purchased Under Agreement to Resell     116,820     6,940    5.94      88,060      3,728    4.23      36,255    1,114    3.07
                                         ----------   -------   -----    --------    -------   -----    --------  -------   -----
    TOTAL INTEREST-EARNING ASSETS         1,040,102    85,126    8.18     925,420     72,782    7.86     847,346   65,159    7.69
                                         ----------   -------   -----    --------    -------   -----    --------  -------   -----

NON-INTEREST-EARNING ASSETS:
  Cash and Due from Banks                $   36,319                      $ 35,711                       $ 28,728
  Premises and Equipment, Net                 6,017                         5,994                          4,602
  Other Assets(4)                            42,285                        45,455                         39,588
                                         ----------                      --------                       --------
    TOTAL NON-INTEREST-EARNING ASSETS        84,621                        87,160                         72,918

Less: Allowance for Credit Losses           (21,671)                      (15,514)                        (9,629)
    Deferred Loan Fees                       (3,553)                       (3,851)                        (3,835)
                                         ----------                      --------                       --------

Less: Valuation Allowance for
    Securities Available for Sale            (2,035)                       (1,732)                             -
                                         ----------                      --------                       --------
    TOTAL ASSETS                         $1,097,464                      $991,483                       $906,800
                                         ----------                      --------                       --------
                                         ----------                      --------                       --------
INTEREST-BEARING LIABILITIES:
  Deposits:
  Interest-Bearing Demand                $   59,625   $   975    1.64%   $ 59,623    $ 1,043    1.75%   $ 57,057  $ 1,085    1.90%
  Money Market                              132,409     3,229    2.44     134,992      3,167    2.35     113,536    2,825    2.49
  Savings                                   140,903     4,484    3.18     107,650      2,619    2.43      98,432    2,409    2.45
  Time Deposits                             494,973    25,886    5.23     432,031     18,676    4.32     386,194   14,477    3.75
  Federal Funds Purchased and Securities
    Sold Under Repurchase Agreement           2,959       172    5.81      10,299        360    3.50      32,280    1,177    3.65
  Other Borrowed Funds                       22,521     1,076    4.78      30,000      1,428    4.76      30,000    1,428    4.76
  Subordinated Debt                          15,000     1,596   10.64      15,000      1,596   10.64      15,000    1,596   10.64
                                         ----------   -------   -----    --------    -------  ------    --------  -------  ------
    TOTAL INTEREST-BEARING LIABILITIES      868,390    37,418    4.31     789,595     28,889    3.66     732,499   24,997    3.41
                                         ----------   -------   -----    --------    -------  ------    --------  -------  ------

NON-INTEREST-BEARING LIABILITIES:
  Demand Deposits                        $  120,902                      $102,734                        $81,956
  Other Liabilities                          14,120                         8,911                          9,848
                                         ----------                      --------                       --------
  TOTAL NON-INTEREST BEARING LIABILITIES    135,022                       111,645                         91,804
                                         ----------                      --------                       --------

  Total Liabilities                       1,003,412                       901,240                        824,303

  Shareholders' Equity                       94,052                        90,243                         82,497
                                         ----------                      --------                       --------

  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                 $1,097,464                      $991,483                       $906,800
                                         ----------                      --------                       --------
                                         ----------                      --------                       --------

  NET INTEREST INCOME/SPREAD                          $47,708    3.87%               $43,893    4.20%             $40,162   4.28%
                                                      -------                        -------                      -------
                                                      -------                        -------                      -------
  NET INTEREST MARGIN                                            4.59%                          4.74%                       4.74%

(1) For the purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.
(2) Loan interest includes net loan fees for the years ended December 31, 1995, 1994 and 1993 of $4,112,000, $4,096,000 and $4,208,000, respectively.
(3) Tax-exempt interest income has not been adjusted to a fully taxable equivalent basis.
(4) Other assets includes other real estate owned, net, for the years ended December 31, 1995, 1994 and 1993 of $5,710,000, $12,675,000 and $12,636,000,
respectively.

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------


    Total interest income increased from $72,782,000 in 1994 to $85,126,000 in 1995, a $12,344,000, or 17.0% growth. The increase was due to both the $114.6 million increase in average interest earning assets and the thirty-two basis point increase of the yield on earning assets. However, the increase in the yield was less than the increase in the average prime rate of interest of 169 basis points, as a result of several factors. During 1995, average earning assets were comprised of a higher percentage of lower yielding securities and short-term federal funds and securities purchased under agreement to resell.
For 1995 such percentage was 53.1% compared to 45.1% for 1994. In addition, during 1995 the average balance of non-accrual loans was $50.5 million compared to $32.3 million for 1994, representing an increase of $18.2 million, or 56.3%. Finally, during 1995 the yield on earning assets was impacted by the net effect of interest charge-offs and interest recoveries on non-accrual loans. In 1994, the net impact of interest charge-offs and interest recoveries increased interest income by $0.5 million. In 1995, the net impact of interest charge-offs and interest recoveries reduced interest income by $1.1 million. Net interest foregone on non-accrual loans was $5.9 million in 1995 compared to $3.1 million in 1994.

    Total interest expense increased from $28,889,000 in 1994 to $37,418,000 in 1995, an $8,529,000, or 29.5% increase. The increase was due to both the growth of $78.8 million in average interest bearing liabilities and the sixty-five basis point rate increase paid thereon.

    The net interest margin (defined as the difference between interest income and interest expense divided by average earning assets) for 1995 was 4.59% compared to 4.74% for 1994. The fifteen basis point decline in the net interest margin was primarily the result of a reduced net interest spread. Net interest spread is defined as the difference between the yield earned on earning assets less the rates paid on interest bearing liabilities. For 1995, the net interest spread was 3.87%, a 33 basis point, or 7.9% , decline from 4.20% for 1994.

    Total interest income increased from $65,159,000 in 1993 to $72,782,000 in 1994, a $7,623,000, or 11.7% growth. The increase was due to both a $78.1 million increase in average interest earning assets and the 17 basis point yield increase.

    Total interest expense increased from $24,997,000 in 1993 to $28,889,000 in 1994, a $3,892,000, or 15.6% increase. The increase was due to both a 7.9% increase of $57.1 million in average interest bearing liabilities and the 25 basis point rate increase paid thereon.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------


    The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and changes in rates for the periods indicated:

                                                               YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------
                                                      1995 COMPARED                 1994 COMPARED
                                                        WITH 1994                     WITH 1993
                                                   INCREASE (DECREASE)           INCREASE (DECREASE)
                                                    DUE TO CHANGES IN:            DUE TO CHANGES IN:
(IN THOUSANDS)                                 VOLUME     RATE     CHANGE    VOLUME     RATE     CHANGE
-------------------------------------------------------------------------------------------------------
INTEREST EARNED ON (1):
  Loans and Leases                            $(1,847)   $2,902    $1,055    $2,490    $2,913    $5,403
  Taxable Securities(2)                         6,956     1,207     8,163        20      (350)     (330)
  Tax-Exempt Securities(2)                        (61)        -       (61)      (45)       (4)      (49)
  Interest-Bearing Deposits                       (17)       (8)      (25)      (10)       (4)      (14)
  Federal Funds Sold and Securities
   Purchased Under Agreement to Resell          1,437     1,775     3,212     2,067       547     2,614
                                              -------    ------    ------    ------    ------    ------
   TOTAL INTEREST-EARNING ASSETS                6,468     5,876    12,344     4,522     3,102     7,624

INTEREST PAID ON (1):
  Deposits:
   Interest-Bearing Demand                          -       (66)      (66)       47       (89)      (42)
   Money Market                                   (61)      123        62       510      (168)      342
   Savings                                        934       931     1,865       225       (15)      210
   Time                                         2,954     4,255     7,209     1,834     2,365     4,199
  Federal Funds Purchased and Securities
   Sold Under Repurchase Agreements              (345)      156      (189)     (771)      (45)     (816)
  Other Borrowed Funds                           (357)        5      (352)        -         -         -
  Subordinated Debt                                 -         -         -         -         -         -
                                              -------    ------    ------    ------    ------    ------
   TOTAL INTEREST-BEARING LIABILITIES           3,125     5,404     8,529     1,845     2,048     3,893
                                              -------    ------    ------    ------    ------    ------
CHANGE IN NET INTEREST INCOME                  $3,343    $  472    $3,815    $2,677    $1,054    $3,731
                                              -------    ------    ------    ------    ------    ------
                                              -------    ------    ------    ------    ------    ------

(1) CHANGES IN INTEREST INCOME AND INTEREST EXPENSE ATTRIBUTABLE TO CHANGES IN RATE/VOLUME HAVE BEEN ALLOCATED TO THE CHANGE DUE TO VOLUME AND THE CHANGE DUE TO RATE IN RELATION TO THE ABSOLUTE DOLLAR AMOUNT OF THE CHANGE IN EACH.
(2) INTEREST INCOME FROM MUNICIPAL BONDS AND AUCTION PREFERRED STOCKS IS NOT ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASKS.

PROVISION FOR CREDIT LOSSES

    The provision for credit losses in 1995 was $18,570,000 as compared with $16,194,000 in 1994. The increase of the provision for credit losses was caused by the continued effect of the past increases in interest rates, and the resulting impact on the recovery of the local economy and the commercial real estate market. Charge-offs recorded in 1995 also reflect actions taken to implement the regulatory interpretation of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan,"
("SFAS 114"). Charge-offs are recognized to reduce the book value of problem loans collateralized by real estate to, or below, appraised values. Certain loans were partially changed off so that in the future, with contractual performance, these loans will no longer be criticized by the regulators. It is believed that the accounting results in a conservative valuation of such loans. Prior to the charge-offs, the loans had allowances that represented a substantial portion of the charge-off. Net charge-offs were $24.9 million during 1995 compared to $5.1 million during 1994.

    The provision for credit losses in 1994 was $16,194,000 as compared with $9,300,000 in 1993. The significant increase of $6,894,000, or 74.1%, was in response to management's assessment of the loan portfolio considering the weakness in the Southern California economy and the real estate market. Such assessment included the effect of higher interest rates in 1994 compared to 1993. The rate increases impacted the recovery of the local economy and the commer-

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

cial real estate market, affecting the financial capabilities and liquidity of the Company's borrowers and the values of the underlying collateral supporting the Company's loans. The increase also reflected the higher amount of non-performing loans and restructured loans, which increased from $38.0 million at December 31, 1993 to $68.5 million at December 31, 1994, as well as higher specific loan loss reserves.

     The amount of the provision for credit losses is determined by management and is based upon the quality of the loan portfolio, management's assessment of the economic environment, evaluations made by regulatory authorities, historical loan loss experience, collateral values, assessment of borrowers' ability to repay, and estimates of potential future losses. Please refer to the discussion "Allowance for Credit Losses", following.

NON-INTEREST INCOME

     Non-interest income consists primarily of service charges on deposit accounts, gain on sale of securities, fees and commissions collected from the Bank's international activities and fees from servicing Small Business Administration (SBA) loans, and income from escrow services.

     Non-interest income in 1995 totaled $6,042,000, representing an increase of $106,000, or 1.8%, over $5,936,000 of non-interest income in 1994. The $106,000 increase is the result of a $175,000 increase in gains on sale of loans and an increase of $79,000 in other income (primarily income from escrow services), partially offset by reduced service charges and commissions of $183,000. The reduced service charges and commissions was primarily the result of reduced fees from servicing SBA loans.

     Non-interest income in 1994 totaled $5,936,000, representing a decrease of $2,350,000, or 28.4%, over $8,286,000 of non-interest income in 1993. The reduction is due mainly to the gain on sale of securities available for sale of $2,998,000 recorded in 1993. This reduction was partially offset by increases in service charges and commissions and other non-interest income. The increase of $624,000 of service charges and commissions was primarily the result of the purchase of servicing related to $77.9 million of participated SBA loans at the end of 1993. The increase of $354,000 of other non-interest income is primarily due to income from Southern Counties Escrow which was purchased as of December 31, 1993. In 1994 total escrow fees were $435,000.

NON-INTEREST EXPENSE

     Non-interest expense increased $1,794,000, or 7.4%, from $24,310,000, in 1994 to $26,104,000 in 1995. The net increase is primarily from the growth of salaries and employee benefits, which increased from $9,883,000 in 1994 to $11,201,000 in 1995, representing a $1,318,000, or 13.3% increase. Salary expense (excluding related payroll tax and fringe benefits) increased $1,278,000 primarily due to both higher compensation paid to employees and a growth of personnel. As of December 31, 1995 and 1994 the full time equivalent number of employees was 317 and 289, respectively.

     Contributing also to the increase of non-interest expense was a $303,000, or 11.7%, increase in occupancy expense from $2,583,000 in 1994 to $2,886,000 in 1995. This increase primarily relates to an additional $115,000 of expense related to the lease termination of the Company's former headquarters, whose lease expired in August, 1995, and increased occupancy expense due to additional lease expense for branches opened during 1994 and 1995.

     Finally, other expenses increased $280,000, or 3.8% from $7,374,000 in 1994 to $7,654,000 in 1995. Other expenses is comprised of a number of expense classifications. Significantly contributing to the $280,000 increase was a $324,000 increase in professional services expense. This category includes legal fees which increased $306,000 in 1995 compared to 1994. The increase in legal fees was caused by the increase in problem loans and the resulting collection efforts, including litigation. Increases in several other categories were offset by a $492,000 decline from 1994 to 1995 of deposit insurance premiums paid to the FDIC, which was caused by lower insurance rates.

     Non-interest expense increased $2,298,000, or 10.4%, from $22,012,000, in 1993 to $24,310,000 in 1994. The net increase is primarily the result of increases of all non-interest expense categories except for a significant reduction of occupancy expense. Other non-interest expense, representing the largest increase, grew $1,991,000, or 37.0%, in 1994 compared to 1993. Other non-interest expense is comprised of a number of expense classifications which may vary from year

--------------------------------------------------------------------------------
                                                                     GBC BANCORP
--------------------------------------------------------------------------------


to year. Included as other non-interest expense are expenses related to real estate held for investment which increased $600,000 in 1994 as a result of a partial write-down of an investment in a low income housing project. Furniture and equipment expense increased $558,000, or 47.3%, in 1994 compared to 1993. The increase was primarily the result of the headquarters relocation, as discussed below, and opening of two branch offices in 1994.

     Occupancy expense declined $1,098,000 in 1994 from 1993. This was due to expense recorded in 1993 associated with the 15-year lease for its former headquarters. In 1993, future contractual lease payments on the former headquarters' location and leasehold improvements relating thereto, of $978,000 and $402,000, respectively, were charged to occupancy expense.

PROVISION FOR INCOME TAXES

     For 1995 the Company's provision for income taxes was $1,427,000, a decrease of $369,000, or 20.6%, from $1,796,000 recorded in 1994. The effective tax rate in 1995 was 15.7% as compared to 19.3% in 1994. The reduced effective tax rate was primarily due to the realization of an increased amount of low income housing ("LIH") tax credits in 1995 compared to 1994. For 1995 the LIH tax credit was $2,093,000 compared to $1,866,000 in 1994, with the difference primarily being the recognition in 1995 of previous years' actual tax credits which exceeded the Company's estimate at December 31, 1994.

     For 1994 the Company's provision for income taxes was $1,796,000, a decrease of $3,400,000 or 65.4%, from $5,196,000 recorded in 1993. The reduced provision is a result of the reduced income before income taxes coupled with tax credits from investments in low income housing projects. The effective tax rate in 1994 was 19.3% as compared to 30.3% in 1993. The decrease in the effective tax rate was due to the deduction of approximately the same amount of low income housing tax credits from a reduced tax liability due to the lower amount of income before taxes.

FINANCIAL CONDITION

     The Company's assets totaled $1,204.5 million at December 31, 1995, representing an increase of $122.9 million, or 11.4%, over the $1,081.6 million total assets at December 31, 1994. The asset growth was funded by an increase of total deposits of $112.2 million.

     The increase in assets primarily reflects an increase of $161.2 million in securities and federal funds sold and securities purchased under agreements to resell. This increase was partially offset by a $29.0 million, or 5.8%, decline in loans and leases outstanding from $501.0 million as of December 31, 1994 to $471.9 million as of December 31, 1995. The decrease mostly reflects the gross charge-offs of $25.5 million effected during 1995.

LOANS

     The reduction of loans outstanding as of December 31, 1995 compared to December 31, 1994 was primarily in the conventional real estate portfolio. As of December 31, 1994 conventional real estate loans totaled $281.2 million; as of December 31, 1995, these loans totaled $239.0 million, representing a decrease of $42.2 million. Of this amount of net decrease, $21.7 million of conventional real estate loans were charged-off.

     The largest component of the portfolio continued to be conventional real estate loans. Conventional real estate loans are loans, other than construction loans, secured by first trust deeds or junior real estate liens. As of December 31, 1995 conventional real estate loans totaled $239.0 million, or 50.6%, of the total loan portfolio. As of December 31, 1994 conventional real estate loans outstanding were $281.2 million, or 56.1%, of the total loan portfolio.

     Construction loans are real estate loans secured by first trust deeds. As of December 31, 1995, construction loans totaled $53.4 million, or 11.3%, of the total loan portfolio, an 11.9% decrease from the year earlier. As of December 31, 1994, construction loans totaled $60.6 million, or 12.1%, of the total loan portfolio. The decrease is primarily the result of pay-downs.

     The Company limits the loan to value ratio on conventional real estate and construction loans to 75% of the appraised value. Management believes that the Company's underwriting guidelines, including collateral requirements, and the underlying values of real estate collateral, provide the Company with protection against future losses on non-performing conventional real estate and construction loans.

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

As the Company's borrowers have experienced the negative effects of the prolonged depressed economic conditions of the local economy, the Company has experienced an adverse impact on its real estate loan portfolio as reflected in higher delinquencies, higher levels of non-performing assets and higher levels of charge-offs. Please refer to the section "Non-performing Assets," following.

    The following table sets forth the breakdown by type of collateral for construction and conventional real estate loans at December 31, 1995 and 1994:

                                           1995                                                  1994
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                      CONVENTIONAL                                         CONVENTIONAL
                         CONSTRUCTION               REAL ESTATE               CONSTRUCTION               REAL ESTATE
PROJECT TYPE                 LOANS     PERCENTAGE      LOANS      PERCENTAGE      LOANS      PERCENTAGE     LOANS       PERCENTAGE
----------------------------------------------------------------------------------------------------------------------------------
RESIDENTIAL:
   Single-Family           $20,588         38%        $ 37,519         16%       $10,854         18%       $ 23,386           8%
   Condominums              19,784         37            5,406          2         28,834         48           8,244           3
   Multi-Family             11,656         22           36,108         15          7,931         13          57,138          20
   Land Development              -          -              600          -              -          -           7,979           3
                           -------        ----        --------        ----       -------        ----       --------         ----
TOTAL RESIDENTIAL          $52,028         97%        $ 79,633         33%       $47,619         79%       $ 96,747          34%
                           -------        ----        --------        ----       -------        ----       --------         ----

NON-RESIDENTIAL:
   Warehouse               $     -          -%        $ 28,794         12%       $ 2,173          3%       $ 27,760          10%
   Retail Facilities         1,395          3           55,790         24          2,969          5          61,193          22
   Office                        -          -           29,268         12          5,560          9          35,735          13
   Hotel and Motel               -          -           42,681         18          2,289          4          57,107          20
   Land Development              -          -                -          -              -          -               -           -
   Other                         -          -            2,850          1              -          -           2,683           1
                           -------        ----        --------        ----       -------        ----       --------         ----
TOTAL NON-RESIDENTIAL      $ 1,395          3%        $159,383         67%       $12,991         21%       $184,478          66%
                           -------        ----        --------        ----       -------        ----       --------         ----
TOTAL                      $53,423        100%        $239,016        100%       $60,610        100%       $281,225         100%
                           -------        ----        --------        ----       -------        ----       --------         ----
                           -------        ----        --------        ----       -------        ----       --------         ----

    Substantially all of the collateral securing construction and conventional real estate loans is located in California.

    Commercial loans include unsecured commercial loans, SBA loans of which $22.7 million are government sponsor-guaranteed, and $83.3 million of trade financing loans. As of December 31, 1995, commercial loans represented 32.2% of the total loans outstanding compared to 26.5% at December 31, 1994. The growth of commercial loans of $18.9 million was primarily from trade financing loans, which increased $14.3 million.

    Trade financing loans are made by the Bank's International Division which, in addition to granting loans to finance the import and export of goods between the United States and countries in the Pacific Rim, also provides letters of credit and other related services. The Bank does not make loans to foreign banks, foreign governments or their central banks, or commercial and industrial loans to entities domiciled outside of the United States, except for the extension of overdraft privileges to its foreign correspondent banks on a limited, case by case, basis.

    Other loans are primarily comprised of loans secured by the Bank's time deposits and unsecured express lines of credit to professional individuals. As of December 31, 1995, these loans totaled $22.6 million and $0.8 million, respectively. As of December 31, 1994 these loans totaled $23.0 million and $1.7 million, respectively.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

    In the ordinary course of business, the Bank has granted loans to certain directors and companies with which they are associated. In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other customers. Please refer to note 5 of notes to consolidated financial statements.

    The following table sets forth the amount of loans outstanding in each category at the dates indicated:

                                                              DECEMBER 31,
-------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                     1995           1994           1993           1992           1991
-------------------------------------------------------------------------------------------------------
Commercial                       $151,709       $132,806       $126,098       $ 88,186       $ 89,370
Real Estate-Construction           53,423         60,610         79,513         78,020         95,853
Real Estate-Conventional          239,016        281,225        270,566        250,680        252,441
Installment                           231            377            434            627          1,038
Other Loans                        22,310         25,699         28,455         29,192         36,723
Leveraged Leases                      255            273            290              -             59
Loans to Depository Institutions    5,000              -              -              -              -
                                 --------       --------       --------       --------       --------
TOTAL                            $471,944       $500,990       $505,356       $446,705       $475,484
                                 --------       --------       --------       --------       --------
                                 --------       --------       --------       --------       --------

    The following table shows the maturity schedule of the Company's loans outstanding as of December 31, 1995, which, based on remaining scheduled repayments of principal, are due within one year, after one but within five years and in more than five years. Non-accrual loans of $43,712,000 are included in the within one year category:

                                                AFTER       MORE
                                   WITHIN      ONE BUT      THAN
                                    ONE        WITHIN       FIVE
(IN THOUSANDS)                      YEAR      FIVE YEARS    YEARS       TOTAL
-------------------------------------------------------------------------------
Commercial                       $ 95,426     $ 7,303     $48,980    $151,709
Real Estate-Construction           44,389       8,712         322      53,423
Real Estate-Conventional           72,197     129,701      37,118     239,016
Installment                            57         174           -         231
Other Loans & Leveraged Leases     22,310           -         255      22,565
Loans to Depository Institutions    5,000           -           -       5,000
                                 --------    --------     -------    --------
TOTAL                            $239,379    $145,890     $86,675    $471,944
                                 --------    --------     -------    --------
                                 --------    --------     -------    --------

    At December 31, 1995, excluding non-accrual loans, loans and leases scheduled to be repriced within one year, after one but within five years, and in more than five years, are as follows:

                                               AFTER       MORE
                                  WITHIN      ONE BUT      THAN
                                   ONE        WITHIN       FIVE
(IN THOUSANDS)                     YEAR      FIVE YEARS    YEARS       TOTAL
--------------------------------------------------------------------------------
Total Fixed Rate                 $ 40,707    $ 40,210     $25,081    $105,998
Total Variable Rate               322,234           -           -     322,234
                                 --------    --------     -------    --------
TOTAL                            $362,941    $ 40,210     $25,081    $428,232
                                 --------    --------     -------    --------
                                 --------    --------     -------    --------

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

    The balance of loans and leases includes loans held for sale totaling $6.3 million as of December 31, 1995. During 1995, approximately $55 million of loans held for sale were originated and approximately $47 million were sold. As of December 31, 1995, approximately $68 million of loans were serviced by the Bank for third parties.

NON-PERFORMING ASSETS

    A certain degree of risk is inherent in the extension of credit.
Management believes that it has credit policies in place to assure minimizing the level of loan losses and non-performing loans. The Company performs a quarterly assessment of the credit portfolio to determine the appropriate level of the allowance. Included in the assessment is the identification of loan impairment. A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral.

    The Company has a policy of classifying loans (including impaired loans) which are 90 days past due as to principal and/or interest as non-accrual loans unless management determines that the fair value of underlying collateral value is substantially in excess of the loan amount or circumstances justify treating the loan as fully collectible. After a loan is placed on non-accrual status, any interest previously accrued, but not yet collected, is reversed against current income. A loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms. Interest received on non-accrual loans generally is either applied against principal or reported as recoveries on amounts previously charged-off, according to management's judgment as to the collectibility of principal.

    The following table provides information with respect to the Company's past due loans, non-accrual loans, restructured loans and other real estated owned, net, as of the dates indicated:

                                                                      DECEMBER 31,
------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                    1995        1994        1993        1992        1991
------------------------------------------------------------------------------------------------------------
Loan 90 Days or More Past Due and Still Accruing $     9     $   999     $ 4,059     $    87     $     -
Non-accrual Loans                                 43,712      46,672      22,033      15,965       9,308
                                                 -------     -------     -------     -------     -------
Total Past Due Loans                              43,721      47,671      26,092      16,052       9,308
Restructured Loans                                10,151      20,865      11,898           -           -
                                                 -------     -------     -------     -------     -------
Total Non-performing Loans                        53,872      68,536      37,990      16,052       9,308
Other Real Estate Owned, Net                       7,686       5,051      15,541      14,713       6,681
                                                 -------     -------     -------     -------     -------
TOTAL NON-PERFORMING ASSETS                      $61,558     $73,587     $53,531     $30,765     $15,989
                                                 -------     -------     -------     -------     -------
                                                 -------     -------     -------     -------     -------
NON-PERFORMING ASSETS TO
   PERIOD END LOANS AND LEASES, NET,
   PLUS OTHER REAL ESTATE OWNED, NET               13.39%      15.35%      10.60%       6.83%       3.39%
                                                   ------      ------      ------       -----       -----
                                                   ------      ------      ------       -----       -----

    The Company has experienced significant increases in non-accrual loans over the last several years. From a balance at December 31, 1991 of $9.3 million, non-accrual loans increased to a level of $46.7 million as of December 31, 1994, and down to $43.7 million as of December 31, 1995. As indicated in the table below, conventional real estate and construction loans represent a large percentage of the total non-accrual loans. As of December 31, 1995 and 1994, these percentages were 91.2% and 92.6%, respectively.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

    The following table breaks out the Company's non-accrual loans by loan category at December 31, 1995 and 1994:

(IN THOUSANDS)                        1995                1994
-----------------------------------------------------------------
Commercial                           $ 3,802             $ 3,462
Real Estate-Construction               3,630              14,099
Real Estate-Conventional              36,241              29,111
Installment                                -                   -
Other Loans                               39                   -
                                     -------             -------
TOTAL                                $43,712             $46,672
                                     -------             -------
                                     -------             -------

    Non-accrual loans declined from $46.7 million as of December 31, 1994 to $43.7 million as of December 31, 1995, representing a $3 million, or 6.4% decrease. The decrease reflects charge-offs, foreclosure proceedings, and successful collection efforts.

    The balance of restructured loans as of December 31, 1995 was $10.2 million, comprised of nine credits, representing a decrease of $10.7 million, or 51.2%, from the balance of $20.9 million as of December 31, 1994. While six credits were restructured in 1995, several large restructured credits as of December 31, 1994 were paid off in 1995. In addition, several credits became non-accrual in 1995.

    A loan is categorized as restructured if the original interest rate on such loan, the repayment terms, or both, are restructured due to a deterioration in the financial condition of the borrower. Restructured loans may also be put on a non-accrual status in keeping with the Bank's policy of classifying loans which are 90 days past due as to principal and/or interest. Restructured loans which are non-accrual loans are not included in the balance of restructured loans. There are no commitments to lend additional funds on any of the restructured loans. As of December 31, 1995, all loans were performing as per the restructured terms. In February, 1996, one loan with a balance of $1.5 million was placed on non-accrual status. The average yield on restructured loans approximated 10.19% as of December 31, 1995.

    Other real estate owned ("OREO"), net of valuation allowance of $0.6 million, amounted to $7.7 million at December 31, 1995, compared to $5.1 million, net of valuation allowance of $0.4 million, as of December 31, 1994. During 1995, twenty-two properties collateralizing loans were transferred at fair value to OREO, and seventeen properties were sold resulting in a net gain of $163,000. The amount of the 1995 provision for losses on other real estate owned relating to the properties disposed of in 1995 was $983,000. The total provision for 1995 was $1,504,000. The outstanding OREO properties are all included in the Bank's market area. They include single family residences, condominiums, apartment buildings, commercial buildings, and land. Two properties comprise the land category of OREO. The Company does not intend to develop these properties; rather, it will sell the land undeveloped. With the exception of a residential/commercial property, one of the land properties, all outstanding OREO properties were transferred during 1995.

    The following table sets forth OREO by type of property as of the dates indicated:

                                             DECEMBER 31,
------------------------------------------------------------
(IN THOUSANDS)                         1995           1994
------------------------------------------------------------
PROPERTY TYPE
Single-Family Residential             $   11         $  290
Condominium                              509          3,689
Multi-Family Residential                 978              -
Warehouse                                188            245
Land for Residential                   1,054          1,087
Retail Facilities                      5,289            169
Office                                   268              -
Less: Valuation Allowance               (611)          (429)
                                      -------        -------
TOTAL                                 $7,686         $5,051
                                      -------        -------
                                      -------        -------

    Management cannot predict the extent to which the current economic environment, including the real estate market, may persist or worsen, or the full impact such environment may have on the Bank's loan portfolio.
Furthermore, as the Bank's primary regulators review the loan portfolio as part of their routine, periodic examinations of the Bank, their assessment of specific credits may affect the level of the Bank's non-performing loans. Accordingly, there can be no assurance that other loans will not be placed on non-accrual, become 90 days or more past due, have terms modified in the future, or become OREO.

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

    The effect of non-accrual loans on interest income for the years 1995, 1994 and 1993 is presented below:

(IN THOUSANDS)                    1995           1994           1993
-----------------------------------------------------------------------
Contractual interest due         $6,969         $5,844         $2,390
Interest recognized              (1,098)        (2,768)          (945)
                                 -------        -------        -------

NET INTEREST FOREGONE            $5,871         $3,076         $1,445
                                 -------        -------        -------
                                 -------        -------        -------

    Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

    The effect of restructured loans on interest income for the years ended December 31, 1995, 1994 and 1993 is presented below:

(IN THOUSANDS)                    1995           1994           1993
-----------------------------------------------------------------------
Contractual interest due         $1,713         $1,888         $1,031
Interest recognized              (1,150)        (1,559)          (911)
                                 -------        -------        -------

NET INTEREST FOREGONE            $  563         $  329         $  120
                                 -------        -------        -------
                                 -------        -------        -------

ALLOWANCE FOR CREDIT LOSSES

    As of December 31, 1995, the balance of the allowance for credit losses was $16.7 million, representing 3.53% of outstanding loans and leases. This compares to an allowance for credit losses of $23.0 million as of December 31, 1994, representing 4.60% of outstanding loans and leases. The explanation for the reduction of the ratio of the allowance for credit losses as a percentage of loans and leases outstanding is discussed in the following paragraphs.

    SFAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, was adopted on January 1, 1995. As of December 31, 1995, the Company had $45.9 million of recorded investment in impaired loans with a related allowance for credit losses totaling $5,803,000. There were no impaired loans for which there was no related allowance for credit losses determined in accordance with SFAS 114. For the year ended December 31, 1995, the average balance of impaired loans was $44,206,000.

    Income recognition on impaired loans uses methods existing for non-accrual loans but can include the accrual of interest. While a loan is in non-accrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining book balance of the loan (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The Bank's determination as to the ultimate collectibility of the loan's remaining book balance must be supported by a current, well documented credit evaluation of the borrower's financial condition and prospects for repayment, including consideration of the borrower's historical repayment performance and other relevant factors. Interest income recognized in 1995 on the loans identified as impaired as of December 31, 1995 amounted to $808,000. Of this amount no interest was recognized using the cash basis method of recognition.

    The following table summarizes pertinent allowance for credit loss data. Most of the non-performing loans are collateralized by commercial real estate. Accordingly, losses are usually limited to a percentage of the principal owed the Company.

                                            YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------
                                        1995      1994      1993      1992      1991
---------------------------------------------------------------------------------------
End of Period
   Allowance to Non-performing Loans   30.95%    33.60%    31.53%    46.74%    63.49%

Provision for Credit Loss as a
   Percentage of Net Charge-offs        0.75      3.15      1.93      1.71      1.19

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

    The 31.0% ratio of the allowance to non-performing and restructured loans is considered adequate based on the continuing high percentage of non-performing loans collateralized by real estate. Also, in various cases, charge-offs were effected to reduce the book value of problem loans collateralized by real estate to appraised values. Such charge-offs also reflect actions taken to implement the regulatory interpretation of SFAS 114, which for collateral dependent loans require a write-down to appraised value as opposed to the establishing of an allowance for credit losses allocation. In addition, in certain instances, loans were charged off to amounts below appraised values, thereby bringing the loan to value ratio and the debt-servicing ratio into line with Bank guidelines for performing credits. During 1995, charge-offs of $25.5 million were recorded compared to $5.8 million during 1994, an increase of $19.7 million. Prior to the charge-offs, many of the loans had allowance allocations that represented a substantial portion of the specific charge-offs. Accordingly, the resultant allowance for credit losses is generally comprised of smaller allocations for those loans whose possible losses have already been realized in the form of charge-offs. Management believes that the allowance for credit losses is adequate to cover known and inherent losses related to loans and leases outstanding as of December 31, 1995.

    A detailed analysis of the Company's allowance for credit losses, the recoveries on loans previously charged off, and the amount of loans and leases charged off is summarized in the following table:

(IN THOUSANDS)                                         1995      1994      1993      1992      1991
----------------------------------------------------------------------------------------------------
Balance, at Beginning of Year                       $23,025   $11,977    $7,503    $5,910    $4,655
CHARGE-OFFS:
 Commercial                                           2,219     1,917       937       528     2,789
 Real Estate                                         23,293     3,848     3,695     1,403     2,055
 Installment                                              8        37       493       342       269
 Leverage Leases                                          -         -         -        59     1,550
                                                    -------   -------   -------    ------    ------
 TOTAL CHARGE-OFFS                                   25,520     5,802     5,125     2,332     6,663
                                                    -------   -------   -------    ------    ------

RECOVERIES:
  Commercial                                             43       423        83        88        31
  Real Estate                                           553       218       201         -        12
  Installment & Other                                     3        15        15         7         1
                                                    -------   -------   -------    ------    ------
    TOTAL RECOVERIES                                    599       656       299        95        44
                                                    -------   -------   -------    ------    ------

Net Charge-Offs                                      24,921     5,146     4,826     2,237     6,619
Provision Charged to Operating Expenses              18,570    16,194     9,300     3,830     7,874
                                                    -------   -------   -------    ------    ------
BALANCE AT END OF YEAR                              $16,674   $23,025   $11,977    $7,503    $5,910
                                                    -------   -------   -------    ------    ------
                                                    -------   -------   -------    ------    ------

Ratio of Net Charge-Offs to Average
  Loans and Leases Outstanding                         5.10%     1.01%     1.00%     0.48%     1.39%
                                                     ------    ------     -----     -----     -----
                                                     ------    ------     -----     -----     -----

Allowance for Credit Losses to
  Year-End Loans and Leases                            3.53%     4.60%     2.37%     1.72%     1.27%
                                                     ------    ------     -----     -----     -----
                                                     ------    ------     -----     -----     -----

Allowance for Credit Losses to
  Past Due Loans                                      38.14%    48.30%    45.90%    46.74%    63.94%
                                                     ------    ------     -----     -----     -----
                                                     ------    ------     -----     -----     -----

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

    Although the Company does not normally allocate the allowance for credit losses to specific loan categories, an allocation to the major categories has been made for purposes of this report as set forth in the following table. These allocations are estimates based on historical loss experience and management's judgment. The allocation of the allowance for credit losses is not necessarily an indication that the charge-offs will occur, or if they do occur, that they will be in the proportion indicated in the following table:

                                                                           DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                        1995                1994                1993                1992                1991
(DOLLARS IN THOUSANDS)              (1)       (2)       (1)       (2)       (1)       (2)       (1)       (2)       (1)       (2)
----------------------------------------------------------------------------------------------------------------------------------
Commercial                      $ 4,239      32.2%  $ 3,651      26.5%  $ 2,405      25.0%   $1,638      19.7%   $  585      18.8%
Real Estate-Construction            928      11.3     2,232      12.1     1,206      15.7     1,515      17.5     1,420      20.2
Real Estate-Conventional         11,167      50.6    16,809      56.2     7,217      53.5     3,393      56.1     3,250      53.1
Installment                           3       0.1         4       0.1         9       0.1        20       0.1        20       0.2
Other Loans                         280       4.7       327       5.1       384       5.6       442       6.6       200       7.7
Leveraged Leases                      -         -         -         -         -       0.1         -         -         -         -
Unallocated                          57       1.1         2         -       756         -       495         -       435         -
                                -------     -----   -------     -----   -------     -----    ------     -----    ------     -----
TOTAL                           $16,674     100.0%  $23,025     100.0%  $11,977     100.0%   $7,503     100.0%   $5,910     100.0%
                                -------     -----   -------     -----   -------     -----    ------     -----    ------     -----
                                -------     -----   -------     -----   -------     -----    ------     -----    ------     -----

(1) AMOUNT REPRESENTS THE ALLOCATED PORTION OF THE ALLOWANCE FOR CREDIT LOSSES TO THE CREDIT CATEGORIES FOR EACH RESPECTIVE YEAR. (2) PERCENTAGE INDICATED REPRESENTS THE PROPORTION OF EACH LOAN CATEGORY TO TOTAL LOANS FOR EACH RESPECTIVE YEAR.

SECURITIES

    The Company classifies its securities as held to maturity or available for sale. Securities classified as held to maturity are those that the Company has the positive intent and ability to hold until maturity. These securities are carried at amortized cost.

    Securities that could be sold in response to changes in interest rates, increased loan demand, liquidity needs, capital requirements or other similar factors are classified as securities available for sale. These securities are carried at fair value, with unrealized gains or losses reflected net of tax in stockholders' equity.

    As of December 31, 1995 the Company recorded net unrealized holding gains of $2,978,000 on its available for sale portfolio which is included as a separate component of stockholders' equity of $1,723,000 representing the unrealized holding gain, net of taxes.

    There were no sales of securities available for sale for the year ended December 31, 1995. Proceeds from the sales of securities available for sale were $1,140,000 for the year ended December 31, 1994. In addition, in 1994 a $150,000 preferred stock investment in the held to maturity portfolio whose collectibility was in doubt was charged off. There were no sales of securities held to maturity in 1995 and 1994. Proceeds from the sales of securities available for sale were $86,817,000 for the year ended December 31, 1993. There were no sales of securities held to maturity in 1993. Gross realized gains on sales of securities were $0, $124,000 and $2,998,000 for 1995, 1994 and 1993, respectively. Excluding the charge-off of the preferred stock in 1994, there were no realized losses on sales of securities sustained in 1995, 1994 or 1993.

    On December 29, 1995, securities with amortized cost of $39.8 million were transferred from the held to maturity classification to the available for sale classification. As of December 31, 1995, these securities have a fair value of $40.2 million. Such transfer was made in accordance with recent implementation guidance issued by the Financial Accounting Standards Board ("FASB") for Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

    The following table summarizes the carrying value of the Company's securities held to maturity and securities available for sale for each of the past three years:

                                                                                 DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                         1995                          1994                          1993
----------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
  U. S. Treasuries                                $       -                      $  1,978                      $  2,008
  U. S. Government Agencies                               -                        10,726                         1,133
  Mortgage Backed Securities                              -                        19,048                        28,758
  State and Municipal Securities                      6,460                         7,322                         8,719
  Auction Preferred Stocks                                -                             -                         6,000
  Commercial Paper                                        -                         2,999                         2,999
  Collateralized Mortgage Obligations                    82                        14,162                        23,767
  Asset Backed Securities                            27,011                        27,041                        29,055
  Other Securities                                        -                             -                         9,431
                                                  ---------                      --------                      --------
TOTAL                                             $  33,553                      $ 83,276                      $111,870
                                                  ---------                      --------                      --------
                                                  ---------                      --------                      --------

SECURITIES AVAILABLE FOR SALE
  U. S. Treasuries                                $  16,944                      $ 37,489                      $ 37,984
  U. S. Government Agencies                         223,528                       193,458                             -
  Mortgage Backed Securities                         62,199                        31,303                        38,202
  Corporate Notes                                    28,315                        42,154                        74,646
  Collateralized Mortgage Obligations               133,957                        44,408                        48,277
  Auction Preferred Stocks                           32,200                             -                             -
  Other Securities                                    9,998                         8,423                             -
                                                  ---------                      --------                      --------
TOTAL                                             $ 507,141                      $357,235                      $199,109
                                                  ---------                      --------                      --------
                                                  ---------                      --------                      --------

    The following table shows the contractual maturities of securities at December 31, 1995, and the weighted average yields. The actual maturities of certain securities are expected to be shorter than the contractual maturities.

                                                            AFTER ONE        AFTER FIVE
                                                            BUT WITHIN       BUT WITHIN
                                       WITHIN ONE YEAR      FIVE YEARS       TEN YEARS     AFTER TEN YEARS        TOTAL
(IN MILLIONS)                          AMOUNT     YIELD   AMOUNT    YIELD  AMOUNT  YIELD    AMOUNT  YIELD     AMOUNT  YIELD
-----------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
  State and Municipal Securities        $0.79     6.46%    $5.67    6.50%  $    -      -%  $     -       -%  $  6.46   6.50%
  Collateralized Mortgage Obligations       -        -         -       -        -      -      0.08   10.11      0.08   9.91
  Asset Backed Securities                   -        -     22.98    8.79        -      -      4.03    8.51     27.01   8.75
                                      -------     ----   -------    ----   ------   ----   -------   -----   -------   ----
TOTAL SECURITIES HELD TO MATURITY       $0.79     6.46%   $28.65    8.33%       -      -     $4.11    8.54%   $33.55   8.32%
                                      -------     ----   -------    ----   ------   ----   -------   -----   -------   ----
                                      -------     ----   -------    ----   ------   ----   -------   -----   -------   ----
SECURITIES AVAILABLE FOR SALE
  U.S. Treasuries                      $15.00     6.99%    $1.94    5.12%  $    -      -%  $     -       -%   $16.94   6.77%
  U.S. Government Agencies              82.53     5.95    140.78    6.38        -      -      0.22    7.50    223.53   6.23
  Mortgage Backed Securities                -        -      4.67    6.58        -      -     57.53    6.29     62.20   6.32
  Corporate Notes                        8.17     8.41     20.14    8.08        -      -         -       -     28.31   8.17
  Collateralized Mortgage Obligations       -        -         -       -    15.98   5.71    117.98    6.17    133.96   6.12
  Auction Preferred Stocks              32.20     6.25         -       -        -      -         -       -     32.20   6.25
  Other Securities                       4.82     4.90      5.18   10.74        -      -         -       -     10.00   7.93
                                      -------     ----    ------    ----   ------   ----   -------   -----   -------   ----
TOTAL SECURITIES AVAILABLE FOR SALE   $142.72     6.23%  $172.71    6.70%  $15.98   5.71%  $175.73    6.21%  $507.14   6.37%
                                      -------     ----   -------    ----   ------   ----   -------   -----   -------   ----
                                      -------     ----   -------    ----   ------   ----   -------   -----   -------   ----

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------


    Other than securities issued by the U.S. Government and U.S. Government agencies, the Company does not own securities of any single issuer in excess of ten percent of stockholders' equity.

DEPOSITS

    The Company's deposits totaled $1,046.2 million as of December 31, 1995 representing a $112.2 million, or 12.0%, increase over the $934.0 million total deposits as of December 31, 1994. The year-end balance was the first time that total deposits exceeded one billion for a reported balance sheet. All categories of deposits reflected increases with the exception of savings which declined $25.1 million, or 16.3%. The largest deposit growth was in the time certificates of deposit of $100,000 or more and other time deposits which increased $96.7 million, or 31.0%, and $34.7 million, or 25.5%, respectively.

    During 1995 average deposits increased to $948.8 million from $837.0 million during 1994, representing an increase of $111.8 million, or 13.4%. As of December 31, 1995, the Bank had no outstanding brokered certificates of deposit. As of December 31, 1994, the Bank had outstanding $8.5 million of brokered certificates of deposits. These brokered deposits had fixed rates of 8.6% and matured in the first quarter of 1995.

    The growth of deposits from the Company's customers reflects the continuing tradition of personalized services. The Company continued its expansion of operations in Northern California during 1995, during which time it opened one additional full service branch. During 1994, two branches were opened in Northern California. All branches provide deposit services.

    The Company believes that the majority of its deposit customers have strong ties to the Bank. There is no large concentration with any depositors and, accordingly, the Company believes its deposit source to be stable.

    The maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1995 is as follows:


(IN THOUSANDS)
---------------------------------------------
3 Months or Less                    $166,136
Over 3 Months Through 6 Months        86,273
Over 6 Months Through 12 Months      154,960
Over 12 Months                           920
                                    --------
TOTAL                               $408,289
                                    --------
                                    --------




SHORT-TERM BORROWINGS

    The following table sets forth information with respect to federal funds purchased and securities sold under agreements to repurchase for the dates indicated:

(IN THOUSANDS)                         1995        1994         1993
--------------------------------------------------------------------------------
Balance at End of Year               $24,000     $     -      $24,844
Weighted Average Interest
  Rate at End of Year                   5.75%          -%        2.69%

Average Amount Outstanding
  During the Year                    $ 2,959     $10,299      $32,280

Weighted Average Interest
  Rate During the Year                  5.80%       3.50%        3.64%

Maximum Amount Outstanding
  at Any Month-End                   $24,000     $25,438      $34,700


    The underlying collateral pledged for the repurchase agreement is government agency securities. All collateral is maintained with Merrill Lynch, Inc. who is the counterparty to the repurchase agreement. As of December 31, 1995, the fair value of the pledged collateral totaled $27.0 million.

OTHER BORROWINGS

    In September 1992, the Company obtained an advance from the Federal Home Loan Bank of San Francisco ("FHLB") of $30,000,000 at a 4.76% fixed rate of interest. The advance matured on October 2, 1995 and was repaid.

    In 1990, the Company issued $15,000,000 of subordinated debentures with a contractual annual interest rate of 10.52% and a stated maturity of September 1, 2000.

REGULATORY MATTERS

    In August of 1995, the Bank entered into a Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation ("FDIC") which resulted from the FDIC's examination report of the Bank dated as of February 21, 1995.
As of December 31, 1995, management believes the Bank was in compliance with the quantitative terms of the MOU, which include: (a) a $27 million reduction in adversely classified assets within 120 days following the effective date

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

of the MOU and a $69 million reduction within one year (as of December 31, 1995 the reduction in previously adversely classified loans was $68 million);
(b) a maximum "volatile liability dependence ratio" of 30% (as of December 31, 1995, the ratio was 17.54%); (c) a minimum Tier 1 capital ratio (leverage ratio) of 7% (as of December 31, 1995, the ratio was 9.10%); (d) a $19.5 million capital injection to the Bank from its holding company, GBC Bancorp. (This capital injection was made on September 5, 1995.) The MOU also provided that the prior written consent of the FDIC would be required before the Bank could pay cash dividends, and such consent has been received for the two quarters following the August, 1995 implementation of the MOU.

    The MOU, among other things, also calls for limitations on new advances to borrowers with adversely classified or charged off loans, the timely and proper identification of problem loans, the establishment of a comprehensive policy for determining the adequacy of the allowance for credit losses, and the adoption of a written policy regarding internal controls and procedures.

    The Company's Board of Directors received a notification letter, dated April 25, 1994, from the Federal Reserve Bank of San Francisco (the "Federal Reserve") that requires the Company to inform the Federal Reserve prior to its taking any of the following actions: (a) declaring cash or in-kind dividends;
(b) incurring debt; (c) repurchasing stock; (d) entering into any agreements to acquire any entities or portfolios. As of December 31, 1995 this notification letter remains in effect. In November, 1995, the Company was notified that the appointment of senior executive officers and directors was subject to review by the Federal Reserve.

    As of December 31, 1995, management believes it is in compliance with all terms of the MOU. Management further believes that all terms of the MOU as outlined above are being met or will be met without significant financial detriment to the Company or to the Bank.

CAPITAL RESOURCES

    Stockholders' equity totaled $99,477,000 at December 31, 1995, an increase of $11,794,000, or 13.5%, from $87,683,000 at December 31, 1994. The increase from year-end 1994 to year-end 1995 was due to net income of $7,649,000, less cash dividends paid to shareholders of $2,134,000, plus the net change in unrealized gain/(loss) on securities available for sale, net of tax, of $5,994,000 for the year ended December 31, 1995.

    For the year ended December 31, 1995 the ratio of the Company's average stockholders' equity to average assets was 8.57%. For the year ended December 31, 1994 the ratio of the Company's average stockholders' equity to average assets was 9.10%. The reduction of this ratio is primarily the result of the increase of average assets.

    Management is committed to maintaining capital at a sufficient level to assure shareholders, customers and regulators that the Company is financially sound. Risk-based capital guidelines issued by regulatory authorities in 1989 assign risk weightings to assets and off-balance sheet items. The guidelines require a minimum Tier 1 capital ratio of 4% and a minimum total capital ratio of 8%. Tier 1 capital consists of common stockholders' equity and non-cumulative perpetual preferred stock, less goodwill and nonqualifying intangible assets, while total capital includes other elements, primarily cumulative perpetual, long-term and convertible preferred stock, subordinated and mandatory convertible debt, plus the allowance for loan losses, within limitations. The unrealized gain/loss on debt securities available for sale, net of tax, is not included in either Tier 1 or the total capital computation.

    In addition, a minimum Tier 1 leverage ratio of 3% is required for the highest rated banks. All other state nonmember banks, must meet a minimum leverage ratio of not less than 4%. Pursuant to the terms of the MOU as described in Regulatory Matters, above, the Bank's minimum Tier 1 leverage capital ratio is 7%. This ratio is defined as Tier 1 capital to average total assets, net of nonqualifying intangible assets, for the most recent quarter.

    During 1992, pursuant to the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), the federal banking regulators set forth the definitions for "adequately capitalized" and "well capitalized" institutions.
An "adequately capitalized" institution is one that meets the minimum regulatory capital requirements. A "well capitalized" institution is one with capital ratios as shown in the following table. As of December 31, 1995, the Company's and the Bank's Tier 1

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

capital, total capital and leverage ratios exceeded the "well capitalized" ratio requirements as follows:


                                              MINIMUM       WELL
                           GBC    GENERAL   REGULATORY   CAPITALIZED
                         BANCORP    BANK   REQUIREMENTS  REQUIREMENTS
----------------------------------------------------------------------
Tier 1                  13.83%    15.26%        4%           6%
Total                   15.51     16.51         8           10
Leverage Ratio           8.27      9.10         4            5




LIQUIDITY AND INTEREST RATE SENSITIVITY

    Liquidity measures the ability of the Company to meet fluctuations in deposit levels, to fund its operations and to provide for customers' credit needs. Liquidity is monitored by management on an on-going basis. Asset liquidity is provided by cash and short-term financial instruments, which include auction preferred stocks, federal funds sold and securities purchased under agreements to resell, unpledged securities held to maturity and maturing within one year and unpledged securities available for sale. These sources of liquidity amounted to $614.0 million, or 51.1%, of total assets at December 31, 1995 compared with $427.5 million, or 39.3%, of total assets at December 31, 1994.

    To further supplement its liquidity, the Company has established federal funds lines with correspondent banks and three master repurchase agreements with major brokerage companies. The FHLB granted the Bank a line of credit equal to 20 percent of assets with terms up to 240 months. As of December 31, 1994, the Company had a $30,000,000 fixed rate advance outstanding under this financing availability with the FHLB, which was repaid at maturity on October 2, 1995. Management believes its liquidity sources to be stable and adequate.


    As of December 31, 1995, total loans and leases represented 45.1% of total deposits. This compares to 53.6% as of December 31, 1994. The decline in this ratio is primarily due to the investment of the deposit growth in the securities portfolio.

    Effective asset/liability management includes maintaining adequate liquidity and minimizing the impact of future interest rate changes on net interest income. The Company attempts to manage its interest rate sensitivity on an on-going basis through the analysis of the repricing characteristics of its loans, securities, and deposits, and managing the estimated net interest income volatility by adjusting the terms of its interest-earning assets and liabilities, and through the use of derivatives as needed. As of December 31, 1995, no such derivative contracts had been entered into for trading or investment purposes.

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage the interest rate risk from origination of fixed rate residential mortgage loans for sale in the secondary markets.

    The Company utilizes Treasury note futures and forward sales of mortgage-backed securities to hedge interest rate risk associated with it residential mortgage banking activities. Futures and forward sale contracts provide for sale of the underlying securities, including mortgage-backed securities, at a specified future date, at a specified price or yield.

    The amount of the futures and forward sale contracts is determined by the aggregate amount of fixed rate commitments for mortgage loans that are expected to be funded plus the amount of fixed rate residential mortgages categorized as being held for sale that have not been sold. The fair value of the underlying futures and forward sale contracts is expected to move inversely to the change in fair value of the mortgage loans.

    The Company never intends to deliver the underlying securities that the futures and forward sale contracts commit to sell, rather it purchases offsetting contracts to eliminate the obligation. The Company is exposed to the risk that the fair value of futures contracts, being based on the value of the Treasury note will not move proportionately with the change in value of the mortgage loans being hedged. This basis risk is unpredictable and can result in economic loss to the Company. There is no basis risk related to the use of forward sale contracts on mortgage-backed securities since their fair value is based on the similar mortgage loans. However, a gain or loss will arise from the difference between the fair value and the forward sale price of the mortgage-backed security.

    At December 31, 1995 and 1994 there were outstanding fixed rate mortgages held for sale of $6,277,000 and $4,806,000 and a notional value of derivative instruments of $0 and $2,500,000, respectively. For the years ended December 31, 1995 and 1994 the Company had realized net gains/(losses) of $(114,294) and $29,125 with unrealized gains of $0 and $812, respectively, related to its hedging activities.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

    Initial margin requirements and daily calls on futures contracts are met in cash. There are no margin requirements nor daily calls on forward sale contracts since whole loans are expected to be delivered to fulfill the commitment.

    While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate sensitive assets and rate sensitive liabilities. These differences, or "gaps", provide an indication of the extent that net interest income may be affected by future changes in interest rates. However, these "gaps" do not take into account timing differences between the repricing of assets and the repricing of liabilities.

    A positive gap exists when rate sensitive assets exceed rate sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising rate environment and may inhibit earnings when rates decline. Conversely, when rate sensitive liabilities exceed rate sensitive assets, referred to as a negative gap, it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and declining rates may enhance earnings.

    The following table indicates the Company's interest rate sensitivity position as of December 31, 1995, and may not be reflective of positions in subsequent periods.


                                                                  INTEREST SENSITIVITY PERIOD
------------------------------------------------------------------------------------------------------------------------
                                          0 TO 90    91 TO 365   OVER 1 YEAR     OVER     NON-INTEREST
(IN THOUSANDS)                              DAYS        DAYS      TO 5 YEARS    5 YEARS  EARNING/BEARING     TOTAL
------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
Securities Available for Sale            $150,053    $  51,186     $172,408     $133,494     $      -        $  507,141
Securities Held to Maturity                   375          410       28,652        4,116            -            33,553
Federal Funds Sold                        125,000            -            -            -            -           125,000
Loans (1) (2)                             318,327       39,613       40,210       25,081            -           423,231
Loans to Depository Insititutions           5,000            -            -            -            -             5,000
Non-Earning Assets (2)                          -            -            -            -      110,581           110,581
                                         --------    ---------     --------     --------     --------        ----------
TOTAL ASSETS                             $598,755    $  91,209     $241,270     $162,691     $110,581        $1,204,506
                                         --------    ---------     --------     --------     --------        ----------
                                         --------    ---------     --------     --------     --------        ----------

SOURCE OF FUNDS FOR ASSETS:
Deposits:
Demand                                   $      -    $       -     $      -     $      -    $ 137,048        $  137,048
Interest Bearing Demand                   200,614            -            -            -            -           200,614
Savings                                   129,202            -            -            -            -           129,202
TCD'S Under $100,000                       83,367       86,561        1,119            -            -           171,047
TCD'S $100,000 and Over                   320,752       86,617          920            -            -           408,289
                                         --------    ---------     --------     --------     --------        ----------
TOTAL DEPOSITS                           $733,935    $ 173,178     $  2,039     $      -    $ 137,048        $1,046,200
                                         --------    ---------     --------     --------     --------        ----------
                                         --------    ---------     --------     --------     --------        ----------


Securities Sold Under
  Repurchase Agreements                  $ 24,000    $       -     $      -     $      -    $       -        $   24,000
Subordinated Debt                               -            -       15,000            -            -            15,000
Other Liabilities                               -            -            -            -       19,829            19,829
Stockholders' Equity                            -            -            -            -       99,477            99,477
                                         --------    ---------     --------     --------     --------        ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                   $757,935    $ 173,178     $ 17,039     $      -    $ 256,354        $1,204,506
                                         --------    ---------     --------     --------     --------        ----------
                                         --------    ---------     --------     --------     --------        ----------

Interest Sensitivity Gap                $(159,180)    $(81,969)    $224,231      $162,691   $(145,773)

Cumulative Interest Sensivity Gap       $(159,180)   $(241,149)    $(16,918)     $145,773    $      -

Gap Ratio (% of Total Assets)               -13.2%        -6.8%        18.6%         13.5%      -12.1%
Cumulative Gap Ratio                        -13.2%       -20.0%        -1.4%         12.1%        0.0%


(1) Loans are before unamortized deferred loan fees and allowance for credit losses.
(2) Non-accrual loans are included in non-earning assets.

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

RECENT ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, AN AMENDMENT OF FASB STATEMENT NO. 65

    On May 12, 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FASB Statement No. 65 ("SFAS 122"). This Statement provides guidance for the capitalization of originated as well as purchased mortgage servicing rights and the measurement of impairment of those rights.

    SFAS 122 allows for mortgage servicing rights to be capitalized when loans are sold or securitized and the servicing rights are retained. Where a definitive plan to sell or securitize mortgage loans is in place, the mortgage servicing rights will be capitalized at the date of purchase or the date of origination. Where a definitive plan is not in place, capitalization of the mortgage servicing rights will occur at the date of sale or securitization. Mortgage servicing rights are to be amortized in proportion to and over the period of estimated net servicing income. The provisions of SFAS 122 are to be applied prospectively in fiscal years beginning after December 15, 1995. The adoption is not expected to have a material impact on the financial results of the Company.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS 123 is initially adopted for recognizing compensation cost. The Bank has not yet implemented SFAS 123 and does not believe that it will have a material adverse effect on its financial position or results of operations.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

    On March 31, 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 provides guidance for recognition and measurement of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of.

    SFAS 121 requires entities to perform separate calculations for assets to be held and used to determine whether recognition of an impairment loss is required and, if so, to measure the impairment. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the asset's carrying amount, an impairment loss is recognized; if the sum of the expected future cash flows is more than the asset's carrying amount, an impairment loss cannot be recognized. Measurement of an impairment loss is based on the fair value of the asset. The statement also requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell, except for assets covered by the provisions of the Accounting Principle's Board ("APB") Opinion No. 30.

    SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. It is not expected that this statement will have a material impact on the Company's financial results.
                                                                             27

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA


                                                                               Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------

(Dollars in Thousands, Except Per Share Data)                  1995           1994         1993            1992          1991
------------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS
Interest Income                                           $   85,126       $   72,782      $ 65,159       $ 65,731      $ 73,683
Interest Expense                                              37,418           28,889        24,997         28,441        39,470
                                                          ----------       ----------      --------       --------      --------



Net Interest Income Before Provision for Credit Losses        47,708           43,893        40,162         37,290        34,213
Provision for Credit Losses                                   18,570           16,194         9,300          3,830         7,874
                                                          ----------       ----------      --------       --------      --------

Net Interest Income After Provision for Credit Losses         29,138           27,699        30,862         33,460        26,339
Non-Interest Income                                            6,042            5,936         8,286          4,420         3,863
Non-Interest Expense                                          26,104           24,310        22,012         18,283        15,025
                                                          ----------       ----------      --------       --------      --------

Income Before Income Taxes                                     9,076            9,325        17,136         19,597        15,177
Provision for Income Taxes                                     1,427            1,796         5,196          6,585         4,132
                                                          ----------       ----------      --------       --------      --------

Net Income                                                $    7,649       $    7,529      $ 11,940       $ 13,012      $ 11,045
                                                          ----------       ----------      --------       --------      --------
                                                          ----------       ----------      --------       --------      --------



BALANCE SHEET DATA AS OF DECEMBER 31
Assets                                                    $1,204,506       $1,081,602      $957,260       $861,252      $791,547
Loans and Leases, Net                                        451,891          474,276       489,394        435,880       465,722
Securities Available for Sale                                507,141          357,235       199,109        189,408             -
Investment Securities                                         33,553           83,276       111,870        146,731       260,914
Deposits                                                   1,046,200          934,020       790,575        697,020       697,508
Stockholders' Equity                                          99,477           87,683        86,438         76,209        64,693

PER SHARE DATA
Earnings (2)                                              $     1.14       $     1.12      $   1.76       $   1.94      $   1.69
Cash Dividends Declared                                         0.32             0.32          0.32           0.32          0.32
Year End Book Value                                            14.89            13.17         13.00          11.51         10.81
Average Shares Outstanding (In 000's) (2)                      6,729            6,720         6,774          6,707         6,543


FINANCIAL RATIOS
Return on Average Assets                                        0.70%            0.76%         1.32%          1.59%         1.46%
Return on Average Stockholders' Equity                          8.13             8.34         14.47          18.25         18.14
Average Stockholders' Equity to Average Assets                  8.57             9.10          9.10           8.72          8.03
Net Interest Margin (1)(3)                                      4.59             4.74          4.74           4.86          4.76
Net Charge-Offs to Average Loans and Leases                     5.10             1.01          1.00           0.48          1.39
Non-performing Assets to Year End Loans and
  Leases, Net, Plus Other Real Estate Owned, net (4)           13.39            15.35         10.60           6.83          3.39
Allowance for Credit Losses to Year End
  Loans and Leases, Net                                         3.69             4.85          2.45           1.72          1.27
Cash Dividend Payout                                           28.07            28.57         18.18          16.49         18.96

(1) Tax-exempt interest income is not adjusted to a fully taxable equivalent basis.
(2) Per share data and average shares outstanding are adjusted for common stock equivalents and to reflect the 10% stock dividend to stockholders of record on January 1, 1991 and July 1, 1992.
(3) Net interest income before provision for credit losses divided by average earning assets.
(4) Non-performing assets include loans 90 days past due still accruing, non-accrual loans, restructured loans and other real estate owned, net.

                                                            1995 ANNUAL REPORT


CONSOLIDATED BALANCE SHEETS

                                                                                                      December, 31
------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                                      1995           1994
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                                                                         $   38,837     $   48,260
Federal Funds Sold and Securities Purchased Under Agreements to Resell                             125,000         64,000
Due From Financial Institutions - Time                                                                   -             99
Securities Available for Sale at Fair Value                                                        507,141        357,235
Securities Held to Maturity                                                                         33,553         83,276
 (fair value of $34,370 and $81,060 at December 31, 1995 and 1994, respectively)
Loans and Leases                                                                                   471,944        500,990
Less: Allowance for Credit Losses                                                                  (16,674)       (23,025)
      Deferred Loan Fees                                                                            (3,379)        (3,689)
                                                                                                ----------     ----------
Loans and Leases, Net                                                                              451,891        474,276
Premises and Equipment, Net                                                                          6,101          6,139
Other Real Estate Owned, Net                                                                         7,686          5,051
Due From Customers on Acceptances                                                                    4,703          5,132
Real Estate Held for Investment                                                                     12,142         17,897
Accrued Interest Receivable and Other Assets                                                        17,452         20,237
                                                                                                ----------     ----------
TOTAL ASSETS                                                                                    $1,204,506     $1,081,602
                                                                                                ----------     ----------
                                                                                                ----------     ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
    Demand                                                                                      $  137,048     $  134,415
    Interest Bearing Demand                                                                        200,614        197,392
    Savings                                                                                        129,202        154,327
    Time Certificates of Deposit $100,000 or More                                                  408,289        311,562
    Other Time Deposits                                                                            171,047        136,324
                                                                                                ----------     ----------
TOTAL DEPOSITS                                                                                   1,046,200        934,020

Federal Funds Purchased and Securities
   Sold under Repurchase Agreements                                                             $   24,000     $        -
Borrowings from the Federal Home Loan Bank                                                               -         30,000
Subordinated Debt                                                                                   15,000         15,000
Acceptances Outstanding                                                                              4,703          5,132
Accrued Expenses and Other Liabilities                                                              15,126          9,767
                                                                                                ----------     ----------
Total Liabilities                                                                                1,105,029        993,919

STOCKHOLDERS' EQUITY
Common Stock, No Par or Stated Value; 20,000,000                                                 $  45,658     $   45,373
   Shares Authorized; 6,679,661 and 6,660,215
   Shares Outstanding at December 31, 1995 and 1994, respectively
Securities Valuation Allowance, Net of Tax                                                           1,723         (4,271)
Retained Earnings                                                                                   52,103         46,588
Foreign Currency Translation Adjustments                                                                (7)            (7)
                                                                                                ----------     ----------

TOTAL STOCKHOLDERS' EQUITY                                                                          99,477         87,683
                                                                                                ----------     ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                      $1,204,506     $1,081,602
                                                                                                ----------     ----------
                                                                                                ----------     ----------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME


                                                                                              For The Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                    1995           1994           1993
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and Leases, Including Fees                                                       $49,533        $48,478        $43,075
Securities Available for Sale                                                           22,161         14,018         11,933
Securities Held to Maturity                                                              6,474          6,528          8,994
Due From Financial Institutions - Time                                                       1             26             40
Federal Funds Sold and Securities Purchased Under Agreements to Resell                   6,940          3,728          1,114
Other                                                                                       17              4              3
                                                                                       -------        -------        -------
TOTAL INTEREST INCOME                                                                   85,126         72,782         65,159
                                                                                       -------        -------        -------

INTEREST EXPENSE
Interest Bearing Demand                                                                  4,204          4,211          3,910
Savings                                                                                  4,484          2,618          2,409
Time Certificates of Deposit $100,000 or more                                           17,950         14,328         11,133
Other Time Deposits                                                                      7,936          4,348          3,344
Federal Funds Purchased and Securities
   Sold under Repurchase Agreements                                                        172            360          1,177
Borrowings from the
  Federal Home Loan Bank                                                                 1,076          1,428          1,428
Subordinated Debt                                                                        1,596          1,596          1,596
                                                                                       -------        -------        -------
TOTAL INTEREST EXPENSE                                                                  37,418         28,889         24,997

Net Interest Income                                                                     47,708         43,893         40,162
Provision for Credit Losses                                                             18,570         16,194          9,300
                                                                                       -------        -------        -------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                   29,138         27,699         30,862
                                                                                       -------        -------        -------

NON-INTEREST INCOME
Service Charges and Commissions                                                          5,205          5,388          4,764
Gain on Sale of Loans, Net                                                                 217             42            346
Gain on Sale of Securities Available for Sale                                                -            124          2,998
Write Off of Securities Held to Maturity                                                     -           (150)             -
Gain on Sale of Fixed Assets                                                                 9              -              -
Other                                                                                      611            532            178
                                                                                       -------        -------        -------
TOTAL NON-INTEREST INCOME                                                                6,042          5,936          8,286
                                                                                       -------        -------        -------

NON-INTEREST EXPENSE

Salaries and Employee Benefits                                                          11,201          9,883          9,166
Occupancy Expense                                                                        2,886          2,583          3,681
Furniture and Equipment Expense                                                          1,618          1,737          1,179
Other Real Estate Owned Expense, Net                                                     2,745          2,733          2,603
Other                                                                                    7,654          7,374          5,383
                                                                                       -------        -------        -------
TOTAL NON-INTEREST EXPENSE                                                              26,104         24,310         22,012
                                                                                       -------        -------        -------

Income Before Income Taxes                                                               9,076          9,325         17,136
Provision for Income Taxes                                                               1,427          1,796          5,196
                                                                                       -------        -------        -------
NET INCOME                                                                               7,649          7,529         11,940
                                                                                       -------        -------        -------
                                                                                       -------        -------        -------

EARNINGS PER SHARE                                                                     $  1.14        $  1.12        $  1.76
                                                                                       -------        -------        -------
                                                                                       -------        -------        -------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                   Securities        Foreign
                                                                                    Valuation        Currency           Total
                                                Common Stock         Retained      Allowance,      Translation      Stockholders'
(IN THOUSANDS)                              Shares       Amount      Earnings      Net of Tax       Adjustment         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1992                  6,622      $44,841       $31,374        $     -           $(6)           $76,209
  Stock Options Exercised                       19          242             -              -             -                242
  Common Stock Issued to
    Employee 401k Plan                          10          146             -              -             -                146
  Tax Benefit-Stock Options Exercised            -           27             -              -             -                 27
  Net Income for the year                        -            -        11,940              -             -             11,940
  Cash Dividend- $.32 per Share                  -            -        (2,125)             -             -             (2,125)
  Foreign Currency Translation Adjustments       -            -             -              -            (1)                (1)

------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1993                  6,651      $45,256       $41,189        $     -           $(7)           $86,438
  Stock Options Exercised                        3           46             -              -             -                 46
  Common Stock Issued to
    Employee 401k Plan                           6           70             -              -             -                 70
  Tax Benefit-Stock Options Exercised            -            1             -              -             -                  1
  Net Income for the year                        -            -         7,529              -             -              7,529
  Cash Dividend- $.32 per Share                  -            -        (2,130)             -             -             (2,130)
  Unrealized Holding Losses on Securities
    Available for Sale Net of Tax                -            -             -         (4,271)            -             (4,271)

------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1994                  6,660      $45,373       $46,588        $(4,271)          $(7)           $87,683
  Stock Options Exercised                       13          173             -              -             -                173
  Common Stock Issued to
    Employee 401k Plan                           7           80             -              -             -                 80
  Director's Contribution                        -           13             -              -             -                 13
  Tax Benefit-Stock Options Exercised            -           19             -              -             -                 19
  Net Income for the year                        -            -         7,649              -             -              7,649
  Cash Dividend- $.32 per Share                  -            -        (2,134)             -             -             (2,134)
  Net Change in Securities Valuation
    Allowance, Net of Tax                        -            -             -          5,994             -              5,994

------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31,1995                  6,680      $45,658       $52,103        $ 1,723           $(7)           $99,477
                                             -----      -------       --------       -------           ----           --------
                                             -----      -------       --------       -------           ----           --------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                      1995           1994            1993
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                            $   7,649       $   7,529       $  11,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation                                                                              1,061           1,087           1,628
Net (accretion)/amortization of premiums/discounts on securities                         (3,193)          1,064           1,006
Writedown on real estate held for investment                                              1,130           1,257             599
Provision for credit losses                                                              18,570          16,194           9,300
Provision for losses on other real estate owned                                           1,504           1,111           1,550
Amortization of deferred loan fees                                                       (2,589)         (3,088)         (3,152)
Deferred Income Taxes                                                                       867          (3,202)         (1,455)
(Gain)/Loss on sale of loans                                                                 15             (42)           (346)
Gain on sale of securities available for sale                                                 -            (124)         (2,998)
Write-off of investment securities                                                            -             150               -
(Gain)/Loss on sale of other real estate owned                                             (163)           (235)             25
Gain on sale of Fixed Assets                                                                 (9)              -               -
Loans originated for sale                                                               (54,998)        (28,938)              -
Proceeds from sales of loans originated for sale                                         47,770          29,009           2,816
Net increase in accrued interest receivable and other assets                               (327)         (2,554)           (800)
Net increase in accrued expenses and other liabilities                                    3,236           1,352           2,588
Other, net                                                                                   (9)         (2,079)            951
                                                                                       ----------      ----------      ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                20,514          18,491          23,652
                                                                                       ----------      ----------      ----------

INVESTING ACTIVITIES:
Purchases of securities available for sale                                             (567,830)       (251,285)        (89,070)
Proceeds from maturities of securities available sale                                   471,426          95,268          27,363
Proceeds from maturities of investment securities                                        70,733          31,461          84,296
Proceeds from sales of securities available for sale                                          -           1,140          86,817
Purchase of investment securities                                                       (60,958)        (12,462)        (82,261)
Net (increase)/decrease in loans and leases                                                (699)          3,249         (70,683)
Capitalized cost of other real estate owned                                                   -            (328)         (1,649)
Proceeds from sales of other real estate owned                                           10,371           9,625           5,549
Additions to real estate investment                                                        (355)         (3,342)         (3,261)
Proceeds from sales of real estate investment                                             4,980             696               -
Proceeds from sale of premises and equipment                                                 18               -              71
Purchases of premises and equipment                                                      (1,056)         (2,168)         (1,746)
                                                                                       ----------      ----------      ----------
NET CASH USED BY INVESTING ACTIVITIES                                                   (73,370)       (128,146)        (44,574)
                                                                                       ----------      ----------      ----------

FINANCING ACTIVITIES:
Net increase in demand, interest bearing demand and saving deposits                      93,201         102,761          48,638
Net increase in time certificates of deposits                                            18,979          40,684          44,917
Net increase/(decrease) in federal funds purchased and
 securities sold under agreements to repurchase                                          24,000         (24,844)         (9,681)
Repayment of Federal Home Loan Bank advance                                             (30,000)              -               -
Cash dividend paid                                                                       (2,134)         (2,130)         (2,125)
Proceeds from exercise of stock options/sale of stock                                       288             117             415
                                                                                       ----------      ----------      ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                             $ 104,334        $116,588       $  82,164
                                                                                       ----------      ----------      ----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                  51,478           6,933          61,242
Cash and cash equivalents at beginning of year                                          112,359         105,426          44,184
                                                                                       ----------      ----------      ----------
Cash and cash equivalents at end of period                                            $ 163,837       $ 112,359        $105,426
                                                                                       ----------      ----------      ----------
                                                                                       ----------      ----------      ----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash Paid During the Year For:
   Interest                                                                           $  32,760       $  28,673       $  25,148
   Income Taxes                                                                             450           5,136           5,690
                                                                                       ----------      ----------      ----------
                                                                                       ----------      ----------      ----------

NONCASH INVESTING ACTIVITIES:
  Loans transferred to other real estate owned                                        $  15,105       $   5,926       $  12,222
  Loans transferred to premises and equipment                                                 -               -           1,250
  Loans to facilitate the sale of other real estate owned                                   822           6,373           4,900
  Securities held to maturity transferred to securities available for sale               39,818           8,389          32,250
                                                                                       ----------      ----------      ----------
                                                                                       ----------      ----------      ----------

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                                              1995 ANUUAL REPORT
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of GBC Bancorp (the "Company") are prepared in conformity with generally accepted accounting principles and general practice within the banking industry. It is the Company's policy to consolidate all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to 1994 and 1993 data in order to conform to the current presentation. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported operations of the Company for the periods presented. Actual results may differ from those estimates calculated by the Company.

    General Bank (the "Bank"), the Company's 100% owned bank, conducts the business of a commercial bank serving individuals and small to medium-sized businesses through fifteen branch offices located in the greater Los Angeles, San Diego and Silicon Valley area. The Bank's deposit gathering and loan production operations are concentrated in California, particularly in Southern California.

    A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

    CONSOLIDATION: The consolidated financial statements include the accounts of GBC Bancorp and its wholly owned subsidiary, General Bank, a California state chartered bank (the "Bank"), and the Bank's wholly owned subsidiaries, GBC Insurance Services, Inc., GBC Investment & Consulting Company, Inc., GBC Real Estate Company, Inc., GBC Leasing Company, Inc., and Southern Counties Escrow. All significant intercompany accounts and transactions have been eliminated in consolidation.

    SECURITIES: The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), on January 1, 1994. In accordance with SFAS 115, the Company classifies its investment in debt and equity securities as held to maturity securities, trading securities and available for sale securities, as applicable. Securities available for sale are carried at fair value. The resulting unrealized gains or losses are recorded net of tax in stockholders' equity. Securities held to maturity are designated as such when the Company has the positive intent and ability to hold the securities until maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts into interest income using a methodology which approximates a level yield. When a decline in value has occurred and is deemed to be other than temporary, such decline is charged to income. The discount or premium on the Company's mortgage derivative investments is reviewed periodically to ensure that it does not exceed the estimated discount or premium, using current estimates of market prepayments and defaults. In the event that actual prepayments exceed the assumptions used in determining the rate of amortization or accretion, the amortization or accretion is adjusted to reflect current prepayment projections. The specific identification method is used to compute gains or losses on securities' transactions

    On December 29, 1995, securities with amortized cost of $39.8 million were transferred from the held to maturity classification to the available for sale classification. As of December 31, 1995, these securities have a fair value of $40.2 million. Such transfer was make in accordance with recent implementation guidance issued by the Financial Accounting Standards Board ("FASB") for Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

    LOANS AND RELATED ALLOWANCE FOR CREDIT LOSSES: Loans are recorded in the consolidated balance sheets at principal amounts outstanding. Interest on loans is accrued daily as earned. It is generally the Company's policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent or earlier if the timely collection of interest and/or principal appears doubtful. When loans are placed on non-accrual status, the accrual of income is

--------------------------------------------------------------------------------
GBC BANCORD
--------------------------------------------------------------------------------

discontinued and previously accrued but unpaid interest is generally reversed against income. Subsequent payments are generally applied to principal or reported as recoveries on amounts previously charged-off. A loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms.

    The Company provides for possible credit losses by a charge to operations based upon the composition of the loan and lease portfolio, past loss experience, current economic conditions, evaluations made by regulatory authorities, and such other factors that, in management's judgment, deserve recognition in estimating possible credit losses. The allowance for credit losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. Additionally, regulatory examiners may require the institution to recognize additions to the allowances based upon their judgments about information available to them at the time of their examination. Charge-offs of loans are debited to the allowance for credit losses. Recoveries on loans previously charged off are credited to the allowance.

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (as amended by SFAS 118), as of January 1, 1995. Under SFAS 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for losses.
Additionally, SFAS 114 eliminates the requirement that a creditor account for certain loans as foreclosed assets until the creditor has taken possession of the collateral. Income recognition on impaired loans uses methods existing for non-accrual loans but can include the accrual of interest. While a loan is in non-accrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining book balance of the loan (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The Bank's determination as to the ultimate collectibility of the loans remaining book balance must be supported by a current, well documented credit evaluation of the borrower's financial condition and prospects for repayment, including consideration of the borrower's historical repayment performance and other relevant factors.

    LOANS HELD FOR SALE: Loans held for sale are included in loans and leases on the balance sheet. They are recorded at the lower of cost or fair value at the reporting date. Realized and unrealized changes in value are reported in gain/loss on sale of loans.

    Changes in fair value of futures contracts that hedge the loans held for sale are reported as part of the gain/loss on sale of loans and are included in the carrying amount of the loans held for sale. Please refer to note 6 of the notes to consolidated financial statement for further discussion of derivative financial instruments.

    LOAN ORIGINATION FEES: Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized in income over the contractual life of the loan as an adjustment of yield.

    OTHER REAL ESTATE OWNED: Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure. These assets are recorded at the lower of the carrying value of the receivable or the fair value of the related real estate. The fair value of the assets is based upon an appraisal adjusted for estimated carrying and selling costs. The excess carrying value, if any, over the fair value of the asset received is charged to the allowance for credit losses at the time of acquisition. Any subsequent provisions for loss on OREO or gains and losses from sales and net operating expenses of such assets are charged to operations and are included in Other Real Estate Owned Expense, Net, in the accompanying consolidated statements of income.

    REAL ESTATE HELD FOR INVESTMENT: Real estate held for investment is carried at the lower of cost or fair value. Joint

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

venture investments are accounted for by the equity method of accounting. The Bank is a limited partner in partnerships that invest in low income housing projects that qualify for federal income tax credits. If the partnership interest is less than 20%, the investment is carried at cost, unless there is a decline in value which is other than temporary, in which case the decline would be reported in the consolidated statements of income. If the investment is greater than 20%, either the equity method of accounting or consolidation is followed depending upon the percentage of the investment and the extent of control exercised over the project.

    PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation or amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives or lease terms of assets, whichever is shorter. The lease term is defined as the original lease term plus option periods with a maximum of 15 years unless there is a reason to believe that the premises will be vacated prior to the end of the lease term.

    FOREIGN CURRENCY TRANSLATION: Assets and liabilities of the foreign office are translated to U.S. dollars at current exchange rates. Income and expense amounts are translated based on the average current exchange rates in effect during the month in which the transactions are recorded. These translation adjustments are included in Stockholders' Equity.

    EARNINGS PER SHARE: Earnings per share are computed based on the weighted average shares outstanding during each year. Common stock equivalents are included in the calculations unless the effect is determined to be antidilutive or immaterial. Common stock equivalents are entirely comprised of stock options granted under an employee stock option plan. Weighted average shares outstanding were 6,886,615, 6,720,293 and 6,774,365, for the years ended December 31, 1995, 1994 and 1993, respectively.

    INCOME TAXES: The Company files a consolidated federal income tax return with its subsidiaries and a combined California franchise tax return.

    The Company records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's evaluation of the realizability of deferred tax assets includes consideration of the amount and timing of future reversals of existing temporary differences, as well as available taxable income in carryback years and projections of future income.

    STATEMENT OF CASH FLOWS: Cash and cash equivalents consist of cash and due from banks, due from financial institutions - time and Federal funds sold and securities purchased under agreements to resell.

RECENT ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, AN AMENDMENT OF FASB STATEMENT NO. 65

    On May 12, 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65"("SFAS 122"). SFAS 122 provides guidance for the capitalization of originated as well as purchased mortgage servicing rights and the measurement of impairment of those rights.

    SFAS 122 allows for mortgage servicing rights to be capitalized when loans are sold or securitized and the servicing rights are retained. Where a definitive plan to sell or securitize mortgage loans is in place, the mortgage servicing rights will be capitalized at the date of purchase or the date of origination. Where a definitive plan is not in place, capitalization of the mortgage servicing rights will occur at the date of sale or securitization. Mortgage servicing rights are to be amortized in proportion to and over the period of estimated net securities income. The provisions of SFAS 122 are to be applied prospectively in fiscal years beginning after December 15, 1995. The adoption is not expected to have a material impact on the financial results of the Company.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

ACCOUNTING FOR STOCK-BASED COMPENSATION

    In October of 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." ("SFAS 123").
SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. SFAS 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS 123 is initially adopted for recognizing compensation cost. The Bank has not yet implemented SFAS 123 and does not believe that it will have a material adverse effect on its financial position or results of operations.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

    On March 31, 1995, the FASB issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 provides guidance for recognition and measurement of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of.

    SFAS 121 requires entities to perform separate calculations for assets to be held and used to determine whether recognition of an impairment loss is required and, if so, to measure the impairment. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the asset's carrying amount, an impairment loss is recognized; if the sum of the expected future cash flows is more than the asset's carrying amount, an impairment loss cannot be recognized. Measurement of an impairment loss is based on the fair value of the asset. SFAS 121 also requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of carrying amount or fair value less cost to sell, except for assets covered by the provisions of APB Opinion No. 30.

    SFAS 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. It is not expected that this statement will have a material impact on the Company's financial results.

NOTE 2 - CASH AND DUE FROM BANKS

    The Company is required to maintain cash on hand and on deposit to meet reserve requirements established by the Federal Reserve Bank. Average reserve requirements were $9,538,000 and $8,173,000, during 1995 and 1994, respectively.

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    Securities purchased under agreements to resell are collateralized by a combination of single family residential loans and commercial paper at December 31, 1995. For the year ended December 31, 1995, the maximum amounts of outstanding securities purchased under agreements to resell was $90 million. During the year ended December 31, 1995, the average amount of outstanding securities purchased under agreements to resell was $20.6 million.

    The average rate of interest of securities purchased under agreements to resell was 6.13% and 5.95% at December 31, 1995, and for the year ended December 31, 1995, respectively.

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------



NOTE 4 - SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses and market value of securities at December 31, 1995 and 1994 were as follows:


                                                                 GROSS           GROSS
(IN THOUSANDS)                                 AMORTIZED       UNREALIZED     UNREALIZED        FAIR
1995                                              COST           GAINS           LOSSES         VALUE
------------------------------------------------------------------------------------------------------------

SECURITIES HELD TO MATURITY
  State and municipal Securities                $    6,460      $     154      $       -      $   6,614
  Collateralized Mortgage Obligations                   82              8              -             90
  Asset Backed Securities                           27,011            655              -         27,666
                                               ------------    -----------    -----------    -----------
TOTAL SECURITIES HELD TO MATURITY               $   33,553      $     817      $       -      $  34,370
                                               ------------    -----------    -----------    -----------
                                               ------------    -----------    -----------    -----------

SECURITIES AVAILABLE FOR Sale
  U. S. Treasuries                              $   16,948      $       -      $      (4)    $   16,944
  U.S. Government Agencies                         222,578            950              -        223,528
  Mortgage Backed Securities                        61,987            212              -         62,199
  Corporate Notes                                   27,016          1,299              -         28,315
  Collateralized Mortgage Obligations              133,611            346              -        133,957
  Auction Preferred Stock                           32,200              -              -         32,200
  Other Securities                                   9,823            175              -          9,998
                                               ------------    -----------    -----------    -----------
TOTAL SECURITIES AVAILABLE FOR SALE             $  504,163      $   2,982      $      (4)     $ 507,141
                                               ------------    -----------    -----------    -----------
                                               ------------    -----------    -----------    -----------



                                                                  GROSS           GROSS
(IN THOUSANDS)                                    AMORTIZED     UNREALIZED      UNREALIZED        FAIR
1994                                                 COST          GAINS          LOSSES          VALUE
------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
  U. S. Treasuries                               $    1,978      $       -      $    (185)     $   1,793
  U.S. Government Agencies                           10,726              -           (258)        10,468
  Mortgage Backed Securities                         19,048              -           (716)        18,332
  State and Municipal Securities                      7,322            124              -          7,446
  Commercial Paper                                    2,999              -              -          2,999
  Collateralized Mortgage Obligations                14,162                        (1,356)        12,806
  Asset Backed Securities                            27,041            175              -         27,216
                                                ------------    -----------    -----------    -----------
TOTAL SECURITIES HELD TO MATURITY                $   83,276      $     299      $  (2,515)     $  81,060
                                                ------------    -----------    -----------    -----------
                                                ------------    -----------    -----------    -----------


SECURITIES AVAILABLE FOR SALE
  U. S. Treasuries                               $   37,556      $       -      $     (67)     $  37,489
  U.S. Government Agencies                          194,152              -           (694)       193,458
  Mortgage Backed Securities                         34,141              -         (2,838)        31,303
  Corporate Notes                                    42,018            136              -         42,154
  Collateralized Mortgage Obligations                48,228              -         (3,820)        44,408
  Other Securities                                    8,523              -           (100)         8,423
                                                ------------    -----------    -----------    -----------
TOTAL SECURITIES AVAILABLE FOR SALE              $  364,618      $     136      $  (7,519)     $ 357,235
                                                ------------    -----------    -----------    -----------
                                                ------------    -----------    -----------    -----------


    The majority of the securities are actively traded in the secondary markets. All of the securities are rated A or better by at least one of the two major rating services at the time of purchase.

    As of December 31, 1995, the yield on the collateralized mortgage obligations held to maturity and available for sale were 9.91% and 6.12%, respectively.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------


    The amortized cost and fair value of securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                               SECURITIES HELD TO MATURITY           SECURITIES AVAILABLE FOR SALE
(IN THOUSANDS)                             AMORTIZED COST       FAIR VALUE         AMORTIZED COST       FAIR VALUE
---------------------------------------------------------------------------------------------------------------------

Due in One Year or Less                     $      785          $      790          $  142,409          $  142,720
Due After One Year Through Five Years           28,652              29,385             170,626             172,712
Due After Five Years Through Ten Years               -                   -              16,300              15,978
Due After Ten Years                              4,116               4,195             174,828             175,731
                                           -----------         -----------         -----------         -----------
TOTAL                                       $   33,553          $   34,370          $  504,163          $  507,141
                                           -----------         -----------         -----------         -----------
                                           -----------         -----------         -----------         -----------


    There were no sales of securities available for sale for the year ended December 31, 1995. Proceeds from the sales of securities available for sale were $1,140,000 for the year ended December 31, 1994. In addition, in 1994 a preferred stock investment in the held to maturity portfolio whose collectibility was in doubt was charged off for a loss of $150,000. In 1995, a partial recovery amounting to $25,000 was collected on this investment. There were no sales of securities held to maturity in 1995 and 1994. Proceeds from the sales of securities available for sale were $86,817,000 for the year ended December 31, 1993. There were no sales of securities held to maturity in 1993. Gross realized gains on sales of securities were $0, $124,000 and $2,998,000 for 1995, 1994 and 1993, respectively. Excluding the charge-off of the preferred stock in 1994, there were no realized losses on sales of securities sustained in 1995, 1994 or 1993. On December 29, 1995, securities at amortized cost of $39,818,000 were transferred from the held to maturity classification to the available for sale classification. On December 31, 1995, these securities had a fair value of $40,156,000. Such transfer was made in accordance with recent implementation guidance issued by the Financial Accounting Standards Board ("FASB") for Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

    Securities from the available for sale portfolio having a carrying value of $42.9 million at December 31, 1995 were pledged to secure treasury, tax and loan deposits and repurchase agreements as required or permitted by law.

    Securities from the available for sale and held to maturity portfolios having a carrying value of $15.4 million and $0.6 million, respectively, at December 31, 1994 were pledged to secure treasury, tax and loan deposits and public funds as required or permitted by law.

    Securities from the available for sale and held to maturity portfolios having a carrying value of $9.1 million and $3.1 million, respectively, were pledged to secure borrowings from the Federal Reserve Bank, as of December 31, 1995.

    Securities from the available for sale and held to maturity portfolios having a carrying value of $42.9 million and $21.3 million, respectively, were pledged to secure borrowings from the Federal Reserve Bank and the Federal Home Loan Bank, as of December 31, 1994. On October 2, 1995, the Federal Home Loan Bank advance matured and the pledged securities were withdrawn. In addition, one U.S. Treasury security and a Government-sponsored agency security in the available for sale portfolio with a carrying value of $2.7 million were pledged for other purposes, as of December 31, 1995.

NOTE 5 - LOANS AND LEASES AND ALLOWANCE FOR CREDIT LOSSES

    The composition of the Company's loan portfolio and leveraged leases as of December 31, 1995 and 1994 was as follows:

(IN THOUSANDS)                                      1995           1994
--------------------------------------------------------------------------------

Commercial                                      $  151,709     $  132,806
Real Estate-Construction                            53,423         60,610
Real Estate-Conventional                           239,016        281,225
Installment                                            231            377
Other Loans                                         22,310         25,699
Leveraged Leases                                       255            273
Loans to Depository Insititutions                    5,000              -
                                                -----------    -----------
TOTAL                                           $  471,944     $  500,990

Less: Allowance for Credit Losses                  (16,674)       (23,025)
      Deferred Loan Fees                            (3,379)        (3,689)
                                                -----------    -----------

LOAN AND LEASES, NET                            $  451,891     $  474,276
                                                -----------    -----------
                                                -----------    -----------


--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

    Most of the Company's business is with customers in the state of California. Construction loans are collateralized primarily by single family residences and condominiums. Real estate loans are collateralized primarily by single family residences, condominiums, apartment complexes, industrial buildings, motels and hotels.

    The following table sets forth the breakdown by type of collateral for construction and conventional real estate loans at December 31, 1995 and 1994:

                                                  1995
--------------------------------------------------------------------------------
(IN THOUSANDS)                                        CONVENTIONAL
                          CONSTRUCTION                REAL ESTATE
PROJECT TYPE                 LOANS       PERCENTAGE     LOANS        PERCENTAGE
--------------------------------------------------------------------------------
Residential
 Single-Family           $  20,588            38%    $  37,519            16%
 Condominiums               19,784            37         5,406             2
 Multi-Family               11,656            22        36,108            15
 Land Development                -             -           600             -
                         ---------     ---------     ---------     ---------
Total Residential        $  52,028            97%    $  79,633            33%
                         ---------     ---------     ---------     ---------
                         ---------     ---------     ---------     ---------

Non-Residential
 Warehouse               $       -             -%    $  28,794            12%
 Retail Facilities           1,395             3        55,790            24
 Office                          -             -        29,268            12
 Hotel and Motel                 -             -        42,681            18
 Land Development                -             -             -             -
 Other                           -             -         2,850             1
                         ---------     ---------     ---------     ---------
Total Non-Residential    $   1,395             3%    $ 159,383            67%
                         ---------     ---------     ---------     ---------

Total                    $  53,423           100%    $ 239,016           100%
                         ---------     ---------     ---------     ---------
                         ---------     ---------     ---------     ---------



                                                   1994
--------------------------------------------------------------------------------
(IN THOUSANDS)                                         CONVENTIONAL
                           CONSTRUCTION                REAL ESTATE
PROJECT TYPE                  LOANS       PERCENTAGE     LOANS        PERCENTAGE
--------------------------------------------------------------------------------
Residential
  Single-Family           $  10,854            18%    $  23,386             8%
  Condominiums               28,834            48         8,244             3
  Multi-Family                7,931            13        57,138            20
  Land Development                -             -         7,979             3
                          ---------     ---------     ---------     ---------
Total Residential         $  47,619            79%    $  96,747            34%
                          ---------     ---------     ---------     ---------
                          ---------     ---------     ---------     ---------
Non-Residential
  Warehouse               $   2,173             3%    $  27,760            10%
  Retail Facilities           2,969             5        61,193            22
  Office                      5,560             9        35,735            13
  Hotel and Motel             2,289             4        57,107            20
  Land Development                -             -             -             -
  Other                           -             -         2,683             1
                          ---------     ---------     ---------     ---------
Total Non-Residential     $  12,991            21%    $ 184,478            66%
                          ---------     ---------     ---------     ---------

Total                     $  60,610           100%    $ 281,225           100%
                          ---------     ---------     ---------     ---------
                          ---------     ---------     ---------     ---------



    In the ordinary course of business, the Bank has granted loans to certain directors and the companies with which they are associated. In the opinion of management, the loans were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time of origination for comparable transactions with other customers and did not involve more than the normal risk of collectibility or present other unfavorable features. The following provides information regarding the aggregate indebtedness of related parties:


                                                       December 31,
--------------------------------------------------------------------------------
(In Thousands)                                            1995           1994
--------------------------------------------------------------------------------

Balance, Beginning of Year                        $  4,526       $ 11,800
New Loans and Advances                               5,490          4,607
Repayments                                          (5,229)       (11,881)
                                                 ----------     ----------
Balance End of Year                               $  4,787       $  4,526
                                                 ----------     ----------
                                                 ----------     ----------


A summary of activity in the allowance for credit losses is as follows:


(IN THOUSANDS)                         1995          1994            1993
--------------------------------------------------------------------------------

Balance, Beginning of Year         $  23,025      $  11,977      $   7,503
Provision Charged to
 Operating Expenses                   18,570         16,194          9,300
Loans and Leases
 Charged Off                         (25,520)        (5,802)        (5,125)
Recoveries                               599            656            299
                                  ----------     ----------     ----------
BALANCE, END OF YEAR               $  16,674      $  23,025      $  11,977
                                  ----------     ----------     ----------
                                  ----------     ----------     ----------



--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------


    The following table provides information with respect to the Company's past due loans, non-accrual loans and restructured loans as of the dates indicated:


                                                  DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                         1995           1994           1993
--------------------------------------------------------------------------------

Loan 90 Days or More
 Past Due and
 Still Accruing                    $       9      $     999      $   4,059
Nonaccrual Loans                      43,712         46,672         22,033
Restructured Loans                    10,151         20,865         11,898
                                  ----------     ----------     ----------
TOTAL PAST DUE,
 NONACCRUAL AND
 RESTRUCTURED LOANS                $  53,872      $  68,536      $  37,990
                                  ----------     ----------     ----------
                                  ----------     ----------     ----------



    The effect of non-accrual loans on interest income for the years 1995, 1994 and 1993 is presented below:



(IN THOUSANDS)                         1995           1994           1993
--------------------------------------------------------------------------------

Contractual Interest Due           $   6,969      $   5,844      $   2,390
Interest recognized                   (1,098)        (2,768)          (945)
                                  ----------     ----------     ----------
NET INTEREST FOREGONE              $   5,871      $   3,076      $   1,445
                                  ----------     ----------     ----------
                                  ----------     ----------     ----------



    Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

    The effect of restructured loans on interest income for the years 1995, 1994 and 1993 is presented below:


(IN THOUSANDS)                       1995           1994          1993
--------------------------------------------------------------------------------
Contractual Interest Due           $   1,713      $   1,888      $   1,031
Interest recognized                   (1,150)        (1,559)          (911)
                                  ----------     ----------     ----------
NET INTEREST FOREGONE              $     563      $     329      $     120
                                  ----------     ----------     ----------
                                  ----------     ----------     ----------



    There are no commitments to lend additional funds to borrowers associated with restructured loans, as of December 31, 1995.

    As of December 31, 1995 and 1994 there were outstanding fixed rate mortgages held for sale of $6,277,000 and $4,806,000, respectively.

    As of December 31, 1995, the Bank was servicing approximately $68 million of loans for third parties.

    SFAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, was adopted on January 1, 1995. As of December 31, 1995, the Company had $45.9 million of recorded investment in impaired loans with a related allowance for credit losses determined in accordance with SFAS 114 totaling $5,803,000. As of December 31, 1995, impaired loans included restructured loans with a recorded investment of $4,650,000, and a related allowance for credit losses totaling $387,000. There were no impaired loans for which there was no related allowance for credit losses determined in accordance with SFAS 114. For the year ended December 31, 1995, the average balance of impaired loans was $44,206,000.

    Income recognition on impaired loans uses methods existing for non-accrual loans but can include the accrual of interest. While a loan is in non-accrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining book balance of the loan (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The Bank's determination as to the ultimate collectibility of the loan's remaining book balance must be supported by a current, well documented credit evaluation of the borrower's financial condition and prospects for repayment, including consideration of the borrower's historical repayment performance and other relevant factors. Interest income recognized in 1995 on the loans identified as impaired as of December 31, 1995 amounted to $808,000. Of this amount no interest was recognized using the cash basis method of recognition.

NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage the interest rate risk from origination of fixed rate residential mortgage loans for sale in the secondary markets.

                                                             1995 ANNUAL REPORT
--------------------------------------------------------------------------------

    The Company utilizes Treasury note futures and forward sales of mortgage-backed securities to hedge interest rate risk associated with its residential mortgage banking activities. Futures and forward sale contracts provide for the sale of underlying securities including mortgage-backed securities at a specified future date, at a specified price or yield.

    The amount of the futures and forward sale contracts is determined by the aggregate amount of fixed rate commitments for mortgage loans that are expected to be funded plus the amount of fixed rate residential mortgages categorized as being held for sale that have not been sold. The fair value of the underlying futures and forward sale contracts is expected to move inversely to the change in fair value of the mortgage loans.

    The Company never intends to deliver the underlying securities that the futures and forward sale contracts commit to sell; rather, it purchases offsetting contracts to eliminate the obligation. The Company is exposed to the risk that the fair value of futures contracts, being based on the value of the Treasury note will not move proportionately with the change in value of the mortgage loans being hedged. This basis risk is unpredictable and can result in economic loss to the Company. There is no basis risk related to the use of forward sale contracts on mortgage-backed securities since their fair value is based on similar mortgage loans. However a gain or loss will arise from the difference between the fair value and the forward sale price of the mortgage-backed security. The counterparties to the futures and forward sale contracts are the Chicago Board of Trade ("CBOT") and the Federal Home Loan Mortgage Corporation ("FHLMC") respectively, therefore there is little or no risk of default.

    As of December 31, 1995 and 1994 there were outstanding fixed rate mortgages held for sale of $6,277,000 and $4,806,000 and a notional value of derivative instruments of $0 and $2,500,000, respectively. For the years ended December 31, 1995 and 1994 the Company had realized net gains/(losses) of $(114,294) and $29,125 with unrealized gains of $0 and $812, respectively, related to its hedging activities.

    Initial margin requirements and daily calls on futures contracts are met in cash. There are no margin requirements nor daily calls on forward sale contracts since whole loans are expected to be delivered to fulfill the commitment.

GBC BANCORP
--------------------------------------------------------------------------------

NOTE 7 - PREMISES AND EQUIPMENT

    A summary of premises and equipment is as follows:

                                                      DECEMBER 31,
----------------------------------------------------------------------
(IN THOUSANDS)                                    1995           1994
----------------------------------------------------------------------
Land                                           $ 1,246        $ 1,246
Bank Premises                                    1,504          1,430
Leasehold Improvements                           2,017          1,918
Furniture, Fixtures and Equipment                7,160          6,613
                                               -------        -------
                                                11,927         11,207
Less: Accumulated Depreciation and
             Amortization                      (5,826)        (5,068)
                                               -------        -------
TOTAL                                          $ 6,101        $ 6,139
                                               -------        -------
                                               -------        -------

    The Company conducts a portion of its operations in leased facilities under non-cancelable operating leases expiring at various dates through 2009. The following summarizes the Company's future minimum lease commitments at December 31, 1995:

YEAR                                                   (IN THOUSANDS)
----------------------------------------------------------------------
1996                                                          $ 1,892
1997                                                            1,899
1998                                                            1,572
1999                                                            1,627
2000                                                            1,340
Thereafter                                                     10,639
                                                              -------
TOTAL                                                         $18,969
                                                              -------
                                                              -------


    During 1993, the Company wrote off contractual lease payments on its former headquarters' location and leasehold improvements relating thereto, of $978,000 and $402,000, respectively. Net rental expense included in occupancy expense was approximately $2,177,000, $1,831,000 and $2,544,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 8 - OTHER REAL ESTATE OWNED

    As of December 31, 1995 other real estate owned ("OREO") consisted of fourteen properties with a net carrying value of $7,686,000. As of December 31, 1994 real estate owned consisted of ten properties with a net carrying value of $5,051,000. The following table sets forth OREO by type of property as of December 31, 1995 and 1994:

(IN THOUSANDS)                                    1995           1994
----------------------------------------------------------------------
PROPERTY TYPE
    Single-Family Residential                  $    11        $   290
    Condominium                                    509          3,689
    Multi-Family Residential                       978              -
    Warehouse                                      188            245
    Land for Residential                         1,054          1,087
    Retail Facilities                            5,289            169
    Office                                         268              -
    Less: Valuation Allowance                     (611)          (429)
                                               -------        -------
TOTAL                                          $ 7,686        $ 5,051
                                               -------        -------
                                               -------        -------


    A summary of activity in the valuation allowance is as follows for the years indicated:

(IN THOUSANDS)                     1995           1994           1993
----------------------------------------------------------------------
Balance, Beginning of Year        $ 429        $ 1,458        $ 1,325
Provision Charged to Operations   1,504          1,111          1,550
Other Real Estate Owned
 Charged Off                     (1,322)        (2,140)        (1,417)
                                -------        -------        -------
BALANCE, END OF YEAR              $ 611          $ 429        $ 1,458
                                -------        -------        -------
                                -------        -------        -------


     For the years ended December 31, 1995, 1994 and 1993, other real estate owned expenses, net, was comprised of the following:


(IN THOUSANDS)                   1995           1994           1993
----------------------------------------------------------------------
Net Loss (Gain) on Sale of
  Other Real Estate Owned       $  (163)      $   (235)      $     25
Provision for Losses on
  Other Real Estate Owned         1,504          1,111          1,550
Net Operating Expenses            1,404          1,857          1,028
                                -------        -------        -------
OTHER REAL ESTATE OWNED
EXPENSE, NET                    $ 2,745        $ 2,733        $ 2,603
                                -------        -------        -------
                                -------        -------        -------


                                                             1995 ANNUAL REPORT
--------------------------------------------------------------------------------

NOTE 9 - REAL ESTATE HELD FOR INVESTMENT

     Real estate held for investment ("REI") at December 31, 1995 and 1994 included the following:

(IN THOUSANDS)                                    1995           1994
----------------------------------------------------------------------
Investments in Low Income
  Housing Projects                             $11,013        $12,063
Real Estate Development Projects                 1,209          5,834
Less: Valuation Allowance                         (80)              -
                                               -------        -------
TOTAL                                          $12,142        $17,897
                                               -------        -------
                                               -------        -------


    As of December 31, 1995 and 1994, the Company had investments totaling
$11.0 million and $12.1 million, respectively, in limited partnerships formed for the purpose of investing in real estate projects which qualify for low income housing tax credits. The limited partnerships will generate tax credits over a weighted average remaining period of approximately six years. Please refer to note 12 of the notes to consolidated financial statements for income tax effects. As of December 31, 1995 and 1994, the Company had $1.1 million and $5.8 million, respectively, in projects formed for the purpose of developing residential real estate. As of December 31, 1995, the Company had one condominium unit remaining for sale in one of its two projects and 7 units remaining in the other project with original inventories of 12 and 28 units, respectively. Expenses incurred for REI were $1,388,000, $1,300,000 and $580,000 for the years ended 1995, 1994 and 1993, respectively.

    Expenses for 1995 included all costs incurred for the marketing and sales of the real estate projects amounting to $258,000 and a provision for loss of $80,000 to adjust the carrying value of the projects to lower of cost or fair value. In addition, REI expense includes the depreciation of the investments in the real estate projects which qualify for low income housing tax credits, which totaled $1,050,000, $1,257,000 and $599,000 in 1995, 1994 and 1993,
respectively.

    As of December 31, 1995, of the $11,013,000 of investments in low income housing projests, $7,791,000 was carried at cost, net of any decline in value considered to be other than temporary, and $3,222,000 was carried under the consolidation method of accounting.

NOTE 10 - OTHER BORROWINGS

    On October 2, 1995, a $30 million advance to the Bank from the Federal Home Loan Bank ("FHLB") matured. The Bank elected to repay the advance. The $30 million was funded on September 25, 1992 at a fixed rate of interest of 4.76%. The advance was secured by the investment in stock of the FHLB and certain mortgage-backed securities. The FHLB has granted the Bank a line of credit equal to 20 percent of assets with terms up to 240 months. This line is available to the Bank subject to certain debt covenants. There were no drawings under the line outstanding at December 31, 1995.

    The following table sets forth information with respect to federal funds purchased and securities sold under agreements to repurchase:

(IN THOUSANDS)                     1995           1994           1993
----------------------------------------------------------------------
Balance at End of Year          $24,000       $      -        $24,844
Weighted Average Interest Rate
 at End of Year                    5.75%             -%          2.69%
Average Amount
 Outstanding
 During the Year                $ 2,959        $10,299        $32,280
Weighted Average Interest
 Rate During the Year              5.80%          3.50%          3.64%
Maximum Amount
 Outstanding at
 Any Month-End                  $24,000        $25,438        $34,700


    The underlying collateral pledged for the repurchase agreement consists of government agency securities. All collateral is maintained with Merrill Lynch, Inc., who is the counterparty to the repurchase agreement. As of December 31, 1995, the fair value of the pledged collateral totaled $27.0 million.

NOTE 11 - SUBORDINATED DEBT

    On August 31, 1990, the Company issued $15,000,000 of subordinated debentures through private placement with an annual interest rate of 10.52% and stated maturity of September 1, 2000. The table below is a summary of the required repayment schedule, as specified in the Debenture Purchase Agreement ("Agreement").


    September 1, 1997                                         $ 3,750
    September 1, 1998                                           3,750
    September 1, 1999                                           3,750
    September 1, 2000                                           3,750
                                                              -------
        TOTAL                                                 $15,000
                                                              -------
                                                              -------


    The Agreement includes several covenants which restrict the payment of dividends, amount of indebtedness, certain acquisitions and the sale of assets. In the opinion of management the Company was in compliance with the provisions of the Agreement as of December 31, 1995.

------------------------------------------------------------------------------
GBC BANCORP
------------------------------------------------------------------------------


NOTE 12 - INCOME TAXES

    Income taxes (benefit) in the accompanying consolidated statements of income is comprised of the following:

                                                                     YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                   1995           1994          1993
---------------------------------------------------------------------------------------------------------
CURRENT TAX (BENEFIT) EXPENSE:
  Federal                                                      $ (205)        $3,047         $4,599
  State                                                           765          1,951          2,052
                                                               ------         ------         ------
  Total                                                           560          4,998          6,651

DEFERRED TAX (BENEFIT) EXPENSE:
  Federal                                                         681         (2,293)        (1,560)
  State                                                           186           (909)          (145)
                                                               ------         ------         ------
  Total                                                           867         (3,202)        (1,705)

Change in valuation allowance for  deferred tax asset               -              -            250
                                                               ------         ------         ------
  Net change in net deferred tax asset                            867         (3,202)        (1,455)
                                                               ------         ------         ------
TOTAL INCOME TAX EXPENSE                                       $1,427         $1,796         $5,196
                                                               ------         ------         ------
                                                               ------         ------         ------
Taxes charged (credited) to shareholders'equity related to
available for sale securities                                  $4,367        $(3,112)        $    -
                                                               ------         ------         ------
                                                               ------         ------         ------



     Tabulated below are the significant components of the net deferred tax asset at December 31, 1995 and December 31, 1994 (as restated for the 1994 tax return as filed and adjusted):



                                                                     Year Ended December 31,
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                  1995                          1994
---------------------------------------------------------------------------------------------------------
COMPONENTS OF THE DEFERRED TAX ASSET:
  Provision for Credit Losses                                $ (9,682)                     $(10,341)
  California Franchise Taxes                                        -                          (205)
  Unrealized Loss on Securities                                     -                        (3,112)
  Loan Fee Income                                                 (32)                         (176)
  Allowance for Other Real Estate Owned                          (283)                         (199)
  Other                                                          (874)                         (694)
                                                             --------                      --------
                                                              (10,871)                      (14,727)
Valuation allowance                                               250                           250
Deferred tax asset, net of valuation allowance                (10,621)                      (14,477)
                                                             --------                      --------
                                                             --------                      --------

COMPONENTS OF THE DEFERRED TAX LIABILITY:
  Leveraged Leases                                                145                            45
  Low Income Housing                                            3,213                         2,843
  Unrealized Gain on Securities                                 1,255                             -
  Discount Accretion                                            1,325                         1,740
  California Franchise Taxes                                       58                             -
  Other                                                           761                           751
                                                             --------                      --------
Deferred tax liability                                          6,757                         5,379
                                                             --------                      --------
NET DEFERRED TAX LIABILITY (ASSET)                           $ (3,864)                     $ (9,098)
                                                             --------                      --------
                                                             --------                      --------


------------------------------------------------------------------------------
1995 ANNUAL REPORT
------------------------------------------------------------------------------


    The valuation allowance at December 31, 1995 and 1994, relates to the net deductible temporary differences that cannot be realized through carrybacks to prior periods or projection of future income. In evaluating the realizability of its deferred tax assets, management has considered income from future operations, the turnaround of deferred tax liabilities and current and prior years' taxes paid.

    A reconciliation of total income tax expense and the amount computed by applying the statutory federal corporate income tax rate to consolidated income before income tax expense follows:



                                                                     PERCENT OF PRE-TAX EARNINGS
                                                                        YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
                                                                   1995            1994          1993
---------------------------------------------------------------------------------------------------------
Statutory federal corporate income tax rate                        35.0%          35.0%          35.0%
State tax, net of federal income tax effect                         6.8            7.3            7.2

INCREASE (DECREASE) RESULTING FROM:
  Non-taxable interest income on municipal securities and
   dividend exclusion on auction preferred stocks                  (3.6)          (3.2)          (2.1)
  Valuation allowance                                                 -              -            1.5
  Low income housing tax credit                                   (23.1)         (20.0)         (11.4)
  Other, net                                                        0.6            0.2            0.1
                                                                  ------         ------         ------
                                                                   15.7%          19.3%          30.3%
                                                                  ------         ------         ------
                                                                  ------         ------         ------



     The Company had a current income tax receivable of $142,000 at December 31, 1995 and a current income tax payable of $268,000 at December 31, 1994.


NOTE 13 - PENDING LITIGATION
     The Company is a defendant in various lawsuits arising from the normal course of business. The Company established an accrual for a potential liability that was subsequently paid out early in 1996. There were two credit-related cases where the Bank was named as defendant. Although unspecified damages, including punitive damages, were being sought, management believes that the claims were without merit. The amount of possible liabilities, if any, could not be estimated. Management believes based upon the opinion of legal counsel, that the ultimate resolution of the pending litigation will not have a material effect upon the financial position of the Company.


NOTE 14 - EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

     The Company has an employee stock option plan for certain key employees. Option prices under the plan must be at least equal to the fair market value per share of the stock at the date of grant. Options are exercisable in installments of 20 percent per year over a five-year period or seven cumulative years for the Company's Chairman and Chief Executive Officer ("CEO") as discussed below. If an option expires without having been exercised, the unpurchased shares are again available for future grants. As of December 31, 1995, 348,180 shares are exercisable.

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------


A summary of stock option activity and related option prices for 1995, 1994 and 1993 follows:


                                          1995                               1994                               1993
----------------------------------------------------------------------------------------------------------------------------------
                               NUMBER OF       OPTION PRICE       NUMBER OF       OPTION PRICE       NUMBER OF       OPTION PRICE
                                SHARES          PER SHARE          SHARES          PER SHARE          SHARES          PER SHARE
----------------------------------------------------------------------------------------------------------------------------------
AUTHORIZED
STOCK OPTION SHARES           1,320,000                          1,320,000                          1,320,000
                              ---------                          ---------                          ---------
                              ---------                          ---------                          ---------

Options Outstanding
  Beginning of Year             643,169        $6.61 - $20.05      643,496        $6.61 - $20.05      618,970        $6.61 -$20.05
  Granted                       101,000        13.50                89,500        13.25 -  15.75       77,000        15.50 - 16.25
  Exercised                     (12,779)       13.18 -  16.95       (3,465)       12.00 -  13.23      (18,563)        6.61 - 15.91
  Expired                       (34,160)       13.02 -  20.05      (42,895)        6.61 -  20.05      (21,920)       13.02 - 17.27
  Cancelled                     (22,042)       13.18 -  17.05      (43,467)       13.18 -  16.95      (11,991)       13.18 - 16.95
                                -------       ---------------      -------       ---------------      -------       --------------
  End of Year                   675,188       $6.61 -  $20.05      643,169       $6.61 -  $20.05      643,496       $6.61 - $20.05
                                -------                            -------                            -------
                                -------                            -------                            -------
  Reserved for Future Grants    512,818                            557,616                            560,754
                                -------                            -------                            -------
                                -------                            -------                            -------


    On December 19, 1991, the Board of Directors of the Company amended the employment agreement of the Company's Chairman and CEO. The agreement was approved by the shareholders on March 19, 1992 and provided for an employment term of seven years, commencing January 1, 1992, and ending September 9, 1998 and renewable for a successive 12-month period. The Chairman and CEO was granted 462,000 stock options at $13.18 per share adjusted for the 10% stock dividend paid on July 15, 1992. The shares are exercisable in seven cumulative annual installments of 66,000 shares.

CONTINGENT STOCK OPTION PLAN

     A contingent stock option plan issued at market is in effect which allows certain key officers of the Bank to purchase up to an aggregate of 339,450 shares of the Company's authorized but unissued common stock at a price of $3.72
- $20.04 per share. The stock options may be exercised by the optionee only in the event of certain triggering events, such as a merger, sale or disposition of all of the assets by the Company, or the Bank, or any similar event in which neither the Company nor the Bank is a survivor. Each of the contingent stock options is for a term of indefinite duration, provided, however, said options shall terminate upon the death of the optionee or in the event the optionee ceases to be employed by the Company or the Bank.

GENERAL BANK 401(k) PLAN

     In 1988, the Bank established a 401(k) Plan in which all employees of the Bank may elect to enroll each January 1 or July 1 of every year provided that they have been employed for at least one year prior to the semi-annual enrollment date. Employees may contribute up to 10 percent of their annual salary with the Company matching 100 percent of the employee's contribution, but no more than 5 percent of that employee's base salary. In 1995, 1994 and 1993, the Bank's contribution amounted to $203,000, $155,000 and $151,000, respectively.

    In 1995, there was an amendment to the General Bank 401(k) Plan, whereby a participant loan feature was added to allow participants to borrow against their own fund in case of family emergency.

EXECUTIVE INCENTIVE SAVINGS PLAN

     In 1992, the Board of Directors of the Bank authorized an Incentive Savings Plan which replaced the Executive Deferred Compensation Plan established in 1988. Under the plan, if any bonus or profit sharing award is received during the year by any vice president or any officer of the Bank ranking above such position (including officers who are also directors), he or she is allowed to set aside up to 30% of such bonus or profit sharing award received in the payment year,

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

and the Bank will contribute additional funds for each participant to pay the federal income tax for the portion of the bonus or award so set aside. This arrangement is tied to a paid up life insurance program having investment features and the participant has the right to choose different investment vehicles for the investment of the portion of the bonus or award set aside as described above. The Bank has accrued approximately $86,000, $98,000 and $193,000 related to this plan in 1995, 1994 and 1993, respectively.

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The balance sheets do not reflect various commitments relating to financial instruments which are used in the normal course of business. These instruments include commitments to extend credit, letters of credit and futures contracts. Management does not anticipate that the settlement of these financial instruments will have a material effect on the Company's financial position.

     These financial instruments carry various degrees of credit and market risk. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Market risk is the possibility that future changes in the market price may render less valuable a financial instrument.

     The contractual amounts of commitments to extend credit and letters of credit represent the amount of credit risk. Since many of the commitments and letters of credit are expected to expire without being drawn, the contractual amounts do not necessarily represent future cash requirements.

     Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Bank receives a fee for providing a commitment. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon the extension of credit is based on management's evaluation. Collateral held varies but may include accounts receivable, inventory, property, equipment and real estate. As of December 31, 1995, the Company's undisbursed loan commitments amounted to approximately $128.7 million, of which $58.2 million related to construction loans. As of December 31, 1994, the Company's undisbursed loan commitments amounted to approximately $103.3 million, of which $40.3 million related to construction loans. $53.2 million of loan commitments are related to a program to which the Bank and various other minority-owned banks participate in the granting of credit to large U.S. corporations, all of which are rated A or better by one or both of the major rating services at the time of entering into the agreement. All of the commitments are for one year or less. The Company does not anticipate funding in the majority of instances.

     Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. Commercial letters of credit are issued to customers to facilitate foreign or domestic trade transactions. They represent a substitution of the Bank's credit for the customer's credit.

     The Company also has off-balance sheet risk associated with its involvement with its financial futures contracts. Please refer to the discussion of derivative financial instruments in note 6 of the notes to consolidated financial statements.

     The following is a summary of various financial instruments with off-balance sheet risk as of December 31, 1995 and 1994:


                                                       DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                   1995                1994
--------------------------------------------------------------------------------
Commitments to extend credit                   $128,747            $103,276
Standby letters of credit                        11,867              14,368
Bills of lading guarantee                           328               1,268
Commercial letters of credits                    35,948              42,768
Financial futures contracts                           -               2,500



     At December 31, 1995 commitments to fund fixed-rate loans and adjustable-rate loans were $10.9 million and $117.8 million, respectively.


NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

CASH AND SHORT-TERM INVESTMENTS

     For those short-term instruments whose maturity is less than 90 days, the carrying amount is considered a reasonable estimate of fair value.

SECURITIES

     For securities including securities held to maturity and securities available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. These portfolios were then segmented into fixed and adjustable rate interest classifications.

     Adjustable rate loans are considered to be carried at fair value.

     The fair value of fixed rate loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

     The entire allowance for credit losses was applied to classified loans including non-accruals. Accordingly, they are considered to be carried at fair value, as fair value is presented net of the allowance for credit losses.

    Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

DEPOSIT LIABILITIES

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposits is estimated using the rates the Bank was offering as of December 31, 1995 for deposits of similar remaining maturities.

BORROWINGS FROM THE FEDERAL HOME LOAN BANK, SUBORDINATED DEBT, AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT, STANDBY AND COMMERCIAL LETTERS OF CREDIT, BILLS OF LADING GUARANTEES AND FINANCIAL FUTURES CONTRACTS

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

    The fair value of financial futures contracts are based on quoted market prices or dealer quotes.

     The fair value disclosed hereinafter does not reflect any premium or discount that could result from offering the instruments for sale. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. The fair value estimates are dependent upon subjective estimates of market conditions and perceived risks of financial instruments at a point in time and involve significant uncertainties resulting in variation in estimates with changes in assumptions.

--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------


The estimated fair values of the Company's financial instruments as of December 31 are as follows for the years indicated:



                                                              1995                                    1994
----------------------------------------------------------------------------------------------------------------------
                                                CARRYING            FAIR                  CARRYING            FAIR
(IN THOUSANDS)                                  AMOUNT              VALUE                 AMOUNT              VALUE
----------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and short-term investments                 $  163,837          $  163,837            $112,359            $112,359
Securities available for sale                      507,141             507,141             357,235             357,235
Securities held to maturity                         33,553              34,370              83,276              81,060
Loans, net                                         451,891             452,543             474,276             468,104

FINANCIAL LIABILITIES:
Deposits                                         1,046,200           1,047,084             934,020             933,946
Securities sold under
    repurchase agreements                           24,000              24,000                   -                   -
Borrowings from the
    Federal Home Loan Bank                               -                   -              30,000              29,484
Subordinated debt                                   15,000              15,915              15,000              14,430








                                                     1995                                        1994
--------------------------------------------------------------------------------------------------------------------
                                   CONTRACT        CARRYING      FAIR         CONTRACT        CARRYING        FAIR
(IN THOUSANDS)                     AMOUNT          AMOUNT        VALUE        AMOUNT          AMOUNT          VALUE
--------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS:
Commercial letters of credit       $ 35,948         $-           $   90       $ 42,768           $-           $  107
Standby letters of credit            11,867          -              143         14,368            -              173
Bill of lading guarantees               328          -                1          1,268            -                1
Undisbursed loans                   128,747          -            1,694        103,276            -            1,582
Financial futures contracts               -          -                -          2,500            -                1


--------------------------------------------------------------------------------
GBC BANCORP
--------------------------------------------------------------------------------

NOTE 17 - CONDENSED FINANCIAL INFORMATION OF GBC BANCORP (PARENT COMPANY)

  Condensed balance sheets as of December 31, 1995 and 1994 follow:




(DOLLARS IN THOUSANDS)                                                  1995            1994
---------------------------------------------------------------------------------------------
ASSETS
  Investment in Subsidiaries                                          $108,578       $ 77,573
  Securities Available for Sale                                          5,175          4,900
  Advance to Bank                                                            -         19,500
  Due From Bank                                                            566            814
  Other Assets                                                             717            662
                                                                      --------       --------
  TOTAL ASSETS                                                        $115,036       $103,449
                                                                      --------       --------
                                                                      --------       --------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Dividends Payable                                                   $    534       $    533
  Other Liabilities                                                         25            233
  Subordinated Debt                                                     15,000         15,000
                                                                      --------       --------
  TOTAL LIABILITIES                                                     15,559         15,766

STOCKHOLDERS' EQUITY
  Common stock, no par value or stated value;
   20,000,000 shares authorized; 6,679,661 and
   6,660,215 shares outstanding at December 31,
   1995 and 1994, respectively                                          45,658         45,373
  Retained Earnings                                                     52,103         46,588
  Securities Valuation Allowance, Net of Tax                             1,723         (4,271)
  Foreign Currency Translation Adjustment                                   (7)            (7)
                                                                      --------       --------
  TOTAL STOCKHOLDERS' EQUITY                                            99,477         87,683
                                                                      --------       --------
  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                            $115,036       $103,449
                                                                      --------       --------
                                                                      --------       --------





Condensed statements of income for the years ended December 31, 1995, 1994 and 1993 follow:




(IN THOUSANDS)                                              1995           1994           1993
-----------------------------------------------------------------------------------------------
  Interest Income, Including Fees                          $1,208         $1,296         $1,021
  Dividends Received from Bank                              2,134          2,130          2,125
                                                           ------         ------         ------

  TOTAL INCOME                                              3,342          3,426          3,146


  Interest Expense                                          1,596          1,596          1,596
  Non-Interest Expense                                         48            165             45
                                                           ------         ------         ------

  TOTAL EXPENSE                                             1,644          1,761          1,641


  Income Before Income Taxes                                1,698          1,665          1,505
  Benefit for Income Taxes                                   (281)          (293)          (358)
                                                           ------         ------         ------

  Income Before Equity in Undistributed
   Earnings of Subsidiary                                   1,979          1,958          1,863
  Equity in Undistributed Earnings of Subsidiary            5,670          5,571         10,077
                                                           ------         ------         ------

  NET INCOME                                               $7,649         $7,529        $11,940
                                                           ------         ------         ------
                                                           ------         ------         ------



--------------------------------------------------------------------------------
                                                              1995 ANNUAL REPORT
--------------------------------------------------------------------------------

Condensed statements of cash flows for the years ended December 31, 1995, 1994, and 1993 follow:




(IN THOUSANDS)                                                             1995           1994            1993
                                                                          -------        -------        --------
OPERATING ACTIVITIES:
NET INCOME                                                                $ 7,649        $ 7,529        $ 11,940


Adjustments to reconcile net income to net cash provided by
operating activities:
  Net decrease/(increase) in other assets                                     (97)           152           2,186
  Equity in undistributed earnings of subsidiaries                         (5,670)        (5,571)        (10,077)
  Net increase/(decrease) in other liabilities                               (282)            65            (125)
                                                                          -------        -------        --------

  NET CASH PROVIDED BY OPERATING ACTIVITIES                                 1,600          2,175           3,924
                                                                          -------        -------        --------



INVESTING ACTIVITIES:



Net (increase)/decrease in cash invested in subsidiaries                        -            500          (5,000)
                                                                          -------        -------        --------
  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                           -            500          (5,000)
                                                                          -------        -------        --------


FINANCING ACTIVITIES:



Cash dividends paid                                                        (2,134)        (2,130)         (2,125)
Proceeds from issuance of common stock                                        286            117             415
Other, net                                                                      -              2               2
                                                                          -------        -------        --------

  NET CASH USED IN FINANCING ACTIVITIES                                    (1,848)        (2,011)         (1,708)
                                                                          -------        -------        --------

  NET CHANGE IN CASH AND CASH EQUIVALENTS (1)                                (248)           664          (2,784)


Cash and cash equivalents at beginning of year (1)                            814            150           2,934
                                                                          -------        -------        --------

Cash and cash equivalents at end of year (1)                              $   566        $   814        $    150
                                                                          -------        -------        --------
                                                                          -------        -------        --------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:

  Interest                                                                  1,578          1,578           1,578
  Income tax refunds                                                         (293)          (358)           (192)

(1) CASH AND CASH EQUIVALENTS CONSISTS OF DUE FROM BANK.






  The Financial Code of the State of California provides that dividends paid by the Bank in any one year may not exceed the lesser of the Bank's undivided profits or the net income for the prior three years, less cash distributions to stockholders during such period. As of December 31, 1995 approximately $26,758,000 of undivided profits of the Bank are available for dividends to the Company, subject to the subordinated debt convenant restrictions, and subject to the prior written consent of the FDIC.

                                                                              51
\


GBC BANCORP
--------------------------------------------------------------------------------


NOTE 18 - REGULATORY MATTERS

    In August, 1995, the Bank entered into a Memorandum of Understanding
("MOU") with the Federal Deposit Insurance Corporation ("FDIC") which resulted from the FDIC's examination report of the Bank dated as of February 21, 1995.
As of December 31, 1995, management believes the Bank was in compliance with the quantitative terms of the MOU, which include: (a) a $27 million reduction in adversely classified assets within 120 days following the effective date of the MOU and a $69 million reduction within one year (as of December 31, 1995 the reduction in previously adversely classified loans was $68 million); (b) a maximum "volatile liability dependence ratio" of 30% (as of December 31, 1995, the ratio was 17.54%); (c) a minimum Tier 1 capital ratio (leverage ratio) of 7% (as of December 31, 1995, the ratio was 9.10%); (d) a $19.5 million capital injection to the Bank from its holding company, GBC Bancorp. (This capital injection was made on September 5, 1995.) The MOU also provided that the prior written consent of the FDIC would be required before the Bank could pay cash dividends, and such consent has been received for the two quarters following the implementation of the MOU.

    The MOU, among other things, also calls for limitations on new advances to borrowers with adversely classified or charged off loans, the timely and proper identification of problem loans, the establishment of a comprehensive policy for determining the adequacy of the allowance for credit losses, and the adoption of a written policy regarding internal controls and procedures.

    The Company's Board of Directors received a notification letter, dated April 25, 1994, from the Federal Reserve Bank of San Francisco (the "Federal Reserve") that requires the Company to inform the Federal Reserve prior to its taking any of the following actions: (a) declaring cash or in-kind dividends;
(b) incurring debt; (c) repurchasing stock; (d) entering into any agreements to acquire any entities or portfolios. As of December 31, 1995 this notification letter remains in effect. In November, 1995, the Company was notified that the appointment of senior executive officers and directors was subject to review by the Federal Reserve.

    As of December 31, 1995, management believes it is in compliance with all terms of the MOU. Management further believes that all terms of the MOU as outlined above are being met or will be met without significant financial detriment to the Company or to the Bank.

    In August 1989, the Financial Institutions Reform, Recovery, and
Enforcement Act of 1989 ("FIRREA") was enacted. This legislation was adopted in order to reform the regulation and supervision of financial institutions and the insured deposits of financial institutions. Among the many major changes made by this law is a measure requiring the FDIC to assume responsibility for insuring the deposits of financial institutions formerly insured by the Federal Savings and Loan Insurance Corporation. FIRREA establishes two separate insurance funds to be administered by the FDIC. Insurance premiums on deposit insurance will be assessed by the FDIC independently for the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund. The Omnibus Budget Reconciliation Act of 1990 revised the assessment rates.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") provided for increased funding for FDIC deposit insurance and for expanded regulation of the banking industry. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital ratio categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

     A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below any such measure, and critically undercapitalized if it fails to meet any critical capital level set forth in the regulation. The critical capital level must be a level of tangible equity equal to at least 2% of total assets, but may be fixed at a higher level by regulation. A depository institution may be deemed to be in a capitalization category that is

                                                             1995 ANNUAL REPORT
--------------------------------------------------------------------------------


lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating and may be reclassified to a lower category by action based on other supervisory criteria. For an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a leverage ratio of at least 5% and not be subject to any specific capital order or directive. For an institution to be adequately capitalized it must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage ratio of at least 4% (3% in some cases).


NOTE 19 - SUPPLEMENTARY INFORMATION

     Components of other non-interest expense in excess of 1% of the sum of total interest income and non-interest income were as follows for the years indicated:



(IN THOUSANDS)                                                        1995           1994            1993
--------------------------------------------------------------------------------------------------------------
Office Supplies and Communication Expense                          $ 1,347        $ 1,273         $  954
Professional Services Expense                                        1,756          1,432            981
FDIC Assessment Expense                                              1,299          1,771          1,586
Real Estate Investment Expense                                       1,388          1,300            580
Other                                                                1,864          1,598         $1,282
                                                                   -------        -------         ------
TOTAL                                                              $ 7,654        $ 7,374         $5,383
                                                                   -------        -------         ------
                                                                   -------        -------         ------



NOTE 20 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                                                     THREE MONTHS ENDED IN 1995
(IN THOUSANDS, EXCEPT PER SHARE DATA)                MARCH 31       JUNE 30        SEPT. 30       DEC. 31
--------------------------------------------------------------------------------------------------------------

Interest Income                                     $20,538        $21,017        $20,868        $22,703
Interest Expense                                      8,789          9,059          9,389         10,181
Net Interest Income                                  11,749         11,958         11,479         12,522
Provision for Credit Losses                           5,100          5,000          5,550          2,920
Income Before Income Taxes                            1,540          2,304          1,099          4,133
Net Income                                            1,619          1,454            881          3,695
Earnings Per Share                                     0.24           0.22           0.14           0.54



                                                                     THREE MONTHS ENDED IN 1994
(IN THOUSANDS, EXCEPT PER SHARE DATA)                MARCH 31       JUNE 30        SEPT. 30       DEC. 31
--------------------------------------------------------------------------------------------------------------

Interest Income                                     $16,690        $17,519        $18,568        $20,005
Interest Expense                                      6,224          7,074          7,446          8,145
Net Interest Income                                  10,466         10,445         11,122         11,860
Provision for Credit Losses                           1,300          2,760          7,700          4,434
Gain on Sale of Securities Available for Sale           124              -              -              -
Loss on Sale of Securities Held to Maturity               -           (150)             -              -
Income Before Income Taxes                            5,066          2,406           (649)         2,502
Net Income                                            3,515          1,896            146          1,972
Earnings Per Share                                     0.52           0.28           0.02           0.30



INDEPENDENT AUDITORS' REPORT

    The Board of Directors of GBC Bancorp:

     We have audited the accompanying consolidated balance sheets of GBC Bancorp and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GBC Bancorp and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 of the notes to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard ("SFAS")
No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" in 1995, and SFAS No. 115, "Accounting for Certain
Investments in Debt and Equity Securities," in 1994.

                                KPMG Peat Marwick LLP

Los Angeles, California
January 18, 1996

54