Form 10-K405, Exhibit 13
period 1996-12-31
GBC BANCORP
filed 1997-03-31
CIK 351710

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS



RESULTS OF OPERATION

     Consolidated net income for GBC Bancorp and subsidiaries (together, the "Company") for the year ended December 31, 1996 totaled $19,037,000. This compares to net earnings of $7,649,000 in 1995 and $7,529,000 in 1994. Earnings per share were $2.67 for 1996 compared to $1.14 for 1995, and $1.12 for 1994. The $11,388,000, or 149%, increase in net income from 1995 to 1996 was primarily due to a lower provision for credit losses and an increase in net interest income.

     The decline of the provision for credit losses in 1996 was caused primarily by the reduction of non-accrual loans and net charge-offs reflecting the successful efforts of management to resolve problem credits, as well as by the recovery of the southern California economy and the commercial real estate market. As of December 31, 1996, non-accrual loans were $11.7 million, compared to $43.7 million as of December 31, 1995. Net charge-offs were $5.0 million for the year ended December 31, 1996 as compared to $24.9 million for the year ended December 31, 1995.

     Net interest income increased $6,272,000 in 1996 compared to 1995, primarily as a result of an increase in average interest earning assets partially offset by a reduced net interest spread of 14 basis points.

     Consolidated net income for the year ended December 31, 1995 totaled $7,649,000 compared to net income of $7,529,000 in 1994. The slight increase in net income from 1994 to 1995 resulted from a $3,815,000 increase of net interest income and a lower effective income tax rate, which were partially offset by a $2,376,000 million increase in the provision for credit losses and a $1,794,000 increase in non-interest expense.

NET INTEREST INCOME

     Net interest income in 1996 totaled $53,980,000 compared to net interest income of $47,708,000 in 1995. The increase was due mainly to a $198.0 million, or 19.0%, increase in average interest earning assets to $1,238.1 million during 1996 from $1,040.1 million during 1995. The composition of the net increase in average interest earning assets includes a $30.3 million increase in loans and leases, a $151.1 million increase in the securities portfolio, and a $16.6 million increase in federal funds sold and securities purchased under agreements to resell.

     The growth of average interest earning assets was primarily funded by an increase of $196.0 million of average deposits. Of this increase $184.9 million represented interest-bearing deposits and $11.1 million represented non-interest bearing demand deposits.

     The net interest income increase attributed to the volume growth was partially offset by a reduced net interest spread, defined as the yield on earning assets less the rate paid on interest bearing deposits. For 1996, the net interest spread was 3.73% compared to 3.87% for 1995.

     The yield on earning assets declined 29 basis points to 7.89% in 1996 from 8.18% in 1995. The decline was due primarily to the increase of lower yielding securities as a percent of average interest earning assets. While there was also a decline of short-term interest rates during 1996, the yield on loans increased to 10.33% in 1996 from 10.14% in 1995. The increase in the yield was primarily due to both the reduction of the non-accrual loans and the net effect of interest charge-offs and interest recoveries on non-accrual loans. For 1996, average non-accrual loans were $30.4 million, or 5.9% of the average of total loans and leases. For 1995, average non-accrual loans were $50.5 million, or 10.3% of the average total loans and leases. For 1996, net interest recoveries on non-accrual loans totaled $457,000. For 1995, net interest charge-offs on non-accrual loans totaled $1,128,000.

     The rates paid on interest-bearing liabilities decreased 15 basis points to 4.16% in 1996 from 4.31% in 1995. The rates paid on interest-bearing deposits did not decline as much as short-term rates. Also, there was a change in the average composition of the deposit base in 1996 compared to 1995. For 1996, the ratio of average time certificates of deposits of $100,000 or more, the most costly deposit product, comprised 58.3% of total average deposits compared to 52.0% for 1995.

     The net interest margin, defined as the difference between interest income and interest expense divided by average interest earning assets, declined to 4.36% in 1996 from 4.59% in 1995. The decline is primarily the result of the $180.3 million growth of average interest-bearing liabilities funding lower yielding earning assets.

     Net interest income in 1995 totaled $47,708,000 compared to net interest income of $43,893,000 in 1994. The increase was due mainly to a $114.7 million, or 12.4%, increase in average interest earning assets to $1,040.1 million during 1995 from $925.4 million during 1994. The growth in average interest earning assets was due to an increase of $105.5 million in the securities portfolio and an increase of $28.8 million of federal funds sold and securities purchased under agreements to resell. These increases were partially offset by an $18.9 million decrease in average loans and leases.

     The growth was funded by increases of average interest-bearing deposits of $93.6 million (primarily in savings and time certificates of deposit of less than $100,000) and an increase of non-interest bearing demand deposits of $18.2 million, partially offset by a $14.8 million reduction in other borrowings. The reduction was in part due to the maturity in the fourth quarter of a $30 million advance from the Federal Home Loan Bank.

     Both the yield earned on assets and the rates paid on interest-bearing liabilities increased during 1995 compared to 1994. The yield on interest earning assets for 1995 was 8.18% as compared to 7.86% in 1994. The rate paid on interest-bearing liabilities for 1995 was 4.31% as compared to 3.66% for 1994. The increases in both the yield and rate were primarily the result of increases in short-term interest rates. For 1995, the daily average national prime rate of interest was 8.83% compared to 7.14% for 1994, an increase of 169 basis points, or 23.7%.

     The following table presents the net interest spread, net interest margin, average balances, interest income and expense, and the average yield/rates by asset and liability component:

                                                  1996                                             1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                 AVERAGE                            YIELD/       AVERAGE
(IN THOUSANDS)                                   BALANCE        INTEREST             RATE%       BALANCE         INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
   Loans and Leases(1)(2)                    $   518,603      $    53,551            10.33%     $   488,274     $    49,533
   Taxable Securities                            582,006           36,430             6.26          427,878          28,193
   Tax-Exempt Securities(3)                        4,111              261             6.34            7,081             459
   Interest-Bearing Deposits                          --               --               --               49               1
   Federal Funds Sold and Securities
     Purchased Under Agreement to Resell         133,334            7,399             5.55          116,820           6,940
                                             -----------      -----------            -----      -----------     -----------
     TOTAL INTEREST-EARNING ASSETS             1,238,054           97,641             7.89        1,040,102          85,126
                                             -----------      -----------            -----      -----------     -----------

NON-INTEREST-EARNING ASSETS:
   Cash and Due from Banks                   $    37,509                                        $    36,319
   Premises and Equipment, Net                     6,131                                              6,017
   Other Assets(4)                                44,912                                             42,285
                                             -----------                                        -----------
     TOTAL NON-INTEREST-EARNING ASSETS            88,552                                             84,621
                                             -----------                                        -----------

Less: Allowance for Credit Losses                (17,154)                                           (21,671)
     Deferred Loan Fees                           (3,308)                                            (3,553)
Less: Securities Valuation Allowance for
     Securities Available for Sale                  (673)                                            (2,035)
                                             -----------                                        -----------
     TOTAL ASSETS                            $ 1,305,471                                        $ 1,097,464
                                             ===========                                        ===========

INTEREST-BEARING LIABILITIES:
   Deposits:
   Interest-Bearing Demand                   $    64,247      $       862             1.34%     $    59,625     $       975
   Money Market                                  149,663            3,629             2.42          132,409           3,229
   Savings                                       131,849            3,563             2.70          140,903           4,484
   Time Deposits                                 667,047           32,843             4.92          494,973          25,886
   Federal Funds Purchased and Securities
     Sold Under Repurchase Agreement              20,918            1,168             5.59            2,959             172
   Other Borrowed Funds                               --               --               --           22,521           1,076
   Subordinated Debt                              15,000            1,596            10.64           15,000           1,596
                                             -----------      -----------             ----      -----------     -----------
     TOTAL INTEREST-BEARING LIABILITIES        1,048,724           43,661             4.16          868,390          37,418
                                             -----------      -----------             ----      -----------     -----------

NON-INTEREST-BEARING LIABILITIES:
   Demand Deposits                           $   132,088                                        $   120,902
   Other Liabilities                              18,501                                             14,120
                                             -----------                                        -----------
   Total Non-Interest Bearing Liabilities        150,589                                            135,022
                                             -----------                                        -----------
   Total Liabilities                           1,199,313                                          1,003,412

   Stockholders' Equity                          106,158                                             94,052
                                             -----------                                        -----------
   TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                    $ 1,305,471                                        $ 1,097,464
                                             ===========                                        ===========

   NET INTEREST INCOME/SPREAD                                 $    53,980             3.73%                     $   47,708
                                                              ===========                                       ==========
   NET INTEREST MARGIN                                                                4.36%

                                                           1994
-------------------------------------------------------------------------------------------------
                                             YIELD/       AVERAGE                          YIELD/
(IN THOUSANDS)                                RATE%       BALANCE        INTEREST          RATE%
-------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
   Loans and Leases(1)(2)                     10.14%    $   507,161    $    48,478          9.56%
   Taxable Securities                          6.59         321,464         20,030          6.23
   Tax-Exempt Securities(3)                    6.48           8,018            520          6.49
   Interest-Bearing Deposits                   2.05             717             26          3.63
   Federal Funds Sold and Securities
     Purchased Under Agreement to Resell       5.94          88,060          3,728          4.23
                                              -----     -----------    -----------          ----
     TOTAL INTEREST-EARNING ASSETS             8.18         925,420         72,782          7.86
                                              -----     -----------    -----------          ----

NON-INTEREST-EARNING ASSETS:
   Cash and Due from Banks                              $    35,711
   Premises and Equipment, Net                                5,994
   Other Assets(4)                                           45,455
                                                        -----------
     TOTAL NON-INTEREST-EARNING ASSETS                       87,160
                                                        -----------

Less: Allowance for Credit Losses                           (15,514)
     Deferred Loan Fees                                      (3,851)
Less: Securities Valuation Allowance for
     Securities Available for Sale                           (1,732)
                                                        -----------
     TOTAL ASSETS                                       $   991,483
                                                        ===========

INTEREST-BEARING LIABILITIES:
   Deposits:
   Interest-Bearing Demand                     1.64%    $    59,623    $     1,043          1.75%
   Money Market                                2.44         134,992          3,167          2.35
   Savings                                     3.18         107,650          2,619          2.43
   Time Deposits                               5.23         432,031         18,676          4.32
   Federal Funds Purchased and Securities
     Sold Under Repurchase Agreement           5.81          10,299            360          3.50
   Other Borrowed Funds                        4.78          30,000          1,428          4.76
   Subordinated Debt                          10.64          15,000          1,596         10.64
                                               ----     -----------    -----------          ----
     TOTAL INTEREST-BEARING LIABILITIES        4.31         789,595         28,889          3.66
                                               ----     -----------    -----------          ----

NON-INTEREST-BEARING LIABILITIES:
   Demand Deposits                                      $   102,734
   Other Liabilities                                          8,911
                                                        -----------
   TOTAL NON-INTEREST BEARING LIABILITIES                   111,645
                                                        -----------
   Total Liabilities                                        901,240

   Stockholders' Equity                                      90,243
                                                        -----------
   TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                               $   991,483
                                                        ===========

   NET INTEREST INCOME/SPREAD                  3.87%                   $    43,893          4.20%
                                                                       ===========
   NET INTEREST MARGIN                         4.59%                                        4.74%

(1) FOR THE PURPOSES OF THESE COMPUTATIONS, NON-ACCRUAL LOANS ARE INCLUDED IN THE DAILY AVERAGE LOAN AMOUNTS OUTSTANDING.

(2) LOAN INTEREST INCLUDES NET LOAN FEES FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 OF $4,150,000, $4,112,000 AND $4,096,000,
         RESPECTIVELY.

(3) TAX-EXEMPT INTEREST INCOME HAS NOT BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS.

(4) OTHER ASSETS INCLUDES AVERAGE OTHER REAL ESTATE OWNED, NET, FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 OF $11,885,000, $5,710,000
         AND $12,675,000, RESPECTIVELY.

     The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and changes in rates for the periods indicated:


                                                  YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                       1996 COMPARED                           1995 COMPARED
                                                          WITH 1995                              WITH 1994
                                                      INCREASE (DECREASE)                   INCREASE (DECREASE)
                                                      DUE TO CHANGES IN:                     DUE TO CHANGES IN:
(IN THOUSANDS)                                 VOLUME       RATE        CHANGE       VOLUME        RATE        CHANGE
------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNED ON (1):
   Loans and Leases                          $  3,119     $    899     $  4,018     $ (1,847)    $  2,902     $  1,055
   Taxable Securities(2)                        9,709       (1,472)       8,237        6,956        1,207        8,163
   Tax-Exempt Securities(2)                      (188)         (10)        (198)         (61)          --          (61)
   Interest-Bearing Deposits                       (1)          --           (1)         (17)          (8)         (25)
   Federal Funds Sold and Securities
     Purchased Under Agreement to Resell          937         (478)         459        1,437        1,775        3,212
                                             --------     --------     --------     --------     --------     --------
     TOTAL INTEREST-EARNING ASSETS             13,576       (1,061)      12,515        6,468        5,876       12,344

INTEREST PAID ON(1):
   Deposits:
     Interest-Bearing Demand                       72         (185)        (113)          --          (66)         (66)
     Money Market                                 418          (18)         400          (61)         123           62
     Savings                                     (275)        (646)        (921)         934          931        1,865
     Time                                       8,548       (1,591)       6,957        2,954        4,255        7,209
   Federal Funds Purchased and Securities
     Sold Under Repurchase Agreements           1,002           (6)         996         (345)         156         (189)
   Other Borrowed Funds                        (1,076)          --       (1,076)        (357)           5         (352)
   Subordinated Debt                               --           --           --           --           --           --
                                             --------     --------     --------     --------     --------     --------
     TOTAL INTEREST-BEARING LIABILITIES         8,689       (2,446)       6,243        3,125        5,404        8,529
                                             --------     --------     --------     --------     --------     --------
CHANGE IN NET INTEREST INCOME                $  4,887     $  1,385     $  6,272     $  3,343     $    472     $  3,815
                                             ========     ========     ========     ========     ========     ========

(1) CHANGES IN INTEREST INCOME AND INTEREST EXPENSE ATTRIBUTABLE TO CHANGES IN RATE/VOLUME HAVE BEEN ALLOCATED TO THE CHANGE DUE TO VOLUME AND THE CHANGE DUE TO RATE IN RELATION TO THE ABSOLUTE DOLLAR AMOUNT OF THE CHANGE IN EACH.

(2) INTEREST INCOME FROM MUNICIPAL BONDS AND AUCTION PREFERRED STOCKS IS NOT ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS.


PROVISION FOR CREDIT LOSSES

     For 1996, the provision for credit losses was $4,500,000 compared to $18,570,000 for 1995, representing a decrease of $14,070,000, or 75.8%.

     The decline of the provision for credit losses was primarily due to the reduction of non-accrual loans and a decrease in net charge-offs. As of December 31, 1996, non-accrual loans totaled $11.7 million compared with $43.7 million as of December 31, 1995. Despite the addition of loans to non-accrual status totaling $26 million, the combination of loans returned to accrual status, repayments and transfers to other real estate owned (OREO), caused the substantial reduction of non-accrual loans. Please refer to the discussion "Non-performing Assets" following.

     Net charge-offs for 1996 were $5.0 million compared to $24.9 million for 1995, a reduction of $20.0 million, or 80.1%. The decline of net charge-offs is the result of successful collection efforts and the recovery of the southern California economy and the improvement of the commercial real estate market.

     The provision for credit losses in 1995 was $18,570,000 as compared with $16,194,000 in 1994. The increase of the provision for credit losses was caused by the continued effect of the past increases in interest rates, and the resulting impact on the recovery of the local economy and the commercial real estate market. Charge-offs recorded in 1995 also reflected actions taken to implement the regulatory interpretation of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS 114"). Charge-offs were recognized to reduce the book value of problem loans collateralized by real estate to, or below, appraised values. Certain loans were partially charged off so that in the future, with contractual performance, these loans would no longer be criticized by the regulators. It is believed that the accounting resulted in a conservative valuation of such loans. Prior to the charge-offs, the loans had allowances that represented a substantial portion of the charge-off. Net charge-offs were $24.9 million during 1995 compared to $5.1 million during 1994.

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

NON-INTEREST INCOME

     Non-interest income consists primarily of service charges on deposit accounts, gain/loss on sale of securities, fees and commissions collected from the Bank's international activities, fees from servicing Small Business Administration (SBA) loans, and income from escrow services.

     Non-interest income in 1996 totaled $6,073,000, representing a modest increase of $31,000, over $6,042,000 of non-interest income in 1995. There were no significant changes in any of the categories of non-interest income.

     Non-interest income in 1995 totaled $6,042,000, representing an increase of $106,000, or 1.8%, over $5,936,000 of non-interest income in 1994. There were no significant changes in any of the categories of non-interest income.

NON-INTEREST EXPENSE

     Non-interest expense increased $1,233,000, or 4.7%, from $26,104,000 in 1995 to $27,337,000 in 1996. Salaries and employee benefits increased $2,400,000 in 1996, representing a 21.4% increase. Of this increase, $1,989,000 was due to higher incentive compensation, directly related to the higher level of pre-tax income earned.

     The increase of salaries and employee benefits was partially offset by a $734,000 decrease of net other real estate owned expense, and a $394,000 reduction of other expense.

     The reduced net other real estate owned expense was due to decreases in all expense categories of OREO and the inclusion of a net gain from the sales of properties amounting to $441,000 compared to a net gain of $163,000 for 1995.

     The decrease of other expense was $394,000 comparing 1996 to 1995. Other expense is comprised of a number of expense classifications such as office supplies and communication expense, professional services expense, FDIC assessment expense and real estate investment expense. The net reduction of other expense is primarily due to the decreased cost of the Bank's FDIC insurance in 1996 from $1,299,000 to $150,000, partially offset by an increase in legal fees. The reduced FDIC insurance expense was the result of the upgrading of the Bank's rating for deposit insurance purposes. In addition, effective July, 1996, the rate structure for all insured depository institutions was decreased. The increase of legal fee expense was related to the resolution of problem credits.

     Non-interest expense increased $1,794,000, or 7.4%, to $26,104,000 in 1995 from $24,310,000 in 1994. The increase was primarily from the growth of salaries and employee benefits, which increased to $11,201,000 in 1995 from $9,883,000 in 1994, representing a $1,318,000, or 13.3% increase. Salary expense (excluding related payroll tax and fringe benefits) increased $1,278,000 primarily due to both higher compensation paid to employees and growth of personnel. As of December 31, 1995 and 1994, the full time equivalent number of employees was 317 and 289, respectively.

     Contributing also to the increase of non-interest expense was a $303,000, or 11.7%, increase in occupancy expense to $2,886,000 in 1995 from $2,583,000 in 1994. This increase primarily related to an additional $115,000 of expense related to the lease termination of the Company's former headquarters, whose lease expired in August, 1995, and increased occupancy expense due to additional lease expense for branches opened during 1994 and 1995.

     Other expenses increased $280,000, or 3.8% to $7,654,000 in 1995 from $7,374,000 in 1994. There was an increase of $306,000 in legal fees in 1995 compared to 1994. The increase in legal fees was caused by the increase in problem loans and the resulting collection efforts, including litigation. Increases in several other categories were offset by a $492,000 decline from 1994 to 1995 of deposit insurance premiums paid to the FDIC, which was caused by lower insurance rates.

PROVISION FOR INCOME TAXES

     For 1996, the Company's provision for income taxes was $9,179,000, an increase of $7,752,000, or 543%, from $1,427,000 recorded in 1995. The effective tax rate in 1996 was 32.5% as compared to 15.7% in 1995. The increased effective tax rate was due to an increased level of pre-tax income and the fact that in both years, the tax liability based on pre-tax income was reduced by approximately the same level of low income housing ("LIH") tax credits. For 1996, the LIH tax credit was $1,878,000 compared to $2,093,000 in 1995.

     For 1995, the Company's provision for income taxes was $1,427,000, a decrease of $369,000, or 20.6%, from $1,796,000 recorded in 1994. The effective tax rate in 1995 was 15.7% as compared to 19.3% in 1994. The reduced effective tax rate was primarily due to the realization of an increased amount of LIH tax credits in 1995 compared to 1994.

FINANCIAL CONDITION

     The Company's assets totaled $1,352.1 million as of December 31, 1996, representing an increase of $147.6 million, or 12.3%, over the $1,204.5 of million total assets as of December 31, 1995. The asset growth was primarily funded by an increase of total deposits of $155.3 million, representing a 14.8% increase.

     The asset growth was reflected in all categories of interest-earning assets with the exception of securities held to maturity. Loans and leases reflected the largest growth, increasing by $130.4 million. Federal funds sold and securities purchased under agreements to resell increased $15.2 million and securities available for sale increased by $12.7 million. Securities held to maturity decreased $21.3 million.

LOANS AND LEASES

     The growth of loans and leases to $602.4 million as of December 31, 1996, from $471.9 million as of December 31, 1995 represents a 27.6% increase. With the exception of installment loans, which represents the smallest component of the Bank's loan portfolio, all categories reflected growth compared to levels as of December 31, 1995. The loan growth is in line with management's intentions for increasing the loan to deposit ratio of the Company and reflects the improvement of the California economy.

     The largest growth component of the portfolio was loans to depository institutions. As of December 31, 1996, these loans totaled $50 million compared to $5 million as of December 31, 1995. Pursuant to Bank policy, loans to depository institutions may range for periods of time ranging from 2 to 31 days. As of December 31, 1996, there were four loans outstanding to depository institutions, with 30-day terms, maturing in January, 1997.

     Conventional real estate loans are loans, other than construction loans, secured by first trust deeds or junior real estate liens. As of December 31, 1996, conventional real estate loans totaled $273.1 million, or 45.3%, of the total loan portfolio. As of December 31, 1995 conventional real estate loans outstanding were $239.0 million, or 50.6%, of the total loan portfolio.

     Construction loans are real estate loans secured by first trust deeds. As of December 31, 1996, construction loans totaled $66.6 million, or 11.1%, of the total loan portfolio. As of December 31, 1995, construction loans totaled $53.4 million, or 11.3%, of the total loan portfolio.

     The Company limits the loan to value ratio on conventional real estate and construction loans to a maximum of 75% of the appraised value. Management believes that the Company's underwriting guidelines, including collateral requirements, and the underlying values of real estate collateral, provide the Company with protection against future losses on non-performing conventional real estate and construction loans.

     The following table sets forth the breakdown by type of collateral for construction and conventional real estate loans as of December 31, 1996 and 1995:

                                                    1996                                            1995
---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                  CONVENTIONAL                                     CONVENTIONAL
                        CONSTRUCTION             REAL ESTATE            CONSTRUCTION             REAL ESTATE
PROJECT TYPE               LOANS      PERCENTAGE    LOANS    PERCENTAGE     LOANS     PERCENTAGE    LOANS       PERCENTAGE
---------------------------------------------------------------------------------------------------------------------------
RESIDENTIAL:
   Single-Family         $ 18,913          28%    $ 38,688          14%    $ 14,007          26%    $ 33,470          14%
   Townhouse                  745           1        3,970           2        1,094           2        4,049           2
   Condominiums            28,855          44        6,587           2       26,320          49        5,406           2
   Multi-Family             6,784          10       39,204          14       10,607          20       36,108          15
   Land Development            --          --          158          --           --          --          600          --
                         --------    --------     --------    --------     --------    --------     --------    --------
TOTAL RESIDENTIAL        $ 55,297          83%    $ 88,607          32%    $ 52,028          97%    $ 79,633          33%
                         --------    --------     --------    --------     --------    --------     --------    --------
NON-RESIDENTIAL:
   Warehouse             $  2,617           4%    $ 38,582          14%    $     --          --%    $ 28,794          12%
   Retail Facilities        8,658          13       70,073          26        1,395           3       55,790          24
   Office                      --          --       34,634          13           --          --       29,268          12
   Hotel and Motel             --          --       38,178          14           --          --       42,681          18
   Other                       --          --        3,006           1           --          --        2,850           1
                         --------    --------     --------    --------     --------    --------     --------    --------
TOTAL NON-RESIDENTIAL    $ 11,275          17%    $184,473          68%    $  1,395           3%    $159,383          67%
                         --------    --------     --------    --------     --------    --------     --------    --------

TOTAL                    $ 66,572         100%    $273,080         100%    $ 53,423         100%    $239,016         100%
                         ========    ========     ========    ========     ========    ========     ========    ========


     Substantially all of the collateral securing construction and conventional real estate loans is located in California.

     Commercial loans include $21.7 million of unsecured commercial loans, $45.5 million of SBA loans of which $22.3 million are government sponsor-guaranteed, and $116.1 million of trade financing loans. As of December 31, 1996, commercial loans represented 30.4% of the total loans outstanding compared to 32.2% at December 31, 1995. The growth of commercial loans totaling $31.6 million was primarily from trade-financing loans which increased $32.8 million. The improvement of the California economy and the growth in international trade was primarily responsible for this growth.

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

     Other loans are primarily comprised of loans secured by the Bank's time deposits. Other loans totaled $22.4 million and $22.3 million, as of December 31, 1996 and 1995, respectively.

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

     The following table sets forth the amount of loans outstanding in each category as of the dates indicated:


                                                                                  DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                            1996          1995          1994           1993          1992
--------------------------------------------------------------------------------------------------------------------------
Commercial                                               $183,268      $151,709      $132,806      $126,098       $ 88,186
Real Estate-Construction                                   66,572        53,423        60,610        79,513         78,020
Real Estate-Conventional                                  273,080       239,016       281,225       270,566        250,680
Installment                                                    86           231           377           434            627
Other Loans                                                22,362        22,310        25,699        28,455         29,192
Leveraged Leases                                            6,986           255           273           290              -
Loans to Depository Institutions                           50,000         5,000             -             -              -
                                                         --------      --------      --------      --------       --------
TOTAL                                                    $602,354      $471,944      $500,990      $505,356       $446,705
                                                         ========      ========      ========      ========       ========

     The following table shows the maturity schedule of the Company's loans outstanding as of December 31, 1996, which are based on the remaining scheduled repayments of principal. Non-accrual loans of $11.7 million are included in the within one year category:


                                                       AFTER           MORE
                                        WITHIN        ONE BUT          THAN
                                         ONE           WITHIN          FIVE
(IN THOUSANDS)                           YEAR        FIVE YEARS        YEARS         TOTAL
----------------------------------------------------------------------------------------------
Commercial                             $131,583       $  8,078       $ 43,607       $183,268
Real Estate-Construction                 62,624          3,629            319         66,572
Real Estate-Conventional                 65,788        144,951         62,341        273,080
Installment                                  19             67             --             86
Other Loans                              22,299             63             --         22,362
Leveraged Leases                             --             69          6,917          6,986
Loans to Depository Institutions         50,000             --             --         50,000
                                       --------       --------       --------       --------
TOTAL                                  $332,313       $156,857       $113,184       $602,354
                                       ========       ========       ========       ========

     As of December 31, 1996, excluding non-accrual loans, loans and leases scheduled to be repriced within one year, after one but within five years, and in more than five years, are as follows:

                                          AFTER           MORE
                           WITHIN        ONE BUT          THAN
                            ONE           WITHIN          FIVE
(IN THOUSANDS)              YEAR        FIVE YEARS        YEARS          TOTAL
--------------------------------------------------------------------------------
Total Fixed Rate          $ 77,765       $ 75,974       $ 48,397       $202,136
Total Variable Rate        388,499             --             --        388,499
                          --------       --------       --------       --------
TOTAL                     $466,264       $ 75,974       $ 48,397       $590,635
                          ========       ========       ========       ========

     The balance of loans and leases includes loans held for sale totaling $1.9 million as of December 31, 1996. During 1996, approximately $29 million of loans held for sale were originated and approximately $33 million were sold. As of December 31, 1996, approximately $59 million of loans were serviced by the Bank on behalf of third parties.

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

     The following table provides information with respect to the Company's past due loans, non-accrual loans, other real estate owned and restructured loans as of the dates indicated:

                                                                                  DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                          1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------
Loan 90 Days or More Past Due and Still Accruing       $ 6,779        $     9        $   999        $ 4,059        $    87
Non-accrual Loans                                       11,719         43,712         46,672         22,033         15,965
                                                       -------        -------        -------        -------        -------
Total Past Due Loans                                    18,498         43,721         47,671         26,092         16,052
Restructured Loans                                      23,125         10,151         20,865         11,898             --
                                                       -------        -------        -------        -------        -------
Total Non-performing Loans                              41,623         53,872         68,536         37,990         16,052
Other Real Estate Owned, Net                            12,988          7,686          5,051         15,541         14,713
                                                       -------        -------        -------        -------        -------
TOTAL NON-PERFORMING ASSETS                            $54,611        $61,558        $73,587        $53,531        $30,765
                                                       =======        =======        =======        =======        =======

NON-PERFORMING ASSETS TO
     PERIOD END LOANS AND LEASES, NET,
PLUS OTHER REAL ESTATE OWNED, NET                         9.17%         13.39%         15.35%         10.60%          6.83%
                                                       =======        =======        =======        =======        =======


     Total non-performing assets decreased to $54.6 million as of December 31, 1996, from $61.6 million as of December 31, 1995, representing a $7.0 million, or 11.4% reduction. The net decrease was primarily due to a $32.0 million, or 73.2%, decline of non-accrual loans. As of December 31, 1996 non-accrual loans were $11.7 million compared to $43.7 million as of December 31, 1995.

      The following table analyzes the decline of non-accrual loans during the year ended December 31, 1996:

(IN THOUSANDS)
--------------------------------------------------------------------------------
Balance at December 31, 1995                                           $ 43,712
Add: Loans Placed on Non-accrual Status                                  26,045
Less: Charge-offs                                                        (5,110)
      Returned to Accrual Status                                        (20,049)
      Repayments                                                        (14,594)
      Transferred to OREO                                               (18,285)
                                                                       --------
BALANCE AT DECEMBER 31, 1996                                           $ 11,719
                                                                       ========

      The following table breaks out the Company's non-accrual loans by loan category as of December 31, 1996 and 1995:

(IN THOUSANDS)                                         1996                1995
--------------------------------------------------------------------------------
Commercial                                           $ 3,219             $ 3,802
Real Estate-Construction                                 477               3,630
Real Estate-Conventional                               8,023              36,241
Other Loans                                               --                  39
                                                     -------             -------
TOTAL                                                $11,719             $43,712
                                                     =======             =======

      Loans 90 days or more past due and still accruing totaled $6.8 million, as of December 31, 1996, up from $9,000, as of December 31, 1995. The balance of $6.8 million is comprised of two real estate credits of $5.1 million and $1.7 million. The $5.1 million credit is collateralized by a mobile home park with an appraised value substantially in excess of the loan balance. Interest payments continue to be made on a monthly basis approximately 45 days late. It is expected that either the property will be sold by the borrower with the Bank providing financing or it will be paid in full within 90 days. The $1.7 million is currently going through renewal negotiations at which time it will be removed from the 90 days or more past due and still accruing classification. The interest on the loan is current. The terms of the renewal are expected to be similar to those of the existing credit.

      The balance of restructured loans as of December 31, 1996, was $23.1 million compared to $10.2 million as of December 31, 1995, representing a $12.9 million, or 126%, increase. A loan is categorized as restructured if the original interest rate on such loan, the repayment terms, or both, are modified due to a deterioration in the financial condition of the borrower. Restructured loans may also be put on a non-accrual status in keeping with the Bank's policy of classifying loans which are 90 days past due as to principal and/or interest. Restructured loans which are non-accrual loans are not included in the balance of restructured loans. As of December 31, 1996, restructured loans consisted of sixteen real estate credits with a balance of $23.1 million. This compares to nine real estate credits with a balance of $10.2 million as of December 31, 1995. The increase of the balance of restructured loans was primarily due to the return to accrual status of six restructured credits totaling $10.6 million, as of December 31, 1996. A loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms. The weighted average yield of the restructured loans (on accrual status) as of December 31, 1996, was 10.19%.

      With the exception of one loan which is currently 30 days but less than 90 days past due, all restructured loans are performing pursuant to the terms and conditions of the restructuring.

      The following table breaks out the restructured loans by accrual status as of the dates indicated:

                                                             DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                         1996               1995
--------------------------------------------------------------------------------
Restructured Loans:
   On Accrual Status                                 $23,125             $10,151
   On Non-accrual Status                               2,820              16,727
                                                     -------             -------
TOTAL                                                $25,945             $26,878
                                                     =======             =======

      There are no commitments to lend additional funds on any of the restructured loans including those both on accrual status and on non-accrual status.

      Other real estate owned ("OREO"), net of valuation allowance of $1.8 million, totaled $13.0 million, representing an increase of $5.3 million, or 69.0%, from the balance of $7.7 million, net of valuation allowance of $0.6 million, as of December 31, 1995. As of December 31, 1996 and December 31, 1995, OREO consisted of 26 properties and 14 properties, respectively. With the exception of 7 properties, all currently outstanding properties became OREO in 1996. The net increase in OREO is the result of management emphasis on resolving non-accrual loans.

      During 1996, properties with a fair value of $17.9 million were transferred to OREO. During 1996, OREO with a carrying value of $11.4 million was sold. The net gain realized on the sales for 1996 was $441,000.

      The outstanding OREO properties are all included in the Bank's market area. They include single family residences, condominiums, apartment buildings, commercial buildings, and land. Nine properties comprise the land category of OREO. The Company does not intend to develop these properties; rather, it will sell the land undeveloped.

      The following table sets forth OREO by type of property as of the dates indicated:

                                                           DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                      1996                 1995
--------------------------------------------------------------------------------
PROPERTY TYPE
Single-Family Residential                         $    901             $     11
Condominium                                          6,284                  509
Multi-Family Residential                                --                  978
Warehouse                                               --                  188
Land for Residential                                 1,413                1,054
Land for Commercial                                    735                   --
Retail Facilities                                    5,228                5,289
Office                                                 250                  268
Less: Valuation Allowance                           (1,823)                (611)
                                                  --------             --------
TOTAL                                             $ 12,988             $  7,686
                                                  ========             ========

      In accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, a loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The following table discloses pertinent information as it relates to the Company's impaired loans as of and for the dates indicated:

                                                          AS OF AND FOR THE
                                                              YEAR ENDED
                                                             DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                         1996               1995
--------------------------------------------------------------------------------
Recorded Investment with
   Related Allowance                                  $21,210            $45,862
Recorded Investment with no
   Related Allowance                                  $ 2,303            $    --
                                                      -------            -------
TOTAL RECORDED INVESTMENT                             $23,513            $45,862
                                                      =======            =======

Allowance for Impaired Loans                          $ 2,011            $ 5,803
Average Balance of Impaired
   Loans before Allowance for
   the Year Indicated                                 $35,725            $44,206
Interest Income Recognized                            $ 2,067            $   808

      Income recognition on impaired loans uses methods existing for non-accrual loans but can include the accrual of interest. While a loan is in non-accrual status, some or all of the cash payments received may be treated as interest income on a cash basis as long as the remaining book balance of the loan (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The Bank's determination as to the ultimate collectibility of the loan's remaining book balance must be supported by a current, well documented credit evaluation of the borrower's financial condition and prospects for repayment, including consideration of the borrower's historical repayment performance and other relevant factors. Of the amount of interest income recognized in 1996 and 1995, no interest was recognized under the cash basis method.

      Management cannot predict the extent to which the current economic environment, including the real estate market, may improve or worsen, or the full impact such environment may have on the Bank's loan portfolio. Furthermore, as the Bank's primary regulators review the loan portfolio as part of their routine, periodic examinations of the Bank, their assessment of specific credits may affect the level of the Bank's non-performing loans. Accordingly, there can be no assurance that other loans will not be placed on non-accrual, become 90 days or more past due, have terms modified in the future, or become OREO.

      The effect of non-accrual loans outstanding as of year-end on interest income for the years 1996, 1995 and 1994 is presented below:

(IN THOUSANDS)                          1996             1995             1994
--------------------------------------------------------------------------------
Contractual Interest Due              $ 2,526          $ 6,969          $ 5,844
Interest Recognized                    (1,470)          (1,098)          (2,768)
                                      -------          -------          -------

NET INTEREST FOREGONE                 $ 1,056          $ 5,871          $ 3,076
                                      =======          =======          =======

      Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

      The effect of restructured loans outstanding as of year-end on interest income for the years ended December 31, 1996, 1995 and 1994 is presented below:

(IN THOUSANDS)                          1996             1995             1994
--------------------------------------------------------------------------------
Contractual Interest Due              $ 3,709          $ 1,713          $ 1,888
Interest Recognized                    (3,113)          (1,150)          (1,559)
                                      -------          -------          -------

NET INTEREST FOREGONE                 $   596          $   563          $   329
                                      =======          =======          =======

ALLOWANCE FOR CREDIT LOSSES

      As of December 31, 1996, the balance of the allowance for credit losses was $16.2 million, representing 2.69% of outstanding loans and leases. This compares to an allowance for credit losses of $16.7 million as of December 31, 1995, representing 3.53% of outstanding loans and leases. The decline of this ratio is primarily due to the reduction of the non-accrual loans to $11.7 million as of December 31, 1996 from $43.7 million as of December 31, 1995. In addition, net charge-offs declined substantially, to $5.0 million in 1996 from $24.9 million in 1995.

      The following table summarizes pertinent allowance for credit loss data. Most of the non-performing loans are collateralized by commercial real estate. Accordingly, losses are usually limited to a percentage of the principal owed the Company.

                                               1996          1995          1994          1993          1992
------------------------------------------------------------------------------------------------------------
End of Period
   Allowance to Non-performing Loans          38.94%        30.95%        33.60%        31.53%        46.74%

Provision for Credit Losses Divided by
   Net Charge-offs                             0.91          0.75          3.15          1.93          1.71

      The ratio of the allowance to non-performing and restructured loans improved to 38.9% as of December 31, 1996 from 31.0% as of December 31, 1995. In addition, the allowance as a percentage of non-accrual loans increased to 138% as of December 31, 1996 from 38.6% as of December 31, 1995. Management believes that the allowance for credit losses is adequate to cover known and inherent losses related to loans and leases outstanding as of December 31, 1996.

      A detailed analysis of the Company's allowance for credit losses, the recoveries on loans previously charged off, and the amount of loans and leases charged off is summarized in the following table:

(IN THOUSANDS)                                         1996            1995            1994            1993            1992
-----------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Year                         $16,674         $23,025         $11,977         $ 7,503         $ 5,910
CHARGE-OFFS:
   Commercial                                          1,492           2,219           1,917             937             528
   Real Estate                                         5,810          23,293           3,848           3,695           1,403
   Installment                                           148               8              37             493             342
   Leverage Leases                                        --              --              --              --              59
                                                     -------         -------         -------         -------         -------
TOTAL CHARGE-OFFS                                      7,450          25,520           5,802           5,125           2,332
                                                     -------         -------         -------         -------         -------

RECOVERIES:
   Commercial                                            315              43             423              83              88
   Real Estate                                         2,139             553             218             201              --
   Installment & Other                                    31               3              15              15               7
                                                     -------         -------         -------         -------         -------
TOTAL RECOVERIES                                       2,485             599             656             299              95
                                                     -------         -------         -------         -------         -------

Net Charge-Offs                                        4,965          24,921           5,146           4,826           2,237
Provision Charged to Operating Expenses                4,500          18,570          16,194           9,300           3,830
                                                     -------         -------         -------         -------         -------
BALANCE AT END OF YEAR                               $16,209         $16,674         $23,025         $11,977         $ 7,503
                                                     =======         =======         =======         =======         =======

Ratio of Net Charge-Offs to Average
   Loans and Leases Outstanding                         0.96%           5.10%           1.01%           1.00%           0.48%
                                                     =======         =======         =======         =======         =======

Allowance for Credit Losses to
   Year-End Loans and Leases                            2.69%           3.53%           4.60%           2.37%           1.72%
                                                     =======         =======         =======         =======         =======

Allowance for Credit Losses to Past Due Loans          87.63%          38.14%          48.30%          45.90%          46.74%
                                                     =======         =======         =======         =======         =======

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

                                                                        DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                     1996                 1995                 1994                 1993                 1992
(DOLLARS IN THOUSANDS)           (1)      (2)         (1)      (2)         (1)      (2)        (1)       (2)       (1)          (2)
------------------------------------------------------------------------------------------------------------------------------------
Commercial                    $ 4,664     30.4%    $ 4,239     32.2%    $ 3,651     26.5%    $ 2,405     25.0%    $1,638       19.7%
Real Estate - Construction      2,796     11.1         928     11.3       2,232     12.1       1,206     15.7      1,515       17.5
Real Estate - Conventional      8,337     45.3      11,167     50.6      16,809     56.2       7,217     53.5      3,393       56.1
Installment                         1       --           3      0.1           4      0.1           9      0.1         20        0.1
Other Loans                       313      3.7         280      4.7         327      5.1         384      5.6        442        6.6
Leveraged Leases                   98      1.2          --       --          --       --          --      0.1         --         --
Term Federal Funds Sold            --      8.3          --       --          --       --          --       --         --         --
Unallocated                        --       --          57      1.1           2       --         756       --        495         --
                              -------    -----     -------    -----     -------    -----     -------    -----     ------      -----
TOTAL                         $16,209    100.0%    $16,674    100.0%    $23,025    100.0%    $11,977    100.0%    $7,503      100.0%
                              =======    =====     =======    =====     =======    =====     =======    =====     ======      =====

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

      Securities that could be sold in response to changes in interest rates, increased loan demand, liquidity needs, capital requirements or other similar factors, are classified as securities available for sale. These securities are carried at fair value, with unrealized gains or losses reflected net of tax in stockholders' equity.

      As of December 31, 1996, the Company recorded net unrealized holding gains of $1,120,000 on its available for sale portfolio which is included as a separate component of stockholders' equity amounting to $646,000, representing the unrealized holding gain, net of tax.

      Proceeds from the sales of securities available for sale were $41,367,000 for the year ended December 31, 1996. There were no sales of securities available for sale for the year ended December 31, 1995. Proceeds from the sale of securities available for sale were $1,140,000 for the year ended December 31, 1994. There were no sale of securities held to maturity in 1996 or in 1995.

      Gross realized gains on sales of securities were $28,000, $0, and $124,000 for 1996, 1995, and 1994, respectively. Gross realized losses on sales of securities were $252,000, $0, and $150,000 in 1996, 1995, and 1994, respectively. The 1996 gross realized losses includes the write-off of a $250,000 convertible note deemed worthless.

      The Company has increased its holding of auction preferred stock, asset-backed securities and collateralized mortgage obligations, while reducing its holdings of U.S. Government Agency securities. These changes are a result of ongoing management of the investment portfolio with regard to relative value and sector diversification for securities that meet eligibility requirements.

      The following table summarizes the carrying value of the Company's securities held to maturity and securities available for sale for each of the past three years:

                                                     DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                              1996        1995        1994
--------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
   U. S. Treasuries                       $     --    $     --    $  1,978
   U. S. Government Agencies                    --          --      10,726
   Mortgage Backed Securities                   --          --      19,048
   State and Municipal Securities            2,222       6,460       7,322
   Commercial Paper                             --          --       2,999
   Collateralized Mortgage Obligations          56          82      14,162
   Asset Backed Securities                   9,996      27,011      27,041
                                          --------    --------    --------
TOTAL                                     $ 12,274    $ 33,553    $ 83,276
                                          ========    ========    ========

SECURITIES AVAILABLE FOR SALE
   U. S. Treasuries                       $  1,891    $ 16,944    $ 37,489
   U. S. Government Agencies               160,666     223,528     193,458
   Mortgage Backed Securities               51,256      62,199      31,303
   Corporate Notes                          19,594      28,315      42,154
   Collateralized Mortgage Obligations     165,798     133,957      44,408
   Asset Backed Securities                  37,934          --          --
   Auction Preferred Stocks                 72,450      32,200          --
   Other Securities                         10,232       9,998       8,423
                                          --------    --------    --------
TOTAL                                     $519,821    $507,141    $357,235
                                          ========    ========    ========

      The following table shows the contractual maturities of securities at December 31, 1996, and the weighted average yields. The actual maturities of certain securities are expected to be shorter than the contractual maturities.


                                                             AFTER ONE         AFTER FIVE
                                                             BUT WITHIN        BUT WITHIN
                                        WITHIN ONE YEAR      FIVE YEARS         TEN YEARS        AFTER TEN YEARS         TOTAL
(IN MILLIONS)                            AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT    YIELD     AMOUNT    YIELD    AMOUNT    YIELD
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
   State and Municipal Securities        $  2.22   6.42%   $    --     --%   $   --       --%   $    --       --%   $  2.22    6.42%
   Collateralized Mortgage Obligations        --     --         --     --      0.06     9.79         --       --       0.06    9.79
   Asset Backed Securities                  5.98   9.37         --     --        --       --       4.01     8.50       9.99    9.01
                                         -------   ----    -------   ----    ------     ----    -------     ----    -------    ----
TOTAL                                    $  8.20   8.57%   $    --     --%   $ 0.06     9.79%   $  4.01     8.50%   $ 12.27    8.55%
                                         =======   ====    =======   ====    ======     ====    =======     ====    =======    ====

SECURITIES AVAILABLE FOR SALE
   U. S. Treasuries                      $    --     --%   $  1.89   5.30%   $   --       --%   $    --       --%   $  1.89    5.30%
   U.S. Government Agencies                14.87   6.57     145.58   6.24        --       --       0.22     6.97     160.67    6.27
   Mortgage Backed Securities               0.33   0.70       2.57   7.53        --       --      48.36     6.16      51.26    6.20
   Corporate Notes                         10.17   8.06       9.42   8.57        --       --         --       --      19.59    8.30
   Collateralized Mortgage Obligations        --     --       1.51   6.02     18.90     6.38     145.39     6.54     165.80    6.52
   Asset Backed Securities                    --     --         --     --        --       --      37.93     7.06      37.93    7.06
   Auction Preferred Stocks                72.45   5.65         --     --        --       --         --       --      72.45    5.65
   Other Securities                        10.23   6.91         --     --        --       --         --       --      10.23    6.91
                                         -------   ----    -------   ----    ------     ----    -------     ----    -------    ----
TOTAL                                    $108.05   6.11%   $160.97   6.38%   $18.90     6.38%   $231.90     6.55%   $519.82    6.40%
                                         =======   ====    =======   ====    ======     ====    =======     ====    =======    ====

      The following table summarizes the aggregate fair value of securities of any one issuer which exceeds ten percent of stockholders' equity as of December 31, 1996:

(IN THOUSANDS)
--------------------------------------------------------------------------------
ISSUER                                                BOOK VALUE      FAIR VALUE
--------------------------------------------------------------------------------
GE Capital                                              $11,791         $11,955
Industry Mortgage Company                                12,282          12,384
International Lease Finance                              17,000          17,000
JP Morgan                                                15,800          15,800
Sara Lee                                                 13,400          13,400
Transamerica                                             20,010          20,052
                                                        -------         -------
                                                        $90,283         $90,591
                                                        =======         =======

      The issues are primarily auction preferred stock and asset backed securities.

DEPOSITS

      The Company's deposits totaled $1,201.5 million as of December 31, 1996, representing a $155.3 million, or 14.8%, increase over the $1,046.2 million total deposits as of December 31, 1995. The largest deposit growth was in the time certificates of deposit of $100,000 or more which increased $137.3 million, or 33.6%.

      During 1996, average deposits increased to $1,144.9 million from $948.8 million during 1995, representing an increase of $196.1 million, or 20.7%.

      The following table sets forth the average amount of and the average rate paid on each of the following deposit categories which are in excess of 10 percent of average total deposits for the years ending December 31, 1996 and 1995:


                                                         1996                              1995
-----------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                             AMOUNT       RATIO       RATE       AMOUNT      RATIO       RATE
-----------------------------------------------------------------------------------------------------------
Deposits:
  Noninterest-Bearing Demand Deposits    $  132,088     11.54%        --%    $ 120,902     12.74%        --%
  Interest-Bearing Demand Deposits          213,910     18.68       2.10       192,033     20.24       2.19
  Saving Deposits                           131,849     11.52       2.70       140,904     14.85       3.18
  Time Deposits                             667,047     58.26       4.92       494,973     52.17       5.23
                                         -------------------------------     ------------------------------
TOTAL DEPOSITS                           $1,144,894    100.00%      4.04%    $ 948,812    100.00%      4.18%
                                         ===============================     ==============================

      The growth of deposits from the Company's customers reflects the continuing tradition of personalized services. There are no brokered deposits outstanding. The Company believes that the majority of its deposit customers have strong ties to the Bank. Although the Company has a significant amount of time certificates of deposit of $100,000 or more having maturities of one year or less, the depositors have generally renewed their deposits in the past at their maturity. Accordingly, the Company believes its deposit source to be stable. The following table is indicative of the length of the relationship of depositors of time certificates of deposit of $100,000 or more with the Bank, as of December 31, 1996:

(DOLLARS IN THOUSANDS)                               AMOUNT      NO. OF ACCOUNTS
--------------------------------------------------------------------------------
3 years or more                                     $273,062               1,684
2 - 3 years                                           56,969                 400
1 - 2 years                                          102,787                 596
Less than 1 year                                     112,760                 587
                                                    --------               -----
TOTAL                                               $545,578               3,267
                                                    ========               =====

      The maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1996, is as follows:


(IN THOUSANDS)                                                           AMOUNT
--------------------------------------------------------------------------------
3 Months or Less                                                        $264,776
Over 3 Months Through 6 Months                                           103,075
Over 6 Months Through 12 Months                                          176,694
Over 12 Months                                                             1,033
                                                                        --------
TOTAL                                                                   $545,578
                                                                        ========

OTHER BORROWINGS

      In September 1992, the Company obtained an advance from the Federal Home Loan Bank of San Francisco ("FHLB") of $30.0 million at a 4.76% fixed rate of interest. The advance matured on October 2, 1995 and was repaid.

      In 1990, the Company issued $15.0 million of subordinated debentures with a contractual annual interest rate of 10.52% and a stated maturity of September 1, 2000.

REGULATORY MATTERS

      On April 23, 1996, the Bank was notified by its primary regulator, the Federal Deposit Insurance Corporation ("FDIC"), that the Memorandum of Understanding ("MOU") dated August 17, 1995, had been terminated based upon the results of a safety and soundness examination dated January 8, 1996.

      The Company's Board of Directors received a letter, dated July 19, 1996, from the Federal Reserve Bank of San Francisco (the "Federal Reserve") indicating that the existing board resolution which required the Company to inform the Federal Reserve prior to: (a) declaring cash or in-kind dividends;
(b) incurring debt; (c) repurchasing stock; or (d) entering into any agreements to acquire any entities or portfolios, was no longer required. The Company's Board rescinded the resolution at its August Board meeting.

CAPITAL RESOURCES

      Stockholders' equity totaled $116.6 million as of December 31, 1996, an increase of $17.2 million, or 17.2%, from $99.5 million as of December 31, 1995. The increase from year-end 1995 to year-end 1996 was primarily due to net income of $19,037,000, less cash dividends paid to shareholders of $2,424,000.

      For the year ended December 31, 1996, the ratio of the Company's average stockholders' equity to average assets was 8.13%. For the year ended December 31, 1995 the ratio of the Company's average stockholders' equity to average assets was 8.57%. The reduction of this ratio is primarily the result of the increase of average assets.

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

      During 1992, pursuant to the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), the federal banking regulators set forth the definitions for "adequately capitalized" and "well capitalized" institutions. An "adequately capitalized" institution is one that meets the minimum regulatory capital requirements. A "well capitalized" institution is one with capital ratios as shown in the following table. As of December 31, 1996, the Company's and the Bank's Tier 1 capital, total capital and leverage ratios exceeded the "well capitalized" ratio requirements as follows:

                                                         MINIMUM        WELL
                                     GBC     GENERAL   REGULATORY    CAPITALIZED
                                   BANCORP    BANK    REQUIREMENTS  REQUIREMENTS
--------------------------------------------------------------------------------
Tier 1                              11.97%    11.81%       4%            6%
Total                               13.69%    13.06%       8%           10%
Leverage Ratio                       8.74%     8.61%       4%            5%

LIQUIDITY AND INTEREST RATE SENSITIVITY

      Liquidity measures the ability of the Company to meet fluctuations in deposit levels, to fund its operations and to provide for customers' credit needs. Liquidity is monitored by management on an on-going basis. Asset liquidity is provided by cash and short-term financial instruments, which include auction preferred stocks, federal funds sold and securities purchased under agreements to resell, unpledged securities held to maturity and maturing within one year and unpledged securities available for sale. These sources of liquidity amounted to $717 million, or 53.0%, of total assets as of December 31, 1996 compared with $614.0 million, or 51.1%, of total assets as of December 31, 1995.

      To further supplement its liquidity, the Company has established federal funds lines with correspondent banks and three master repurchase agreements with major brokerage companies. In August, 1992, the FHLB granted the Bank a line of credit equal to 25 percent of assets with terms up to 240 months. Management believes its liquidity sources to be stable and adequate.

     As of December 31, 1996, total loans and leases represented 50.1% of total deposits. This compares to 45.1% as of December 31, 1995, and reflects the Company's intentions of increasing this ratio.

     As of December 31, 1996, management is not aware of any information that would result in or that was reasonably likely to have a material effect on the Company's liquidity and capital resources.

     The liquidity of the parent company, GBC Bancorp, is primarily dependent on the payment of cash dividends by its subsidiary, General Bank, subject to the limitations imposed by the Financial Code of the State of California. For 1996, General Bank paid/declared $13.0 million of cash dividends to GBC Bancorp.

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

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. As of December 31, 1996, a contract with a notional value of $500,000 was outstanding. These instruments are used to manage the interest rate risk from origination of fixed rate residential mortgage loans for sale in the secondary markets. The Company utilizes Treasury note futures and forward sales of mortgage-backed securities to hedge interest rate risk associated with its residential mortgage banking activities. Futures and forward sale contracts provide for sale of the underlying securities, including mortgage-backed securities, at a specified future date, at a specified price or yield. The amount of the futures and forward sale contracts is determined by the aggregate amount of fixed rate commitments for mortgage loans that are expected to be funded plus the amount of fixed rate residential mortgages categorized as being held for sale that have not been sold. The fair value of the underlying futures and forward sale contracts is expected to move inversely to the change in fair value of the mortgage loans.

     The Company never intends to deliver the underlying securities that the futures and forward sale contracts commit to sell. Rather, it purchases offsetting contracts to eliminate the obligation. The Company is exposed to the risk that the fair value of futures contracts, being based on the value of the Treasury note will not move proportionately with the change in value of the mortgage loans being hedged. This basis risk is unpredictable and can result in economic loss to the Company. There is no basis risk related to the use of forward sale contracts on mortgage-backed securities since their fair value is based on similar mortgage loans. However, a gain or loss will arise from the difference between the fair value and the forward sale price of the mortgage-backed security.

     As of December 31, 1996 and 1995 there were outstanding fixed rate mortgages held for sale of $1.9 million and $6.3 million and a notional value of derivative instruments of $0.5 million and $0, respectively. For the years ended December 31, 1996 and 1995, the Company had realized net losses of $6,000 and $114,000 with unrealized losses of $625 and $0, respectively, related to its hedging activities.

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

     "Gap" reports originated as a means to provide management with a tool to monitor repricing differences, or "gaps", between assets and liabilities repricing in a specified period, based upon their underlying contractual rights. The use of "gap" reports is thus limited to a quantification of the "mismatch" between assets and liabilities repricing within a unique specified timeframe. "Gap" reports cannot be used to quantify exposure to interest rate changes because they do not take into account timing differences between repricing assets and liabilities, and changes in the amount of prepayments.

     As of December 31, 1996 there is a cumulative one year negative "gap" of $311.4 million, up from $241.1 million at December 31, 1995. The negative gaps would appear to be predictive of an increase in the net interest margin during 1996, as the average fed funds rate declined 52 basis points in 1996 as compared to 1995. However, due to the lag in repricing downward the rates paid on liabilities versus the immediate repricing downward of its assets, the Company did not realize a corresponding increase in the net interest margin.

     The Company uses a simulation analysis to attempt to predict changes in the yields earned on different asset categories and the rates paid on liabilities in relation to changes in market interest rates. The analysis has concluded that the Bank's liabilities reprice more slowly than it's assets, and that the Company's balance sheet has a positive gap when the timing of repricing is taken into account. This results in an interest rate sensitivity profile for the Company where it has exposure to a downward shift in interest rates. The Company has established an internal policy to manage its net interest income volatility to a change of 10% when the simulation is using an assumed instant change of money market rates of 100 basis points. As of year-end, the Company was well within that policy limit.

     The following table indicates the Company's interest rate sensitivity position as of December 31, 1996, and may not be reflective of positions in subsequent periods:

                                                                           INTEREST SENSITIVITY PERIOD
-----------------------------------------------------------------------------------------------------------------------------------
                                                  0 TO 90      91 TO 365    OVER 1 YEAR      OVER       NON-INTEREST
(IN THOUSANDS)                                     DAYS          DAYS       TO 5 YEARS      5 YEARS    EARNING/BEARING    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
Securities Available for Sale                   $  97,065      $  21,361      $ 160,791      $240,604     $      --      $  519,821
Securities Held to Maturity                           245          7,960             --         4,069            --          12,274
Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                      140,200             --             --            --            --         140,200
Loans and Leases (1) (2)                          360,227         56,037         75,974        48,397            --         540,635
Loans to Depository Institutions                   50,000             --             --            --            --          50,000
Non-Earning Assets (2)                                 --             --             --            --        89,185          89,185
                                                ---------      ---------      ---------      --------     ---------      ----------
TOTAL ASSETS                                    $ 647,737      $  85,358      $ 236,765      $293,070     $  89,185      $1,352,115
                                                =========      =========      =========      ========     =========      ==========
SOURCE OF FUNDS FOR ASSETS:
Deposits:
   Demand                                       $      --      $      --      $      --      $     --     $ 158,728      $  158,728
   Interest Bearing Demand                        213,697             --             --            --            --         213,697
   Savings                                        119,315             --             --            --            --         119,315
   TCD'S Under $100,000                           104,586         58,590          1,019            --            --         164,195
   TCD'S $100,000 and Over                        325,571        218,974          1,033            --            --         545,578
                                                ---------      ---------      ---------      --------     ---------      ----------
TOTAL DEPOSITS                                  $ 763,169      $ 277,564      $   2,052      $   --       $ 158,728      $1,201,513
                                                =========      =========      =========      ========     =========      ==========
Subordinated Debt                               $      --      $   3,750      $  11,250      $     --     $      --      $   15,000
Other Liabilities                                      --             --             --            --        18,966          18,966
Stockholders' Equity                                   --             --             --            --       116,636         116,636
TOTAL LIABILITIES AND                           ---------      ---------      ---------      --------     ---------      ----------
   STOCKHOLDERS' EQUITY                         $ 763,169      $ 281,314      $  13,302      $     --     $ 294,330      $1,352,115
                                                =========      =========      =========      ========     =========      ==========
Interest Sensitivity Gap                        $(115,432)     $(195,956)     $ 223,463      $293,070     $(205,145)

Cumulative Interest Sensitivity Gap             $(115,432)     $(311,388)     $ (87,925)     $205,145     $      --

Gap Ratio (% of Total Assets)                        -8.5%         -14.5%          16.5%         21.7%        -15.2%
Cumulative Gap Ratio                                 -8.5%         -23.0%          -6.5%         15.2%          0.0%

(1) LOANS ARE BEFORE UNAMORTIZED DEFERRED LOAN FEES AND ALLOWANCE FOR CREDIT LOSSES.
(2) NON-ACCRUAL LOANS ARE INCLUDED IN NON-EARNING ASSETS.

RECENT ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, AN AMENDMENT OF FASB STATEMENT NO. 65

     The Company adopted statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65" ("SFAS 122") on January 1, 1996.

     SFAS 122 amends SFAS 65 to remove the distinction in accounting for mortgage servicing rights resulting from originated loans and those resulting from purchased loans. Where a definitive plan to sell or securitize mortgage loans is in place, the mortgage servicing rights will be capitalized at the date of purchase or the date of origination. Where a definitive plan is not in place, capitalization of the mortgage servicing rights will occur at the date of sale or securitization. Additionally, SFAS 122 requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Mortgage servicing rights are amortized in proportion to and over the period of estimated net securities income. The implementation of SFAS 122 did not have a material impact on the Company.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for, or at least disclosed, in the case of stock options, based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS 123 is initially adopted for recognizing compensation cost.

     The Company has elected to reflect the impact of SFAS 123 in the notes to consolidated financial statements.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 establishes new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. As issued, SFAS 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and earlier or retroactive application is not permitted. During 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). SFAS 127 defers for one year the effective date
(a) of paragraph 15 of SFAS 125 and (b) for repurchase agreement, dollar-roll, securities lending, and similar transactions, of paragraphs 9 - 12 and 237 (b) of Statements 125. SFAS 127 provides additional guidance on the types of transactions for which the effective date of Statement 125 has been deferred. It is required that if it is not possible to determine whether a transfer occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9 - 12 of Statement 125 should be applied to that transfer. It is not anticipated the adoption of SFAS 125 will have a material impact on the financial condition or results of operations of the Company.

SELECTED FINANCIAL DATA

                                                                              YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                 1996            1995            1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS
Interest Income                                            $   97,641     $   85,126     $   72,782     $ 65,159     $ 65,731
Interest Expense                                               43,661         37,418         28,889       24,997       28,441
                                                           ----------     ----------     ----------     --------     --------
Net Interest Income Before Provision for Credit Losses         53,980         47,708         43,893       40,162       37,290
Provision for Credit Losses                                     4,500         18,570         16,194        9,300        3,830
                                                           ----------     ----------     ----------     --------     --------
Net Interest Income After Provision for Credit Losses          49,480         29,138         27,699       30,862       33,460
Non-Interest Income                                             6,073          6,042          5,936        8,286        4,420
Non-Interest Expense                                           27,337         26,104         24,310       22,012       18,283
                                                           ----------     ----------     ----------     --------     --------
Income Before Income Taxes                                     28,216          9,076          9,325       17,136       19,597
Provision for Income Taxes                                      9,179          1,427          1,796        5,196        6,585
                                                           ----------     ----------     ----------     --------     --------
Net Income                                                 $   19,037     $    7,649     $    7,529     $ 11,940     $ 13,012
                                                           ==========     ==========     ==========     ========     ========

BALANCE SHEET DATA AS OF DECEMBER 31
Assets                                                     $1,352,115     $1,204,506     $1,081,602     $957,260     $861,252
Loans and Leases, Net                                         582,507        451,891        474,276      489,394      435,880
Securities Available for Sale                                 519,821        507,141        357,235      199,109      189,408
Investment Securities                                          12,274         33,553         83,276      111,870      146,731
Deposits                                                    1,201,513      1,046,200        934,020      790,575      697,020
Stockholders' Equity                                          116,636         99,477         87,683       86,438       76,209


PER SHARE DATA
Earnings (2)                                               $     2.67     $     1.14     $     1.12     $   1.76     $   1.94
Cash Dividends Declared                                          0.36           0.32           0.32         0.32         0.32
Year End Book Value                                             17.24          14.89          13.17        13.00        11.51
Average Shares Outstanding (In 000's)(2 )                       7,135          6,729          6,720        6,774        6,707


FINANCIAL RATIOS
Return on Average Assets                                         1.46%          0.70%          0.76%        1.32%        1.59%
Return on Average Stockholders' Equity                          17.93           8.13           8.34        14.47        18.25
Average Stockholders' Equity to Average Assets                   8.13           8.57           9.10         9.10         8.72
Net Interest Margin (1)(3)                                       4.36           4.59           4.74         4.74         4.86
Net Charge-Offs to Average Loans and Leases                      0.96           5.10           1.01         1.00         0.48
Non-performing Assets to Year End Loans and
   Leases, Net, Plus Other Real Estate Owned, Net (4)            9.17          13.39          15.35        10.60         6.83
Allowance for Credit Losses to Year End Loans and Leases         2.69           3.53           4.60         2.37         1.72
Cash Dividend Payout                                            13.49          28.07          28.57        18.18        16.49

(1) TAX-EXEMPT INTEREST INCOME IS NOT ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS.
(2) PER SHARE DATA AND AVERAGE SHARES OUTSTANDING ARE ADJUSTED TO REFLECT THE 10% STOCK DIVIDEND TO SHAREHOLDERS OF RECORD ON JANUARY 1, 1991 AND JULY 1, 1992.
(3) NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES DIVIDED BY AVERAGE EARNING ASSETS.
(4) NON-PERFORMING ASSETS INCLUDE LOANS 90 DAYS PAST DUE STILL ACCRUING, NON-ACCRUAL LOANS, RESTRUCTURED LOANS AND OTHER REAL ESTATE OWNED, NET.

CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
--------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                   1996             1995
--------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                                                     $    46,809      $    38,837
Federal Funds Sold and Securities Purchased Under Agreements to Resell          140,200          125,000
Securities Available for Sale at Fair Value (Amortized Cost of $518,701
   and $504,163 at December 31, 1996 and 1995, Respectively)                    519,821          507,141
Securities Held to Maturity (Fair Value of $12,463 and
   $34,370 at December 31, 1996 and 1995, Respectively)                          12,274           33,553
Loans and Leases                                                                602,354          471,944
Less: Allowance for Credit Losses                                               (16,209)         (16,674)
     Deferred Loan Fees                                                          (3,638)          (3,379)
                                                                            -----------      -----------
Loans and Leases, Net                                                           582,507          451,891
Bank Premises and Equipment, Net                                                  5,806            6,101
Other Real Estate Owned, Net                                                     12,988            7,686
Due From Customers on Acceptances                                                 6,535            4,703
Real Estate Held for Investment                                                   9,686           12,142
Accrued Interest Receivable and Other Assets                                     15,489           17,452
                                                                            -----------      -----------
TOTAL ASSETS                                                                $ 1,352,115      $ 1,204,506
                                                                            ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS:
   Demand                                                                   $   158,728      $   137,048
   Interest Bearing Demand                                                      213,697          200,614
   Savings                                                                      119,315          129,202
   Time Certificates of Deposit of $100,000 or More                             545,578          408,289
   Other Time Deposits                                                          164,195          171,047
                                                                            -----------      -----------
TOTAL DEPOSITS                                                                1,201,513        1,046,200

Federal Funds Purchased and Securities
   Sold Under Repurchase Agreements                                         $      --        $    24,000
Subordinated Debt                                                                15,000           15,000
Acceptances Outstanding                                                           6,535            4,703
Accrued Expenses and Other Liabilities                                           12,431           15,126
                                                                            -----------      -----------
Total Liabilities                                                             1,235,479        1,105,029


STOCKHOLDERS' EQUITY:
Common Stock, No Par or Stated Value; 20,000,000
Shares Authorized; 6,766,469 and 6,679,661 Shares
Outstanding at December 31, 1996 and  1995, Respectively                    $    47,281      $    45,658
Securities Valuation Allowance, Net of Tax                                          646            1,723
Retained Earnings                                                                68,716           52,103
Foreign Currency Translation Adjustments                                             (7)              (7)
                                                                            -----------      -----------
TOTAL STOCKHOLDERS' EQUITY                                                      116,636           99,477
                                                                            -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 1,352,115      $ 1,204,506
                                                                            ===========      ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

                                                                              FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                          1996         1995         1994
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and Leases, Including Fees                                            $ 53,551      $49,533     $ 48,478
Securities Available for Sale                                                 34,823       22,161       14,018
Securities Held to Maturity                                                    1,868        6,474        6,528
Due From Financial Institutions-Time                                            --              1           26
Federal Funds Sold and Securities Purchased under Agreements to Resell         7,395        6,940        3,728
Other                                                                              4           17            4
                                                                            --------      -------     --------
TOTAL INTEREST INCOME                                                         97,641       85,126       72,782
                                                                            --------      -------     --------

INTEREST EXPENSE
Interest Bearing Demand                                                        4,490        4,204        4,211
Savings                                                                        3,563        4,484        2,618
Time Deposits of $100,000 or More                                             24,686       17,950       14,328
Other Time Deposits                                                            8,158        7,936        4,348
Federal Funds Purchased and Securities Sold under Repurchase Agreements        1,168          172          360
Borrowings from the Federal Home Loan Bank                                      --          1,076        1,428
Subordinated Debt                                                              1,596        1,596        1,596
                                                                            --------      -------     --------
TOTAL INTEREST EXPENSE                                                        43,661       37,418       28,889

Net Interest Income                                                           53,980       47,708       43,893
Provision for Credit Losses                                                    4,500       18,570       16,194
                                                                            --------      -------     --------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                         49,480       29,138       27,699
                                                                            --------      -------     --------

NON-INTEREST INCOME
Service Charges and Commissions                                                5,517        5,205        5,388
Gain on Sale of Loans, Net                                                       157          217           42
Gain on Sale of Securities Available for Sale                                     26         --            124
Write-off of Securities                                                         (250)        --           (150)
Gain on Sale of Fixed Assets                                                      14            9         --
Gain on Sale of Real Estate Investment                                           101         --           --
Other                                                                            508          611          532
                                                                            --------      -------     --------
TOTAL NON-INTEREST INCOME                                                      6,073        6,042        5,936
                                                                            --------      -------     --------

NON-INTEREST EXPENSE
Salaries and Employee Benefits                                                13,601       11,201        9,883
Occupancy Expense                                                              2,769        2,886        2,583
Furniture and Equipment Expense                                                1,696        1,618        1,737
Net Other Real Estate Owned Expense                                            2,011        2,745        2,733
Other                                                                          7,260        7,654        7,374
                                                                            --------      -------     --------
TOTAL NON-INTEREST EXPENSE                                                    27,337       26,104       24,310
                                                                            --------      -------     --------
Income before Income Taxes                                                    28,216        9,076        9,325
Provision for Income Taxes                                                     9,179        1,427        1,796
                                                                            --------      -------     --------
NET INCOME                                                                  $ 19,037      $ 7,649     $  7,529
                                                                            ========      =======     ========
EARNINGS PER SHARE                                                          $   2.67      $  1.14     $   1.12
                                                                            ========      =======     ========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                   SECURITIES   FOREIGN
                                                                                   VALUATION   CURRENCY       TOTAL
                                                 COMMON STOCK         RETAINED     ALLOWANCE,  TRANSLATION STOCKHOLDERS'
(IN THOUSANDS)                               SHARES       AMOUNT      EARNINGS     NET OF TAX  ADJUSTMENT     EQUITY
------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                   6,651     $45,256     $ 41,189      $  --        $(7)     $  86,438

   Stock Options Exercised                         3          46         --           --         --             46
   Common Stock Issued to
     Employee 401k Plan                            6          70         --           --         --             70
   Tax Benefit-Stock Options Exercised          --             1         --           --         --              1
   Net Income for the year                      --          --          7,529         --         --          7,529
   Cash Dividend-$.32 per Share                 --          --         (2,130)        --         --         (2,130)
   Unrealized Holding Losses on Securities
     Available for Sale, Net of Tax             --          --           --         (4,271)      --         (4,271)
                                            ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                   6,660     $45,373     $ 46,588      $(4,271)     $(7)     $  87,683

   Stock Options Exercised                        13         173         --           --         --            173
   Common Stock Issued to
     Employee 401k Plan                            7          80         --           --         --             80
   Director's Contribution                      --            13         --           --         --             13
   Tax Benefit-Stock Options Exercised          --            19         --           --         --             19
   Net Income for the year                      --          --          7,649         --         --          7,649
   Cash Dividend-$.32 per Share                 --          --         (2,134)        --         --         (2,134)
   Net Changes in Securities Valuation
  Allowance, Net of Tax                         --          --           --          5,994       --          5,994
                                            ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                   6,680     $45,658     $ 52,103      $ 1,723      $(7)     $  99,477

   Stock Options Exercised                        80       1,163         --           --         --          1,163
   Common Stock Issued to
     Employee 401k Plan                            6         150         --           --         --            150
   Tax Benefit-Stock Options Exercised          --           310         --           --         --            310
   Net Income for the year                      --          --         19,037         --         --         19,037
   Cash Dividend-$.36 per Share                 --          --         (2,424)        --         --         (2,424)
   Net Changes in Securities Valuation
  Allowance, Net of Tax                         --          --           --         (1,077)      --         (1,077+
                                            --------     -------     --------      -------      ---      ---------
BALANCE AT DECEMBER 31, 1996                   6,766     $47,281     $ 68,716      $   646      $(7)     $ 116,636
                                            ========     =======     ========      =======      ===      =========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                          FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                     1996          1995           1994
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                                            $  19,037      $   7,649      $   7,529
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation                                                                              1,122          1,061          1,087
Net (Accretion)/Amortization of Premiums/Discounts on Securities                         (1,078)        (3,193)         1,064
Writedown on Real Estate Held for Investment                                              1,423          1,130          1,257
Provision for Credit Losses                                                               4,500         18,570         16,194
Provision for Losses on Other Real Estate Owned                                           1,335          1,504          1,111
Amortization of Deferred Loan Fees                                                       (3,042)        (2,589)        (3,088)
Deferred Income Taxes                                                                        81            315         (3,202)
(Gain)/Loss on Sale of Loans                                                               (157)          (217)           (42)
Gain on Sale of Securities Available for Sale                                               (26)          --             (124)
Write-off of Securities                                                                     250           --              150
Gain on Sale of Real Estate Investment                                                     (101)          --             --
Gain on Sale of Other Real Estate Owned                                                    (441)          (163)          (235)
Gain on Sale of Fixed Assets                                                                (14)            (9)          --
Loans Originated for Sale                                                               (28,833)       (54,998)       (28,938)
Proceeds from Sales of Loans Originated for Sale                                         33,082         48,001         29,009
Net Decrease/(Increase) in Accrued Interest Receivable and Other Assets                   1,408           (327)        (2,554)
Net (Decrease)/Increase in Accrued Expenses and Other Liabilities                        (1,440)         3,236          1,352
Other, Net                                                                                    2            547         (2,079)
                                                                                      ---------      ---------      ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                27,108         20,517         18,491
                                                                                      ---------      ---------      ---------
INVESTING ACTIVITIES:
Purchases of Securities Available for Sale                                             (716,415)      (567,830)      (251,285)
Proceeds from Maturities of Securities Available for Sale                               661,329        471,426         95,268
Proceeds from Maturities of Securities Held to Maturity                                  21,314         70,733         31,461
Proceeds from Sales of Securities Available for Sale                                     41,367           --            1,140
Purchase of Securities Held to Maturity                                                    --          (60,958)       (12,462)
Net (Increase)/Decrease in Loans and Leases                                            (148,266)          (699)         3,249
Capitalized Cost of Other Real Estate Owned                                                (867)          --             (328)
Proceeds from Sales of Other Real Estate Owned                                            6,771         10,371          9,625
Additions to Real Estate Investment                                                        --             (355)        (3,342)
Proceeds from Sales of Real Estate Investment                                             1,134          4,980            696
Proceeds from Sale of Premises and Equipment                                                 23             18           --
Purchases of Premises and Equipment                                                        (838)        (1,056)        (2,168)
                                                                                      ---------      ---------      ---------
NET CASH USED BY INVESTING ACTIVITIES                                                  (134,448)       (73,370)      (128,146)
                                                                                      ---------      ---------      ---------
FINANCING ACTIVITIES:
Net Increase in Demand, Interest Bearing Demand and Savings Deposits                     24,876         93,201        102,761
Net Increase in Time Certificates of Deposits                                           130,437         18,979         40,684
Net Increase/(Decrease) in Federal Funds Purchased and
Securities Sold Under Agreements to Repurchase                                          (24,000)        24,000        (24,844)
Repayment of Federal Home Loan Bank                                                        --          (30,000)          --
Cash Dividend Paid                                                                       (2,424)        (2,134)        (2,130)
Proceeds from Exercise of Stock Options/Sale of Stock                                     1,623            285            117
                                                                                      ---------      ---------      ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                             $ 130,512      $ 104,331      $ 116,588
                                                                                      ---------      ---------      ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                                  23,172         51,478          6,933
Cash and Cash Equivalents at Beginning of Year                                          163,837        112,359        105,426
                                                                                      ---------      ---------      ---------
Cash and Cash Equivalents at End of Period                                            $ 187,009      $ 163,837      $ 112,359
                                                                                      =========      =========      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash Paid During the Year For:
     Interest                                                                         $  43,814      $  37,016      $  28,673
     Income Taxes                                                                        10,197            450          5,136
                                                                                      =========      =========      =========
NONCASH INVESTING ACTIVITIES:
   Loans Transferred to Other Real Estate Owned, Net                                  $  17,025      $  15,105      $   5,926
   Loans to Facilitate the Sale of Other Real Estate Owned                                4,925            822          6,373
   Investment Securities Transferred to Securities Available for Sale                      --           39,818          8,389
                                                                                      =========      =========      =========



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of GBC Bancorp (the "Company") are prepared in conformity with generally accepted accounting principles and general practice within the banking industry. It is the Company's policy to consolidate all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to 1995 and 1994 data in order to conform to the current presentation. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported operations of the Company for the periods presented. Actual results may differ from those estimates calculated by the Company. Material estimates that are particularly susceptible to significant changes in the near term relate to the allowance for loan losses and other real estate owned. While management believes that these allowances are adequate, as of December 31, 1996, future additions may be necessary due to changes in economic conditions. Additionally, regulatory examinations may require the Company to recognize additions to these allowances based upon their judgements regarding information made available to them at the time of their examination.

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

     A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

     CONSOLIDATION: The consolidated financial statements include the accounts of GBC Bancorp and its wholly owned subsidiaries, GBC Venture Capital, Inc., incorporated July 12, 1996, General Bank, (the "Bank"), a California state chartered bank, and the Bank's wholly owned subsidiaries, GBC Insurance Services, Inc., GBC Investment & Consulting Company, Inc., GBC Real Estate Company, Inc. and Southern Counties Escrow. Pursuant to the resolution of dissolution, GBC Real Estate Company, Inc. was dissolved on June 10, 1996. The Bank also holds 90% of the voting stock of GBC Leasing Company, Inc., the investment in which is not material. All significant intercompany accounts and transactions have been eliminated in consolidation.

     SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL: Securities purchased under agreements to resell are collateralized by a combination of single family residential loans and commercial paper at December 31, 1996. The Company invests in securities purchased under agreements to resell ("repurchase agreement") to maximize the yield on liquid assets. The Company obtains collateral for these agreements, which normally consists of single or multi-family residential mortgage loans with an agreement to sell back the same collateral. The collateral is normally held in custody of a trustee who is not a party to the transaction. The purchase is overcollateralized to ensure against unfavorable market price movements. The duration of these agreements is one business day with a rollover under continuing contracts. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

     SECURITIES: In accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies its investment in debt and equity securities as held to maturity securities, trading securities and available for sale securities, as applicable. Securities available for sale are carried at fair value. The resulting unrealized gains or losses are recorded net of tax in stockholders' equity. Securities held to maturity are designated as such when the Company has the positive intent and ability to hold the securities until maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts into interest income using a methodology which approximates a level yield. When a decline in value has occurred and is deemed to be other than temporary, such decline is charged to income. The discount or premium on the Company's mortgage derivative investments is reviewed periodically to ensure that it does not exceed the estimated discount or premium, using current estimates of market prepayments and defaults. In the event that actual prepayments exceed the assumptions used in determining the rate of amortization or accretion, the amortization or accretion is adjusted to reflect current prepayment projections. The specific identification method is used to compute gains or losses on securities' transactions.

     LOANS AND RELATED ALLOWANCE FOR CREDIT LOSSES: Loans are recorded in the consolidated balance sheets at principal amounts outstanding. Interest on loans is accrued daily as earned. It is generally the Company's policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent or earlier if the timely collection of interest and/or principal appears doubtful. When loans are placed on non-accrual status, the accrual of income is discontinued and previously accrued but unpaid interest is generally reversed against income. Subsequent payments are generally applied to principal or reported as recoveries on amounts previously charged-off. A loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms.

     The Company provides for possible credit losses by a charge to operations based upon the composition of the loan and lease portfolio, past loss experience, current economic conditions, evaluations made by regulatory authorities, and such other factors that, in management's judgment, deserve recognition in estimating possible credit losses. The allowance for credit losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. Additionally, regulatory examiners may require the institution to recognize additions to the allowances based upon their judgments regarding information available to them at the time of their examination. Charge-offs of loans are debited to the allowance for credit losses. Recoveries on loans previously charged off are credited to the allowance.

     Under SFAS 114, "Accounting by Creditors for Impairment of a Loan," a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for losses. Impaired loans exclude groups of smaller balance homogeneous loans that are collectively evaluated for impairment on a quarterly basis. All loans of $500,000 or more are evaluated separately on a quarterly basis for impairment. Additionally, SFAS 114 eliminates the requirement that a creditor account for certain loans as foreclosed assets until the creditor has taken possession of the collateral. Income recognition on impaired loans uses methods existing for non-accrual loans but can include the accrual of interest. The accrual of interest is normally followed for those impaired loans which have been restructured with the borrower servicing the debt pursuant to the contractual terms of the restructuring. While a loan is in non-accrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining book balance of the loan (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The Bank's determination as to the ultimate collectibility of the loan's remaining book balance must be supported by a current, well documented credit evaluation of the borrower's financial condition and prospects for repayment, including consideration of the borrower's historical repayment performance and other relevant factors.

     LOANS HELD FOR SALE: Loans held for sale are included in loans and leases on the consolidated balance sheets. They are recorded at the lower of cost or fair value in the aggregate at the reporting date. Realized gains and losses and unrealized losses are reported in gain/loss on sale of loans, net.

     Changes in the fair value of futures contracts that hedge the loans held for sale are reported as part of the gain/loss on sale of loans and are included in the carrying amount of the loans held for sale which are recorded at the lower of cost or fair value. Please refer to note 6 of the notes to consolidated financial statements for further discussion of derivative financial instruments.

     LOAN ORIGINATION FEES: Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized in income over the contractual life of the loan on a straight-line basis as an adjustment of yield.

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

     OTHER REAL ESTATE OWNED: Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure. These assets are recorded at the lower of the carrying value of the receivable or the fair value less selling costs of the related real estate. The fair value of the assets is based upon an appraisal adjusted for estimated carrying and selling costs. The excess carrying value, if any, over the fair value of the asset received is charged to the allowance for credit losses at the time of acquisition. Any subsequent decline in the fair value of OREO is recognized as a charge to operations and a corresponding increase to the valuation allowance. Gains and losses from sales and net operating expenses of OREO are also charged to operations and are included in Net Other Real Estate Owned Expense in the accompanying consolidated statements of income.

     REAL ESTATE HELD FOR INVESTMENT: The Bank is a limited partner in three different partnerships that invest in low income housing projects that qualify for federal income tax credits. As further discussed in note 9 of the notes to consolidated financial statements, the partnership interests may be carried at cost, at a method which approximates the equity method and a method resulting in approximately the same treatment as if the investment had been consolidated.

     FOREIGN CURRENCY TRANSLATION: Assets and liabilities of the foreign office are translated to U.S. dollars at current exchange rates. Income and expense amounts are translated based on the average current exchange rates in effect during the month in which the transactions are recorded. These translation adjustments are included in Stockholders' Equity.

     EARNINGS PER SHARE: Earnings per share are computed based on the weighted average shares outstanding during each year. Common stock equivalents are included in the calculations unless the effect is determined to be antidilutive or immaterial. Common stock equivalents are entirely comprised of stock options granted under an employee stock option plan. Weighted average shares outstanding were 7,135,135, 6,728,805 and 6,692,839, for the years ended December 31, 1996,
1995 and 1994, respectively.

     INCOME TAXES: The Company files a consolidated federal income tax return with its subsidiaries and a combined California franchise tax return.

     The Company records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's evaluation of the reliability of deferred tax assets includes consideration of the amount and timing of future reversals of existing temporary differences, as well as available taxable income in carryback years and projections of future income.

     STATEMENT OF CASH FLOWS: Cash and cash equivalents consist of cash and due from banks, due from financial institutions -- time and federal funds sold and securities purchased under agreements to resell.

RECENT ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, AN AMENDMENT OF FASB
STATEMENT NO. 65

     The Company adopted statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65" ("SFAS 122") on January 1, 1996.

     SFAS 122 amends SFAS 65 to remove the distinction in accounting for mortgage servicing rights resulting from originated loans and those resulting from purchased loans. Where a definitive plan to sell or securitize mortgage loans is in place, the mortgage servicing rights will be capitalized at the date of purchase or the date of origination at fair value. Where a definitive plan is not in place, capitalization of the mortgage servicing rights will occur at the date of sale or securitization. Additionally, SFAS 122 requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Mortgage servicing rights are amortized in proportion to and over the period of estimated net securities income. The implementation of SFAS 122 did not have a material impact on the financial condition or results of operations of the Company.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock, and stock appreciation rights. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS 123 is initially adopted for recognizing compensation cost. See note 14 of notes to consolidated financial statements.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SAFS 125"). SFAS 125 establishes new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sales or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. As issued, SFAS 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and earlier or retroactive application is not permitted. During 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). SFAS 127 defers for one year the effective date
(a) of paragraph 15 of SFAS 125 and (b) for repurchase agreement, dollar-roll, securities lending, and similar transactions, of paragraphs 9 - 12 and 237 (b) of Statements 125. SFAS 127 provides additional guidance on the types of transactions for which the effective date of Statement 125 has been deferred. It is required that if it is not possible to determine whether a transfer occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll, securities lending, or similar transaction, then paragraphs 9 - 12 of Statement 125 should be applied to that transfer. It is not anticipated the adoption of SFAS 125 will have a material impact on the financial condition or results of operation of the Company.

NOTE 2 - CASH AND DUE FROM BANKS

     The Company is required to maintain cash on hand and on deposit to meet reserve requirements established by the Federal Reserve Bank. Average reserve requirements were $11.1 and $9.5 million, during 1996 and 1995, respectively.

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell are collateralized by a combination of single family residential loans and commercial paper at December 31, 1996. For the year ended December 31, 1996, the maximum amounts of outstanding securities purchased under agreements to resell was $120.0 million compared to $90.0 million for the year ended December 31, 1995. For the years ended December 31, 1996 and 1995 the average amount of outstanding securities purchased under agreements to resell was $97.7 million and $20.6 million, respectively. The average rate of interest of securities purchased under agreements to resell was 7.06% and 5.48% as of December 31, 1996 and for the year ended December 31, 1996, respectively. The average rate of interest of securities purchased under agreements to resell was 6.13% and 5.95% as of December 31, 1995 and for the year ended December 31, 1995, respectively.

     The collateral is normally held in custody of a trustee who is not a party to the transaction and is overcollateralized to ensure against unfavorable market price movements. The duration of these agreements is one business day with a rollover under continuing contracts. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

NOTE 4 - SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and market value of securities as of December 31, 1996 and 1995 were as follows:


                                                              GROSS           GROSS
(IN THOUSANDS)                                 AMORTIZED    UNREALIZED      UNREALIZED      FAIR
1996                                             COST         GAINS           LOSSES        VALUE
--------------------------------------------------------------------------------------------------

SECURITIES HELD TO MATURITY
   State and Municipal Securities             $  2,222        $   28        $  --         $  2,250
   Collateralized Mortgage Obligations              56             6           --               62
   Asset Backed Securities                       9,996           155           --           10,151
                                              --------        ------        -----         --------
TOTAL                                         $ 12,274        $  189        $  --         $ 12,463
                                              ========        ======        =====         ========

SECURITIES AVAILABLE FOR SALE
   U.S. Treasuries                            $  1,918        $   --        $ (27)        $  1,891
   U.S. Government Agencies                    160,718            --          (52)         160,666
   Mortgage Backed Securities                   51,503            --         (247)          51,256
   Corporate Notes                              19,014           580           --           19,594
   Collateralized Mortgage Obligations         165,517           281           --          165,798
   Asset Backed Securities                      37,474           460           --           37,934
   Auction Preferred Stock                      72,450            --           --           72,450
   Other Securities                             10,107           125           --           10,232
                                              --------        ------        -----         --------
TOTAL                                         $518,701        $1,446        $(326)        $519,821
                                              ========        ======        =====         ========

                                                               GROSS        GROSS
(IN THOUSANDS)                                AMORTIZED     UNREALIZED    UNREALIZED      FAIR
1995                                             COST          GAINS        LOSSES        VALUE
------------------------------------------------------------------------------------------------

SECURITIES HELD TO MATURITY
   State and Municipal Securities             $  6,460        $  154        $ --        $  6,614
   Collateralized Mortgage Obligations              82             8          --              90
   Asset Backed Securities                      27,011           655          --          27,666
                                              --------        ------        ----        --------
TOTAL                                         $ 33,553        $  817        $ --        $ 34,370
                                              ========        ======        ====        ========

SECURITIES AVAILABLE FOR SALE
   U.S. Treasuries                            $ 16,948        $   --        $(4)        $ 16,944
   U.S. Government Agencies                    222,578           950          --         223,528
   Mortgage Backed Securities                   61,987           212          --          62,199
   Corporate Notes                              27,016         1,299          --          28,315
   Collateralized Mortgage Obligations         133,611           346          --         133,957
   Auction Preferred Stock                      32,200            --          --          32,200
   Other Securities                              9,823           175          --           9,998
                                              --------        ------        ----        --------
TOTAL                                         $504,163        $2,982        $(4)        $507,141
                                              ========        ======        ====        ========


     The majority of the securities are actively traded in the secondary markets. All of the securities are rated A or better by at least one of the two major rating services at the time of purchase.

     As of December 31, 1996, the yield on the collateralized mortgage obligations held to maturity and available for sale were 9.79% and 6.52%, respectively.

     The amortized cost and fair value of securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                 DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                           SECURITIES HELD TO MATURITY       SECURITIES AVAILABLE FOR SALE
(IN THOUSANDS)                                            AMORTIZED COST      FAIR VALUE      AMORTIZED COST     FAIR VALUE
---------------------------------------------------------------------------------------------------------------------------

Due in One Year or Less                                      $ 8,205            $ 8,361          $107,735         $108,064
Due After One Year Through Five Years                             -                  -            160,684          160,961
Due After Five Years Through Ten Years                            56                 62            18,912           18,893
Due After Ten Years                                            4,013              4,040           231,370          231,903
                                                             -------            -------          --------         --------
TOTAL                                                        $12,274            $12,463          $518,701         $519,821
                                                             =======            =======          ========         ========


     Proceeds from the sales of securities available for sale were $41.4 million for the year ended December 31, 1996. There were no sales of securities available for sale for the year ended December 31, 1995. Proceeds from the sale of securities available for sale were $1.1 million for the year ended December 31, 1994. There were no sales of securities held to maturity in 1996 nor in 1995.

     Gross realized gains on sales of securities were $28,000, $0, and $124,000 for 1996, 1995 and 1994, respectively. Gross realized losses on sales of securities were $252,000, $0, and $150,000 in 1996, 1995 and 1994, respectively.
The 1996 and 1994 gross unrealized losses include the write-offs of a $250,000 and a $150,000 note, respectively, deemed worthless.

     Securities from the available for sale portfolio having a fair value of $19.1 million as of December 31, 1996 were pledged to secure treasury, tax and loan deposits and to secure borrowings from the Federal Reserve Bank. In addition, one U.S. Treasury security and a Government-sponsored agency security in the available for sale portfolio having a fair value of $2.3 million were pledged for other purposes.

     Securities from the available for sale portfolio having a carrying value of $42.9 million at December 31, 1995 were pledged to secure treasury, tax and loan deposits and repurchase agreements as required or permitted by law.

     Securities from the available for sale and held to maturity portfolios having a carrying value of $9.1 million and $3.1 million, respectively, were pledged to secure borrowings from the Federal Reserve Bank, as of December 31, 1995. In addition one U.S. Treasury security and a Government-sponsored agency security in the available for sale portfolio with a carrying value of $2.7 million were pledged for other purposes, as of December 31, 1995.

NOTE 5 - LOANS AND LEASES AND ALLOWANCE FOR CREDIT LOSSES

     The composition of the Company's loan portfolio and leveraged leases as of December 31, 1996 and 1995 was as follows:


(IN THOUSANDS)                       1996            1995
-----------------------------------------------------------

Commercial                         $183,268        $151,709
Real Estate-Construction             66,572          53,423
Real Estate-Conventional            273,080         239,016
Installment                              86             231
Other Loans                          22,362          22,310
Leveraged Leases                      6,986             255
Loans to Depository Institutions     50,000           5,000
                                   --------        --------
TOTAL                              $602,354        $471,944

Less: Allowance for Credit Losses   (16,209)        (16,674)
      Deferred Loan Fees             (3,638)         (3,379)
                                   --------        --------
LOAN AND LEASES, NET               $582,507        $451,891
                                   ========        ========

     Most of the Company's business is with customers in the state of California. Construction loans are collateralized primarily by single family residences, townhouses and multi-family buildings. Real estate loans are collateralized primarily by single family residences, condominiums, apartment complexes, industrial buildings, motels and hotels.

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

                                                  DECEMBER 31,
---------------------------------------------------------------------
(IN THOUSANDS)                            1996       1995       1994
---------------------------------------------------------------------
Balance at Beginning of Year            $ 4,787    $ 4,526   $ 11,800
New Loans and Advances                    3,967      5,490      4,607
Repayments                               (3,279)    (5,229)   (11,881)
                                        -------    -------   --------
BALANCE AT END OF YEAR                  $ 5,475    $ 4,787   $  4,526
                                        =======    =======   ========

     In December 1996, the Company purchased a leveraged lease consisting of a Boeing 737 with a fair value of $24.2 million and a remaining estimated economic life of 30 years. The lease term is through the year 2012. The Company's equity investment is $5.2 million. The aircraft is subject to $19.0 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the lease term is estimated to be $7.6 million.

     For federal income tax purposes, the Company has the benefit of tax deductions for depreciation on the entire leased asset and for interest paid on the long-term debt. Deferred taxes are provided to reflect the temporary differences between the book tax provisions and the taxes that are payable.

     The Company has two other leveraged leases included in loans and leases, the amounts of which are immaterial. They comprise $0.8 million of the balance of leveraged leases outstanding as of December 31, 1996.

     The Company's net investment in the aircraft leveraged lease is composed of the following elements:

(IN THOUSANDS)                                       DECEMBER 31, 1996
----------------------------------------------------------------------
Rentals Receivable (Net of Principal
  and Interest on the Nonrecourse Debt)                        $ 5,840
Direct Cost                                                        620
Estimated Residual Value of Leased Asset                         7,600
Less: Unearned and Deferred Income                              (7,898)
                                                               -------
Investment in Leveraged Lease                                    6,162
Less: Deferred Taxes Arising from Leveraged Lease                 (357)
                                                               -------
NET INVESTMENT IN LEVERAGED LEASE                              $ 5,805
                                                               =======

     There was no pre-tax income recognized on the leveraged leases during 1996, 1995 and 1994.

     A summary of activity in the allowance for credit losses is as follows:

(IN THOUSANDS)                          1996       1995        1994
-------------------------------------------------------------------
Balance at Beginning of Year          $16,674    $ 23,025   $11,977
Provision Charged to
  Operating Expenses                    4,500      18,570    16,194
Loans and Leases
  Charged Off                          (7,450)    (25,520)   (5,802)
Recoveries                              2,485         599       656
                                      -------    --------   -------
Net Charge Offs                        (4,965)    (24,921)   (5,146)
                                      -------    --------   -------
BALANCE AT END OF YEAR                $16,209    $ 16,674   $23,025
                                      =======    ========   =======

     The following table provides information with respect to the Company's past due loans, non-accrual loans and restructured loans as of the dates indicated:

                                       DECEMBER 31,
-----------------------------------------------------------
(IN THOUSANDS)                   1996       1995       1994
-----------------------------------------------------------
Loan 90 Days or More
  Past Due and
  Still Accruing               $ 6,779    $     9   $   999
Non-accrual Loans               11,719     43,712    46,672
Restructured Loans              23,125     10,151    20,865
                               -------    -------   -------
TOTAL PAST DUE,
  NON-ACCRUAL AND
  RESTRUCTURED LOANS           $41,623    $53,872   $68,536
                               =======    =======   =======

     The effect of non-accrual loans outstanding as of year-end on interest income for the years 1996, 1995 and 1994 is presented below:

(IN THOUSANDS)                   1996       1995       1994
-----------------------------------------------------------
Contractual Interest Due       $ 2,526    $ 6,969   $ 5,844
Interest Recognized             (1,470)    (1,098)   (2,768)
                               -------    -------   -------
NET INTEREST FOREGONE          $ 1,056    $ 5,871   $ 3,076
                               =======    =======   =======

     Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

     The effect of restructured loans outstanding as of year-end on interest income for the years ended December 31, 1996, 1995 and 1994 is presented below:

(IN THOUSANDS)                    1996        1995        1994
--------------------------------------------------------------
Contractual Interest Due        $ 3,709     $ 1,713    $ 1,888
Interest Recognized              (3,113)     (1,150)    (1,559)
                                -------     -------    -------
NET INTEREST FOREGONE           $   596     $   563    $   329
                                =======     =======    =======

     There were no commitments to lend additional funds to borrowers associated with restructured loans, as of December 31, 1996.

     As of December 31, 1996 and 1995 there were outstanding fixed rate mortgages held for sale of $1.9 million and $6.3 million, respectively.

     As of December 31, 1996 the Bank was servicing approximately $59.1 million of loans on behalf of third parties.

     The following table discloses pertinent information as it relates to the Company' impaired loans as of and for the dates indicated:

                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------
(IN THOUSANDS)                              1996            1995
---------------------------------------------------------------------------
Recorded Investment with
  Related Allowance                        $21,210         $45,862
Recorded Investment with no
  Related Allowance                          2,303               -
                                           -------         -------
TOTAL RECORDED INVESTMENT                  $23,513         $45,862
                                           =======         =======

Allowance for Impaired Loans               $ 2,011         $ 5,803
Average Balance of Impaired
  Loans before Allowance for the
  Year Indicated                           $35,725         $44,206
Interest Income Recognized                 $ 2,067         $   808

     Income recognition on impaired loans uses methods existing for non-accrual loans but can include the accrual of interest. While a loan is on non-accrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining book balance of the loan (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The Bank's determination as to the ultimate collectibility of the loan's remaining book balance must be supported by a current, well documented credit evaluation of the borrower's financial condition and prospects for repayment, including consideration of the borrower's historical repayment performance and other relevant factors. Of the amount of interest income recognized in 1996 and 1995, no interest was recognized under the cash basis method.

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

     The Company never intends to deliver the underlying assets that the forward sale contracts commit to sell, rather it purchases offsetting contracts to eliminate the obligation. There is no basis risk related to the use of forward sale contracts on mortgage-backed securities since their fair value is based on similar mortgage loans. However, a gain or loss will arise from the difference between the fair value and the forward sale price of the mortgage-backed security. The counterparties to the forward sale contracts are Merrill Lynch the Chicago Board of Trade ("CBOT") and the Federal Home Loan Mortgage Corporation ("FHLMC") respectively; therefore, there is little or no risk of default.

     As of December 31, 1996 and 1995, there were outstanding fixed rate mortgages held for sale of $1.9 million and $6.3 million, and a notional value of derivative instruments of $500,000 and $0, respectively. For the years ended December 31, 1996 and 1995, the Company had realized net losses of $6,000 and $114,000, with unrealized losses of $625 and $0, respectively, related to its hedging activities.

     Initial margin requirements and daily calls on futures contracts are met in cash. There are no margin requirements nor daily calls on forward sale contracts since whole loans are expected to be delivered to fulfill the commitment.

NOTE 7 - PREMISES AND EQUIPMENT

     A summary of premises and equipment is as follows:

                                            DECEMBER 31,
---------------------------------------------------------
(IN THOUSANDS)                            1996       1995
---------------------------------------------------------
Land                                    $ 1,246   $ 1,246
Bank Premises                             1,504     1,504
Leasehold Improvements                    2,052     2,017
Furniture, Fixtures and Equipment         7,902     7,160
                                        -------   -------
                                         12,704    11,927
Less: Accumulated Depreciation
and Amortization                         (6,898)   (5,826)
                                        -------   -------
TOTAL                                   $ 5,806   $ 6,101
                                        =======   =======

     The Company conducts a portion of its operations in leased facilities under non-cancelable operating leases expiring at various dates through 2009. The following summarizes the Company's future minimum lease commitments as of December 31, 1996:

YEAR                                          (IN THOUSANDS)
-----------------------------------------------------------
1997                                                $ 1,994
1998                                                  1,682
1999                                                  1,761
2000                                                  1,439
2001                                                  1,280
Thereafter                                            9,403
                                                    -------
TOTAL                                               $17,559
                                                    =======

     Net rental expense included in occupancy expense was approximately $2,095,000, $2,177,000, and $1,831,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

NOTE 8 - OTHER REAL ESTATE OWNED

     As of December 31, 1996, other real estate owned ("OREO") consisted of twenty-six properties with a net carrying value of $13.0 million. As of December 31, 1995 real estate owned consisted of fourteen properties with a net carrying value of $7.7 million. The following table sets forth OREO by type of property as of December 31, 1996 and 1995:

(IN THOUSANDS)                              1996      1995
-----------------------------------------------------------
PROPERTY TYPE
   Single-Family Residential              $   901    $   11
   Condominium                              6,284       509
   Multi-Family Residential                    -        978
   Warehouse                                   -        188
   Land for Residential                     1,413     1,054
   Land for Commercial                        735        -
   Retail Facilities                        5,228     5,289
   Office                                     250       268
   Less: Valuation Allowance               (1,823)     (611)
                                          -------    ------
TOTAL                                     $12,988    $7,686
                                          =======    ======

     A summary of activity in the valuation allowance is as follows for the years indicated:

(IN THOUSANDS)                        1996         1995          1994
---------------------------------------------------------------------
Balance at Beginning of Year        $  611      $   429       $ 1,458
Provision Charged to Operations      1,335        1,504         1,111
Other Real Estate Owned
   Charged Off                        (123)      (1,322)       (2,140)
                                    ------      -------       -------
BALANCE AT END OF YEAR              $1,823      $   611       $   429
                                    ======      =======       =======

     For the years ended December 31, 1996, 1995 and 1994, net other real estate owned expense was comprised of the following:

(IN THOUSANDS)                        1996        1995        1994
------------------------------------------------------------------
Net Gain on Sale of Other
   Real Estate Owned                $ (441)     $ (163)     $ (235)
Provision for Losses on Other
   Real Estate Owned                 1,335       1,504       1,111
Net Operating Expenses               1,117       1,404       1,857
                                    ------      ------      ------
NET OTHER REAL ESTATE
   OWNED EXPENSE                    $2,011      $2,745      $2,733
                                    ======      ======      ======

NOTE 9 - REAL ESTATE HELD FOR INVESTMENT

     Real estate held for investment ("REI") at December 31, 1996 and 1995 included the following:

(IN THOUSANDS)                             1996       1995
-----------------------------------------------------------
Investments in Low Income
   Housing Projects                       $9,686    $11,013
Real Estate Development Projects              -       1,209
Less: Valuation Allowance                     -         (80)
                                          ------    -------
TOTAL                                     $9,686    $12,142
                                          ======    =======

     As of December 31, 1996 and 1995, the Company had three investments totaling $9.7 million and $11.0 million, respectively, in limited partnerships formed for the purpose of investing in real estate projects which qualify for low income housing tax credits. The limited partnerships will generate tax credits over a weighted average remaining period of approximately five years. Please refer to note 12 of the notes to consolidated financial statements for income tax effects. The following table identifies the pertinent details of the three projects as of December 31, 1996 and 1995:

(IN THOUSANDS)                                                                       DECEMBER 31,
------------------------------------------------------------------------------------------------------------
                                                                             1996                   1995
PROJECT NAME            % OWNERSHIP             DATE ACQUIRED               AMOUNT                 AMOUNT
------------------------------------------------------------------------------------------------------------
Liberty                     7.20%                  Mar-90                 $6,086,000             $ 7,118,000
Greenview                  98.40%                  Sep-92                  3,011,000               3,222,000
Las Brisas                 49.50%                  Dec-93                    589,000                 673,000
                                                                          ----------             -----------
TOTAL                                                                     $9,686,000             $11,013,000
                                                                          ==========             ===========

     The method of accounting for the Greenview investment approximates the results if the investment were consolidated. A $1.4 million first deed of trust on the Greenview property is included in accrued expenses and other liabilities on the Company's consolidated balance sheets. The cost method is used for the investment in Liberty with the investment being amortized over the remaining period that tax credits will be received. A method approximating the equity method is used for the Las Brisas investment.

     As of December 31, 1996 and 1995, the Company had $0 and $1.1 million, respectively, in projects formed for the purpose of developing residential real estate. Expenses incurred for REI were $1,443,000, $1,388,000, and $1,300,000 for the years ended 1996, 1995 and 1994, respectively. REI expense includes the amortization of the investments in the real estate projects which qualify for low income housing tax credits, which totaled $1,326,000, $1,050,000 and $1,257,000 in 1996, 1995 and 1994, respectively.

NOTE 10 - DEPOSITS

     The Bank obtains deposits primarily through a network of fifteen full service branches located in the State of California, primarily, southern California. Deposits obtained by the Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation, up to a maximum of $100,000 for each depositor.

     The Company's deposits totaled $1,201.5 million as of December 31, 1996, representing a $155.3 million, or 14.8%, increase over the $1,046.2 million total deposits as of December 31, 1995. The largest deposit growth was in the time certificates of deposit of $100,000 or more which increased $137.3 million, or 33.6%.

     During 1996, average deposits increased to $1,144.9 million from $948.8 million during 1995, representing an increase of $196.1 million, or 20.7%.

     The following table sets forth the average amount of and the average rate paid on each of the following deposit categories for the years ending December 31, 1996 and 1995:

                                                                  1996                                   1995
----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       AMOUNT         RATIO     RATE           AMOUNT        RATIO      RATE
----------------------------------------------------------------------------------------------------------------------------
Deposits:
 Noninterest-Bearing Demand Deposits               $  132,088          11.54%        -%     $120,902          12.74%       -%
 Interest-Bearing Demand Deposits                     213,910          18.68      2.10       192,033          20.24     2.19
 Saving Deposits                                      131,849          11.52      2.70       140,904          14.85     3.18
 Time Deposits                                        667,047          58.26      4.92       494,973          52.17     5.23
                                                   ------------------------------------     ---------------------------------
TOTAL DEPOSITS                                     $1,144,894         100.00%     4.04%     $948,812         100.00%    4.18%
                                                   ====================================     =================================

     The growth of deposits from the Company's customers reflects the continuing tradition of personalized services. There are no brokered deposits outstanding. The Company believes that the majority of its deposit customers have strong ties to the Bank. Although the Company has a significant amount of time certificates of deposit of $100,000 or more having maturities of one year or less, the depositors have generally renewed their deposits in the past at their maturity. Accordingly, the Company believes its deposit source to be stable.

     The maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1996, and 1995, is as follows:

(IN THOUSANDS)                         1996          1995
-----------------------------------------------------------
3 Months or Less                      $264,776     $166,136
Over 3 Months Through 6 Months         103,075       86,273
Over 6 Months Through 12 Months        176,694      154,960
Over 12 Months                           1,033          920
                                      --------     --------
TOTAL                                 $545,578     $408,289
                                      ========     ========

NOTE 11 - SUBORDINATED DEBT

     On August 31, 1990, the Company issued $15.0 million of subordinated debentures through private placement with an annual interest rate of 10.52% and stated maturity of September 1, 2000. The table below is a summary of the required repayment schedule, as specified in the Debenture Purchase Agreement ("Agreement").

(IN THOUSANDS)
---------------------------------------------------------
   September 1, 1997                              $ 3,750
   September 1, 1998                                3,750
   September 1, 1999                                3,750
   September 1, 2000                                3,750
                                                  -------
   TOTAL                                          $15,000
                                                  =======

     The Agreement includes several covenants which restrict the payment of dividends, amount of indebtedness, certain acquisitions and the sale of assets. In the opinion of management, the Company was in compliance with the provisions of the Agreement as of December 31, 1996.

NOTE 12 - INCOME TAXES

     Income taxes (benefit) expense in the accompanying consolidated statements of income is comprised of the following:

                                                 YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------
(IN THOUSANDS)                                  1996       1995      1994
--------------------------------------------------------------------------
Current Tax Expense:
   Federal                                    $ 6,721    $    79   $ 3,047
   State                                        2,377      1,033     1,951
                                              -------    -------   -------
  Total                                         9,098      1,112     4,998

Deferred Tax (Benefit) Expense:
   Federal                                       (511)       397    (2,293)
   State                                          592        (82)     (909)
                                              -------    -------   -------
   Total                                           81        315    (3,202)

Total Income Tax Expense                      $ 9,179    $ 1,427   $ 1,796
                                              =======    =======   =======
Deferred Taxes Charged/(Credited)
   to Stockholders' Equity Related
   to Available for Sale Securities           $  (781)   $ 4,367   $(3,112)
                                              =======    =======   =======

     Tabulated below are the significant components of the net deferred tax asset at December 31, 1996 and December 31, 1995 (as restated for the 1995 tax return as filed and adjusted):

                                                      YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------
(IN THOUSANDS)                                          1996         1995
-----------------------------------------------------------------------------
Components of the Deferred Tax Asset:
Provision for Credit Losses                          $ (8,276)    $ (9,059)
California Franchise Taxes                               (803)           -
Loan Fee Income                                          (174)        (175)
Allowance for Other Real Estate Owned                    (836)        (283)
Other                                                    (837)        (787)
                                                     --------     --------
                                                      (10,926)     (10,304)
Valuation Allowance                                       250          250
                                                     --------     --------
Deferred Tax Asset, Net of
   Valuation Allowance                               $(10,676)    $(10,054)
                                                     ========     ========
Components of the Deferred Tax Liability:
Leveraged Leases                                          479           25
Low Income Housing                                      3,495        3,245
Unrealized Gain on Securities                             474        1,255
Discount Accretion                                      1,453        1,325
California Franchise Taxes                                  -          122
Other                                                     789          796
                                                     --------     --------
Deferred Tax Liability                                  6,690        6,768
                                                     --------     --------
Net Deferred Tax Liability (Asset)                   $ (3,986)    $ (3,286)
                                                     ========     ========

     The valuation allowance at December 31, 1996 and 1995, relates to the net deductible temporary differences that cannot be realized through carrybacks to prior periods or projection of future income. In evaluating the realizability of its deferred tax assets, management has considered income from future operations, the turnaround of deferred tax liabilities and current and prior years' taxes paid.

     A reconciliation of the statutory federal corporate income tax rate to the effective income tax rate on consolidated income before income tax expense follows:

                                                                    PERCENT OF PRE-TAX EARNINGS
                                                                       YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
                                                                  1996           1995          1994
----------------------------------------------------------------------------------------------------
Statutory Federal Corporate Income Tax Rate                       35.0%          35.0%         35.0%
State Tax, Net of Federal Income Tax Effect                        6.8            6.8           7.3

Increase (Decrease) Resulting from:
   Non-taxable interest income on Municipal Securities and
     Dividend Exclusion on Auction Preferred Stocks               (2.3)          (3.6)         (3.2)
   Low Income Housing Tax Credit                                  (6.7)         (23.1)        (20.0)
   Other, Net                                                     (0.3)           0.6           0.2
                                                                  -----         ------        ------
                                                                  32.5%          15.7%         19.3%
                                                                  =====         ======        ======

     The Company had a current income tax receivable of $241,000 and $142,000 as of December 31, 1996 and 1995, respectively.

NOTE 13 - PENDING LITIGATION

LEGAL ACTION

     In the normal course of business, the Company is subject to pending and threatened legal actions. After reviewing pending actions with counsel, management considers that the outcome of such actions will not have a material adverse effect on the financial condition or the operations of the Company.

NOTE 14 - EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

     The Company has an employee stock option plan for certain key employees. Option prices under the plan must be at least equal to the fair market value per share of the stock at the date of grant. Options become vested in installments of 20 percent per year over a four-year period. If an option expires without having been exercised, usually two years from date of vesting, the unpurchased shares are again available for future grants. The Company's Chief Executive Officer ("CEO") has been granted options exercisable in even yearly installments over a six-year period and are exerciseable over eight cumulative years. As of December 31, 1996, 368,780 shares are exercisable at a weighted average exercise price of $13.38.

     A summary of stock option activity and related option prices for 1996, 1995 and 1994 follows:

                                                    Number of          Weighted-Average        Option Price
                                                     Shares             Exercise Price           Per Share
                                               -------------------------------------------------------------
     BALANCE AT DECEMBER 31, 1993                   643,496                 $13.71            $6.61 - $20.05
     -------------------------------------------------------------------------------------------------------
                             Granted                 89,500                 $15.32            $13.25 - 15.75
                             Exercised               (3,465)                $13.12            $12.00 - 13.23
                             Forfeited              (43,467)                $15.60            $13.18 - 16.95
                             Expired                (42,895)                $15.10            $ 6.61 - 20.05

     BALANCE AT DECEMBER 31, 1994                   643,169                 $13.71            $6.61 - $20.05
     --------------------------------------  ---------------     -----------------    ----------------------
                             Granted                101,000                 $13.50                $13.50
                             Exercised              (12,779)                $13.52            $13.18 - 16.95
                             Forfeited              (22,042)                $14.35            $13.18 - 17.05
                             Expired                (34,160)                $15.36            $13.02 - 20.05

     BALANCE AT DECEMBER 31, 1995                   675,188                 $13.55            $6.61 - $20.05
     --------------------------------------  ---------------     -----------------    ----------------------
                             Granted                 70,500                 $17.38                $17.38
                             Exercised              (80,066)                $14.53            $13.18 - 17.38
                             Forfeited              (21,800)                $15.11            $13.25 - 17.38
                             Expired                (17,942)                $15.15            $13.18 - 16.95

     BALANCE AT DECEMBER 31, 1996                   625,880                 $13.76            $6.61 - $20.05
     ======================================  ===============     =================    ======================

     On December 19, 1991, the Board of Directors of the Company amended the employment agreement of the Company's CEO. The agreement was approved by the shareholders on March 19, 1992 and provided for an employment term of seven years, commencing January 1, 1992, and ending September 9, 1998 and renewable for a successive 12-month period. The CEO was granted 462,000 stock options at $13.18 per share adjusted for the 10% stock dividend paid on July 15, 1992. The shares are exercisable in seven cumulative annual installments of 66,000 shares.

     The Company applies APB Opinion No. 25 in accounting for its stock option plan and, accordingly, no compensation cost has been recognized for the fair value of the options granted in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below:

(IN THOUSANDS, EXCEPT PER SHARE DATA)      1996        1995
------------------------------------------------------------
Net Income as Reported                    $19,037     $7,649
Pro Forma Net Income                      $18,914     $7,585
EPS as Reported                           $  2.67     $ 1.14
Pro Forma EPS                             $  2.65     $ 1.13

     The Black-Scholes model was utilized for purposes of the option pricing. The volatility of 30.17% and 28.96% for the options granted in 1996 and 1995, respectively, was based on the historical weekly closing prices and the historical annual dividend rate of $0.32 per share. The expected life of the options ranged from 15 months to 63 months. The weighted average fair value at date of grant for options granted during 1996 and 1995 was $4.18 and $3.15, respectively.

     Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered.

CONTINGENT STOCK OPTION PLAN

     A contingent stock option plan issued at market is in effect which allows certain key officers of the Bank to purchase up to an aggregate of 298,500 shares of the Company's authorized but unissued common stock at a price of $3.72
- $20.04 per share. The stock options may be exercised by the optionee only in the event of certain triggering events, such as a merger, sale or disposition of all of the assets by the Company, or the Bank, or any similar event in which neither the Company nor the Bank is a survivor. Each of the contingent stock options is for a term of indefinite duration, provided, however, said options shall terminate upon the death of the optionee or in the event the optionee ceases to be employed by the Company or the Bank.

GENERAL BANK 401(k) PLAN

     In 1988, the Bank established a 401(k) Plan in which all employees of the Bank may elect to enroll each January 1 or July 1 of every year provided that they have been employed for at least one year prior to the semi-annual enrollment date. Employees may contribute up to 10 percent of their annual salary with the Company matching 100 percent of the employee's contribution, up to 5 percent of that employee's base salary. In 1996, 1995, and 1994, the Bank's contribution amounted to $274,000, $203,000, and $155,000 respectively.

     In 1995, there was an amendment to the General Bank 401(k) plan, whereby a participant loan feature was added to allow participants to borrow against their own fund in case of family emergency.

EXECUTIVE INCENTIVE SAVINGS PLAN

     In 1992, the Board of Directors of the Bank authorized an Incentive Savings Plan which replaced the Executive Deferred Compensation Plan established in 1988. Under the plan, if any bonus or profit sharing award is received during the year by any vice president or any officer of the Bank ranking above such position (including officers who are also directors), he or she is allowed to set aside up to 30% of such bonus or profit sharing award received in the payment year, and the Bank will contribute additional funds for each participant to pay the federal income tax for the portion of the bonus or award so set aside. This arrangement is tied to a paid-up life insurance program having investment features and the participant has the right to choose different investment vehicles for the investment of the portion of the bonus or award set aside as described above. The Bank has contributed approximately $271,000, $86,000, and $98,000 to this plan in 1996, 1995 and 1994, respectively.

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The consolidated balance sheets do not reflect various commitments relating to financial instruments which are used in the normal course of business. These instruments include commitments to extend credit, letters of credit and futures contracts. Management does not anticipate that the settlement of these financial instruments will have a material adverse effect on the Company's financial position.

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

     Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Bank receives a fee for providing a commitment. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon the extension of credit is based on management's evaluation. Collateral held varies but may include accounts receivable, inventory, property, equipment and real estate. As of December 31, 1996, the Company's undisbursed loan commitments amounted to approximately $164.1 million, of which $59.8 million related to construction loans. As of December 31, 1995, the Company's undisbursed loan commitments amounted to approximately $128.7 million, of which $58.2 million related to construction loans. As of December 31, 1996, $79.9 million of loan commitments are related to a program to which the Bank and various other minority-owned banks participate in the granting of credit to large U.S. corporations, all of which are rated A or better by one or both of the major rating services at the time of entering into the agreement. All of the commitments are for one year or less. The Company does not anticipate funding in the majority of instances.

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

     The following is a summary of various financial instruments with off-balance sheet risk as of December 31, 1996 and 1995:

                                            DECEMBER 31,
------------------------------------------------------------
(IN THOUSANDS)                            1996        1995
------------------------------------------------------------
Commitments to Extend Credit            $164,073    $128,747
Standby Letters of Credit                 10,929      11,867
Bills of Lading Guarantee                    171         328
Commercial Letters of Credits             30,593      35,948
Forward Sales Contracts                      500           -

As of December 31, 1996, commitments to fund fixed-rate loans and adjustable-rate loans were $8.0 million and $156.1 million, respectively. As of December 31, 1995, commitments to fund fixed-rate loans and adjustable-rate loans were $10.9 million and $117.8 million, respectively.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS

     The carrying amount of cash and due from banks is considered fair value.

FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Outstanding amounts under these categories were overnight transactions as of December 31, 1996 and are considered to be carried at fair value.

SECURITIES

     For securities including securities held to maturity and securities available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS AND LEASES

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

     The leases included in the loan category are considered to be carried at fair value. Of the $7.0 million of net leases, $6.2 million is represented by the leveraged lease involving an aircraft which was acquired at the end of December, 1996 and is therefore considered to approximate fair value.

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

DEPOSIT LIABILITIES

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposits is estimated using the rates the Bank was offering as of December 31, 1996 and 1995 for deposits of similar remaining maturities.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND SUBORDINATED DEBT

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

     The estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                                      1996                                 1995
---------------------------------------------------------------------------------------------------------------------------
                                                         CARRYING              FAIR             CARRYING            FAIR
(IN THOUSANDS)                                            AMOUNT               VALUE             AMOUNT             VALUE
---------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and Due from Banks                                 $   46,809          $   46,809        $   38,837        $   38,837
Fed Funds Sold & Securities Purchased Under
   Agreements to Resell                                    140,200             140,200           125,000           125,000
Securities Available for Sale                              519,821             519,821           507,141           507,141
Securities Held to Maturity                                 12,274              12,463            33,553            34,370
Loans, Net                                                 582,507             573,964           451,891           452,543

FINANCIAL LIABILITIES:
Deposits                                                 1,201,513           1,201,426         1,046,200         1,047,084
Securities Sold Under Repurchase Agreements                     -                   -             24,000            24,000
Subordinated Debt                                           15,000              15,825            15,000            15,915

                                                                      1996                                  1995
---------------------------------------------------------------------------------------------------------------------------
                                                          CONTRACT               FAIR            CONTRACT             FAIR
(IN THOUSANDS)                                             AMOUNT                VALUE            AMOUNT              VALUE
---------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS:
Commercial Letters of Credit                              $ 30,593              $   76          $ 35,948            $   90
Standby Letters of Credit                                   10,929                 124            11,867               143
Bill of Lading Guarantees                                      171                   -               328                 1
Undisbursed Loans                                          164,073               1,804           128,747             1,694
Forward Sale Contract                                          500                  (1)                 -                -

NOTE 17 - CONDENSED FINANCIAL INFORMATION OF GBC BANCORP (PARENT COMPANY)

     Condensed balance sheets as of December 31, 1996 and 1995 follow:

(DOLLARS IN THOUSANDS)                                                            1996             1995
---------------------------------------------------------------------------------------------------------
ASSETS
  Due From Bank                                                                 $    512         $    566
  Securities Available for Sale                                                    5,125            5,175
  Investment in Subsidiaries                                                     114,407          108,578
  Advance to Bank                                                                  6,000                -
  Other Assets                                                                     6,844              717
                                                                                --------         --------
  TOTAL ASSETS                                                                  $132,888         $115,036
                                                                                ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Dividends Payable                                                             $    677         $    534
  Other Liabilities                                                                  575               25
  Subordinated Debt                                                               15,000           15,000
                                                                                --------         --------
  TOTAL LIABILITIES                                                               16,252           15,559

STOCKHOLDERS' EQUITY
  Common stock, no par value or stated value; 20,000,000 shares authorized; 6,766,469 and 6,679,661 shares outstanding at
   December 31, 1996 and 1995, respectively                                       47,281           45,658
  Retained Earnings                                                               68,716           52,103
  Securities Valuation Allowance, Net of Tax                                         646            1,723
  Foreign Currency Translation Adjustment                                             (7)              (7)
                                                                                --------         --------
  TOTAL STOCKHOLDERS' EQUITY                                                     116,636           99,477
                                                                                --------         --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $132,888         $115,036
                                                                                ========         ========

     Condensed statements of income for the years ended December 31, 1996, 1995 and 1994 follow:

(IN THOUSANDS)                                                   1996              1995            1994
-------------------------------------------------------------------------------------------------------
Interest Income, Including Fees                                $   501            $1,208         $1,296
Dividends Received from Bank                                    13,021             2,134          2,130
                                                               -------            ------         ------
TOTAL INCOME                                                    13,522             3,342          3,426

Interest Expense                                                 1,596             1,596          1,596
Non-Interest Expense                                               130                48            165
                                                               -------            ------         ------
TOTAL EXPENSE                                                    1,726             1,644          1,761

Income Before Income Taxes                                      11,796             1,698          1,665
Benefit for Income Taxes                                          (615)             (281)          (293)
                                                               -------            ------         ------
Income Before Equity in Undistributed
  Earnings of Subsidiary                                        12,411             1,979          1,958
Equity in Undistributed Earnings of Subsidiary                   6,626             5,670          5,571
                                                               -------            ------         ------
NET INCOME                                                     $19,037            $7,649         $7,529
                                                               =======            ======         ======

     Condensed statements of cash flows for the years ended December 31, 1996, 1995, and 1994 follow:

(IN THOUSANDS)                                                              1996        1995        1994
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:

NET INCOME                                                               $ 19,037     $ 7,649     $ 7,529

Adjustments to reconcile net income to net cash provided by operating activities:
  Net decrease/(increase) in other assets                                  (6,127)        (97)        152
  Equity in undistributed earnings of subsidiaries                         (6,626)     (5,670)     (5,571)
  Net increase/(decrease) in other liabilities                                571        (281)         65
                                                                         --------     -------     -------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                 6,855       1,601       2,175
                                                                         --------     -------     -------

INVESTING ACTIVITIES:

Net (increase)/decrease in cash invested in subsidiaries                   (6,251)         --         500
                                                                         --------     -------     -------
  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                      (6,251)         --         500
                                                                         --------     -------     -------

FINANCING ACTIVITIES:

Cash dividends paid                                                        (2,424)     (2,134)     (2,130)
Proceeds from issuance of common stock                                      1,623         285         117
Other, net                                                                    143          --           2
                                                                         --------     -------     -------
  NET CASH USED IN FINANCING ACTIVITIES                                      (658)     (1,849)     (2,011)
                                                                         --------     -------     -------
  NET CHANGE IN DUE FROM BANK                                                 (54)       (248)        664

Due from bank at beginning of year                                            566         814         150
                                                                         --------     -------     -------
Due from bank at end of year                                             $    512     $   566     $   814
                                                                         ========     =======     =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
  Interest                                                               $  1,578     $ 1,578     $ 1,578
  Income tax refunds                                                         (281)       (293)       (358)

     The Financial Code of the State of California provides that dividends paid by the Bank in any one year may not exceed the lesser of the Bank's undivided profits or the net income for the prior three years, less cash distributions to stockholders during such period. As of December 31, 1996 approximately $21.3 million of undivided profits of the Bank are available for dividends to the Company, subject to the subordinated debt covenant restrictions.

NOTE 18 - REGULATORY MATTERS

     On April 23, 1996, the Bank was notified by its primary regulator, the Federal Deposit Insurance Corporation ("FDIC"), that the Memorandum of Understanding ("MOU") dated August 17, 1995, had been terminated based upon the results of a safety and soundness examination dated January 8, 1996.

     The Company's Board of Directors received a letter, dated July 19, 1996, from the Federal Reserve Bank of San Francisco (the "Federal Reserve") indicating that the existing board resolution which required the Company to inform the Federal Reserve prior to: (a) declaring cash or in-kind dividends;
(b) incurring debt; (c) repurchasing stock; or (d) entering into any agreements to acquire any entities or portfolios, was no longer required. The Company's Board rescinded the resolution at its August Board Meeting.

     In August 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted. This legislation was adopted in order to reform the regulation and supervision of financial institutions and the insured deposits of financial institutions. Among the many major changes made by this law is a measure requiring the FDIC to assume responsibility for insuring the deposits of financial institutions formerly insured by the Federal Savings and Loan Insurance Corporation. FIRREA establishes two separate insurance funds to be administered by the FDIC. Insurance premiums on deposit insurance will be assessed by the FDIC independently for the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund. The Omnibus Budget Reconciliation Act of 1990 revised the assessment rates. The assessment rate for BIF members is the greater of 0.15 percent or such rate as the Board of Directors of the FDIC, at its discretion, determines to be appropriate to maintain the reserve ratio at the designated reserve ratio or to increase the ratio to the designated reserve ratio within a reasonable period of time.

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

     A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below any such measure, and critically undercapitalized if it fails to meet any critical capital level set forth in the regulation. The critical capital level must be a level of tangible equity equal to at least 2% of total assets, but may be fixed at a higher level by regulation. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating and may be reclassified to a lower category by action based on other supervisory criteria. For an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a leverage ratio of at least 5% and not be subject to any specific capital order or directive. For an institution to be adequately capitalized it must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage ratio of at least 4% (3% in some cases).

     During 1992, pursuant to the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), the federal banking regulators set forth the definitions for "adequately capitalized" and "well capitalized" institutions. An "adequately capitalized" institution is one that meets the minimum regulatory capital requirements. A "well capitalized" institution is one with capital ratios as shown in the following table. Both the Company and the Bank are considered to be well capitalized. As of December 31, 1996, the Company's and the Bank's Tier 1 capital, total capital and leverage ratios exceeded the "well capitalized" ratio requirements as follows:

                                                 MINIMUM           WELL
                          GBC        GENERAL    REGULATORY      CAPITALIZED
                        BANCORP       BANK     REQUIREMENTS    REQUIREMENTS
---------------------------------------------------------------------------
Tier 1                  11.97%       11.81%        4%                 6%
Total                   13.69%       13.06%        8%                10%
Leverage Ratio           8.74%        8.61%        4%                 5%

NOTE 19 - SUPPLEMENTARY INFORMATION

     Components of other non-interest expense in excess of 1% of the sum of total interest income and non-interest income were as follows for the year as indicated:

(IN THOUSANDS)                                         1996              1995             1994
-----------------------------------------------------------------------------------------------
Office Supplies and Communication Expense             $1,395            $1,347           $1,273
Professional Services Expense                          2,428             1,756            1,432
FDIC Assessment Expense                                  150             1,299            1,771
Real Estate Investment Expense                         1,443             1,388            1,300
Other                                                  1,844             1,864            1,598
                                                      ------            ------           ------
TOTAL                                                 $7,260            $7,654           $7,374
                                                      ======            ======           ======

NOTE 20 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                       Three Months Ended in 1996
(IN THOUSANDS, EXCEPT PER SHARE DATA)                   MARCH 31          JUNE 30           SEPT. 30          DEC. 31
---------------------------------------------------------------------------------------------------------------------
Interest Income                                         $23,284          $24,495            $24,189           $25,673
Interest Expense                                         10,666           11,192             10,893            10,910
Net Interest Income                                      12,618           13,303             13,296            14,763
Provision for Credit Losses                               1,500            1,000              1,000             1,000
Income Before Income Taxes                                6,363            6,963              7,564             7,328
Net Income                                                4,309            4,662              4,980             5,086
Earnings Per Share                                         0.62             0.66               0.70              0.71


                                                                        Three Months Ended in 1995
(IN THOUSANDS, EXCEPT PER SHARE DATA)                   MARCH 31          JUNE 30          SEPT. 30           DEC. 31
---------------------------------------------------------------------------------------------------------------------
Interest Income                                         $20,538          $21,017            $20,868           $22,703
Interest Expense                                          8,789            9,059              9,389            10,181
Net Interest Income                                      11,749           11,958             11,479            12,522
Provision for Credit Losses                               5,100            5,000              5,550             2,920
Income Before Income Taxes                                1,540            2,304              1,099             4,133
Net Income                                                1,619            1,454                881             3,695
Earnings Per Share                                         0.24             0.22               0.14              0.54

INDEPENDENT AUDITORS' REPORT

     The Board of Directors of GBC Bancorp:

     We have audited the accompanying consolidated balance sheets of GBC Bancorp (a California corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GBC Bancorp and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                               KPMG Peat Marwick LLP

     Los Angeles, California
     February 12, 1997