Form 10-K405, Exhibit 13
period 1997-12-31
GBC BANCORP
filed 1998-03-24
CIK 351710

                                                                      EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Consolidated net income for GBC Bancorp and subsidiaries (the "Company") for the year ended December 31, 1997 totaled $25,946,000. This compares to net earnings of $19,037,000 in 1996 and $7,649,000 in 1995. Diluted earnings per share were $3.67 for 1997 compared to $2.77 for 1996, and $1.15 for 1995. The $6,909,000, or 36%, increase in net income from 1996 to 1997 was primarily due to an increase in net interest income, a lower provision for credit losses and higher gains on the sale of other real estate owned ("OREO") properties.

  Net interest income increased $7,493,000 in 1997 compared to 1996, due primarily to a $115.4 million increase in average interest earning assets and a nine basis point increase of the net interest spread. The net interest spread is defined as the yield on interest earning assets less the rate paid on interest bearing liabilities.

  The provision for credit losses declined $3,500,000 in 1997 compared to 1996 due primarily to the reduction of non-accrual loans and a decrease in net charge-offs.

  Consolidated net income for the year ended December 31, 1996 totaled $19,037,000 compared to net income of $7,649,000 in 1995. The increase in net income from 1995 to 1996 resulted primarily from a lower provision for credit losses of $14,070,000 and an increase in net interest income of $6,272,000.

NET INTEREST INCOME

  Net interest income in 1997 totaled $61,473,000 compared to net interest income of $53,980,000 in 1996. The increase was due to a $115.4 million, or 9.3%, increase in the balance of average interest earning assets to $1,352.8 million during 1997 from $1,237.4 million and a nine basis point increase of the net interest spread.

  Total interest income for the year ended December 31, 1997, was $110,896,000 compared to $97,641,000 for the year ago period. The $13,255,000, or 13.6%, increase was due to the growth of average interest earning assets and an increase of the yield earned thereon.

  The composition of the net growth of $115.4 million in the balance of average interest earning assets included an $88.7 million increase in loans and leases, a $19.8 million increase in the securities portfolio, and a $6.9 million increase in federal funds sold and securities purchased under agreements to resell. The growth of average interest earning assets was primarily funded by an increase of $96.6 million of average deposits. Of this increase, $87.9 million represented interest-bearing deposits and $8.7 million represented non-interest bearing demand deposits.

  The yield on interest earning assets increased to 8.20% in 1997 from 7.89% in 1996. The 31-basis point increase is due to the increased percentage of accruing loans and leases in interest earning assets, a decline in average non-accrual loans, and an increase in the yield on securities. Average accruing loans and leases were 44% and 39% of average interest earning assets for 1997 and 1996, respectively. Average non-accrual loans were $10.0 million and $30.4 for 1997 and 1996, respectively. The yield on securities was 6.47% and 6.26% for 1997 and 1996, respectively. Partially offsetting the above was the reduced yield on accruing loans and leases which was 10.44% and 10.87% for 1997 and 1996, respectively. The reduced yield is primarily due to the downward pricing of loans in response to market conditions.

  Total interest expense for the year ended December 31, 1997, was $49,423,000 compared to $43,661,000 for the year ago period. The $5,762,000, or 13.2%, increase was due to an $87.9 million increase of average interest bearing deposits and a 22 basis point increase in the cost of funds. For the year ended December 31, 1997 and 1996, average interest bearing deposits were $1,100.7 million and $1,012.8 million, respectively. The cost of funds increased to 4.38% during 1997 from 4.16% for 1996. This increase was due primarily to increases in the rates paid on virtually all deposit categories and the deposit product composition. For the year ended December 31, 1997 and 1996, average time deposits represented 69.2% and 65.9% of average total interest bearing deposits. Further, the highest costing deposit product, time certificates of deposit of $100,000 or more, represented 51.9% of average total interest bearing deposits for 1997 compared to 48.8% of average total interest bearing deposits for 1996.

  Because of the 31 basis point increase of the yield on interest earning assets and the 22 basis point increase of the cost of funds the net interest spread increased nine basis points to 3.82% in 1997 from 3.73% in 1996.

  The net interest margin, defined as the difference between interest income and interest expense divided by average interest earning assets, increased to 4.54% in 1997 from 4.36% in 1996. The increase is due to the increased spread and the funding from non-interest bearing sources.

  Net interest income in 1996 totaled $53,980,000 compared to net interest income of $47,708,000 in 1995. The increase was due mainly to a $199.3 million, or 19.0%, increase in average interest earning assets to $1,237.4 million during 1996 from $1,038.1 million during 1995. The composition of the net increase in average interest earning assets includes a $30.3 million increase in loans and leases, a $151.1 million increase in the securities portfolio and a $16.5 million increase in federal funds sold and securities purchased under agreements to resell.

  The growth of average interest earning assets was primarily funded by an increase of $196.0 million of average deposits. Of this increase, $184.9 million represented interest-bearing deposits and $11.2 million represented non-interest bearing demand deposits. The net interest income increase attributed to the volume growth was partially offset by a reduced net interest spread. For 1996, the net interest spread was 3.73% compared to 3.87% for 1995.

  The following table presents the net interest spread, net interest margin, average balances, interest income and expense, and the average yield/rates by asset and liability component:

                                      1997                         1996                         1995
----------------------------------------------------------------------------------------------------------------
                                               AVERAGE                      AVERAGE                      AVERAGE
                            AVERAGE            YIELD/    AVERAGE            YIELD/    AVERAGE            YIELD/
(IN THOUSANDS)            BALANCE(5)  INTEREST  RATE%  BALANCE(5)  INTEREST  RATE%  BALANCE(5)  INTEREST  RATE%
----------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Loans and Leases(1)(2)   $  607,286   63,687  10.49%  $  518,603  $53,551  10.33%  $  488,274  $49,533  10.14%
 Taxable Securities          603,677   39,067   6.47      582,006   36,434   6.26      427,878   28,193   6.59
 Tax-Exempt
  Securities(3)                1,438       82   5.67        4,111      261   6.34        7,081      459   6.48
 Interest-Bearing
  Deposits                         -        -      -            -        -      -           49        1   2.05
 Federal Funds Sold and
  Security Purchased Under
  Agreement to Resell        140,270    8,060   5.75      133,334    7,395   5.55      116,820    6,940   5.94
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
  TOTAL INTEREST-EARNING
   ASSETS                 $1,352,671  110,896   8.20    1,238,054   97,641   7.89    1,040,102   85,126   8.18
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
NON-INTEREST-EARNING
 ASSETS:
 Cash and Due from Banks  $   35,913                   $   37,509                   $   36,319
 Premises and Equipment,
  Net                          5,692                        6,131                        6,017
 Other Assets(4)              46,932                       44,912                       42,285
                          -----------                  -----------                  -----------
  TOTAL NON-INTEREST-
   EARNING ASSETS             88,537                       88,552                       84,621
                          -----------                  -----------                  -----------
Less: Allowance for
 Credit Losses               (15,830)                     (17,154)                     (21,671)
 Deferred Loan Fees           (3,735)                      (3,308)                      (3,553)
                          -----------                  -----------                  -----------
Less: Unrealized
   Gain/(Loss) on
   Securities Available
   for Sale                       94                         (673)                      (2,035)
                          -----------                  -----------                  -----------
  TOTAL ASSETS            $1,421,737                   $1,305,471                   $1,097,464
                          ===========                  ===========                  ===========
INTEREST-BEARING
 LIABILITIES:
 Deposits:
 Interest-Bearing Demand  $   61,004  $   805   1.32%  $   64,247  $   862   1.34%  $   59,625  $   975   1.64%
 Money Market                167,815    4,443   2.65      149,663    3,628   2.42      132,409    3,229   2.44
 Savings                     110,628    3,031   2.74      131,849    3,563   2.70      140,903    4,484   3.18
 Time Deposits               761,277   38,569   5.07      667,047   32,844   4.92      494,973   25,886   5.23
 Federal Funds Purchased
  and Securities Sold
  Under Repurchase
  Agreement                      381       22   5.66       20,918    1,168   5.59        2,959      172   5.81
 Other Borrowed Funds              -        -      -            -        -      -       22,521    1,076   4.78
 Subordinated Debt            26,467    2,553   9.65       15,000    1,596  10.64       15,000    1,596  10.64
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
  TOTAL INTEREST-BEARING
   LIABILITIES             1,127,572   49,423   4.38    1,048,724   43,661   4.16      868,390   37,418   4.31
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
NON-INTEREST-BEARING
 LIABILITIES:
 Demand Deposits          $  140,761                   $  132,088                   $  120,902
 Other Liabilities            23,899                       18,501                       14,120
                          -----------                  -----------                  -----------
 TOTAL NON-INTEREST
  BEARING LIABILITIES        164,660                      150,589                      135,022
                          -----------                  -----------                  -----------
 Total Liabilities         1,292,232                    1,199,313                    1,003,412
 Stockholders' Equity        129,505                      106,158                       94,052
                          -----------                  -----------                  -----------
 TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY    $1,421,737                   $1,305,471                   $1,097,464
                          ===========                  ===========                  ===========
 NET INTEREST
  INCOME/SPREAD                       $61,473   3.82%              $53,980   3.73%              $47,708   3.87%
                                      =======                      =======                      =======
 NET INTEREST MARGIN                            4.54%                        4.36%                        4.59%

(1) FOR THE PURPOSES OF THESE COMPUTATIONS, NON-ACCRUAL LOANS ARE INCLUDED IN THE DAILY AVERAGE LOAN AMOUNTS OUTSTANDING. FOR NON-ACCRUAL LOANS, INTEREST INCOME IS RECORDED ON A CASH BASIS.
(2) LOAN INTEREST INCLUDES LOAN FEES FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 OF $4,554,000, $4,150,000 AND $4,112,000, RESPECTIVELY.
(3) TAX-EXEMPT INTEREST INCOME HAS NOT BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS.
(4) OTHER ASSETS INCLUDES AVERAGE OTHER REAL ESTATE OWNED, NET, FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 OF $13,528,000, $11,885,000 AND
    $5,710,000, RESPECTIVELY.
(5) AVERAGE BALANCES WERE CALCULATED BASED ON THE AVERAGE OF THE DAILY ENDING BALANCES.

  The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and changes in rates for the periods indicated:

                                          YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------
                                  1997 COMPARED             1996 COMPARED
                                    WITH 1996                 WITH 1995
                               INCREASE (DECREASE)       INCREASE (DECREASE)
                               DUE TO CHANGES IN:         DUE TO CHANGES IN:
(IN THOUSANDS)               VOLUME   RATE     NET     VOLUME    RATE     NET
--------------------------------------------------------------------------------
INTEREST EARNED ON(1):
 Loans and Leases           $ 9,289  $  847  $10,136  $ 3,119  $   899  $ 4,018
 Taxable Securities(2)        1,381   1,252    2,633    9,709   (1,468)   8,241
 Tax-Exempt Securities(2)      (154)    (25)    (179)    (188)     (10)    (198)
 Interest-Bearing Deposits        -       -        -       (1)       -       (1)
 Federal Funds Sold and
  Securities Purchased
  Under Agreement to Re-
  sell                          393     272      665      937     (482)     455
                            -------- ------- -------- -------- -------- --------
  TOTAL INTEREST-EARNING
   ASSETS                    10,909   2,346   13,255   13,576   (1,061)  12,515
INTEREST PAID ON(1):
 Deposits:
  Interest-Bearing Demand       (43)    (14)     (57)      72     (185)    (113)
  Money Market                  459     356      815      418      (18)     400
  Savings                      (581)     49     (532)    (275)    (646)    (921)
  Time                        4,751     974    5,725    8,548   (1,591)   6,957
 Federal Funds Purchased
  and Securities Sold Un-
  der
  Repurchase Agreement       (1,162)     16   (1,146)   1,002       (6)     996
 Other Borrowed Funds             -       -        -   (1,076)       -   (1,076)
 Subordinated Debt            1,118    (161)     957        -        -        -
                            -------- ------- -------- -------- -------- --------
  TOTAL INTEREST-BEARING
   LIABILITIES                4,542   1,220    5,762    8,689   (2,446)   6,243
                            -------- ------- -------- -------- -------- --------
CHANGE IN NET INTEREST IN-
 COME                       $ 6,367  $1,126  $ 7,493  $ 4,887  $ 1,385  $ 6,272
                            ======== ======= ======== ======== ======== ========

(1) CHANGES IN INTEREST INCOME AND INTEREST EXPENSE ATTRIBUTABLE TO CHANGES IN RATE/VOLUME HAVE BEEN ALLOCATED TO THE CHANGE DUE TO VOLUME AND THE CHANGE DUE TO RATE IN RELATION TO THE ABSOLUTE DOLLAR AMOUNT OF THE CHANGE IN EACH.
(2) INTEREST INCOME FROM MUNICIPAL BONDS AND AUCTION PREFERRED STOCKS IS NOT ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS.

PROVISION FOR CREDIT LOSSES

  For 1997, the provision for credit losses was $1,000,000 compared to $4,500,000 for 1996, representing a decrease of $3,500,000, or 77.8%.

  The decline of the provision for credit losses was primarily due to a decrease in net charge-offs and the continued reduction of non-accrual loans. As of December 31, 1997, non-accrual loans totaled $9.8 million compared with $11.7 million and $43.7 million, as of December 31, 1996 and 1995, respectively.

  Net charge-offs for 1997 were $0.4 million compared to $5.0 million for 1996. The $4.6 million, or 92.0%, decline of net charge-offs is the result of a $2.8 million, or 36.9%, reduction of charge-offs and a $1.8 million, or 71.6%, increase of recoveries from previous charge-offs. The decline of net charge-offs is a reflection of continuing successful collection efforts, the recovery of the Southern California economy and the improvement of the commercial real estate market.

  For 1996, the provision for credit losses was $4,500,000 compared to $18,570,000 for 1995, representing a decrease of $14,070,000, or 75.8%. The decline of the provision for credit losses was primarily due to the reduction of non-accrual loans and a decrease in net charge-offs. As of December 31, 1996, non-accrual loans totaled $11.7 million compared with $43.7 million as of December 31, 1995. Despite the addition of loans to non-accrual status totaling $26 million, the combination of loans returned to accrual status, repayments and transfers to other real estate owned , caused the substantial reduction of non-accrual loans. Net charge-offs for 1996 were $5.0 million compared to $24.9 million for 1995, a reduction of $19.9 million, or 79.9%. The decline of net charge-offs was the result of successful collection efforts, the recovery of the Southern California economy and the improvement of the commercial real estate market.

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

NON-INTEREST INCOME

  Non-interest income consists primarily of service charges on deposit accounts, gain/loss on sale of securities, fees and commissions collected from the Bank's international activities, fees from servicing Small Business Administration (SBA) loans, and fees received from escrow services.

  Non-interest income in 1997 totaled $6,639,000, representing an increase of $566,000, or 9.3%, over $6,073,000 of non-interest income in 1996. The increase was due to the $239,000 growth of service charges and commissions and the absence of net loss on the sale and write-down of securities available for sale. In 1996, there was a write-off from securities available for sale of a $250,000 note deemed worthless.

  Non-interest income in 1996 totaled $6,073,000, representing an increase of $31,000, or 0.5%, over $6,042,000 of non-interest income in 1995. There were no significant changes in any of the categories of non-interest income.

NON-INTEREST EXPENSE

  Non-interest expense decreased $964,000, or 3.5%, from $27,337,000 in 1996 to $26,373,000 in 1997. The decrease was primarily due to net income from OREO sales after OREO expenses partially offset by increased salaries and employee benefits. For, 1997 OREO expenses of $1,893,000 were more than offset by net gains on the sale of OREO totaling $2,705,000. The $2,953,000 increase in salaries and employee benefits was primarily due to a $1,704,000 increase of incentive compensation, which is based on income before income taxes and extraordinary items, and a $902,000 increase in salary expense. The increase in salary expense is due to both salary increases in 1997 and an increased number of employees. For the year ending December 31, 1997 and 1996, the average of the monthly full time equivalent number of employees was 315 and 306, respectively.

  Also contributing to the decrease in non-interest expense was a $1,262,000, or 17.4%, decline of other expense from $7,260,000 for the year ended December 31, 1996 to $5,998,000 for the year ended December 31, 1997. This decrease was primarily due to reduced legal fees. For the year ended December 31, 1997 and 1996, legal fees were $510,000 and $1,372,000, respectively. The reduction of legal fees was primarily due to the decrease of non-performing assets.

  Non-interest expense increased $1,233,000, or 4.7%, from $26,104,000 in 1995 to $27,337,000 in 1996. Salaries and employee benefits increased $2,400,000 in 1996, representing a 21.4% increase. Of this increase, $1,989,000 was due to the increase of bonus accrual directly related to the higher level of pre-tax income earned.

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

  The decrease of other expense was $394,000 comparing 1996 to 1995. Other expense is comprised of a number of expense classifications such as office supplies and communication expense, professional services expense, FDIC assessment expense and real estate investment expense. The net reduction of other expense was primarily due to the decreased cost of the Bank's FDIC insurance in 1996 from $1,299,000 to $150,000, partially offset by an increase in legal fees. The reduced FDIC insurance expense was the result of the upgrading of the Bank's rating for deposit insurance purposes and a decrease in the rate structure for all insured depository institutions. The increase of legal fee expense was related to the resolution of problem credits.

PROVISION FOR INCOME TAXES

  For 1997, the Company's provision for income taxes was $14,305,000, an increase of $5,126,000, or 55.8%, from $9,179,000 recorded in 1996. The effective tax rate in 1997 was 35.1% as compared to 32.5% in 1996. The increased effective tax rate was due primarily to the reduced level of low income housing ("LIH") tax credits as a percentage of pre-tax income. For 1997, the LIH tax credit was $2,254,000, compared to $1,878,000 in 1996.

  For 1996, the Company's provision for income taxes was $9,179,000, an increase of $7,752,000, or 543%, from

$1,427,000 recorded in 1995. The effective tax rate in 1996 was 32.5% as compared to 15.7% in 1995. The increased effective tax rate was due to the reduced level of low income housing ("LIH") tax credits as a percentage of pre-tax income. For 1996, the LIH tax credit was $1,878,000 compared to $2,093,000 in 1995.

EXTRAORDINARY ITEM

  During the third quarter, 1997, the Company incurred an $841,000 prepayment premium for the early extinguishment of its $15 million subordinated debt. The prepayment premium, net of taxes of $353,000, is included in the consolidated statements of income as an extraordinary item amounting to $488,000 for the year ended December 31, 1997.

FINANCIAL CONDITION

  The Company's assets totaled $1,509.4 million as of December 31, 1997, representing an increase of $157.3 million, or 11.6%, over the $1,352.1 million total assets as of December 31, 1996. The asset growth was primarily funded by an increase of total deposits of $90.3 million, an increase of $23.7 million of subordinated debt, and an increase in stockholders' equity of $29.7 million.

  The asset growth was reflected in all categories of interest-earning assets with the exception of the lower yielding federal funds sold and securities purchased under agreements to resell. Investment securities reflected the largest growth, increasing by $169.6 million. Loans and leases increased $36.5 million and non-earning assets decreased by $15.2 million.

LOANS AND LEASES

  The growth of loans and leases to $638.8 million as of December 31, 1997, from $602.4 million as of December 31, 1996 represents a 6.1% increase. Excluding loans to depository institutions, which decreased from $50 million as of December 31, 1996, to zero as of December 31, 1997, loans and leases increased $86.5 million, or 15.7%. This growth was primarily reflected in the Bank's commercial and real estate loans portfolios. The loan growth is in line with management's intentions for increasing the percentage of loans in earning assets of the Company and reflects the improvement of the California economy.

  The largest growth component of the portfolio was commercial loans. As of December 31, 1997, these loans totaled $233.3 million compared to $183.3 million as of December 31, 1996, representing a $50.0 million, or 27.3% growth. As of December 31, 1997, commercial loans represented 36.5% of the total loan portfolio compared to 30.4% as of December 31, 1996.

  Conventional real estate loans are loans, other than construction loans, secured by first trust deeds or junior real estate liens. As of December 31, 1997, conventional real estate loans totaled $276.4 million, or 43.3%, of the total loan portfolio. As of December 31, 1996 conventional real estate loans outstanding were $273.1 million, or 45.3%, of the total loan portfolio.

  Construction loans are real estate loans secured by first trust deeds. As of December 31, 1997, construction loans totaled $90.6 million, or 14.2%, of the total loan portfolio. As of December 31, 1996, construction loans totaled $66.6 million, or 11.1%, of the total loan portfolio.

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

  The following table sets forth the breakdown by type of collateral for construction and conventional real estate loans as of December 31, 1997 and 1996:

(IN THOUSANDS)                              1997                                            1996
----------------------------------------------------------------------------------------------------------------------
                                               CONVENTIONAL                                    CONVENTIONAL
                       CONSTRUCTION            REAL ESTATE             CONSTRUCTION            REAL ESTATE
PROJECT TYPE              LOANS     PERCENTAGE    LOANS     PERCENTAGE    LOANS     PERCENTAGE    LOANS     PERCENTAGE
----------------------------------------------------------------------------------------------------------------------
RESIDENTIAL:
 Single-Family           $57,551        64%      $ 33,064       12%      $18,913        28%      $ 38,688       14%
 Townhouse                 3,751          4         1,154         1          745          1         3,970         2
 Condominiums              9,648         11         4,564         2       28,855         44         6,587         2
 Multi-Family                857          1        44,584        16        6,784         10        39,204        14
 Land Development              -          -         2,001         -            -          -           158         -
                         -------       ----      --------      ----      -------       ----      --------      ----
TOTAL RESIDENTIAL        $71,807        80%      $ 85,367       31%      $55,297        83%      $ 88,607       32%
                         -------       ----      --------      ----      -------       ----      --------      ----
NON-RESIDENTIAL:
 Warehouse               $ 2,130         2%      $ 33,485       12%      $ 2,617         4%      $ 30,254       11%
 Retail Facilities        16,246         18        69,529        25        8,658         13        58,304        22
 Industrial Use                -          -        23,334         8            -          -        20,398         7
 Office                        -          -        24,407         9            -          -        34,333        13
 Hotel and Motel               -          -        35,788        13            -          -        38,178        14
 Other                       377          -         4,440         2            -          -         3,006         1
                         -------       ----      --------      ----      -------       ----      --------      ----
TOTAL NON-RESIDENTIAL    $18,753        20%      $190,983       69%      $11,275        17%      $184,473       68%
                         -------       ----      --------      ----      -------       ----      --------      ----
TOTAL                    $90,560       100%      $276,350      100%      $66,572       100%      $273,080      100%
                         =======       ====      ========      ====      =======       ====      ========      ====

  Substantially all of the collateral securing construction and conventional real estate loans is located in California.

  Commercial loans include $21.7 million of unsecured commercial loans, $39.8 million of SBA loans of which $19.7 million are government sponsor-guaranteed, and $171.8 million of trade financing loans. The growth of commercial loans totaling $50.0 million was due to trade-financing loans which increased $55.8 million. The improvement of the California economy and the growth in international trade was primarily responsible for this growth.

  Trade financing loans are made by the Bank's International Division which, in addition to granting loans to finance the import and export of goods between the United States and countries in the Pacific Rim, also provides letters of credit and other related services. The Bank does not make loans to foreign banks, foreign governments or their central banks, or commercial and industrial loans to entities domiciled outside of the United States, except for the extension of overdraft privileges to its foreign correspondent banks on a limited, case by case, basis. All transactions are U.S. dollar denominated. Please refer to the section Recent Developments, following.

  Other loans are primarily comprised of loans secured by the Bank's time deposits. Other loans totaled $24.0 million and $22.4 million, as of December 31, 1997 and 1996, respectively.

  Leveraged leases are comprised primarily of two aircraft leveraged leases. In December 1997, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24 million and a remaining estimated economic life of 28 years. The lease term ends in March, 2016, however, the lessee has an early buy out option in the year 2011. The Company's equity investment is $6.3 million. The aircraft is subject to $17.8 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the full-term lease is estimated to be $5.5 million.

  In December 1996, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24.2 million and a remaining estimated economic life of 30 years. The lease term is through the year 2012. As of December 31, 1997, the aircraft is subject to $18.3 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the lease term is estimated to be $7.6 million.

  For federal income tax purposes, the Company has the benefit of tax deductions for depreciation on the entire leased asset and for interest paid on the long-term debt. Deferred taxes are provided to reflect the temporary differences associated with the leveraged leases.

  In addition to the two aircraft leveraged leases, the Company has two other leveraged leases included in loans and leases totaling $0.7 million as of December 31, 1997.

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

  The following table sets forth the gross amount of loans outstanding in each category as of the dates indicated:

                                                  DECEMBER 31,
------------------------------------------------------------------------------
(IN THOUSANDS)                      1997     1996     1995     1994     1993
------------------------------------------------------------------------------
Commercial                        $233,309 $183,268 $151,709 $132,806 $126,098
Real Estate-Construction            90,560   66,572   53,423   60,610   79,513
Real Estate-Conventional           276,350  273,080  239,016  281,225  270,566
Installment                             54       86      231      377      434
Other Loans                         23,993   22,362   22,310   25,699   28,455
Leveraged Leases                    14,563    6,986      255      273      290
Loans to Depository Institutions         -   50,000    5,000        -        -
                                  -------- -------- -------- -------- --------
TOTAL                             $638,829 $602,354 $471,944 $500,990 $505,356
                                  ======== ======== ======== ======== ========

  The following table shows the maturity schedule of the Company's loans outstanding as of December 31, 1997, which are based on the remaining scheduled repayments of principal. Non-accrual loans of $9.8 million are included in the within one year category:

                                    AFTER
                                   ONE BUT    MORE
                           WITHIN   WITHIN    THAN
                            ONE      FIVE     FIVE
(IN THOUSANDS)              YEAR    YEARS    YEARS    TOTAL
-------------------------------------------------------------
Commercial                $187,043 $  8,597 $ 37,669 $233,309
Real Estate-Construction    53,126   37,434        -   90,560
Real Estate-Conventional    43,773  136,168   96,409  276,350
Installment                     12       42        -       54
Other Loans                 23,943       50        -   23,993
Leveraged Leases                 -      735   13,828   14,563
                          -------- -------- -------- --------
TOTAL                     $307,897 $183,026 $147,906 $638,829
                          ======== ======== ======== ========

  As of December 31, 1997, excluding non-accrual loans, loans and leases scheduled to be repriced within one year, after one but within five years, and in more than five years, are as follows:

                                AFTER     MORE
                      WITHIN   ONE BUT    THAN
                       ONE      WITHIN    FIVE
(IN THOUSANDS)         YEAR   FIVE YEARS  YEARS   TOTAL
---------------------------------------------------------
Total Fixed Rate     $ 44,256  $82,150   $92,348 $218,754
Total Variable Rate   410,241        -         -  410,241
                     --------  -------   ------- --------
TOTAL                $454,497  $82,150   $92,348 $628,995
                     ========  =======   ======= ========

  The balance of loans and leases includes loans held for sale totaling $2.7 million as of December 31, 1997. During 1997, approximately $40 million of loans held for sale were originated and sold. As of December 31, 1997, approximately $53 million of loans were serviced by the Bank on behalf of third parties. In October, 1997 management decided to discontinue its operation of originating fixed rate residential mortgage loans for sale in the secondary markets. The impact of winding down this operation was immaterial to the Company's financial condition and results of operations as of and for the year ended December 31, 1997. Accordingly, no residential loans are currently being originated or purchased for sale. The Bank continues to service those loans it has sold with servicing rights retained.

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

  The Company has a policy of classifying loans (including impaired loans) which are 90 days past due as to principal and/or interest as non-accrual loans unless management determines that the fair value of underlying collateral value is substantially in excess of the loan amount or circumstances justify treating the loan as fully collectible. After a loan is placed on non-accrual status, any interest previously accrued, but not yet collected, is reversed against current income. The amortization of any deferred loan fees is stopped. A loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms. Interest received on non-accrual loans generally is either applied against principal or reported as recoveries on amounts previously charged-off, according to management's judgment as to the collectibility of principal.

  The following table provides information with respect to the Company's past due loans, non-accrual loans, other real estate owned and restructured loans as of the dates indicated:

                                                    DECEMBER 31,
------------------------------------------------------------------------------
(IN THOUSANDS)                          1997    1996    1995    1994    1993
------------------------------------------------------------------------------
Loan 90 Days or More Past Due and
 Still Accruing                        $ 2,778 $ 6,779 $     9 $   999 $ 4,059
Non-accrual Loans                        9,834  11,719  43,712  46,672  22,033
                                       ------- ------- ------- ------- -------
Total Past Due Loans                    12,612  18,498  43,721  47,671  26,092
Restructured Loans                      20,323  23,125  10,151  20,865  11,898
                                       ------- ------- ------- ------- -------
Total Non-performing and Restructured
 Loans                                  32,935  41,623  53,872  68,536  37,990
Other Real Estate Owned, Net             7,871  12,988   7,686   5,051  15,541
                                       ------- ------- ------- ------- -------
TOTAL NON-PERFORMING ASSETS            $40,806 $54,611 $61,558 $73,587 $53,531
                                       ======= ======= ======= ======= =======
NON-PERFORMING ASSETS TO
 PERIOD END LOANS AND LEASES, NET,
 PLUS OTHER REAL ESTATE OWNED, NET       6.52%   9.17%  13.39%  15.35%  10.60%
                                       ======= ======= ======= ======= =======
NON-PERFORMING ASSETS TO TOTAL ASSETS    2.70%   4.04%   5.11%   6.80%   5.59%
                                       ======= ======= ======= ======= =======

  Total non-performing assets decreased to $40.8 million as of December 31, 1997, from $54.6 million as of December 31, 1996, representing a $13.8 million, or 25.3% reduction. The decline is the result of decreases in all categories of non-performing assets.

PAST-DUE LOANS

  Loans 90 days or more past due and still accruing totaled $2.8 million, as of December 31, 1997, down from $6.8 million, as of December 31, 1996. The balance of $2.8 million is comprised of three borrowers. One borrower with $500,000 outstanding has paid off in full subsequent to December 31, 1997. The second borrower with a $900,000 loan has had the loan renewed with no concessions. The Bank has committed to renew the notes totaling $1.4 million of the third borrower.

NON-ACCRUAL LOANS

  The following table analyzes the $1.9 million, or 16.1%, decline of non-accrual loans during the year ended December 31, 1997:

(IN THOUSANDS)                            1997
------------------------------------------------
Balance at December 31, 1996            $11,719
Add:Loans Placed on Non-accrual Status   17,476
Less:Charge-offs                         (3,056)
Returned to Accrual Status               (3,134)
Repayments                               (8,197)
Transferred to OREO                      (4,974)
                                        --------
BALANCE AT DECEMBER 31, 1997            $ 9,834
                                        ========

  The following table breaks out the Company's non-accrual loans by loan category as of December 31, 1997 and 1996:

(IN THOUSANDS)             1997   1996
----------------------------------------
Commercial                $5,957 $ 3,219
Real Estate-Construction     455     477
Real Estate-Conventional   3,414   8,023
Installment                    8       -
                          ------ -------
TOTAL                     $9,834 $11,719
                          ====== =======

  The effect of non-accrual loans outstanding as of year-end on interest income for the years 1997, 1996 and 1995 is presented below:

(IN THOUSANDS)              1997     1996     1995
----------------------------------------------------
Contractual Interest Due  $ 1,954  $ 2,526  $ 6,969
Interest Recognized        (1,041)  (1,470)  (1,098)
                          -------- -------- --------
NET INTEREST FOREGONE     $   913  $ 1,056  $ 5,871
                          ======== ======== ========

  Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

RESTRUCTURED LOANS

  The balance of restructured loans as of December 31, 1997, was $20.3 million compared to $23.1 million as of December 31, 1996, representing a $2.8 million, or 12.1%, decrease. A loan is categorized as restructured if the original interest rate on such loan, the repayment terms, or both, are modified due to a deterioration in the financial condition of the borrower. Restructured loans may also be put on a non-accrual status in keeping with the Bank's policy of classifying loans which are 90 days past due as to principal and/or interest. Restructured loans which are non-accrual loans are not included in the balance of restructured loans. As of December 31, 1997, restructured loans consisted of fifteen real estate credits. This compares to sixteen real estate credits as of December 31, 1996. As of December 31, 1997, all restructured loans were on accrual status. The weighted average yield of the restructured loans as of December 31, 1997, was 10.18%.

  The following table breaks out the restructured loans by accrual status as of the dates indicated:

                         DECEMBER 31,
---------------------------------------
(IN THOUSANDS)           1997    1996
---------------------------------------
Restructured Loans:
  On Accrual Status     $20,323 $23,125
  On Non-accrual Status       -   2,820
                        ------- -------
TOTAL                   $20,323 $25,945
                        ======= =======

  As of December 31, 1997, there are no commitments to lend additional funds to borrowers associated with restructured loans.

  The effect of restructured loans outstanding as of year-end on interest income for the years ended December 31, 1997, 1996 and 1995 is presented below:

(IN THOUSANDS)              1997     1996     1995
----------------------------------------------------
Contractual Interest Due  $ 2,242  $ 3,709  $ 1,713
Interest Recognized        (1,853)  (3,113)  (1,150)
                          -------- -------- --------
NET INTEREST FOREGONE     $   389  $   596  $   563
                          ======== ======== ========

OTHER REAL ESTATE OWNED

  Other real estate owned, net of valuation allowance of $2.1 million, totaled $7.9 million, representing a decrease of $5.1 million, or 39.4%, from the balance of $13.0 million, net of valuation allowance of $1.8 million, as of December 31, 1996. As of December 31, 1997, OREO consisted of 17 properties, down from 26 properties as of December 31, 1996.

  The following is an analysis of the change in gross OREO (OREO before valuation allowance):

Beginning balance, December 31, 1996  $14,811,000
Additions                               4,562,000
Dispositions                           (9,442,000)
                                      ------------
ENDING BALANCE, DECEMBER 31, 1997     $ 9,931,000
                                      ============

  The net gain realized on the sales for 1997 was $2,705,000 compared to $441,000 for 1996.

  The outstanding OREO properties are all included in the Bank's market area. They include single family residences, condominiums, multi-family residences, commercial buildings, and land. Seven properties comprise the land category of OREO. The Company does not intend to develop these properties; rather, it will sell the land undeveloped.

  The following table sets forth OREO by type of property as of the dates indicated:

                             DECEMBER 31,
--------------------------------------------
(IN THOUSANDS)               1997     1996
--------------------------------------------
PROPERTY TYPE
Single-Family Residential  $   380  $   901
Condominium                  2,598    6,284
Multi-Family Residential       220        -
Land for Residential         3,715    1,413
Land for Commercial              -      735
Land for Agriculture            15        -
Retail Facilities            3,003    5,228
Office                           -      250
Less: Valuation Allowance   (2,060)  (1,823)
                           -------- --------
TOTAL                      $ 7,871  $12,988
                           ======== ========

IMPAIRED LOANS

  A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. Of the $17.1 million of outstanding impaired loans as of December 31, 1997, $12.5 million are included in the balance of restructured loans and are performing pursuant to the terms and conditions of the restructuring. The following table discloses pertinent information as it relates to the Company's impaired loans as of and for the dates indicated:

                                                     AS OF AND FOR THE YEAR
                                                       ENDED DECEMBER 31,
----------------------------------------------------------------------------
(IN THOUSANDS)                                        1997    1996    1995
----------------------------------------------------------------------------
Recorded Investment with
 Related Allowance                                   $16,095 $21,210 $45,862
Recorded Investment with no Related Allowance          1,022   2,303       -
                                                     ------- ------- -------
Total Recorded Investment                            $17,117 $23,513 $45,862
Allowance on Impaired Loans                            1,544   2,011   5,803
                                                     ------- ------- -------
NET RECORDED INVESTMENT IN IMPAIRED LOANS            $15,573 $21,502 $40,059
                                                     ======= ======= =======
Average Total Recorded Investment in Impaired Loans  $22,370 $35,725 $44,206
Interest Income Recognized                           $ 1,508 $ 2,067 $   808

  Of the amount of interest income recognized in 1997, 1996 and 1995 no interest was recognized under the cash basis method.

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

ALLOWANCE FOR CREDIT LOSSES

  As of December 31, 1997, the balance of the allowance for credit losses was $16.8 million, representing 2.63% of outstanding loans and leases. This compares to an allowance for credit losses of $16.2 million as of December 31, 1996, representing 2.69% of outstanding loans and leases.

  The ratio of the allowance to non-performing and restructured loans improved to 50.9% as of December 31, 1997 from 38.9% as of December 31, 1996. In addition, the allowance as a percentage of non-accrual loans increased to 171% as of December 31, 1997 from 138% as of December 31, 1996. Management believes that the allowance for credit losses is adequate to cover known and inherent losses related to loans and leases outstanding as of December 31, 1997.

  A detailed analysis of the Company's allowance for credit losses, the recoveries on loans previously charged off, and the amount of loans and leases charged off is summarized in the following table:

(IN THOUSANDS)                           1997    1996    1995    1994    1993
-------------------------------------------------------------------------------
Balance at Beginning of Year            $16,209 $16,674 $23,025 $11,977 $ 7,503
CHARGE-OFFS:
  Commercial                              3,848   1,492   2,219   1,917     937
  Real Estate                               803   5,810  23,293   3,848   3,695
  Installment and Other                      47     148       8      37     493
                                        ------- ------- ------- ------- -------
TOTAL CHARGE-OFFS                         4,698   7,450  25,520   5,802   5,125
                                        ------- ------- ------- ------- -------
RECOVERIES:
  Commercial                                491     315      43     423      83
  Real Estate                             3,723   2,139     553     218     201
  Installment and Other                      51      31       3      15      15
                                        ------- ------- ------- ------- -------
TOTAL RECOVERIES                          4,265   2,485     599     656     299
                                        ------- ------- ------- ------- -------
Net Charge-offs                             433   4,965  24,921   5,146   4,826
Provision Charged to Operating Ex-
 penses                                   1,000   4,500  18,570  16,194   9,300
                                        ------- ------- ------- ------- -------
BALANCE AT END OF YEAR                  $16,776 $16,209 $16,674 $23,025 $11,977
                                        ======= ======= ======= ======= =======
Ratio of Net Charge-offs to Average
 Loans and Leases Outstanding             0.07%   0.96%   5.10%   1.01%   1.00%
                                        ======= ======= ======= ======= =======
Allowance for Credit Losses to
 Year-End Loans and Leases                2.63%   2.69%   3.53%   4.60%   2.37%
                                        ======= ======= ======= ======= =======
Allowance for Credit Losses to
 Non-accrual Loans                      170.59% 138.31%  38.15%  49.33%  54.36%
                                        ======= ======= ======= ======= =======
Allowance for Credit Losses to
 Non-performing and Restructured Loans   50.94%  38.94%  30.95%  33.60%  31.53%
                                        ======= ======= ======= ======= =======
Provision for Credit Losses Divided by
 Net Charge-offs                        230.95%  90.63%  74.52% 314.69% 192.71%
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

                                                    DECEMBER 31,
-----------------------------------------------------------------------------------------------
                          1997           1996           1995           1994           1993
(DOLLARS IN
THOUSANDS)             (1)    (2)     (1)    (2)     (1)    (2)     (1)    (2)     (1)    (2)
-----------------------------------------------------------------------------------------------
Commercial           $ 6,538  36.5% $ 4,664  30.4% $ 4,239  32.2% $ 3,651  26.5% $ 2,405  25.0%
Real Estate -
  Construction         1,852   14.2   2,796   11.1     928   11.3   2,232   12.1   1,206   15.7
Real Estate -
  Conventional         7,478   43.2   8,337   45.3  11,167   50.6  16,809   56.2   7,217   53.5
Installment                1      -       1      -       3    0.1       4    0.1       9    0.1
Other Loans              372    3.8     313    3.7     280    4.7     327    5.1     384    5.6
Leveraged Leases         535    2.3      98    1.2       -      -       -      -       -    0.1
Loans to Depository
 Institutions              -      -       -    8.3       -      -       -      -       -      -
Unallocated                -      -       -      -      57    1.1       2      -     756      -
                     ------- ------ ------- ------ ------- ------ ------- ------ ------- ------
TOTAL                $16,776 100.0% $16,209 100.0% $16,674 100.0% $23,025 100.0% $11,977 100.0%
                     ======= ====== ======= ====== ======= ====== ======= ====== ======= ======

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

  As of December 31, 1997, the Company recorded net unrealized holding gains of $2,869,000 on its available for sale portfolio. Included as a separate component of stockholders' equity is $1,663,000, representing the net unrealized holding gains, net of tax. As of December 31, 1996, the Company recorded net unrealized holding gains of $1,120,000 on its available for sale portfolio. Included as a separate component of stockholders' equity is $646,000, representing the net unrealized holding gains, net of tax.

  There were no sales of securities available for sale for the year ended December 31, 1997. Proceeds from the sales of securities available for sale were $41,367,000 for the year ended December 31, 1996. There were no sales of securities available for sale for the year ended December 31, 1995. There were no sale of securities held to maturity in 1997, 1996 or 1995.

  Gross realized gains on sales of securities were $0, $28,000, and $0, for 1997, 1996, and 1995, respectively. Gross realized losses on sales of securities were $0, $252,000, and $0, in 1997, 1996, and 1995, respectively. The 1996 gross realized losses includes the write-off of a $250,000 convertible note deemed worthless.

  The Company has increased its holding of U.S. Government agency and asset-backed securities, while reducing its holdings of auction preferred stocks. These changes are a result of ongoing management of the investment portfolio with regard to relative value and sector diversification for securities that meet eligibility requirements.

  The following table summarizes the carrying value of the Company's securities held to maturity and securities available for sale for each of the past three years:

                                             DECEMBER 31,
----------------------------------------------------------------
(IN THOUSANDS)                          1997     1996     1995
----------------------------------------------------------------
SECURITIES HELD TO MATURITY
  U.S. Government Agencies            $ 58,003 $      - $      -
  State and Municipal Securities             -    2,222    6,460
  Collateralized Mortgage Obligations       42       56       82
  Asset Backed Securities                    -    9,996   27,011
                                      -------- -------- --------
TOTAL                                 $ 58,045 $ 12,274 $ 33,553
                                      ======== ======== ========
SECURITIES AVAILABLE FOR SALE
  U. S. Treasuries                    $  6,900 $  1,891 $ 16,944
  U.S. Government Agencies             220,392  160,666  223,528
  Mortgage Backed Securities            57,493   51,256   62,199
  Corporate Notes                        9,181   19,594   28,315
  Collateralized Mortgage Obligations  188,552  165,798  133,957
  Asset Backed Securities              136,973   37,934        -
  Auction Preferred Stocks              18,500   72,450   32,200
  Other Securities                       5,669   10,232    9,998
                                      -------- -------- --------
TOTAL                                 $643,660 $519,821 $507,141
                                      ======== ======== ========

  The following table shows the contractual maturities of securities as of December 31, 1997, and the weighted average yields. The actual maturities of certain securities are expected to be shorter than the contractual maturities.

                                         AFTER ONE    AFTER FIVE
                          WITHIN ONE    BUT WITHIN    BUT WITHIN    AFTER TEN
                             YEAR       FIVE YEARS    TEN YEARS       YEARS         TOTAL
(DOLLARS IN MILLIONS)    AMOUNT  YIELD AMOUNT  YIELD AMOUNT YIELD AMOUNT  YIELD AMOUNT  YIELD
---------------------------------------------------------------------------------------------
SECURITIES HELD TO MA-
 TURITY
  U.S. Government Agen-
   cies                  $     -    -% $ 58.01 6.60% $    -    -% $     -    -% $ 58.01 6.60%
  Collateralized Mort-
   gage Obligations            -     -       -     -   0.04  6.83       -     -    0.04  6.83
                         ------- ----- ------- ----- ------ ----- ------- ----- ------- -----
TOTAL SECURITIES HELD
 TO MATURITY             $     -     - $ 58.01 6.60% $ 0.04 6.83% $     -    -% $ 58.05 6.61%
                         ======= ===== ======= ===== ====== ===== ======= ===== ======= =====
SECURITIES AVAILABLE
 FOR SALE
  U. S. Treasuries       $  5.02 6.14% $  1.88 5.32% $    -    -% $     -    -% $  6.90 5.91%
  U.S. Government Agen-
   cies                    63.62  6.15  153.92  6.24      -     -    2.86  6.51  220.40  6.22
  Mortgage Backed Secu-
   rities                      -     -    9.35  6.85      -     -   48.14  6.10   57.49  6.22
  Corporate Notes           9.18  8.77       -     -      -     -       -     -    9.18  8.77
  Collateralized Mort-
   gage Obligations            -     -       -     -  27.27  6.21  161.28  6.47  188.55  6.43
  Asset Backed Securi-
   ties                        -     -       -     -      -     -  136.97  6.78  136.97  6.78
  Auction Preferred
   Stocks                  18.50  6.11       -     -      -     -       -     -   18.50  6.11
  Other Securities          5.67  6.18       -     -      -     -       -     -    5.67  6.18
                         ------- ----- ------- ----- ------ ----- ------- ----- ------- -----
TOTAL SECURITIES AVAIL-
 ABLE FOR SALE           $101.99 6.38% $165.15 6.27% $27.27 6.21% $349.25 6.54% $643.66 6.43%
                         ======= ===== ======= ===== ====== ===== ======= ===== ======= =====

  The issues are all triple A rated asset backed securities collateralized with home equity mortgages.

  The following table summarizes the aggregate fair value of securities of any one issuer which exceeds ten percent of stockholders' equity as of December 31, 1997:

              (IN THOUSANDS)
              ---------------------------------------------
              ISSUER                  BOOK VALUE FAIR VALUE
              ---------------------------------------------
              Access Financial Corp.   $14,841    $15,008
              Advanta Corp              16,135     16,402
              Conti Mortgage Corp.      16,059     16,257
              Equicredit Corp.          16,489     16,718
              Industry Mortgage Co.     16,320     16,508
              The Money Store Inc.      15,550     15,736
                                       -------    -------
                                       $95,394    $96,629
                                       =======    =======

DEPOSITS

  The Company's deposits totaled $1,291.8 million as of December 31, 1997, representing a $90.3 million, or 7.5%, increase over the $1,201.5 million total deposits as of December 31, 1996. The largest deposit growth was in other time deposits which increased $67.9 million, or 41.4%. Time certificates of deposit of $100,000 or more increased $49.5 million to $595.1 million as of December 31, 1997, from $545.6 million as of December 31, 1996. Included in the year end 1997 balance is $78.0 million of deposits from the State of California. These deposits are collateralized at 110%, as is required for all public time deposits. The collateral provided is U.S. government agency issues.

  During 1997, average deposits increased to $1,241.5 million from $1,144.9 million during 1996, representing an increase of $96.6 million, or 8.4%.

  The following table sets forth the average amount of and the average rate paid on each of the following deposit categories which are in excess of 10 percent of average total deposits for the years ending December 31, 1997 and 1996:

                                        1997                     1996
-------------------------------------------------------------------------------
                                          % OF                     % OF
(IN THOUSANDS)                  AMOUNT    TOTAL  RATE    AMOUNT    TOTAL  RATE
-------------------------------------------------------------------------------
Deposits:
  Noninterest-Bearing Demand
   Deposits                   $  140,761  11.34%    -% $  132,088  11.54%    -%
  Interest-Bearing Demand De-
   posits                        228,819   18.43  2.29    213,910   18.68  2.10
  Saving Deposits                110,628    8.91  2.74    131,849   11.52  2.70
  Time Deposits                  761,277   61.32  5.07    667,047   58.26  4.92
                              ---------- ------- ----- ---------- ------- -----
TOTAL DEPOSITS                $1,241,485 100.00% 4.26% $1,144,894 100.00% 4.04%
                              ========== ======= ===== ========== ======= =====

  The growth of deposits from the Company's customers reflects the continuing tradition of personalized services. There are no brokered deposits outstanding. The Company believes that the majority of its deposit customers have strong ties to the Bank. Although the Company has a significant amount of time certificates of deposit of $100,000 or more having maturities of one year or less, the depositors have generally renewed their deposits in the past at their maturity. Accordingly, the Company believes its deposit source to be stable. The following table is indicative of the length of the relationship of depositors of time certificates of deposit of $100,000 or more with the Bank as of December 31, 1997 and 1996:

(DOLLARS IN
THOUSANDS)              1997              1996
-----------------------------------------------------
LENGTH OF                   NO. OF            NO. OF
RELATIONSHIP       AMOUNT  ACCOUNTS  AMOUNT  ACCOUNTS
-----------------------------------------------------
3 years or more   $283,489  1,689   $273,062  1,684
2-3 years           77,498    426     56,969    400
1-2 years           89,738    448    102,787    596
Less than 1 year   144,352    277    112,760    587
                  --------  -----   --------  -----
TOTAL             $595,077  2,840   $545,578  3,267
                  ========  =====   ========  =====

  The maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1997 is as follows:

(IN THOUSANDS)                     1997
-----------------------------------------
3 Months or Less                 $292,608
Over 3 Months Through 6 Months    116,360
Over 6 Months Through 12 Months   185,007
Over 12 Months                      1,102
                                 --------
TOTAL                            $595,077
                                 ========

OTHER BORROWINGS

  In 1990, the Company issued $15.0 million of subordinated debentures with a contractual annual interest rate of 10.52% and a stated maturity of September 1, 2000. On September 2, 1997 the Company prepaid the $15 million of 10.52% subordinated debentures. The prepayment premium for the early extinguishment of the debt was $841,000 pre-tax. Net of taxes of $353,000, the premium is included as an extraordinary item amounting to $488,000.

  On July 30, 1997, the Company issued, through a public offering, $40 million of 8.375% subordinated notes due August 1, 2007. Proceeds of $38.7 million, net of underwriting discount of $1.3 million, was received by the Company. The discount is amortized as a yield adjustment over the 10 year life of the subordinated notes. The notes are not redeemable prior to August 1, 2002. Thereafter, the notes are redeemable, in whole or in part, at the option of the Company at decreasing redemption prices plus accrued interest to the date of redemption. The notes have no sinking fund. The indenture (the "Indenture") under which the notes are issued does not limit the ability of the Company or its subsidiaries to incur additional indebtedness. The Indenture provides that the Company cannot pay cash dividends or make any other distribution on, or purchase, redeem or acquire its capital stock, except that the Company may (1) declare and pay a dividend in capital stock of the Company and (2) declare and pay dividends, purchase, redeem or otherwise acquire for value its capital stock or make other distributions in cash or property other than capital stock of the Company if the amount of such dividend, purchase or distribution, together with the amount of all previous such dividends, purchases, redemptions and distributions of capital stock after December 31, 1996, would not exceed in the aggregate the sum of (a) $38 million, plus (b) 100% of the Company's consolidated net income (or minus 100% of the Company's consolidated net loss, as the case may be), based upon audited consolidated financial statements, plus (c) 100% of the net proceeds received by the Company on account of any capital stock issued by the Company (other than to a subsidiary of the Company) after December 31, 1996. The subordinated notes are included as part of the Company's total risk-based capital and further contribute to the capital strength of the Company.

CAPITAL RESOURCES

  Stockholders' equity totaled $146.3 million as of December 31, 1997, an increase of $29.7 million, or 25.5%, from $116.6 million as of December 31, 1996. The increase from year-end 1996 to year-end 1997 was due to net income of $25,946,000, less cash dividends declare to shareholders of $3,307,000 plus the net change in securities valuation of $1,017,000, and the exercise of stock options and related tax benefits of $6,033,000.

  For the year ended December 31, 1997, the ratio of the Company's average stockholders' equity to average assets was 9.11%. For the year ended December 31, 1996 the ratio of the Company's average stockholders' equity to average assets was 8.13%. The increase of this ratio was due to capital increasing more rapidly than the growth of average assets.

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

  During 1992, pursuant to the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), the federal banking regulators set forth the definitions for "adequately capitalized" and "well capitalized" institutions. An "adequately capitalized" institution is one that meets the minimum regulatory capital requirements. A "well capitalized" institution is one with capital ratios as shown in the following table. As of December 31, 1997, the

Company's and the Bank's Tier 1 capital, total capital and leverage ratios exceeded the "well capitalized" ratio requirements as follows:

                                  MINIMUM        WELL
                  GBC   GENERAL  REGULATORY  CAPITALIZED
                BANCORP  BANK   REQUIREMENTS REQUIREMENTS
---------------------------------------------------------
Tier 1          13.57%  12.45%       4%           6%
Total           18.47%  13.71%       8%          10%
Leverage Ratio   9.58%   8.78%       4%           5%

LIQUIDITY AND MARKET RISK

LIQUIDITY

  Liquidity measures the ability of the Company to meet fluctuations in deposit levels, to fund its operations and to provide for customers' credit needs. Liquidity is monitored by management on an on-going basis. Asset liquidity is provided by cash and short-term financial instruments, which include auction preferred stocks, federal funds sold and securities purchased under agreements to resell, unpledged securities held to maturity and maturing within one year and unpledged securities available for sale. These sources of liquidity amounted to $696.3 million, or 46.1%, of total assets as of December 31, 1997 compared with $717.2 million, or 53.0%, of total assets as of December 31, 1996.

  To further supplement its liquidity, the Company has established federal funds lines with correspondent banks and three master repurchase agreements with major brokerage companies. In August, 1992, the FHLB granted the Bank a line of credit equal to 25 percent of assets with terms up to 360 months. As of December 31, 1997, the Company had no borrowings outstanding under this financing facility with the FHLB. Management believes its liquidity sources to be stable and adequate.

  As of December 31, 1997, total loans and leases represented 49.5% of total deposits. This compares to 50.1% as of December 31, 1996.

  As of December 31, 1997, management is not aware of any information that would result in or that was reasonably likely to have a material effect on the Company's liquidity and capital resources.

  The liquidity of the parent company, GBC Bancorp, is primarily dependent on the payment of cash dividends by its subsidiary, General Bank, subject to the limitations imposed by the Financial Code of the State of California. For 1997, General Bank declared and paid $8.3 million of cash dividends to GBC Bancorp. As of December 31, 1997, approximately $30.8 million of undivided profits of the Bank is available for dividends to the Company, subject to the subordinated debt covenant restrictions.

DERIVATIVES

  The Company has had historically only limited involvement with derivative financial instruments and has not used them for trading purposes. Such instruments were used to manage the interest rate risk from origination of fixed rate residential mortgage loans for sale in the secondary markets. In October, 1997, management decided to discontinue its operation of originating fixed rate residential mortgage loans for sale in the secondary markets. The impact of winding down this operation was immaterial to the Company's financial condition and results of operations as of and for the year ended December 31, 1997. Commensurate with this decision, the Company is no longer involved with derivative financial instruments as the limited involvement heretofore was for purposes of managing the interest rate risk from the origination of fixed rate residential mortgage loans for sale in the secondary markets. As of December 31, 1997, there were no contracts outstanding. Prior to October, 1997 the Company utilized Treasury note futures and forward sales of mortgage-backed securities to hedge interest rate risk associated with its residential mortgage banking activities. Futures and forward sale contracts provided for sale of the underlying securities, including mortgage-backed securities, at a specified future date, at a specified price or yield. The amount of the futures and forward sale contracts was determined by the aggregate amount of fixed rate commitments for mortgage loans that were expected to be funded plus the amount of fixed rate residential mortgages categorized as being held for sale that were not sold. The fair value of the underlying futures and forward sale contracts was expected to move inversely to the change in fair value of the mortgage loans.

  The Company never intended to deliver the underlying securities that the futures and forward sale contracts committed to sell. Rather, it purchased offsetting contracts to eliminate the obligation. The Company was exposed to the risk that the fair value of futures contracts, being based on the value of the Treasury note would not move proportionately with the change in value of the mortgage loans being hedged. This basis risk is unpredictable and can result in economic loss. There is no basis risk related to the use of forward sale contracts on mortgage-backed securities since their fair value is based on similar mortgage loans. However, a gain or loss could arise from the difference between the fair value and the forward sale price of the mortgage-backed security.

  As of December 31, 1997 and 1996 there were outstanding fixed rate mortgages held for sale of

$2.7 million and $1.9 million and a notional value of derivative instruments of $0.0 million and $0.5 million, respectively. The outstanding fixed rate mortgages as of December 31, 1997 represent loans that had been sold pending delivery. For the years ended December 31, 1997 and 1996, the Company had realized net losses of $53,300 and $6,500 with unrealized losses of $0 and $625, respectively, related to its hedging activities.

  Initial margin requirements and daily calls on futures contracts were met in cash. There are no margin requirements nor daily calls on forward sale contracts since whole loans are expected to be delivered to fulfill the commitment.

"GAP" MEASUREMENT

  While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, contractual differences in the amounts of the Company's rate sensitive assets and rate sensitive liabilities. These differences, or "gaps", provide an indication of the extent that net interest income may be affected by future changes in interest rates. However, these contractual "gaps" do not take into account timing differences between the repricing of assets and the repricing of liabilities.

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

  "Gap" reports are utilized as a means to provide management with a tool to monitor repricing differences, or "gaps", between assets and liabilities repricing in a specified period, based upon their underlying contractual rights. The use of "gap" reports is thus limited to a quantification of the "mismatch" between assets and liabilities repricing within a unique specified timeframe. Contractual "gap" reports cannot be used to quantify exposure to interest rate changes because they do not take into account timing differences between repricing assets and liabilities, and changes in the amount of prepayments.

  As of December 31, 1997 there is a cumulative one year negative "gap" of $462.7 million, up from $311.4 million as of December 31, 1996. The negative gaps would appear to be predictive of a decrease in the net interest margin during 1997, as the average market interest rate represented by the prime rate increased 18 basis points in 1997 as compared to 1996. However, due to the lag in repricing upward the rates paid on liabilities versus the immediate repricing upward of its assets, the Company did not realize a corresponding decrease in the net interest margin.

  The following table indicates the Company's interest rate sensitivity position as of December 31, 1997, and is based on contractual maturities. It may not be reflective of positions in subsequent periods.

                                                 INTEREST SENSITIVITY PERIOD
---------------------------------------------------------------------------------------------------
                            0 TO 90    91 TO 365  OVER 1 YEAR    OVER     NON-INTEREST
(IN THOUSANDS)               DAYS        DAYS     TO 5 YEARS   5 YEARS   EARNING/BEARING   TOTAL
---------------------------------------------------------------------------------------------------
EARNING ASSETS:
Securities Available for
 Sale                     $  41,192   $  72,769   $ 165,107   $364,592     $       -     $  643,660
Securities Held to
 Maturity                         -           -      58,003         42             -         58,045
Federal Funds Sold          108,000           -           -          -             -        108,000
Loans and Leases(1)(2)      422,812      31,685      82,150     92,348             -        628,995
Non-Earning Assets(2)             -           -           -          -        70,737         70,737
                          ----------- ----------- ----------- ----------   -----------   ----------
TOTAL ASSETS              $ 572,004   $ 104,454   $ 305,260   $456,982     $  70,737     $1,509,437
                          =========== =========== =========== ==========   ===========   ==========
SOURCE OF FUNDS FOR AS-
 SETS:
Deposits:
 Demand                   $       -   $       -   $       -   $      -     $ 149,616     $  149,616
 Interest Bearing Demand    218,729           -           -          -             -        218,729
 Savings                     96,340           -           -          -             -         96,340
 TCD'S Under $100,000       103,162     126,964       1,944          -             -        232,070
 TCD'S $100,000 and Over    294,208     299,767       1,102          -             -        595,077
                          ----------- ----------- ----------- ----------   -----------   ----------
TOTAL DEPOSITS            $ 712,439   $ 426,731   $   3,046   $      -     $ 149,616     $1,291,832
                          ----------- ----------- ----------- ----------   -----------   ----------
Subordinated Debt         $       -   $       -   $       -   $ 38,745     $       -     $   38,745
Other Liabilities                 -           -           -          -        32,537         32,537
Stockholders' Equity              -           -           -          -       146,323        146,323
                          ----------- ----------- ----------- ----------   -----------   ----------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY   $ 712,439   $ 426,731   $   3,046   $ 38,745     $ 328,476     $1,509,437
                          =========== =========== =========== ==========   ===========   ==========
Interest Sensitivity Gap  $(140,435)  $(322,277)  $ 302,214   $418,237     $(257,739)
Cumulative Interest
 Sensitivity Gap          $(140,435)  $(462,712)  $(160,498)  $257,739             -
Gap Ratio (% of Total
 Assets)                        -9.3%      -21.4%       20.0%      27.7%        -17.0%
Cumulative Gap Ratio            -9.3%      -30.7%      -10.7%      17.0%          0.0%

(1) LOANS AND LEASES ARE BEFORE UNAMORTIZED DEFERRED LOAN FEES AND ALLOWANCE FOR CREDIT LOSSES.
(2) NON-ACCRUAL LOANS ARE INCLUDED IN NON-EARNING ASSETS.

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

MARKET RISK

  Market risk is the risk of financial loss arising from adverse changes in market prices and interest rates. The Company's market risk is inherent in its lending and deposit taking activities to the extent of differences in the amounts maturing or degree of repricing sensitivity. Adverse changes in market prices and interest rates may therefore result in diminished earnings and ultimately an erosion of capital.

  Since the Company's profitability is affected by changes in interest rates, management actively monitors how changes in interest rates may affect earnings and ultimately the underlying market value of equity. Management monitors interest rate exposure through the use of three basic measurement tools in conjunction with established risk limits. These tools are the expected maturity gap report, net interest income volatility and market value of equity volatility reports. The gap report details the expected maturity mismatch or gap between interest earning assets and interest bearing liabilities over a specified timeframe. The expected gap differs from the contractual gap report shown earlier in this section by adjusting contractual maturities for expected prepayments of principal on loans and amortizing securities as well as the projected timing of repricing non-maturity deposits. The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by their expected maturity, and the fair values of these instruments as of December 31, 1997:

                                              INTEREST SENSITIVITY PERIOD
---------------------------------------------------------------------------------------------
                                              OVER 1                      AVERAGE
                          0 TO 90  91 TO 365 YEAR TO    OVER              INTEREST
(IN THOUSANDS)              DAYS     DAYS    5 YEARS  5 YEARS    TOTAL    RATE (2) FAIR VALUE
---------------------------------------------------------------------------------------------
INTEREST-SENSITIVE
 ASSETS:
Securities Available for
 Sale                     $ 45,081 $208,347  $362,129 $ 28,103 $  643,660  6.43%   $  643,660
Securities Held to
 Maturity                    5,914   39,051    13,080        -     58,045  6.61%       58,169
Federal Funds Sold and
 Securities Purchased
 Under Agreement to
 Resell                    108,000        -         -        -    108,000  5.72%      108,000
Loans and Leases(1)        422,812   31,685    82,150   92,348    628,995  9.79%      608,910
                          -------- --------  -------- -------- ----------          ----------
TOTAL INTEREST-EARNING
 ASSETS                   $581,807 $279,083  $457,359 $120,451 $1,438,700          $1,418,739
                          ======== ========  ======== ======== ==========          ==========
INTEREST-SENSITIVE
 LIABILITIES:
Deposits:
Interest Bearing Demand   $ 11,495 $ 34,486  $172,748 $      - $  218,729  2.29%   $  218,729
Savings                      4,817   14,451    77,072        -     96,340  2.74%       96,340
Time Deposit of Certifi-
 cates                     397,370  426,731     3,046        -    827,147  5.07%      827,622
                          -------- --------  -------- -------- ----------          ----------
TOTAL DEPOSITS            $413,682 $475,668  $252,866 $      - $1,142,216          $1,142,691
                          -------- --------  -------- -------- ----------          ----------
Subordinated Debt         $      - $      -  $      - $ 38,745 $   38,745  8.38%   $   42,977
                          -------- --------  -------- -------- ----------          ----------
TOTAL INTEREST-SENSITIVE
 LIABILITIES              $413,682 $475,668  $252,866 $ 38,745 $1,180,961          $1,185,668
                          ======== ========  ======== ======== ==========          ==========

(1) LOANS AND LEASES ARE BEFORE UNAMORTIZED DEFERRED LOAN FEES AND ALLOWANCE FOR CREDIT LOSSES.
(2) THE AVERAGE INTEREST RATE RELATES TO THE YEAR FOR THE CATEGORY OF ASSET/LIABILITY INDICATED. THE RATE FOR THE SUBORDINATED DEBT IS THE STATED RATE OF THE DEBT OUTSTANDING AS OF DECEMBER 31, 1997.

  Expected maturities of assets are contractual maturities adjusted for projected payment based on contractual amortization and unscheduled prepayments of principal as well as repricing frequency. Expected maturities for deposits are based on contractual maturities adjusted for projected rollover rates and changes in pricing for non-maturity deposits. The Company utilizes assumptions supported by documented analysis for the expected maturities of its loans and repricing of its deposits and relies on third party data providers for prepayment projections for amortizing securities. The actual maturities of these instruments could vary significantly if future prepayments and repricing differ from the Company's expectations based on historical experience.

  The Company uses a computer simulation analysis to attempt to predict changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates. The net interest income volatility and market value of equity volatility reports measure the exposure of earnings and capital respectively, to immediate incremental changes in market interest rates as represented by the prime rate change of 100 to 200 basis points. Market value of equity is defined as the present value of assets, minus the present value of liabilities and off balance sheet contracts. The table below shows the estimated impact of changes in interest rates on net interest income and market value of equity as of December 31, 1997:

 CHANGE
   IN
INTEREST
 RATES    NET INTEREST INCOME    MARKET VALUE OF
 (BASIS        VOLATILITY       EQUITY VOLATILITY
POINTS)   DECEMBER 31, 1997(1) DECEMBER 31, 1997(2)
---------------------------------------------------
 +200             1.2 %              (10.4)%
 +100             0.8 %               (5.3)%
 -100            (5.4)%                1.8 %
 -200           (10.7)%                4.0 %

(1) THE PERCENTAGE CHANGE IN THIS COLUMN REPRESENTS NET INTEREST INCOME FOR 12 MONTHS IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET INTEREST INCOME IN THE VARIOUS RATE SCENARIOS.
(2) THE PERCENTAGE CHANGE IN THIS COLUMN REPRESENTS NET PORTFOLIO VALUE OF THE BANK IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET PORTFOLIO VALUE IN THE VARIOUS RATE SCENARIOS.

  The Company's primary objective in managing interest rate risk is to minimize the adverse effects of changes in interest rates on earnings and capital. In this regard the Company has established internal risk limits for net interest income volatility given a 100 and 200 basis point decline in rates of 10% and 15% respectively, over a twelve month horizon. Similarly, risk limits have been established for market value of equity volatility in response to a 100 and 200 basis point increase in rates of 10% and 15%, respectively.

RECENT DEVELOPMENTS

  In the fourth quarter of 1997, there have been significant disruptions to certain financial markets in Asia. Although the Company engages in significant international trade financing, the majority of the business involves imports and is U.S. dollar denominated. The Company has no outstanding foreign loans in its loan portfolio as of December 31, 1997. The primary source of repayment for substantially all of the Company's loans is from the cash flow generated from the borrowers' operations, which are located within the United States. At this time, management believes that negative impacts, if any, could be outweighed by increased business for the Company's customers.

YEAR 2000

  The Company's main software systems have been licensed from large vendors who have already provided certifications of year 2000 compliance. The Company intends to complete testing to confirm such compliance in 1998. Certain ancillary systems that operate on personal computers are also licensed and the vendors have informed the Company that releases that conform to year 2000 requirements will be received in 1998. Management formed a task force in 1997 to oversee year 2000 compliance and does not expect that there will be significant impact nor expense for its systems. The Company is in the process of assessing the impact of Year 2000 on its major loan customers.

FORWARD-LOOKING STATEMENTS

  Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economics and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; and other factors referenced herein, including, without limitation, under the captions Provision for Credit Losses, Non-Performing Assets, Allowance for Credit Losses, Market Risk and Liquidity and Interest Rate Sensitivity. Given these uncertainties, the reader is cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RECENT ACCOUNTING DEVELOPMENTS

Reporting Comprehensive Income

  In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income". Comprehensive income represents the change in equity of the Company during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. It does not require a specific format for that financial statement, but will require the Company to display an amount representing total comprehensive income for the period in that financial statement. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. Implementation of SFAS 130 will not have a material adverse effect on the Company's financial condition or results of operations.

Disclosure About Segments Of An Enterprise And Related Information

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Implementation of SFAS 131 will not have a material adverse effect on the Company's financial condition or results of operations.

SELECTED FINANCIAL DATA

                                          YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS,
EXCEPT PER SHARE DATA)       1997        1996        1995        1994       1993
-----------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest Income           $  110,896  $   97,641  $   85,126  $   72,782  $ 65,159
Interest Expense              49,423      43,661      37,418      28,889    24,997
                          ----------- ----------- ----------- ----------- ---------
Net Interest Income
 Before Provision for
 Credit Losses                61,473      53,980      47,708      43,893    40,162
Provision for Credit
 Losses                        1,000       4,500      18,570      16,194     9,300
                          ----------- ----------- ----------- ----------- ---------
Net Interest Income
 After Provision for
 Credit Losses                60,473      49,480      29,138      27,699    30,862
Non-Interest Income            6,639       6,073       6,042       5,936     8,286
Non-Interest Expense          26,373      27,337      26,104      24,310    22,012
                          ----------- ----------- ----------- ----------- ---------
Income Before Income
 Taxes                        40,739      28,216       9,076       9,325    17,136
Provision for Income
 Taxes                        14,305       9,179       1,427       1,796     5,196
                          ----------- ----------- ----------- ----------- ---------
Income before
 Extraordinary Item           26,434      19,037       7,649       7,529    11,940
Extraordinary Charge          (488)            -           -           -         -
                          ----------- ----------- ----------- ----------- ---------
Net Income                $   25,946  $   19,037  $    7,649  $    7,529  $ 11,940
                          =========== =========== =========== =========== =========
BALANCE SHEET DATA AS OF
 DECEMBER 31
Assets                    $1,509,437  $1,352,115  $1,204,506  $1,081,602  $957,260
Loans and Leases, Net        617,605     582,507     451,891     474,276   489,394
Securities Available for
 Sale                        643,660     519,821     507,141     357,235   199,109
Securities Held to
 Maturity                     58,045      12,274      33,553      83,276   111,870
Deposits                   1,291,832   1,201,513   1,046,200     934,020   790,575
Stockholders' Equity         146,323     116,636      99,477      87,683    86,438
PER SHARE DATA
Earnings - Basic          $     3.78  $     2.83  $     1.15  $     1.13  $   1.80
Earnings - Diluted              3.67        2.77        1.15        1.13      1.78
Cash Dividends Declared         0.48        0.36        0.32        0.32      0.32
Year End Book Value            20.92       17.24       14.89       13.17     13.00
Average Shares
 Outstanding - Basic (In
 000's)                        6,866       6,722       6,663       6,655     6,635
Average Shares
 Outstanding - Diluted
 (In 000's)                    7,073       6,883       6,664       6,668     6,696
FINANCIAL RATIOS
Return on Average Assets        1.82%       1.46%       0.70%       0.76%     1.32%
Return on Average
 Stockholders' Equity          20.03       17.93        8.13        8.34     14.47
Average Stockholders'
 Equity to Average
 Assets                         9.11        8.13        8.57        9.10      9.10
Net Interest
 Margin(1)(2)                   4.54        4.36        4.59        4.74      4.74
Net Charge-Offs to
 Average Loans and
 Leases                         0.07        0.96        5.10        1.01      1.00
Nonperforming Assets to
 Year End Loans and
 Leases,
 Net, Plus Other Real
 Estate Owned, Net(3)           6.52        9.17       13.39       15.35     10.60
Allowance for Credit
 Losses to Year End
 Loans and Leases               2.63        2.69        3.53        4.60      2.37
Cash Dividend Payout(4)        12.75       12.73       27.90       28.29     17.80

(1) TAX-EXEMPT INTEREST INCOME IS NOT ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS.
(2) NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES DIVIDED BY AVERAGE EARNING ASSETS.
(3) NON-PERFORMING ASSETS INCLUDE LOANS 90 DAYS PAST DUE STILL ACCRUING, NON-ACCRUAL LOANS AND OTHER REAL ESTATE OWNED, NET.
(4) CASH DIVIDEND PAYOUT IS COMPUTED BASED ON THE DIVIDENDS DECLARED DIVIDED BY NET INCOME FOR THE APPLICABLE YEAR.

CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                    1997        1996
------------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                                $   32,519  $   46,809
Federal Funds Sold and Securities Purchased Under
 Agreements to Resell                                     108,000     140,200
Securities Available for Sale at Fair Value
 (Amortized Cost of $640,791
 and $518,701 at December 31, 1997 and 1996,
 Respectively)                                            643,660     519,821
Securities Held to Maturity (Fair Value of $58,169
 and
 $12,463 at December 31, 1997 and 1996, Respectively)      58,045      12,274
Loans and Leases                                          638,829     602,354
Less: Allowance for Credit Losses                         (16,776)    (16,209)
Deferred Loan Fees                                         (4,448)     (3,638)
                                                       ----------- -----------
Loans and Leases, Net                                     617,605     582,507
Bank Premises and Equipment, Net                            5,709       5,806
Other Real Estate Owned, Net                                7,871      12,988
Due From Customers on Acceptances                          11,768       6,535
Real Estate Held for Investment                             8,360       9,686
Accrued Interest Receivable and Other Assets               15,900      15,489
                                                       ----------- -----------
TOTAL ASSETS                                           $1,509,437  $1,352,115
                                                       =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Demand                                                $  149,616  $  158,728
 Interest Bearing Demand                                  218,729     213,697
 Savings                                                   96,340     119,315
 Time Certificates of Deposit of $100,000 or More         595,077     545,578
 Other Time Deposits                                      232,070     164,195
                                                       ----------- -----------
Total Deposits                                          1,291,832   1,201,513
Subordinated Debt                                      $   38,745  $   15,000
Acceptances Outstanding                                    11,768       6,535
Accrued Expenses and Other Liabilities                     20,769      12,431
                                                       ----------- -----------
Total Liabilities                                       1,363,114   1,235,479
                                                       ----------- -----------
STOCKHOLDERS' EQUITY:
Common Stock, No Par or Stated Value; 20,000,000
 Shares Authorized; 6,995,049 and 6,766,469 Shares
 Outstanding at December 31, 1997 and 1996, Respec-
 tively                                                $   53,314  $   47,281
Unrealized Gain on Securities Available for Sale, Net
 of Tax                                                     1,663         646
Retained Earnings                                          91,355      68,716
Foreign Currency Translation Adjustment                        (9)         (7)
                                                       ----------- -----------
TOTAL STOCKHOLDERS' EQUITY                                146,323     116,636
                                                       ----------- -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $1,509,437  $1,352,115
                                                       =========== ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

                                                FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)              1997        1996      1995
--------------------------------------------------------------------------------
INTEREST INCOME
Loans and Leases, Including Fees                $   63,687  $  53,551  $  49,533
Securities Available for Sale                       36,546     34,823     22,161
Securities Held to Maturity                          2,598      1,868      6,474
Federal Funds Sold and Securities Purchased
 under Agreements to Resell                          8,060      7,395      6,940
Other                                                    5          4         18
                                                ----------- ---------- ---------
TOTAL INTEREST INCOME                              110,896     97,641     85,126
                                                ----------- ---------- ---------
INTEREST EXPENSE
Interest Bearing Demand                              5,248      4,490      4,204
Savings                                              3,031      3,563      4,484
Time Deposits of $100,000 or More                   29,372     24,686     17,950
Other Time Deposits                                  9,197      8,158      7,936
Federal Funds Purchased and Securities Sold
 under Repurchase Agreements                            22      1,168        172
Borrowings from the Federal Home Loan Bank               -          -      1,076
Subordinated Debt                                    2,553      1,596      1,596
                                                ----------- ---------- ---------
TOTAL INTEREST EXPENSE                              49,423     43,661     37,418
                                                ----------- ---------- ---------
Net Interest Income                                 61,473     53,980     47,708
Provision for Credit Losses                          1,000      4,500     18,570
                                                ----------- ---------- ---------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
 LOSSES                                             60,473     49,480     29,138
                                                ----------- ---------- ---------
NON-INTEREST INCOME
Service Charges and Commissions                      5,756      5,517      5,205
Gain on Sale of Loans, Net                             224        157        217
Gain on Sale of Securities Available for Sale,
 Net                                                     -         26          -
Write-off of Securities                                  -       (250)         -
Gain on Sale of Fixed Assets                            22         14          9
Gain on Sale of Real Estate Investment                   -        101          -
Other                                                  637        508        611
                                                ----------- ---------- ---------
TOTAL NON-INTEREST INCOME                            6,639      6,073      6,042
                                                ----------- ---------- ---------
NON-INTEREST EXPENSE
Salaries and Employee Benefits                      16,554     13,601     11,201
Occupancy Expense                                    2,810      2,769      2,886
Furniture and Equipment Expense                      1,823      1,696      1,618
Net Other Real Estate Owned Expense (Income)          (812)     2,011      2,745
Other                                                5,998      7,260      7,654
                                                ----------- ---------- ---------
TOTAL NON-INTEREST EXPENSE                          26,373     27,337     26,104
                                                ----------- ---------- ---------
Income before Income Taxes and Extraordinary
 Item                                               40,739     28,216      9,076
Provision for Income Taxes                          14,305      9,179      1,427
                                                ----------- ---------- ---------
NET INCOME BEFORE EXTRAORDINARY ITEM                26,434     19,037      7,649
Extraordinary Item:
 Early Extinguishment of Debt, Net of Taxes of
  $353,000                                            (488)         -          -
                                                ----------- ---------- ---------
NET INCOME                                      $   25,946  $  19,037  $   7,649
                                                =========== ========== =========
Basic Earnings Per Share:
 Net Income before extraordinary Item           $     3.85  $    2.83  $    1.15
 Extraordinary Item                                  (0.07)         -          -
                                                ----------- ---------- ---------
NET INCOME                                      $     3.78  $    2.83  $    1.15
                                                =========== ========== =========
Diluted Earnings Per Share
Net Income before Extraordinary Item            $     3.74  $    2.77  $    1.15
Extraordinary Item                                   (0.07)         -          -
                                                ----------- ---------- ---------
NET INCOME                                      $     3.67  $    2.77  $    1.15
                                                =========== ========== =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                    UNREALIZED
                                                    GAIN/(LOSS)
                                                   ON SECURITIES   FOREIGN
                                                   AVAILABLE FOR  CURRENCY       TOTAL
(IN THOUSANDS, EXCEPT PER  COMMON STOCK   RETAINED     SALE,     TRANSLATION STOCKHOLDERS'
SHARE AMOUNTS)             SHARES AMOUNT  EARNINGS  NET OF TAX   ADJUSTMENT     EQUITY
------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31,
 1994                      6,660  $45,373 $46,588    $(4,271)       $(7)       $ 87,683
 Stock Options Exercised      13      173       -          -          -             173
 Common Stock Issued to
  Employee 401k Plan           7       80       -          -          -              80
 Director's Contribution       -       13       -          -          -              13
 Tax Benefit-Stock
  Options Exercised            -       19       -          -          -              19
 Net Income for the year       -        -   7,649          -          -           7,649
 Cash Dividend-$.32 per
  Share                        -        -  (2,134)         -          -          (2,134)
 Net Change in Unrealized
  Gain/(Loss) on
  Securities Available
  for Sale, Net of Tax         -        -       -      5,994          -           5,994
                           -----  ------- --------   --------       ----       ---------
BALANCE AT DECEMBER 31,
 1995                      6,680  $45,658 $52,103    $ 1,723        $(7)       $ 99,477
 Stock Options Exercised      80    1,163       -          -          -           1,163
 Common Stock Issued to
  Employee 401k Plan           6      150       -          -          -             150
 Tax Benefit-Stock
  Options Exercised            -      310       -          -          -             310
 Net Income                    -        -  19,037          -          -          19,037
 Cash Dividend-$.36 per
  Share                        -        -  (2,424)         -          -          (2,424)
 Net Change in Unrealized
  Gain/(Loss) on
  Securities Available
  for Sale, Net of Tax         -        -       -     (1,077)         -          (1,077)
                           -----  ------- --------   --------       ----       ---------
BALANCE AT DECEMBER 31,
 1996                      6,766  $47,281 $68,716    $   646        $(7)       $116,636
 Stock Options Exercised     229    3,192       -          -          -           3,192
 Tax Benefit-Stock
  Options Exercised            -    2,841       -          -          -           2,841
 Net Income for the year       -        -  25,946          -          -          25,946
 Cash Dividend-$.48 per
  Share                        -        -  (3,307)         -          -          (3,307)
 Net Change in Unrealized
  Gain/(Loss) on
  Securities Available
  for Sale, Net of Tax         -        -       -      1,017          -           1,017
 Foreign Currency
  Translation Adjustment                                             (2)             (2)
                           -----  ------- --------   --------       ----       ---------
BALANCE AT DECEMBER 31,
 1997                      6,995  $53,314 $91,355    $ 1,663        $(9)       $146,323
                           =====  ======= ========   ========       ====       =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOW

                                                 FOR THE YEARS ENDED DECEMBER
                                                              31,
-------------------------------------------------------------------------------
(IN THOUSANDS)                                     1997       1996      1995
-------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                      $  25,946  $  19,037  $  7,649
Adjustments to Reconcile Net Income to Net
 Cash Provided by
 Operating Activities:
Depreciation                                        1,195      1,122     1,061
Net Accretion of Discounts on Securities             (209)    (1,078)   (3,193)
Accretion of Discount on Subordinated Notes            55          -         -
Amortization/Writedown on Real Estate Held for
 Investment                                         1,326      1,423     1,130
Provision for Credit Losses                         1,000      4,500    18,570
Provision for Losses on Other Real Estate
 Owned                                                650      1,335     1,504
Amortization of Deferred Loan Fees                 (2,353)    (3,042)   (2,589)
Deferred Income Taxes                               3,490         81       315
Gain on Sale of Loans                                (224)      (157)     (217)
Gain on Sale of Securities Available for Sale           -        (26)        -
Write-off of Securities                                 -        250         -
Gain on Sale of Real Estate Investment                  -       (101)        -
Gain on Sale of Other Real Estate Owned            (2,705)      (441)     (163)
Gain on Sale of Fixed Assets                          (22)       (14)       (9)
Loans Originated for Sale                         (40,381)   (28,833)  (54,998)
Proceeds from Sales of Loans Originated for
 Sale                                              39,968     33,082    48,001
Net Decrease/(Increase) in Accrued Interest
 Receivable and Other Assets                        2,162      1,718      (308)
Net Increase/(Decrease) in Accrued Expenses
 and Other Liabilities                              4,686     (1,440)    3,236
Other, Net                                              -          2       547
                                                ---------- ---------- ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES       $  34,584  $  27,418  $ 20,536
                                                ---------- ---------- ---------
INVESTING ACTIVITIES:
Purchases of Securities Available for Sale       (520,740)  (716,415) (567,830)
Proceeds from Maturities of Securities Avail-
 able for Sale                                    398,744    661,329   471,426
Purchase of Securities Held to Maturity           (58,970)         -   (60,958)
Proceeds from Maturities of Securities Held to
 Maturity                                          13,313     21,314    70,733
Proceeds from Sales of Securities Available
 for Sale                                               -     41,367         -
Net Increase in Loans and Leases                  (33,234)  (148,266)     (699)
Proceeds from Sales of Other Real Estate Owned      7,201      6,771    10,371
Capitalized Cost of Other Real Estate Owned          (368)      (867)        -
Additions to Real Estate Investments                    -          -      (355)
Proceeds from Sales of Real Estate Investments          -      1,134     4,980
Purchases of Premises and Equipment                (1,098)      (838)   (1,056)
Proceeds from Sale of Bank Premises and Equip-
 ment                                                  21         23        18
                                                ---------- ---------- ---------
NET CASH USED BY INVESTING ACTIVITIES           $(195,131) $(134,448) $(73,370)
                                                ---------- ---------- ---------
FINANCING ACTIVITIES:
Net (Decrease)/Increase in Demand, Interest
 Bearing Demand and
 Savings Deposits                                 (27,055)    24,876    93,201
Net Increase in Time Certificates of Deposits     117,374    130,437    18,979
Net Increase/(Decrease) in Federal Funds Pur-
 chased and Securities Sold Under Agreements
 to Repurchase                                          -    (24,000)   24,000
Repayment of Federal Home Loan Bank Borrowings          -          -   (30,000)
Proceeds from Issuance of Subordinated Notes,
 Net                                               38,690          -         -
Redemption of Subordinated Notes                  (15,000)         -         -
Cash Dividend Paid                                 (3,144)    (2,424)   (2,134)
Proceeds from Exercise of Stock Options/Sale
 of Stock                                           3,192      1,313       266
                                                ---------- ---------- ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES       $ 114,057  $ 130,202  $104,312
                                                ---------- ---------- ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS           (46,490)    23,172    51,478
Cash and Cash Equivalents at Beginning of Year    187,009    163,837   112,359
                                                ---------- ---------- ---------
Cash and Cash Equivalents at End of Period      $ 140,519  $ 187,009  $163,837
                                                ========== ========== =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMA-
 TION:
 Cash Paid During the Year For:
  Interest                                      $  48,734  $  43,814  $ 37,016
  Income Taxes                                      6,210     10,197       450
                                                ========== ========== =========
NONCASH INVESTING ACTIVITIES:
 Loans Transferred to Other Real Estate Owned   $   4,194  $  17,025  $ 15,105
 Loans to Facilitate the Sale of Other Real
 Estate Owned                                       4,068      4,925       822
 Investment Securities Transferred to Securi-
 ties Available for Sale                                -          -    39,818
                                                ========== ========== =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION: The consolidated financial statements of GBC Bancorp (the "Company") are prepared in conformity with generally accepted accounting principles and general practice within the banking industry. It is the Company's policy to consolidate all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to 1996 and 1995 data in order to conform to the current year presentation. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported operations of the Company for the periods presented. Actual results may differ from those estimates calculated by the Company. Significant balance sheet items which could be materially effected by such estimates include loans held for investment, which are presented net of the allowance for credit losses and the estimated residual value of leased assets.

  The consolidated financial statements include the accounts of GBC Bancorp and its wholly owned subsidiaries, GBC Venture Capital, Inc., General Bank, (the "Bank"), a California state chartered bank, and the Bank's wholly owned subsidiaries, GBC Insurance Services, Inc., GBC Investment & Consulting Company, Inc., and Southern Counties Escrow. The Bank also holds 90% of the voting stock of GBC Leasing Company, Inc., which amount is not material.

  The Bank, the Company's 100% owned bank subsidiary, conducts the business of a commercial bank serving individuals and small to medium-sized businesses through fifteen branch offices located in the greater Los Angeles, San Diego and Silicon Valley area. The Bank's deposit gathering and loan production operations are concentrated in California, particularly in Southern California.

  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL: Securities purchased under agreements to resell are collateralized by a combination of single family residential loans and commercial paper. The Company invests in securities purchased under agreements to resell ("repurchase agreement") to maximize the yield on liquid assets. The Company obtains collateral for these agreements, which normally consists of single or multi-family residential mortgage loans with an agreement to sell back the same collateral. The collateral is normally held in custody of a trustee who is not a party to the transaction. The purchase is overcollateralized to ensure against unfavorable market price movements. The duration of these agreements is one business day with a roll-over under continuing contract. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

  SECURITIES: The Company classifies its investment in debt and equity securities as held to maturity securities, trading securities and available for sale securities, as applicable. Securities available for sale are carried at fair value. Premiums and discounts on securities available for sale are amortized/accreted into interest income using a methodology which approximates a level yield. The resulting unrealized gains or losses are recorded net of tax in stockholders' equity. Securities held to maturity are designated as such when the Company has the positive intent and ability to hold the securities until maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts into interest income using a methodology which approximates a level yield. When a decline in value has occurred and is deemed to be other than temporary, such decline is charged to income. The discount or premium on the Company's mortgage derivative investments is reviewed periodically to ensure that it does not exceed the estimated discount or premium, using current estimates of market prepayments and defaults. In the event that actual prepayments exceed the assumptions used in determining the rate of amortization or accretion, the amortization or accretion is adjusted to reflect current prepayment projections. The specific identification method is used to compute gains or losses on securities' transactions.

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

  The Company provides for credit losses by a charge to operations based upon the composition of the loan and lease portfolio, past loss experience, current economic conditions, evaluations made by regulatory authorities, and such other factors that, in management's judgment, deserve recognition in estimating credit losses. The allowance for credit losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. Additionally, regulatory examiners may require the institution to recognize additions to the allowance for credit losses based upon their judgments regarding information available to them at the time of their examination. Charge-offs of loans are debited to the allowance for credit losses. Recoveries on loans previously charged off are credited to the allowance.

  A loan is considered impaired when it is "probable" that the Company will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The Company reviews all non-homogenous loans for impairment. Homogenous pools that the Company does not review for impairment include SBA loans and mortgage loans secured by single-family real estate. The measurement of impairment may be based on
(i) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan, or (iii) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for credit losses. Income recognition on impaired loans is similar to that for non-accrual loans but can include the accrual of interest. The accrual of interest is normally followed for those impaired loans which have been restructured with the borrower servicing the debt pursuant to the contractual terms of the restructuring. While a loan is on non-accrual status, some or all of the cash interest payments received may be treated as interest income on a cash basis as long as the remaining book balance of the loan (i.e., after charge-off of identified losses, if any) is deemed to be fully collectible. The Bank's determination as to the ultimate collectibility of the loan's remaining book balance must be supported by a current, well documented credit evaluation of the borrower's financial condition and prospects for repayment, including consideration of the borrower's historical repayment performance and other relevant factors.

  LOANS HELD FOR SALE: Loans held for sale are included in loans and leases on the balance sheet. They are recorded at the lower of aggregate cost or fair value. Realized gains and losses and unrealized losses are reported in gain/loss on sale of loans, net. In October, 1997, management decided to discontinue its operation of originating fixed rate residential mortgage loans for sale in the secondary markets. The impact of winding down this operation was immaterial to the Company's financial condition and results of operations as of and for the year ended December 31, 1997. The Bank continues to service those loans it has sold with servicing rights retained. Commensurate with this decision, the Company is no longer involved with derivative financial instruments as the limited involvement heretofore was for purposes of managing the interest rate risk from the origination of fixed rate residential mortgage loans for sale in the secondary markets.

  Changes in the fair value of futures contracts that hedged the loans held for sale were reported as part of the gain/loss on sale of loans and included in the carrying amount of the loans held for sale. Please refer to note 6 of the notes to consolidated financial statements for further discussion of derivative financial instruments.

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

  OTHER REAL ESTATE OWNED: Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure. These assets are carried at the fair value minus selling costs of the related real estate. The fair value of the real estate is based upon an appraisal adjusted for estimated carrying and selling costs. The excess carrying value, if any, over the fair value of the asset upon foreclosure is charged to the allowance for credit losses at the time of acquisition. Any subsequent decline in the fair value of OREO is recognized as a charge to operations and a corresponding increase to the valuation allowance on OREO. Gains and losses from sales and net operating expenses of OREO are included in Net Other Real Estate Owned Expense (Income) in the accompanying consolidated statements of income.

  REAL ESTATE HELD FOR INVESTMENT: The Bank is a limited partner in three different partnerships that invest in low income housing projects that qualify for federal income tax credits. As further discussed in note 9 of the notes to consolidated financial statements, the partnership interests are carried at cost, at a method which approximates the equity method and at a method resulting in approximately the same treatment as if the investment had been consolidated, depending on the percentage ownership and control by the Company.

  FOREIGN CURRENCY TRANSLATION: Assets and liabilities of the foreign office are translated to U. S. dollars at current exchange rates. Income and expense amounts are translated based on the average current exchange rates in effect during the month in which the transactions are recorded. These translation adjustments are included in Stockholders' Equity in the accompanying consolidated balance sheets.

  EARNINGS PER SHARE: Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. Under SFAS 128, the Company is required to report both basic and diluted earnings per share. Basic earnings per share is determined by dividing net income by the average number of shares of common stock outstanding, while diluted earnings per share is determined by dividing net income by the average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents. Earnings per share for 1996 and 1995 have been restated to conform with the provisions of SFAS 128.

  INCOME TAXES: The Company files a consolidated federal income tax return with its subsidiaries and a combined California franchise tax return.

  The Company records income taxes under the asset and liability method. Income tax expense is derived by establishing deferred tax assets and liabilities as of the reporting date for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's evaluation of the realizability of deferred tax assets includes consideration of the amount and timing of future reversals of existing temporary differences, as well as available taxable income in carryback years and projections of future income. Tax benefits associated with the exercise of non-qualified stock options are credited to stockholders' equity.

  STOCK OPTION PLANS: The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  STATEMENT OF CASH FLOWS: Cash and cash equivalents consist of cash and due from banks, due from financial institutions - time and federal funds sold and securities purchased under agreements to resell.

RECENT ACCOUNTING DEVELOPMENTS

Reporting Comprehensive Income

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income". Comprehensive income represents the change in equity of the Company during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. It does not require a specific format for that financial statement, but will require the Company to display an amount representing total comprehensive income for the period in that financial statement. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. Management believes that implementation of SFAS 130 will not have a material adverse effect on the Company's financial condition or results of operations.

Disclosure About Segments Of An Enterprise And Related Information

  In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Management believes that implementation of SFAS 131 will not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 2 - CASH AND DUE FROM BANKS

  The Company is required to maintain cash on hand and on deposit to meet reserve requirements established by the Federal Reserve Bank. Average reserve requirements were $6.6 million and $11.1 million, during 1997 and 1996, respectively.

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

  Securities purchased under agreements to resell are collateralized by a combination of single family residential loans and commercial paper at December 31, 1997 and 1996. The following table indicates relevant information:

(DOLLARS IN THOUSANDS)                        1997     1996
-------------------------------------------------------------
Amount Outstanding as of December 31        $100,000 $120,000
Maximum Month End Amount Outstanding         120,000  120,000
Average Amount Outstanding                   112,500   97,700
Average Rate of Interest for the Year          5.72%    5.48%
Average Rate of Interest as of December 31     7.03%    7.06%

  The collateral is normally held in custody of a trustee who is not a party to the transaction and is overcollateralized to ensure against unfavorable market price movements. The duration of these agreements is one business day with a roll over under a continuing contract. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

NOTE 4 - SECURITIES

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value of securities as of December 31, 1997 and 1996 were as follows:


                                                 GROSS      GROSS
(IN THOUSANDS)                      AMORTIZED UNREALIZED UNREALIZED   FAIR
1997                                   COST      GAINS      LOSSES    VALUE
-----------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
 U.S. Government Agencies            $ 58,003    $  124     $   -    $ 58,127
 Collateralized Mortgage Obligations       42         -         -          42
                                     --------    ------     ------   --------
TOTAL SECURITIES HELD TO MATURITY    $ 58,045    $  124     $   -    $ 58,169
                                     ========    ======     ======   ========
SECURITIES AVAILABLE FOR SALE
 U. S. Treasuries                    $  6,889    $   11     $   -    $  6,900
 U.S. Government Agencies             220,205       187         -     220,392
 Mortgage Backed Securities            57,167       326         -      57,493
 Corporate Notes                        9,006       175         -       9,181
 Collateralized Mortgage Obligations  188,092       460         -     188,552
 Asset Backed Securities              135,263     1,710         -     136,973
 Auction Preferred Stock               18,500         -         -      18,500
 Other Securities                       5,669         -         -       5,669
                                     --------    ------     ------   --------
TOTAL SECURITIES AVAILABLE FOR SALE  $640,791    $2,869     $   -    $643,660
                                     ========    ======     ======   ========

                                                 GROSS      GROSS
(IN THOUSANDS)                      AMORTIZED UNREALIZED UNREALIZED   FAIR
1996                                   COST      GAINS      LOSSES    VALUE
-----------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
 State and Municipal Securities      $  2,222    $   28     $   -    $  2,250
 Collateralized Mortgage Obligations       56         6         -          62
 Asset Backed Securities                9,996       155         -      10,151
                                     --------    ------     ------   --------
TOTAL SECURITIES HELD TO MATURITY    $ 12,274    $  189     $   -    $ 12,463
                                     ========    ======     ======   ========
SECURITIES AVAILABLE FOR SALE
 U. S. Treasuries                    $  1,918    $    -     $ (27)   $  1,891
 U.S. Government Agencies             160,718         -       (52)    160,666
 Mortgage Backed Securities            51,503         -      (247)     51,256
 Corporate Notes                       19,014       580         -      19,594
 Collateralized Mortgage Obligations  165,517       281         -     165,798
 Asset Backed Securities               37,474       460         -      37,934
 Auction Preferred Stock               72,450         -         -      72,450
 Other Securities                      10,107       125         -      10,232
                                     --------    ------     ------   --------
TOTAL SECURITIES AVAILABLE FOR SALE  $518,701    $1,446     $(326)   $519,821
                                     ========    ======     ======   ========

  The majority of the securities are actively traded in the secondary markets. All of the securities are rated A or better by at least one major rating service at the time of purchase.

  As of December 31, 1997, the yield on the collateralized mortgage obligations held to maturity and available for sale was 6.83% and 6.43%. As of December 31, 1996, the yield on collateralized mortgage obligations held to maturity and available for sale was 9.79% and 6.52%, respectively.

  The amortized cost and fair value of securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               SECURITIES HELD TO     SECURITIES AVAILABLE FOR
                                    MATURITY                    SALE
(IN THOUSANDS)              AMORTIZED COST FAIR VALUE AMORTIZED COST FAIR VALUE
-------------------------------------------------------------------------------
Due in One Year or Less        $     -      $     -      $101,690     $101,993
Due After One Year Through
 Five Years                     58,003       58,127       165,037      165,147
Due After Five Years
 Through Ten Years                  42           42        27,246       27,269
Due After Ten Years                  -            -       346,818      349,251
                               -------      -------      --------     --------
TOTAL                          $58,045      $58,169      $640,791     $643,660
                               =======      =======      ========     ========

  The following table summarizes the aggregate fair value of securities of any one issuer which exceeds ten percent of stockholders' equity as of December 31, 1997:

(IN THOUSANDS)
---------------------------------------
                         BOOK    FAIR
ISSUER                   VALUE   VALUE
---------------------------------------
Access Financial Corp.  $14,841 $15,008
Advanta Corp             16,135  16,402
Conti Mortgage Corp.     16,059  16,257
Equicredit Corp.         16,489  16,718
Industry Mortgage Co.    16,320  16,508
The Money Store Inc.     15,550  15,736
                        ------- -------
                        $95,394 $96,629
                        ======= =======

  Proceeds from the sales of securities available for sale were $0, $41.4 million, and $0 for the years ended December 31, 1997, 1996, and 1995. There were no sales of securities held to maturity during 1997, 1996 or 1995.

  Gross realized gains on sales of securities were $0, $28,000, and $0, for 1997, 1996 and 1995, respectively. Gross realized losses on sales of securities were $0, $252,000, and $0 in 1997, 1996 and 1995, respectively. The 1996 gross realized losses included the write-off of a $250,000 convertible note deemed worthless.

  Securities from the available for sale portfolio with a fair value of $19.3 million, as of December 31, 1997, were pledged to secure treasury, tax and loan deposits and to secure borrowings from the Federal Reserve Bank. As of December 31, 1997, there were no outstanding borrowings from the Federal Reserve Bank. Securities from the available for sale portfolio with a fair value of $85.8 million, as of December 31, 1997, were pledged to secure public time deposits. One U.S. Treasury security and a Government-sponsored agency security in the available for sale portfolio having a combined fair value of $2.4 million, as of December 31, 1997, were pledged for other purposes.

  Securities from the available for sale portfolio having a fair value of $19.1 million as of December 31, 1996 were pledged to secure treasury, tax and loan deposits and to secure borrowings from the Federal Reserve Bank. As of December 31, 1996, there were no outstanding borrowings from the Federal Reserve Bank. In addition, one U.S. Treasury security and a Government-sponsored agency security in the available for sale portfolio having a combined fair value of $2.3 million were pledged for other purposes.

NOTE 5 - LOANS AND LEASES AND ALLOWANCE FOR CREDIT LOSSES

  The composition of the Company's loan portfolio and leveraged leases as of December 31, 1997 and 1996, was as follows:

(IN THOUSANDS)                       1997      1996
------------------------------------------------------
Commercial                         $233,309  $183,268
Real Estate-Construction             90,560    66,572
Real Estate-Conventional            276,350   273,080
Installment                              54        86
Other Loans                          23,993    22,362
Leveraged Leases                     14,563     6,986
Loans to Depository Institutions          -    50,000
                                   --------- ---------
TOTAL                              $638,829  $602,354
Less: Allowance for Credit Losses   (16,776)  (16,209)
Deferred Loan Fees                   (4,448)   (3,638)
                                   --------- ---------
LOAN AND LEASES, NET               $617,605  $582,507
                                   ========= =========

  Most of the Company's business is with customers in the State of California. Construction loans are collateralized primarily by single family residences, condominiums, townhouses and multi-family buildings. Real estate loans are collateralized primarily by single family residences, condominiums, apartment complexes, industrial buildings, motels and hotels.

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

                                     DECEMBER 31,
--------------------------------------------------------
(IN THOUSANDS)                  1997     1996     1995
--------------------------------------------------------
Balance at Beginning of Year  $ 5,475  $ 4,787  $ 4,526
New Loans and Advances          4,114    3,967    5,490
Repayments                     (5,430)  (3,279)  (5,229)
                              -------- -------- --------
BALANCE AT END OF YEAR        $ 4,159  $ 5,475  $ 4,787
                              ======== ======== ========

  In December 1997, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24 million and a remaining estimated economic life of 28 years. The lease term ends in March, 2016, however, the lessee has an early buy out option in the year 2011. The Company's equity investment is $6.3 million. The aircraft is subject to $17.8 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the full-term lease is estimated to be $5.5 million.

  In December 1996, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24.2 million and a remaining estimated economic life of 30 years. The lease term is through the year 2012. As of December 31, 1997, the aircraft is subject to $18.3 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the lease term is estimated to be $7.6 million.

  For federal income tax purposes, the Company has the benefit of tax deductions for depreciation on the entire leased asset and for interest paid on the long-term debt. Deferred taxes are provided to reflect the temporary differences associated with the leveraged leases.

  The Company's net investment in leveraged leases is composed of the following elements:

                                                       DECEMBER 31,
----------------------------------------------------------------------
(IN THOUSANDS)                                        1997      1996
----------------------------------------------------------------------
Rentals Receivable (Net of Principal
 and Interest on the Nonrecourse Debt)              $ 10,964  $ 5,840
Direct Cost                                            1,263      620
Estimated Residual Value
 of Leased Assets                                     13,869    8,369
Less: Unearned and Deferred Income                   (11,533)  (7,843)
                                                    --------- --------
Investment in Leveraged Leases                        14,563    6,986
Less: Deferred Taxes Arising from Leveraged Leases    (3,530)    (357)
                                                    --------- --------
NET INVESTMENT IN LEVERAGED LEASES                  $ 11,033  $ 6,629
                                                    ========= ========

  During 1997, pre-tax interest income recognized for leveraged leases was $1,010,000, all of which related to the aircraft lease purchased in 1996. There was no pre-tax income recognized for leveraged leases during 1996 or 1995.

  A summary of activity in the allowance for credit losses is as follows:

(IN THOUSANDS)                  1997     1996     1995
---------------------------------------------------------
Balance at Beginning of Year  $16,209  $16,674  $ 23,025
Provision for Credit Losses     1,000    4,500    18,570
Loans and Leases Charged Off   (4,698)  (7,450)  (25,520)
Recoveries                      4,265    2,485       599
                              -------- -------- ---------
BALANCE AT END OF YEAR        $16,776  $16,209  $ 16,674
                              ======== ======== =========

  The following table provides information with respect to the Company's past due loans, non-accrual loans and restructured loans as of the dates indicated:

                                                         DECEMBER 31,
---------------------------------------------------------------------------
(IN THOUSANDS)                                       1997    1996    1995
---------------------------------------------------------------------------
Loan 90 Days or More Past Due and Still Accruing    $ 2,778 $ 6,779 $     9
Non-accrual Loans                                     9,834  11,719  43,712
Restructured Loans                                   20,323  23,125  10,151
                                                    ------- ------- -------
TOTAL PAST DUE, NON-ACCRUAL AND RESTRUCTURED LOANS  $32,935 $41,623 $53,872
                                                    ======= ======= =======

  The effect of non-accrual loans outstanding as of year-end on interest income for the years 1997, 1996 and 1995 is presented below:

(IN THOUSANDS)              1997     1996     1995
----------------------------------------------------
Contractual Interest Due  $ 1,954  $ 2,526  $ 6,969
Interest Recognized        (1,041)  (1,470)  (1,098)
                          -------- -------- --------
NET INTEREST FOREGONE     $   913  $ 1,056  $ 5,871
                          ======== ======== ========

  Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

  The effect of restructured loans outstanding as of year-end on interest income for the years ended December 31, 1997, 1996 and 1995 is presented below:

(IN THOUSANDS)              1997     1996     1995
----------------------------------------------------
Contractual Interest Due  $ 2,242  $ 3,709  $ 1,713
Interest Recognized        (1,853)  (3,113)  (1,150)
                          -------- -------- --------
NET INTEREST FOREGONE     $   389  $   596  $   563
                          ======== ======== ========

  There were no commitments to lend additional funds to borrowers associated with restructured loans, as of December 31, 1997.

  The following table discloses pertinent information as it relates to the Company's impaired loans as of and for the years indicated:

                                                     AS OF AND FOR THE YEAR
                                                       ENDED DECEMBER 31,
----------------------------------------------------------------------------
(IN THOUSANDS)                                        1997    1996    1995
----------------------------------------------------------------------------
Recorded Investment with Related Allowance           $16,095 $21,210 $45,862
Recorded Investment with no Related Allowance          1,022   2,303       -
                                                     ------- ------- -------
Total Recorded Investment                            $17,117 $23,513 $45,862
Allowance on Impaired Loans                            1,544   2,011   5,803
                                                     ------- ------- -------
NET RECORDED INVESTMENT IN IMPAIRED LOANS            $15,573 $21,502 $40,059
                                                     ======= ======= =======
Average Total Recorded Investment in Impaired Loans  $22,370 $35,725 $44,206
Interest Income Recognized                           $ 1,508 $ 2,067 $   808

  Of the amount of interest income recognized in 1997, 1996 and 1995 no interest was recognized under the cash basis method.

  As of December 31, 1997 and 1996, there were outstanding fixed rate mortgages held for sale of $2.7 million and $1.9 million, respectively.

  As of December 31, 1997 and 1996, there were commitments to sell $2.7 million and $1.9 million of residential mortgage loans. As of December 31, 1997, there were no commitments to purchase loans.

  As of December 31, 1997 and 1996, the Bank was servicing approximately $53.2 million and $59.1 million of loans on behalf of third party investors.

NOTE 6 - DERIVATIVE FINANCIAL INSTRUMENTS

  The Company has had historically only limited involvement with derivative financial instruments and has not used them for trading purposes. These instruments have been used to manage the interest rate risk from origination of fixed rate residential mortgage loans for sale in the secondary markets. In October, 1997, management decided to discontinue its operation of originating fixed rate residential mortgage loans for sale in the secondary markets. The impact of winding down this operation was immaterial to the Company's financial condition and results of operations as of and for the year ended December 31, 1997. Commensurate with this decision, the Company is no longer involved with derivative financial instruments as the limited involvement heretofore was for purposes of managing the interest rate risk from the origination of fixed rate residential mortgage loans for sale in the secondary markets. Prior to October, 1997 the Company utilized Treasury note futures and forward sales of mortgage-backed securities to hedge interest rate risk associated with its residential mortgage banking activities. Futures and forward sale contracts provided for the sale of underlying securities including mortgage-backed securities at a specified future date, at a specified price or yield. The amount of the futures and forward sale contracts was determined by the aggregate amount of fixed rate commitments for mortgage loans that are expected to be funded plus the amount of fixed rate residential mortgages categorized as being held for sale that have not been sold. The fair value of the underlying futures and forward sale contracts was expected to move inversely to the change in fair value of the mortgage loans.

  The Company never intended to deliver the underlying assets that the forward sale contracts commit to sell; rather, it purchased offsetting contracts to eliminate the obligation. There is no basis risk related to the use of forward sale contracts on mortgage-backed securities since their fair value is based on similar mortgage loans. However, a gain or loss would arise from the difference between the fair value and the forward sale price of the mortgage-backed security. The counterparties to the forward sale contracts were Merrill Lynch, the Chicago Board of Trade ("CBOT") and the Federal Home Loan Mortgage Corporation ("FHLMC") respectively; therefore, there was little or no risk of default.

  As of December 31, 1997 and 1996, there were outstanding fixed rate mortgages held for sale of $2.7 million and $1.9 million, and a notional value of derivative instruments of $0, and $500,000, respectively. For the years ended December 31, 1997, 1996 and 1995, the Company had realized net losses of $53,300, $6,500 and $114,000. As of December 31, 1997 and 1996, unrealized losses related to its hedging activities were $0 and $625, respectively.

NOTE 7 - PREMISES AND EQUIPMENT

  A summary of premises and equipment is as follows:

                                                   DECEMBER 31,
------------------------------------------------------------------
(IN THOUSANDS)                                     1997     1996
------------------------------------------------------------------
Land                                             $ 1,246  $ 1,246
Bank Premises                                      1,504    1,504
Leasehold Improvements                             2,060    2,052
Furniture, Fixtures and Equipment                  8,536    7,902
                                                 -------- --------
                                                  13,346   12,704
Less: Accumulated Depreciation and Amortization   (7,637)  (6,898)
                                                 -------- --------
TOTAL                                            $ 5,709  $ 5,806
                                                 ======== ========

  The range of estimated depreciable lives is 25 years for bank premises, five to fifteen years for leasehold improvements and three to five years for furniture, fixtures and equipment.

  The Company conducts a portion of its operations in leased facilities under non-cancelable operating leases expiring at various dates through 2009. The following summarizes the Company's future minimum lease commitments as of December 31, 1997:

YEAR        (IN THOUSANDS)
--------------------------
1998           $ 1,932
1999             2,028
2000             1,677
2001             1,490
2002             1,320
Thereafter       8,518
               -------
TOTAL          $16,965
               =======

  Net rental expense included in occupancy expense was approximately $2,170,000, $2,095,000, and $2,177,000, for the years ended December 31, 1997,
1996 and 1995, respectively.

NOTE 8 - OTHER REAL ESTATE OWNED

  As of December 31, 1997, other real estate owned ("OREO") consisted of seventeen properties with a net carrying value of $7.9 million. As of December 31, 1996 OREO consisted of twenty-six properties with a net carrying value of $13.0 million. The following table sets forth OREO by type of property as of December 31, 1997 and 1996:

                             DECEMBER 31,
--------------------------------------------
(IN THOUSANDS)               1997     1996
--------------------------------------------
PROPERTY TYPE
 Single-Family Residential $   380  $   901
 Condominium                 2,598    6,284
 Multi-Family Residential      220        -
 Land for Residential        3,715    1,413
 Land for Commercial             -      735
 Land for Agriculture           15        -
 Retail Facilities           3,003    5,228
 Office                          -      250
 Less: Valuation Allowance  (2,060)  (1,823)
                           -------- --------
TOTAL                      $ 7,871  $12,988
                           ======== ========

  A summary of activity in the valuation allowance is as follows for the years indicated:

(IN THOUSANDS)                    1997    1996     1995
---------------------------------------------------------
Balance at Beginning of Year     $1,823  $  611  $   429
Provision Charged to Operations     650   1,335    1,504
Charge-Offs                        (413)   (123)  (1,322)
                                 ------- ------- --------
BALANCE AT END OF YEAR           $2,060  $1,823  $   611
                                 ======= ======= ========

  For the years ended December 31, 1997, 1996 and 1995, net other real estate owned expense (income) was comprised of the following:

(IN THOUSANDS)                                     1997    1996    1995
-------------------------------------------------------------------------
Net Gain on Sale of Other Real Estate Owned      $(2,705) $ (441) $ (163)
Provision for Losses on Other Real Estate Owned      650   1,335   1,504
Net Operating Expenses                             1,243   1,117   1,404
                                                 -------- ------- -------
NET OTHER REAL ESTATE OWNED EXPENSE (INCOME)     $  (812) $2,011  $2,745
                                                 ======== ======= =======

NOTE 9 - REAL ESTATE HELD FOR INVESTMENT

  Real estate held for investment ("REI") at December 31, 1997 and 1996 was comprised of investments in low income housing projects.

  As of December 31, 1997 and 1996, the Company had three investments totaling $8.4 million and $9.7 million, respectively, in limited partnerships formed for the purpose of investing in real estate projects which qualify for low income housing tax credits. The limited partnerships will generate tax credits over a weighted average remaining period of approximately 4 1/2 years. Please refer to note 12 of the notes to consolidated financial statements for income tax effects. The following table identifies the pertinent details of the three projects as of December 31, 1997 and 1996:

(IN THOUSANDS)                                DECEMBER 31,
-----------------------------------------------------------
PROJECT                                  1997       1996
NAME        % OWNERSHIP DATE ACQUIRED   AMOUNT     AMOUNT
-----------------------------------------------------------
Liberty         7.2%       Mar-90     $5,054,000 $6,086,000
Greenview      98.4%       Sep-92      2,802,000  3,011,000
Las Brisas     49.5%       Dec-93        504,000    589,000
                                      ---------- ----------
TOTAL                                 $8,360,000 $9,686,000
                                      ========== ==========

  The method of accounting for the Greenview investment approximates the results if the investment were consolidated. A $1.4 million first deed of trust on the Greenview property is included in accrued expenses and other liabilities on the Company's consolidated balance sheet. The cost method is used for the investment in Liberty with the investment being amortized over the remaining period that tax credits will be received. A method approximating the equity method is used for the Las Brisas investment.

  Expenses incurred for REI and included in other expense were $1,329,000, $1,443,000, and $1,388,000 for the years ended 1997, 1996 and 1995, respectively. REI expense includes the amortization of the investments in the real estate projects which qualify for low income housing tax credits, and totaled $1,326,000 in 1997 and 1996 and $1,050,000 in 1995.

NOTE 10 - DEPOSITS

  The Bank obtains deposits primarily through a network of fifteen full service branches located in the state of California, primarily, Southern California. Deposits obtained by the Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation, up to a maximum of $100,000 for each depositor.

  The following table sets forth the average amount of and the average rate paid on each of the following deposit categories for the years ending December 31, 1997 and 1996:

                                    1997                        1996
--------------------------------------------------------------------------------
(IN THOUSANDS)             AMOUNT   % OF TOTAL RATE    AMOUNT   % OF TOTAL RATE
--------------------------------------------------------------------------------
Deposits:
 Noninterest-Bearing
  Demand Deposits        $  140,761   11.34%      -% $  132,088   11.54%      -%
 Interest-Bearing Demand
  Deposits                  228,819   18.43    2.29     213,910   18.68    2.10
 Saving Deposits            110,628    8.91    2.74     131,849   11.52    2.70
 Time Deposits              761,277   61.32    5.07     667,047   58.26    4.92
                       ---------------------------------------------------------
TOTAL DEPOSITS           $1,241,485  100.00%   4.26% $1,144,894  100.00%   4.04%
                       =========================================================

  As of December 31, 1997, and 1996, there were no brokered deposits outstanding. During 1997, the Bank accepted deposits from the State of California. As of December 31, 1997, these deposits totaled $78 million. The Company has pledged securities in the amount of 110 percent of this deposit amounting to $85.8 million, as of December 31, 1997. The securities pledged are various U.S. government agency issues. The Company believes that the majority of its deposit customers have strong ties to the Bank. Although the Company has a significant amount of time certificates of deposit of $100,000 or more having maturities of one year or less, the depositors have generally renewed their deposits in the past at their maturity. Accordingly, the Company believes its deposit source to be stable.

  Deposits outstanding as of December 31, 1997, mature as follows:

(DOLLARS IN THOUSANDS)       AMOUNT
-------------------------------------
Immediately Withdrawable:  $  464,685
Year Ending December 31:
  1998                        824,039
  1999                          3,039
  2000                             59
  2001                              -
  2002                             10
                           ----------
TOTAL                      $1,291,832
                           ==========

NOTE 11 - SUBORDINATED DEBT

  In 1990, the Company issued $15.0 million of subordinated debentures with a contractual annual interest rate of 10.52% and a stated maturity of September 1, 2000. On September 2, 1997 the Company prepaid the $15 million of 10.52% subordinated debentures. The prepayment premium for the early extinguishment of the debt was $841,000 pre-tax. Net of taxes of $353,000, the prepayment premium is included as an extraordinary item amounting to $488,000.

  On July 30, 1997, the Company issued, through a public offering, $40 million of 8.375% subordinated notes due August 1, 2007. Proceeds of $38.7 million, net of underwriting discount of $1.3 million, was received by the Company. The discount is amortized over the 10 year life of the subordinated notes. The notes are not redeemable prior to August 1, 2002. Thereafter, the notes are redeemable, in whole or in part, at the option of the Company at decreasing redemption prices plus accrued interest to the date of redemption. The notes have no sinking fund. The indenture (the "Indenture") under which the notes are issued does not limit the ability of the Company or its subsidiaries to incur additional indebtedness. The Indenture provides that the Company cannot pay cash dividends or make any other distribution on, or purchase, redeem or acquire its capital stock, except that the Company may (1) declare and pay a dividend in capital stock of the Company and (2) declare and pay dividends, purchase, redeem or otherwise acquire for value its capital stock or make other distributions in cash or property other than capital stock of the Company if the amount of such dividend, purchase or distribution, together with the amount of all previous such dividends, purchases, redemptions and distributions of capital stock after December 31, 1996, would not exceed in the aggregate the sum of (a) $38 million, plus (b) 100% of the Company's consolidated net income (or minus 100% of the Company's consolidated net loss, as the case may be), based upon audited consolidated financial statements, plus (c) 100% of the net proceeds received by the Company on account of any capital stock issued by the Company (other than to a subsidiary of the Company) after December 31, 1996. As of December 31, 1997, in the opinion of management, the Company was in compliance with all the terms, conditions and provisions of the Indenture.

NOTE 12 - INCOME TAXES

  Income taxes (benefit) expense in the accompanying consolidated statements of income is comprised of the following:

                                                     YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------
(IN THOUSANDS)                                         1997    1996    1995
-----------------------------------------------------------------------------
Current Taxes:
  Federal                                            $ 5,316  $6,411  $   60
  State                                                2,658   2,377   1,033
                                                     -------- ------- -------
  Total                                                7,974   8,788   1,093
Deferred Taxes:
  Federal                                              2,895    (511)    397
  State                                                  595     592     (82)
                                                     -------- ------- -------
  Total                                                3,490      81     315
Taxes credited to
 stockholders' equity for exercise of stock options    2,841     310      19
                                                     -------- ------- -------
Total provision for income taxes per consolidated
 statements of income                                 14,305   9,179   1,427
Tax Benefit on Extraordinary Item                       (353)      -       -
                                                     -------- ------- -------
Total                                                $13,952  $9,179  $1,427
                                                     ======== ======= =======
Deferred Taxes Charged/(Credited) to Stockholders'
 Equity Related to Available for Sale Securities     $   732  $ (781) $4,367
                                                     ======== ======= =======

  Tabulated below are the significant components of the net deferred tax asset at December 31, 1997 and December 31, 1996 (as restated for the 1996 tax return as filed and adjusted):

                                                    YEAR ENDED
                                                   DECEMBER 31,
------------------------------------------------------------------
(IN THOUSANDS)                                    1997      1996
------------------------------------------------------------------
Components of the Deferred Tax Asset:
Provision for Credit Losses                     $ (8,400) $(8,166)
California Franchise Taxes                        (1,116)    (666)
Loan Fee Income                                     (174)    (174)
Allowance for Other Real Estate Owned               (756)    (836)
Other                                               (226)     (85)
                                                --------- --------
                                                 (10,672)  (9,927)
Valuation Allowance                                  250      250
                                                --------- --------
Deferred Tax Asset, Net of Valuation Allowance  $(10,422) $(9,677)
                                                --------- --------
Components of the Deferred Tax Liability:
Leveraged Leases                                   4,736      850
Low Income Housing                                 3,795    3,506
Unrealized Gain on Securities                      1,206      474
Discount Accretion                                 1,513    1,453
                                                --------- --------
Deferred Tax Liability                          $ 11,250  $ 6,283
                                                --------- --------
Net Deferred Tax Liability (Asset)              $    828  $(3,394)
                                                ========= ========

  The valuation allowance at December 31, 1997 and 1996, relates to the net deductible temporary differences that cannot be realized through carrybacks to prior periods or projection of future income. In evaluating the reliability of its deferred tax assets, management has considered income from future operations, the turnaround of deferred tax liabilities and current and prior years' taxes paid.

  A reconciliation of the statutory federal corporate income tax rate to the effective income tax rate on consolidated income before income tax expense follows:

                                                           PERCENT OF PRE-TAX
                                                           EARNINGS YEAR ENDED
                                                              DECEMBER 31,
-------------------------------------------------------------------------------
                                                           1997   1996   1995
-------------------------------------------------------------------------------
Statutory Federal Corporate Income Tax Rate                35.0%  35.0%   35.0%
State Tax, Net of Federal Income Tax Effect                  6.3    6.8     6.8
Increase (Decrease) Resulting from:
  Non-taxable Interest Income on Municipal Securities and
   Dividend Exclusion on Auction Preferred Stocks         (1.0)  (2.3)   (3.6)
  Low Income Housing Tax Credits                          (4.7)  (6.7)  (23.1)
  Other, Net                                              (0.6)  (0.3)    0.6
                                                          ------ ------ -------
                                                           35.0%  32.5%   15.7%
                                                          ====== ====== =======

  The Company had a current income tax (payable) receivable of $(1,420,000) and $241,000 as of December 31, 1997 and 1996.

NOTE 13 - EARNINGS PER SHARE

  The following is the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years as indicated:

                          FOR THE YEAR ENDED 1997          FOR THE YEAR ENDED 1996          FOR THE YEAR ENDED 1995
------------------------------------------------------------------------------------------------------------------------
                                                PER-                              PER-                             PER-
                       INCOME       SHARES      SHARE    INCOME       SHARES     SHARE    INCOME       SHARES     SHARE
                     (NUMERATOR) (DENOMINATOR) ACCOUNT (NUMERATOR) (DENOMINATOR) AMOUNT (NUMERATOR) (DENOMINATOR) AMOUNT
------------------------------------------------------------------------------------------------------------------------
Net income before
 extraordinary item  $26,434,000                       $19,037,000                      $7,649,000
                     -----------                       -----------                      ----------
BASIC EPS
Income available to
 common
 stockholders        $26,434,000   6,866,000    $3.85  $19,037,000   6,722,000   $2.83  $7,649,000    6,663,000   $1.15
                     -----------   ---------    -----  -----------   ---------   -----  ----------    ---------   -----
EFFECT OF DILUTIVE
 SECURITIES
Options - common
 stock equivalent                    207,000                           161,000                            1,000
                                   ---------                         ---------                        ---------
DILUTED EPS
Income available to
 common
 stockholder's plus
 assumed
 conversions         $26,434,000   7,073,000    $3.74  $19,037,000   6,883,000   $2.77  $7,649,000    6,664,000   $1.15
                     ===========   =========    =====  ===========   =========   =====  ==========    =========   =====

NOTE 14 - PENDING LITIGATION

LEGAL ACTION

  In the normal course of business,
the Company is subject to pending and
threatened legal actions. After
reviewing pending actions with
counsel, management considers that
the outcome of such actions will not
have a material adverse effect on the
financial condition or the results of
operations of the Company.


NOTE 15 - EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

  The Company has an employee stock
option plan for certain key
employees. Option prices under the
plan must be at least equal to the
fair market value per share of the
stock at the date of grant. Options
become vested over a four year period
and include five vestings. If an
option expires without having been
exercised, usually two years from
date of vesting, the unpurchased
shares are again available for future
grants. As of December 31, 1997,
authorized stock option shares were
1,320,000 and 447,160 options were
available for future grant. The
maximum term of options granted was
10 years as of December 31, 1997 and
1996.

  A summary of stock option activity and related option prices for 1997, 1996 and 1995 follows:

                                                           Range of or
                               Number   Weighted-Average  Option Price
                              of Shares   Option Price      Per Share
                              --------- ---------------- ---------------
BALANCE AT DECEMBER 31, 1994   643,169       $13.71      $13.02 - $20.05
------------------------------------------------------------------------
      Granted                  101,000       $13.50          $13.50
      Exercised                (12,779)      $13.52      $13.18 - $16.95
      Forfeited                (22,042)      $14.35      $13.18 - $17.05
      Expired                  (34,160)      $15.36      $13.02 - $20.05
BALANCE AT DECEMBER 31, 1995   675,188       $13.55      $13.18 - $20.05
----------------------------  ---------      ------      ---------------
      Granted                   70,500       $17.38          $17.38
      Exercised                (80,066)      $14.53      $13.18 - $17.38
      Forfeited                (21,800)      $15.11      $13.25 - $17.38
      Expired                  (17,942)      $15.15      $13.18 - $16.95
BALANCE AT DECEMBER 31, 1996   625,880       $13.76      $13.18 - $20.05
----------------------------  ---------      ------      ---------------
      Granted                   50,250       $29.10      $28.50 & $31.50
      Exercised               (228,580)      $13.97      $13.18 - $28.50
      Forfeited                (14,350)      $19.57      $13.50 - $28.50
      Expired                   (1,000)      $14.78      $13.50 - $15.75
BALANCE AT DECEMBER 31, 1997   432,200       $15.24      $13.18 - $31.50
============================  =========      ======      ===============

  The following table indicates relevant information for all stock options outstanding, as of December 31, 1997:

                                Weighted Average
                              Remaining Contractual
       Shares  Exercise Price    Life (in Years)
       ------- -------------- ---------------------
       303,000     $13.18                 4.0
        32,700      13.50                 2.3
         3,000      13.88                 2.1
         3,100      15.50                 0.9
         9,600      15.75                 1.6
        38,000      17.38                 2.8
        32,800      28.50                 3.2
        10,000      31.50                 3.3
       -------                      ---------
TOTAL  432,200                      3.6 YEARS
       =======                      =========

  The following table indicates relevant information for all exercisable stock options, as of December 31, 1997:

             Shares  Exercise Price
             ------- --------------
             237,000     $13.18
               4,900      13.50
               3,100      15.50
               3,100      15.75
               5,600      17.38
               4,000      28.50
               2,000      31.50
             -------
      TOTAL  259,700
             =======

  As of December 31, 1997, 1996 and
1995, exercisable options were
259,700, 368,780 and 348,180 shares,
respectively. The weighted average
exercise price for all exercisable
stock options as of December 31, 1997
and 1996 was $13.71 and $13.38,
respectively.

  On December 19, 1991, the Board of
Directors of the Company amended the
employment agreement of the Company's
CEO. The agreement was approved by
the shareholders on March 19, 1992
and provided for an employment term
of seven years, commencing January 1,
1992, ending September 9, 1998 and
renewable for a successive 12-month
period. The CEO was granted 462,000
stock options at $13.18 per share
adjusted for the 10% stock dividend
paid on July 15, 1992. The shares are
exercisable in seven cumulative
annual installments of 66,000 shares.
These shares are included in the
above summary tables.

CONTINGENT STOCK OPTION PLAN

  A contingent stock option plan issued at market is in effect which allows certain key officers of the Bank to purchase up to an aggregate of 287,450 shares (as of December 31, 1997) of the Company's authorized but unissued common stock at a price of $3.72 - $28.50 per share. The stock options may be exercised by the optionee only in the event of certain triggering events, such as a merger, sale or disposition of all of the assets by the Company, or the Bank, or any similar event in which neither the Company nor the Bank is a survivor. Each of the contingent stock options is for a term of indefinite duration, provided, however, said options shall terminate upon the death of the optionee or in the event the optionee ceases to be employed by the Company. A summary of contingent stock option activity and related option prices for 1997, 1996 and 1995 follows:

                                                          Range of or
                               Number   Weighted Average  Option Price
                              of Shares   Option Price     Per Share
                              --------- ---------------- --------------
BALANCE AT DECEMBER 31, 1994  272,450        $ 7.99      $3.72 - $20.04
-----------------------------------------------------------------------
      Granted                  10,500        $13.50          $13.50
      Forfeited                (5,500)       $13.50          $13.50
BALANCE AT DECEMBER 31, 1995  277,450        $ 8.09      $3.72 - $20.04
----------------------------  --------       ------      --------------
BALANCE AT DECEMBER 31, 1996  277,450        $ 8.09      $3.72 - $20.04
----------------------------  --------       ------      --------------
      Granted                  10,000        $28.50          $28.50
BALANCE AT DECEMBER 31, 1997  287,450        $ 8.80      $3.72 - $28.50
============================  ========       ======      ==============

  The following table indicates relevant information for all contingent stock options outstanding, as of December 31, 1997:

            Shares  Exercise Price
            ------- --------------
            121,000     $ 3.72
             48,400       4.34
             15,730      13.02
             24,200      13.18
              8,470      13.22
              5,000      13.50
             25,000      13.88
              6,000      16.25
              5,500      16.59
              6,050      16.94
             12,100      20.04
             10,000      28.50
            -------
     TOTAL  287,450
            =======


  The weighted average exercise price of all the contingent stock options outstanding was $8.80.

  There were no contingent stock options that were exercisable as of December 31, 1997.

PRO FORMA NET INCOME AND EARNINGS PER SHARE

  The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for the fair value of the options granted in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share ("EPS") would have been changed to the pro forma amounts indicated below:

(IN THOUSANDS, EXCEPT
PER SHARE DATA)             1997    1996    1995
-------------------------------------------------
Net Income as Reported     $25,946 $19,037 $7,649
Pro Forma Net Income       $25,745 $18,906 $7,581
EPS as Reported - Basic    $  3.78 $  2.83 $ 1.15
EPS as Reported - Diluted  $  3.67 $  2.77 $ 1.15
Pro Forma EPS - Basic      $  3.75 $  2.81 $ 1.14
Pro Forma EPS - Diluted    $  3.64 $  2.75 $ 1.14

  The Black-Scholes model was utilized for purposes of the option pricing. The volatility of 28.38%, 30.17% and 28.96% for the options granted in 1997, 1996 and 1995, respectively, was based on historical weekly closing prices and historical annual dividend rates. The expected life of the options ranged from 1 month to 51 months. The weighted average fair value at date of grant for options granted during 1997, 1996 and 1995 was $7.01, $4.46 and $3.37, respectively. The risk free interest rate was assumed at 5% for all periods.

  Pro forma net income reflects only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered. Pro forma net income does not reflect options granted under the contingent stock option plan as the options will become exercisable only upon the occurrence of certain triggering events the dates of which cannot be determined.

GENERAL BANK 401(K) PLAN

  In 1988, the Bank established a 401(k) Plan in which all employees of the Bank may elect to enroll each January 1 or July 1 of every year provided that they have been employed for at least one year prior to the semi-annual enrollment date. Employees may contribute up to 10 percent of their annual base salary (15% effective for 1998 and thereafter) with the Company matching 100 percent of the employee's contribution, up to 5 percent of that employee's base salary. In 1997, 1996, and 1995, the Bank's contribution amounted to $267,000, $274,000, and $203,000, respectively.

  In 1995, there was an amendment to the General Bank 401(k) plan, whereby a participant loan feature was added to allow participants to borrow against their own fund in case of family emergency.

EXECUTIVE INCENTIVE SAVINGS PLAN

  In 1992, the Board of Directors of the Bank authorized an Incentive Savings Plan which replaced the Executive Deferred Compensation Plan established in 1988. Under the plan, if any bonus or profit sharing award is received during the year by any vice president or any officer of the Bank ranking above such position (including officers who are also directors), he or she is allowed to set aside up to 30% of such bonus or profit sharing award received in the payment year, and the Bank will contribute additional funds for each participant to pay the federal income tax for the portion of the bonus or award so set aside. This arrangement is tied to a paid-up life insurance program having investment features and the participant has the right to choose different investment vehicles for the investment of the portion of the bonus or award set aside as described above. The Bank has contributed approximately $572,000, $271,000, and $86,000 to this plan in 1997, 1996 and 1995, respectively.

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The consolidated balance sheets do not reflect various commitments relating to financial instruments which are used in the normal course of business. These instruments include commitments to extend credit, letters of credit and futures contracts. Management does not anticipate that the settlement of these financial instruments will have a material adverse effect on the financial condition or the operations of the Company.

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

  Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Bank receives a fee for providing a commitment. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon the extension of credit is based on management's evaluation. Collateral held varies but may include accounts receivable, inventory, property, equipment and real estate. As of December 31, 1997, the Company's undisbursed loan commitments amounted to approximately $362.5 million, of which $77.5 million related to construction loans. As of December 31, 1996, the Company's undisbursed loan commitments amounted to approximately $164.1 million, of which $59.8 million related to construction loans. As of December 31, 1997 and 1996, $111.7 million and $79.9 million of loan commitments were related to a program to which the Bank and various other minority-owned banks participate in the granting of credit to large U.S. corporations, all of which are rated A or better by one or both of the major rating services at the time of entering into the agreement. All of the commitments are for one year or less. The Company does not anticipate funding in the majority of instances.

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

  The following is a summary of various financial instruments with off-balance sheet risk as of December 31, 1997 and 1996:

                                 DECEMBER 31,
------------------------------------------------
(IN THOUSANDS)                   1997     1996
------------------------------------------------
Commitments to Extend Credit   $365,358 $164,073
Standby Letters of Credit        11,938   10,929
Bills of Lading Guarantee           531      171
Commercial Letters of Credits    51,074   30,593
Forward Sale Contracts                -      500

  As of December 31, 1997, commitments to fund fixed-rate loans and adjustable-rate loans were $12.3 million and $353.1 million, respectively. As of December 31, 1996, commitments to fund fixed-rate loans and adjustable-rate loans were $8.0 million and $156.1 million, respectively.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS

  The carrying amount of cash and due from banks is considered fair value.

FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

  Outstanding amounts under these categories were overnight transactions as of December 31, 1997 and 1996 and are considered to be carried at fair value.

SECURITIES

  For securities including securities held to maturity and securities available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS AND LEASES

  Fair values are estimated for portfolios of loans with similar financial characteristics. These portfolios were then segmented into fixed and adjustable interest rate classifications.

  Adjustable rate loans are considered to be carried at fair value.

  The fair value of fixed rate loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

  The leases included in the loan category are considered to be carried at fair value. Of the $14.6 million of net leases, $13.8 million is represented by two leveraged leases involving aircraft which were separately acquired in December, 1997 and 1996.

  The entire allowance for credit losses was applied to classified loans including non-accruals. Accordingly, they are considered to be carried at fair value as the allowance for credit losses represents the estimated discount for credit risk for the applicable loans.

  Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

DEPOSIT LIABILITIES

  The fair value of demand deposits, interest bearing demand, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposits is estimated using the rates the Bank was offering as of December 31, 1997 and 1996 for deposits of similar remaining maturities.

SUBORDINATED DEBT

  Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

OFF BALANCE SHEET FINANCIAL INSTRUMENTS

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

  The fair value of financial futures contracts is based on quoted market prices or dealer quotes.

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

  The estimated fair values of the Company's financial instruments are as follows:

                                       1997                   1996
---------------------------------------------------------------------------
                                CARRYING     FAIR     CARRYING     FAIR
(IN THOUSANDS)                   AMOUNT     VALUE      AMOUNT      VALUE
---------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and Due from Banks        $   32,519 $   32,519 $   46,809 $   46,809
Fed Funds Sold and Securities
 Purchased Under
 Agreement to Resell              108,000    108,000    140,200    140,200
Securities Available for Sale     643,660    643,660    519,821    519,821
Securities Held to Maturity        58,045     58,169     12,274     12,463
Loans, Net                        617,605    608,910    582,507    573,964
FINANCIAL LIABILITIES:
Deposits                        1,291,832  1,292,307  1,201,513  1,201,426
Subordinated Debt                  38,745     42,977     15,000     15,825
                                       1997                   1996
---------------------------------------------------------------------------
                                CONTRACT     FAIR     CONTRACT     FAIR
(IN THOUSANDS)                   AMOUNT     VALUE      AMOUNT      VALUE
---------------------------------------------------------------------------
OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS:
Commercial Letters of Credit   $   51,074 $      128 $   30,593 $       76
Standby Letters of Credit          11,938        180     10,929        124
Bill of Lading Guarantees             531          1        171          -
Undisbursed Loans                 365,358      3,633    164,073      1,804
Forward Sale Contract                   -          -        500         (1)

NOTE 18 - CONDENSED FINANCIAL INFORMATION OF GBC BANCORP (PARENT COMPANY)

  Condensed balance sheets as of December 31, 1997 and 1996 follow:

(DOLLARS IN THOUSANDS)                                     1997      1996
-----------------------------------------------------------------------------
ASSETS
 Due From Bank Subsidiary                                $  1,221  $    512
 Securities Available for Sale                                  -     5,125
 Investment in Subsidiaries                               134,995   114,407
 Advance to Bank Subsidiary                                45,700     6,000
 Other Assets                                               4,722     6,844
                                                         --------- ---------
 TOTAL ASSETS                                            $186,638  $132,888
                                                         ========= =========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Dividends Payable                                       $    839  $    677
 Other Liabilities                                            731       575
 Subordinated Debt                                         38,745    15,000
                                                         --------- ---------
 TOTAL LIABILITIES                                         40,315     16,252
                                                         --------- ---------
STOCKHOLDERS' EQUITY
 Common stock, no par value or stated value;
  20,000,000 shares
  authorized; 6,995,049 and 6,766,469 shares
  outstanding at
  December 31, 1997 and 1996, respectively                 53,314    47,281
 Retained Earnings                                         91,355    68,716
 Unrealized Gain on Securities Available for
  Sale, Net of Tax                                          1,663       646
 Foreign Currency Translation Adjustment                       (9)       (7)
                                                         --------- ---------
 TOTAL STOCKHOLDERS' EQUITY                               146,323    116,636
                                                         --------- ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $186,638  $132,888
                                                         ========= =========

  Condensed statements of income for the years ended December 31, 1997, 1996, and 1995 follow:

(DOLLARS IN THOUSANDS)                            1997     1996      1995
-----------------------------------------------------------------------------
Interest Income from Bank Subsidiary            $ 1,639  $    106  $    813
Interest Income-Other                               199       395       395
Dividends Received from Bank Subsidiary           8,307    13,021     2,134
                                                -------- --------- ---------
TOTAL INCOME                                     10,145    13,522     3,342
Interest Expense                                  2,553     1,596     1,596
Non-Interest Expense                                105       130        48
                                                -------- --------- ---------
TOTAL EXPENSE                                     2,658     1,726     1,644
Income Before Income Taxes and Extraordinary
 Item                                             7,487    11,796     1,698
Income Tax Benefit                                 (394)     (615)     (281)
                                                -------- --------- ---------
Income Before Extraordinary Item                  7,881    12,411     1,979
Extraordinary Charge                               (488)        -         -
                                                -------- --------- ---------
Income Before Equity in Undistributed
 Earnings of Subsidiaries                         7,393    12,411     1,979
Equity in Undistributed Earnings of Subsidiar-
 ies                                             18,553     6,626     5,670
                                                -------- --------- ---------
NET INCOME                                      $25,946  $ 19,037  $  7,649
                                                ======== ========= =========

  Condensed statements of cash flows for the years ended December 31, 1997, 1996, and 1995 follow:

(IN THOUSANDS)                                        1997      1996     1995
-------------------------------------------------------------------------------
OPERATING ACTIVITIES:
NET INCOME                                          $ 25,946  $19,037  $ 7,649
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Net decrease/(increase) in other assets               5,016   (5,817)     (78)
 Equity in undistributed earnings of subsidiaries    (18,553)  (6,626)  (5,670)
 Net increase/(decrease) in other liabilities            156      571     (281)
                                                    --------- -------- --------
 NET CASH PROVIDED BY OPERATING ACTIVITIES            12,565    7,165    1,620
                                                    --------- -------- --------
INVESTING ACTIVITIES:
Net increase in cash invested in subsidiaries        (40,647)  (6,251)       -
Proceeds from sale of available for sale
 securities                                            5,000        -        -
                                                    --------- -------- --------
 NET CASH USED IN INVESTING ACTIVITIES               (35,647)  (6,251)       -
                                                    --------- -------- --------
FINANCING ACTIVITIES:
Cash dividends paid                                   (3,144)  (2,424)  (2,134)
Proceeds from issuance of subordinated notes          38,690        -        -
Redemption of subordinated debt                      (15,000)       -        -
Proceeds from exercise of stock options/sales of
 stock                                                 3,192    1,313      266
Other, net                                                53      143        -
                                                    --------- -------- --------
 NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES                                          23,791     (968)  (1,868)
                                                    --------- -------- --------
 NET CHANGE IN DUE FROM BANK                             709      (54)    (248)
Due from bank at beginning of year                       512      566      814
                                                    --------- -------- --------
Due from bank at end of year                        $  1,221  $   512  $   566
                                                    ========= ======== ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
 Interest                                           $  2,279  $ 1,578  $ 1,578
 Income tax refunds                                     (615)    (281)    (293)

NOTE 19 - REGULATORY MATTERS

  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was adopted in order to reform the regulation and supervision of financial institutions and the insured deposits of financial institutions. This law requires the FDIC to assume responsibility for insuring the deposits of financial institutions formerly insured by the Federal Savings and Loan Insurance Corporation. FIRREA establishes two separate insurance funds to be administered by the FDIC. Insurance premiums on deposit insurance will be assessed by the FDIC independently for the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund. The Omnibus Budget Reconciliation Act of 1990 revised the assessment rates. The assessment rate for BIF members is the greater of 0.15 percent or such rate as the Board of Directors of the FDIC, at its discretion, determines to be appropriate to maintain the reserve ratio at the designated reserve ratio or to increase the ratio to the designated reserve ratio within a reasonable period of time.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") provided for increased funding for FDIC deposit insurance and for expanded regulation of the banking industry. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital ratio categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "crit-ically undercapitalized."

  A depository institution is "well capitalized" if it significantly exceeds the minimum level required by regulation for each relevant capital measure, "adequately capitalized" if it meets each such measure, "undercapitalized" if it fails to meet any such measure, "significantly undercapitalized" if it is significantly below any such measure, and "critically undercapitalized" if it fails to meet any critical capital level set forth in the regulation. The critical capital level must be a level of tangible equity equal to at least 2% of total assets, but may be fixed at a higher level by regulation. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating and may be reclassified to a lower category by action based on other supervisory criteria. For an institution to be "well capitalized" it must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a leverage ratio of at least 5% and not be subject to any specific capital order or directive. For an institution to be adequately capitalized it must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage ratio of at least 4% (3% in some cases).

  During 1992, pursuant to the provisions of FDICIA, the federal banking regulators set forth the definitions for "adequately capitalized" and "well capitalized" institutions. An "adequately capitalized" institution is one that meets the minimum regulatory capital requirements. A "well capitalized" institution is one with capital ratios as shown in the following table. Both the Company and the Bank are considered to be well capitalized. As of December 31, 1997, Tier 1 capital, total capital and leverage ratios for both the Company and the Bank exceeded the "well capitalized" ratio requirements as follows:

                                  MINIMUM        WELL
                  GBC   GENERAL  REGULATORY  CAPITALIZED
                BANCORP  BANK   REQUIREMENTS REQUIREMENTS
---------------------------------------------------------
Tier 1           13.57%  12.45%       4%           6%
Total            18.47%  13.71%       8%          10%
Leverage Ratio    9.58%   8.78%       4%           5%

  As of December 31, 1996, Tier 1 capital, total capital and leverage ratios for both the Company and the Bank exceeded the "well capitalized" ratio requirements as follows:

                                  MINIMUM        WELL
                  GBC   GENERAL  REGULATORY  CAPITALIZED
                BANCORP  BANK   REQUIREMENTS REQUIREMENTS
---------------------------------------------------------
Tier 1           11.97%  11.81%       4%           6%
Total            13.69%  13.06%       8%          10%
Leverage Ratio    8.74%   8.61%       4%           5%

  The Financial Code of the State of California provides that dividends paid by the Bank in any one year may not exceed the lesser of the Bank's undivided profits or the net income for the prior three years, less cash distributions to stockholders during such period. As of December 31, 1997, approximately $30.8 million of undivided profits of the Bank is available for dividends to the Company, subject to the subordinated debt covenant restrictions.

NOTE 20 - OTHER NON-INTEREST EXPENSE

  Components of other non-interest expense in excess of 1% of the sum of total interest income and non-interest income for each period were as follows:

(IN THOUSANDS)                              1997   1996   1995
---------------------------------------------------------------
Office Supplies and Communication Expense  $1,346 $1,395 $1,347
Professional Services Expense               1,380  2,428  1,756
FDIC Assessment Expense                       148    150  1,299
Real Estate Investment Expense              1,329  1,443  1,388
Other                                       1,795  1,844  1,864
                                           ------ ------ ------
TOTAL                                      $5,998 $7,260 $7,654
                                           ====== ====== ======

NOTE 21 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                 Three Months Ended in 1997
(IN THOUSANDS, EXCEPT PER SHARE DATA)         MARCH 31 JUNE 30 SEPT. 30 DEC. 31
-------------------------------------------------------------------------------
Interest Income                               $25,734  $27,159 $28,189  $29,814
Interest Expense                               11,050   11,949  12,923   13,501
Net Interest Income                            14,684   15,210  15,266   16,313
Provision for Credit Losses                     1,000        -       -        -
Income Before Income Taxes and Extraordinary
 Item                                           8,418    9,989   9,748   12,584
Extraordinary Charge                                -        -     488        -
Net Income                                      5,744    6,460   5,858    7,884
Earnings Per Share - Basic                       0.85     0.95    0.85     1.13
Earnings Per Share - Diluted                     0.82     0.92    0.82     1.10

                                 Three Months Ended in 1996

(IN THOUSANDS, EXCEPT PER
SHARE DATA)                   MARCH 31 JUNE 30 SEPT. 30 DEC. 31
---------------------------------------------------------------
Interest Income               $23,284  $24,495 $24,189  $25,673
Interest Expense               10,666   11,192  10,893   10,910
Net Interest Income            12,618   13,303  13,296   14,763
Provision for Credit Losses     1,500    1,000   1,000    1,000
Income Before Income Taxes      6,362    6,962   7,564    7,328
Net Income                      4,309    4,662   4,980    5,086
Earnings Per Share - Basic       0.64     0.69    0.74     0.75
Earnings Per Share - Diluted     0.63     0.68    0.72     0.73

INDEPENDENT AUDITORS' REPORT

  The Board of Directors of GBC Bancorp:

  We have audited the accompanying consolidated balance sheets of GBC Bancorp (a California corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GBC Bancorp and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                             KPMG Peat Marwick LLP

  Los Angeles, California
  January 30, 1998