Form 10-K, Exhibit 13
period 1998-12-31
GBC BANCORP
filed 1999-03-25
CIK 351710

                                                                      EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Results of Operations

  Consolidated net income for GBC Bancorp and subsidiaries (the "Company") for the year ended December 31, 1998 totaled $28,142,000. This compares to net earnings of $25,946,000 in 1997 and $19,037,000 in 1996. Diluted earnings per share were $1.96 for 1998 compared to $1.84 for 1997, and $1.39 for 1996. Earnings per share reflect the two for one split of stock to shareholders of record on April 30, 1998, and issued and distributed on May 15, 1998. The $2,196,000, or 8.5%, increase in net income from 1997 to 1998 was primarily due to the growth of net interest income and higher non-interest income, which were partially offset by higher non-interest expense and a higher provision for credit losses.

  Net interest income increased $7,500,000 in 1998 compared to 1997, due primarily to a $193.5 million increase in average interest earning assets. This increase was partially offset by a 20-basis point decline of the net interest spread. The net interest spread is defined as the yield on average interest earning assets less the rate paid on average interest bearing liabilities. The $1,224,000 increase of non-interest income was primarily the result of the growth of service charges and commissions. The $4,057,000 increase of non-interest expense was primarily due to the increase in salaries and employee benefits. The $500,000 increase of the provision for credit losses was primarily due to the increase in non-accrual loans from December 31, 1997 to December 31, 1998. As of December 31, 1998 and 1997, non-accrual loans were $20.8 million and $9.8 million, respectively. The balance of $20.8 million as of December 31, 1998 includes one loan in the amount of $12.6 million.

  Consolidated net income for the year ended December 31, 1997 totaled $25,946,000 compared to net income of $19,037,000 in 1996. The increase in net income from 1996 to 1997 resulted primarily from a lower provision for credit losses of $3,500,000 and an increase in net interest income of $7,493,000. In addition, in 1997, there were net gains on the sale of other real estate owned ("OREO") properties of $2,705,000 compared to $441,000 for 1996. Net gains on sale of OREO reduce the net other real estate owned expense which is included as a component of non-interest expense.

Net Interest Income

  Net interest income in 1998 totaled $68,973,000 compared to net interest income of $61,473,000 in 1997. The increase was due to a $193.5 million, or 14.3%, increase in the balance of average interest earning assets to $1,546.3 million during 1998 from $1,352.8 million during 1997. The favorable impact of the growth of average interest earning assets was partially offset by a 20-basis point decline of the net interest spread.

  Total interest income for the year ended December 31, 1998 was $125,991,000, compared to $110,896,000 for the year ago period. The $15,095,000, or 13.6%, increase was due to the growth of average interest earning assets, referenced above. The composition of the net growth of average interest earning assets included a $108.4 million increase in loans and leases, a $109.1 million increase in the securities portfolio, and a $24.0 million decrease in federal funds sold and securities purchased under agreements to resell. However, partially offsetting the impact of this growth was a 5-basis point reduction of the yield on average interest earning assets from 8.20% in 1997 to 8.15% in 1998. The net 5-basis point decline is attributable primarily to a lower yield on loans. For the years ended December 31, 1998 and 1997, the yield on loans and leases was 10.3% and 10.5%, respectively. The 1998 yield was favorably impacted by the repayments in full of two performing loans, one of which was a restructured debt, resulting in the recognition of $1,458,000 of pretax interest income. Excluding the $1,458,000 of interest income recoveries, the yield on loans and leases for 1998 would be 10.1%, or 39-basis points less than the yield for 1997.

  The yield on securities also declined from 6.47% in 1997 to 6.36% in 1998. Both the decline in the yield on securities and to some extent on loans and leases was due to the movement of interest rates. The average prime rate of interest was 8.44% in 1997 compared to 8.36% in 1998. However, in the case of the yield on loans and leases, the majority of the decline is due to the repricing of loans being renewed as well as the pricing of new loans. Management has had a goal of increasing the Bank's loan to deposit ratio. As of December 31, 1998 and 1997, this ratio was 57.1% and 49.5%, respectively.

  The downward pressure on the yield on interest earning assets was partially offset by the change in the composition of interest earning assets. In 1998, average loans and leases, the highest yielding asset, represented 46.3% of total average interest earning assets, compared to 44.9% in 1997. Included in the 1997 average loans and leases was $22.2 million of loans to depository institutions, which are relatively low yielding. If the loans to depository institutions are excluded, average loans and leases as a percentage of total average interest earning assets was 43.3% in 1997. Federal funds sold and securities purchased under agreements to resell, the lowest yielding asset, represented 7.5% of total average interest earning assets in 1998 compared to 10.4% in 1997.

  Total interest expense for the year ended December 31, 1998, was $57,018,000 compared to $49,423,000 for the year ago period. The $7,595,000, or 15.4%, increase was due to a $131.9 million, or 11.7%, increase of average interest bearing liabilities and a 15-basis point increase in the cost of funds. The volume growth was due to a $114.6 million increase of average interest-bearing deposits, a $12.3 million increase of subordinated debt and a $4.9 million increase of Federal Home Loan Bank ("FHLB") advances.

  The cost of funds increased to 4.53% in 1998 from 4.38% in 1997. Notwithstanding the decline of the average prime rate discussed above, the average rates paid on money market and time deposits increased due to competitive pressures. In addition, the average rate paid on the subordinated debt was 8.97%, increasing the average cost of funds. The average rate paid on interest bearing deposits was 4.38% in 1998 compared to 4.26% in 1997. Upward pressure on this rate was also due to the increased percentage of total average interest bearing deposits represented by time certificates of deposit. As of December 31, 1998 and 1997, average time certificates of deposit represented 71.3% and 69.2%, respectively, of total average interest bearing deposits.

  As a result of both the 5-basis point reduced yield on earning assets and the 15-basis point increase of the cost of funds, the net interest spread declined 20-basis points from 3.82% in 1997 to 3.62% in 1998.

  The net interest margin, defined as the difference between interest income and interest expense divided by average interest earning assets, decreased to 4.46% in 1998 from 4.54% in 1997. The reduction of the net interest margin is the result of the reduced net interest spread as discussed above. The net interest margin declined less than the net interest spread due to the increased percentage of the average stockholders' equity to average total assets. For the year ended December 31, 1998 and 1997, the percentage of average stockholders' equity to average total assets was 10.0% and 9.1%, respectively.

  Net interest income in 1997 totaled $61,473,000 compared to net interest of $53,980,000 in 1996. The increase was due to a $115.4 million, or 9.3%, increase in the balance of average interest earning assets to $1,352.8 million during 1997 from $1,237.4 million during 1996, and a nine-basis point increase of the net interest spread. The composition of net growth of $115.4 million in the balance of average interest earning assets included an $88.7 million increase in loans and leases, a $19.8 million increase in the securities portfolio, and a $6.9 million increase in federal funds sold and securities purchased under agreements to resell.

  The increase of the net interest spread from 1996 to 1997 was due to a 31-basis point increase of the yield on average interest earning assets partially offset by a 22-basis point increase in the cost of funds. The increase of the yield on earning assets from 1996 to 1997 was due to the increased percentage of accruing loans and leases in interest earning assets, a decline in average non-accrual loans, and an increase in the yield on securities.

  The increase in the cost of funds from 1996 to 1997 was due primarily to increases in the rates paid on virtually all deposit categories and the deposit product composition, which included an increased percentage of average time certificates of deposit to average total interest bearing deposits. Time certificates of deposit represent the Bank's highest costing category of deposit products. For 1997, the net interest spread was 3.82% compared to 3.73% for 1996. For 1997, the net interest margin was 4.54% compared to 4.36% for 1996.

  The following table represents the net interest spread, net interest margin, average balances interest income and expense, and the average yield/rates by asset and liability component:

                                      1998                         1997                         1996
----------------------------------------------------------------------------------------------------------------
                                               Average                      Average                      Average
                            Average            Yield/    Average            Yield/    Average            Yield/
(In Thousands)            Balance(5)  Interest  Rate   Balance(5)  Interest  Rate   Balance(5)  Interest  Rate
----------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
 Loans and Leases(1)(2)   $  715,695  $73,886  10.32%  $  607,286  $63,687  10.49%  $  518,603  $53,551  10.33%
 Taxable Securities          714,328   45,461   6.36      603,771   39,067   6.47      581,333   36,434   6.27
 Tax-Exempt
  Securities(3)                    -        -      -        1,438       82   5.67        4,111      261   6.34
 Federal Funds Sold and
  Securities Purchased
  Under Agreement to
  Resell                     116,240    6,644   5.72      140,270    8,060   5.75      133,334    7,395   5.55
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
  Total Interest-Earning
   Assets                 $1,546,263  125,991   8.15    1,352,765  110,896   8.20    1,237,381   97,641   7.89
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
Non-Interest-Earning As-
 sets:
 Cash and Due from Banks  $   31,334                   $   35,913                   $   37,509
 Premises and Equipment,
  Net                          5,633                        5,692                        6,131
 Other Assets(4)              37,055                       46,932                       44,912
                          -----------                  -----------                  -----------
  Total Non-Interest-
   Earning Assets             74,022                       88,537                       88,552
                          -----------                  -----------                  -----------
 Allowance for Credit
  Losses                     (16,954)                     (15,830)                     (17,154)
 Deferred Loan Fees           (5,287)                      (3,735)                      (3,308)
                          -----------                  -----------                  -----------
  Total Assets            $1,598,044                   $1,421,737                   $1,305,471
                          ===========                  ===========                  ===========
Interest-Bearing Liabil-
 ities:
 Deposits:
 Interest-Bearing Demand  $   55,631  $   661   1.19%  $   61,004  $   805   1.32%  $   64,247  $   862   1.34%
 Money Market                206,650    6,240   3.02      167,815    4,443   2.65      149,663    3,628   2.42
 Savings                      86,776    2,236   2.58      110,628    3,031   2.74      131,849    3,563   2.70
 Time Deposits               866,229   44,142   5.10      761,277   38,569   5.07      667,047   32,844   4.92
 Federal Funds Purchased
  and Securities Sold
  Under Repurchase
  Agreement                      553       31   5.55          381       22   5.66       20,918    1,168   5.59
 Borrowings from the
  Federal Home Loan Bank       4,877      227   4.66            -        -      -            -        -      -
 Subordinated Debt            38,805    3,481   8.97       26,467    2,553   9.65       15,000    1,596  10.64
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
  Total Interest-Bearing
   Liabilities             1,259,521   57,018   4.53    1,127,572   49,423   4.38    1,048,724   43,661   4.16
                          ----------- -------  ------  ----------- -------  ------  ----------- -------  ------
Non-Interest-Bearing Li-
 abilities:
 Demand Deposits          $  148,436                   $  140,761                   $  132,088
 Other Liabilities            30,115                       23,899                       18,501
                          -----------                  -----------                  -----------
 Total Non-Interest
  Bearing Liabilities        178,551                      164,660                      150,589
                          -----------                  -----------                  -----------
 Total Liabilities         1,438,072                    1,292,232                    1,199,313
 Stockholders' Equity        159,972                      129,505                      106,158
                          -----------                  -----------                  -----------
 Total Liabilities and
  Stockholders' Equity    $1,598,044                   $1,421,737                   $1,305,471
                          ===========                  ===========                  ===========
 Net Interest
  Income/Spread                       $68,973   3.62%              $61,473   3.82%              $53,980   3.73%
                                      =======                      =======                      =======
 Net Interest Margin                            4.46%                        4.54%                        4.36%

(1) For the purposes of these computations, non-accrual loans are included in the daily average loan amounts outstanding.
(2) Loan interest includes loan fees for the years ended December 31, 1998, 1997 and 1996 of $5,547,000, $4,554,000 and $4,150,000, respectively.
(3) Tax-exempt interest income has not been adjusted to a fully taxable equivalent basis.
(4) Other assets includes average other real estate owned, net, for the years ended December 31, 1998, 1997 and 1996 of $7,002,000, $13,528,000 and
     $11,885,000, respectively.
(5) Average balances are computed based on the average of the daily ending balances.

  The following table sets forth a summary of the changes in interest earned and expensed resulting from changes in volume and changes in rates for the periods indicated:

                                        Years Ended December 31,
------------------------------------------------------------------------------
                                1998 Compared              1997 Compared
                                  with 1997                  with 1996
                             Increase (Decrease)        Increase (Decrease)
                              Due to Changes in:        Due to Changes in:
(In Thousands)             Volume    Rate     Net     Volume   Rate     Net
------------------------------------------------------------------------------
Interest Earned on(1):
 Loans and Leases         $11,206  $(1,006) $10,200  $ 9,289  $  847  $10,136
 Taxable Securities(2)      7,045     (652)   6,393    1,431   1,202    2,633
 Tax-Exempt Securities(2)     (82)       -      (82)    (154)    (25)    (179)
 Federal Funds Sold and
  Securities Purchased
  Under Agreement to
  Resell                   (1,373)     (43)  (1,416)     393     272      665
                          -------- -------- -------- -------- ------- --------
  Total Interest-Earning
   Assets                  16,796   (1,701)  15,095   10,959   2,296   13,255
Interest Paid On(1):
 Deposits:
  Interest-Bearing Demand     (68)     (76)    (144)     (43)    (14)     (57)
  Money Market              1,118      680    1,798      459     356      815
  Savings                    (623)    (172)    (795)    (581)     49     (532)
  Time                      5,347      225    5,572    4,751     974    5,725
 Federal Funds Purchased
  and Securities Sold
  Under Repurchase
  Agreement                    10       (1)       9   (1,162)     16   (1,146)
 Other Borrowed Funds         227        -      227        -       -        -
 Subordinated Debt          1,118     (190)     928    1,118    (161)     957
                          -------- -------- -------- -------- ------- --------
  Total Interest-Bearing
   Liabilities              7,129      466    7,595    4,542   1,220    5,762
                          -------- -------- -------- -------- ------- --------
Change in Net Interest
 Income                   $ 9,667  $(2,167) $ 7,500  $ 6,417  $1,076  $ 7,493
                          ======== ======== ======== ======== ======= ========

(1) Changes in interest income and interest expense attributable to changes in rate/volume have been allocated to the change due to volume and the change due to rate in relation to the absolute dollar amount of the change in each.
(2) Interest income from municipal bonds and auction preferred stocks is not adjusted to a fully taxable equivalent basis.

Provision for Credit Losses

  For 1998, the provision for credit losses was $1,500,000 compared to $1,000,000 for 1997, representing an increase of $500,000. The $500,000 increase of the provision for credit losses was primarily due to the increase in non-accrual loans from December 31, 1997 to December 31, 1998. Year-to-date, net recoveries were $1.1 million, as compared to $0.4 million of net charge-offs for 1997. Non-accrual loans and net other real estate owned on December 31, 1998 was $27.7 million, up $10.0 million from the $17.7 million on December 31, 1997. The allowance for credit losses was $19.4 million at December 31, 1998, as compared to $17.4 million at September 30, 1998, and $16.8 million at the end of 1997. The allowance was 2.46% of loans and leases at December 31, 1998 and 2.63% at December 31, 1997.

  The amount of the provision for credit losses is that required to maintain an allowance for credit losses that is adequate to cover probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan and lease portfolio. Management evaluates the loan portfolio, the economic environment, historical loan loss experience, collateral values and assessments of borrowers' ability to repay.

  At year-end, an allocation of the allowance for credit losses for a $12.6 million non-accrual loan was made based upon the estimated expected realization of collateral value from the bankruptcy proceeding associated with the borrower. As the Company cannot determine the exact timing of the liquidation of the assets nor the actual values at that time, this allocation will continue to be evaluated at the end of subsequent quarters, possibly necessitating additional provision amounts, until the credit is removed from the balance sheet. Please refer to the discussion "Allowance for Credit Losses", following.

  For 1997, the provision for credit losses was $1,000,000 compared to $4,500,000 for 1996, representing a decrease of $3,500,000. The decline was primarily due to a decrease in net charge-offs and the reduction of non-accrual loans. For 1997 and 1996, net charge-offs were $0.4 million and $5.0 million, respectively. As of December 31, 1997 and 1996, non-accrual loans were $9.8 million and $11.7 million, respectively.

Non-Interest Income

  Non-interest income consists primarily of service charges on deposit accounts, gain/loss on sale of securities, fees and commissions resulting from the Bank's international activities, fees from servicing Small Business Administration (SBA) loans, and fees received from escrow services.

  Non-interest income in 1998 totaled $7,863,000, representing an increase of $1,224,000, or 18.4%, over $6,639,000 of non-interest income in 1997. A
$736,000, or 12.8%, increase in service charges and commissions accounts for 60.1% of the total increase of non-interest income. The increase in service charges and commissions was due primarily to growth of commissions for both commercial and standby letters of credit. For the years ended December 31, 1998 and 1997, commissions for commercial and standby letters of credit totaled $2,550,000 and $1,675,000, respectively, representing an increase of $875,000, or 52.2%. A $254,000, or 39.9%, increase of other non-interest income was mainly due to the interest on a tax refund received in 1998.

  Non-interest income in 1997 totaled $6,639,000, representing an increase of $566,000, or 9.3%, over $6,073,000 of non-interest income in 1996. The increase was due to the $239,000 growth of service charges and commissions and the absence of net loss on the sale and write-down for other than temporary decline in value of securities available for sale. In 1996, there was a write-off from securities available for sale of a $250,000 note deemed worthless.

Non-Interest Expense

  Non-interest expense increased $4,057,000, or 15.4%, from $26,373,000 in 1997 to $30,430,000 in 1998. Of this increase, $2,203,000 was attributed in part to the increase of salaries and employee benefits caused by a 10.0% increase in salaries. For the year ended December 31, 1998 and 1997, the average of the monthly full time equivalent number of employees was 326 and 315, respectively. In addition, expense accruals associated with the employment contract of the CEO which was effective in 1998 were recorded and are included in salaries and employee benefits.

  Net other real estate owned expense (income) increased $609,000 in 1998 primarily due to higher net OREO gains in 1997. Net gains/losses are included as a component of net other real estate owned expense (income). For 1998, OREO expenses of $812,000 were offset by $1,015,000 of net OREO gains and other OREO income. For 1997, higher OREO expenses of $1,893,000 were offset by higher OREO net gains of $2,705,000.

  Other non-interest expense which increased $840,000, or 14.0%, is comprised of a number of expense classifications. The increase was spread among the various categories and, in general, represents the growth of the Company. For the year ended December 31, 1998 and 1997, the Company's efficiency ratio (non-interest expense divided by the sum of net interest income plus non-interest income) was 39.6% and 38.7%, respectively.

  Non-interest expense decreased $964,000, or 3.5%, from $27,337,000 in 1996 to $26,373,000 in 1997. The decrease was primarily due to net income from OREO sales after OREO expenses partially offset by increased salaries and employee benefits. For 1997, OREO expenses of $1,893,000 were more than offset by net gains on the sale of OREO totaling $2,705,000. The $2,953,000 increase in salaries and employee benefits was primarily due to a $1,704,000 increase of incentive compensation, which is based on income before income taxes and extraordinary items, and a $902,000 increase in salary expense. The increase in salary expense is due to both salary increases in 1997 and an increased number of employees. For the year ending December 31, 1997 and 1996, the average of the monthly full time equivalent number of employees was 315 and 306, respectively.

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

Provision for Income Taxes

  For 1998, the Company's provision for income taxes was $16,764,000, an increase of $2,459,000, or 17.2%, from $14,305,000 recorded in 1997. The effective tax rate in 1998 was 37.3% as compared to 35.1% in 1997. The increased effective tax rate was due primarily to the reduced level of low income housing ("LIH") tax credits as a percentage of pre-tax income which is due to the higher level of pre-tax income. The LIH tax credit was $2,063,000 in 1998, unchanged from 1997.

  For 1997, the Company's provision for income taxes was $14,305,000 representing an increase of $5,126,000, or 55.8%, from $9,179,000 recorded in 1996. The effective tax rate in 1997 was 35.1% as compared to 32.5% in 1996. As was the case in 1998, the increased effective tax rate for 1997 compared to 1996 was due to the reduced level of low income housing ("LIH") tax credits as a percentage of pre-tax income which was due to the higher level of pre-tax income.

Extraordinary Item

  During the third quarter of 1997, the Company incurred an $841,000 prepayment premium for the early extinguishment of its $15 million subordinated debt. The prepayment premium, net of taxes of $353,000, is included in the consolidated statements of income as an extraordinary item amounting to $488,000 for the year ended December 31, 1997.

Financial Condition

  The Company's assets totaled $1,680.8 million as of December 31, 1998, representing an increase of $171.4 million, or 11.4%, over the $1,509.4 million total assets as of December 31, 1997. The asset growth was primarily funded by an increase of total deposits of $89.1 million, an increase of $35.0 million of borrowings from the Federal Home Loan Bank, and an increase in stockholders' equity of $16.7 million. Stockholder's equity is net of a $10.4 million reduction due to the repurchase of 465,300 shares of the Company stock. On September 17, 1998, the Board of Directors authorized a stock repurchase program of up to 1.4 million shares of the Company's stock. In addition, approximately $30 million of securities awaiting settlement as of December 31, 1998, were purchased in mid-December.

  The asset growth was reflected in all categories of interest-earning assets with the exception of the securities held to maturity and lower yielding federal funds sold and securities purchased under agreements to resell. Loans and leases reflected the largest growth increasing by $150.1 million. The growth of securities available for sale of $80.5 million includes $30.0 million of securities purchased but not settled as of December 31, 1998.

Loans and Leases

  The growth of loans and leases to $788.9 million as of December 31, 1998, from $638.8 million as of December 31, 1997 represents a 23.5% increase. Commercial loans increased $75.9 million, or 32.5%, and real estate construction loans increased $87.2 million, or 96.2%. These two components of the loan portfolio were primarily responsible for the 23.5% increase of the overall loan portfolio. The commercial loan growth was mainly due to trade financing loans which increased $58.7 million, or 34.2%, from $171.8 million as of December 31, 1997 to $230.5 million as of December 31, 1998. The continued upward trend of trade financing loans reflects the positive California economy and management's objective of increased participation in the growth of international trade.

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

  During 1998, significant disruptions to certain financial markets in Asia have continued. Although the Company engages in international trade financing, the majority of the business involves imports and all of the Company's loans are denominated in U.S. dollars. The Company has no foreign loans in its loan portfolio as of December 31, 1998. The primary source of prepayment for substantially all of the Company's loans is from the cash flow generated from the borrowers' operations, which are located within the United States. There could be adverse financial impacts on individual borrowers as they adjust their businesses to the changes caused by the financial disruptions, but at this time, management believes that negative impacts, if any, should not be significant.

  Commercial loans also includes $43.0 million of unsecured commercial loans and $35.8 million of Small Business Administration loans of which $20.6 million are government sponsor-guaranteed. As of December 31, 1998, commercial loans represented 39.2% of the total loan portfolio compared to 36.5% as of December 31, 1997.

  The growth of real estate construction loans was due to the growth of construction loan commitments primarily for residential but also for commercial construction. Construction loans are real estate loans secured by first trust deeds. As of December 31, 1998, construction loans totaled $177.7 million, or 22.5%, of the total loan portfolio. As of December 31, 1997, construction loans totaled $90.6 million, or 14.2%, of the total loan portfolio.

  Conventional real estate loans are loans, other than construction loans, secured by first trust deeds or junior real estate liens. As of December 31, 1998, conventional real estate loans totaled $263.9 million, or 33.5%, of the total loan portfolio. As of December 31, 1997 conventional real estate loans outstanding were $276.4 million, or 43.3%, of the total loan portfolio. The $12.5 million, or 4.5%, decline was due to increased competition and a number of pay-offs of existing loans during 1998.

  The Company's lending policy limits the loan to value ratio on conventional real estate and construction loans to a maximum of 75% of the appraised value with loans in excess of such amount being on an exception basis.

  The following table sets forth the breakdown by type of collateral for construction and conventional real estate loans as of December 31, 1998 and 1997:

(In Thousands)                              1998                                            1997
--------------------------------------------------------------------------------------------------------------------------------
                                                  Conventional                                         Conventional
                       Construction               Real Estate               Construction                Real Estate
Project Type              Loans       Percentage     Loans      Percentage     Loans       Percentage     Loans      Percentage
--------------------------------------------------------------------------------------------------------------------------------
Residential:
Single-Family            $118,251        67%       $ 20,904        8%          $57,551        64%       $ 33,064        12%
 Townhouse                  2,505         1             885        -             3,751         4           1,154         -
 Condominums               17,104        10           2,567        1             9,648        11           4,564         2
 Multi-Family               1,151         1          30,965       12               857         1          44,584        16
 Land Development               -         -               -        -                 -         -           2,001         1
                         --------      ----        --------     ----           -------      ----        --------      ----
Total Residential        $139,011        79%       $ 55,321       21%          $71,807        80%       $ 85,367        31%
                         --------      ----        --------     ----           -------      ----        --------      ----
Non-Residential:
 Warehouse               $  4,150         2%       $ 45,815       17%          $ 2,130         2%       $ 33,485        12%
 Retail Facilities         31,254        18          59,835       23            16,246        18          69,529        25
 Industrial Use             2,570         1          29,380       11                 -         -          23,334         8
 Office                         -         -          23,864       10                 -         -          24,407         9
 Hotel and Motel                -         -          40,854       15                 -         -          35,788        13
 Other                        752         -           8,800        3               377         -           4,440         2
                         --------      ----        --------     ----           -------      ----        --------      ----
Total Non-Residential    $ 38,726        21%       $208,548       79%          $18,753        20%       $190,983        69%
                         --------      ----        --------     ----           -------       ----       --------      ----
Total                    $177,737       100%       $263,869      100%          $90,560       100%       $276,350       100%
                         ========      ====        ========     ====           =======      ====        ========      ====

  Substantially all of the collateral securing construction and conventional real estate loans is located in California. However, the Bank does financing out-of-state as well. In addition, effective in 1998, the Bank has established loan production offices in the states of Washington and New York.

  Other loans are primarily comprised of loans secured by the Bank's time deposits. Other loans totaled $22.3 million and $24.0 million, as of December 31, 1998 and 1997, respectively.

  Leveraged leases are comprised primarily of two aircraft leveraged leases. In December 1997, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24.0 million and a remaining estimated economic life of 28 years. The lease term ends in March, 2016, however, the lessee has an early buy out option in the year 2011. The Company's equity investment is $6.3 million. As of December 31, 1998, the aircraft is subject to $17.3 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the full-term lease is estimated to be $5.5 million.

  In December 1996, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24.2 million and a remaining estimated economic life of 30 years. The lease term is through the year 2012. The Company's equity investment is $5.2 million. As of December 31, 1998, the aircraft is subject to $17.5 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the lease term is estimated to be $7.6 million.

  For federal income tax purposes, the Company has the benefit of tax deductions for depreciation on the entire leased asset and for interest paid on the long-term debt. Deferred taxes are provided to reflect the temporary differences associated with the leveraged leases.

  In addition to the two aircraft leveraged leases, the Company has two other leveraged leases included in loans and leases totaling $0.7 million, as of December 31, 1998.

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

  The following table sets forth the gross amount of loans outstanding in each category as of the dates indicated:

                                                  December 31,
------------------------------------------------------------------------------
(In Thousands)                      1998     1997     1996     1995     1994
------------------------------------------------------------------------------
Commercial                        $309,198 $233,309 $183,268 $151,709 $132,806
Real Estate-Construction           177,737   90,560   66,572   53,423   60,610
Real Estate-Conventional           263,869  276,350  273,080  239,016  281,225
Installment                             37       54       86      231      377
Other Loans                         22,302   23,993   22,362   22,310   25,699
Leveraged Leases                    15,802   14,563    6,986      255      273
Loans to Depository Institutions         -        -   50,000    5,000        -
                                  -------- -------- -------- -------- --------
Total                             $788,945 $638,829 $602,354 $471,944 $500,990
                                  ======== ======== ======== ======== ========

  The following table shows the maturity schedule of the Company's loans outstanding as of December 31, 1998, which is based on the remaining scheduled repayments of principal. Non-accrual loans of $20.8 million are included in the "within one year" category:

                                    After
                                   One but    More
                           Within   Within    than
                            One      Five     Five
(In Thousands)              Year    Years    Years    Total
-------------------------------------------------------------
Commercial                $244,119 $ 31,435 $ 33,644 $309,198
Real Estate-Construction   104,893   72,844        -  177,737
Real Estate-Conventional    45,074  134,935   83,860  263,869
Installment                     16       21        -       37
Other Loans                 22,302        -        -   22,302
Leveraged Leases                 -      661   15,141   15,802
                          -------- -------- -------- --------
Total                     $416,404 $239,896 $132,645 $788,945
                          ======== ======== ======== ========

  As of December 31, 1998, excluding non-accrual loans, loans and leases scheduled to be repriced within one year, after one but within five years, and in more than five years, are as follows:

                                After     More
                      Within   One but    than
                       One      Within    Five
(In Thousands)         Year   Five Years  Years   Total
---------------------------------------------------------
Total Fixed Rate     $ 28,778  $94,285   $92,642 $215,705
Total Variable Rate   552,450        -         -  552,450
                     --------  -------   ------- --------
Total                $581,228  $94,285   $92,642 $768,155
                     ========  =======   ======= ========

  As of December 31, 1998, there were no loans held for sale. No loans held for sale were originated during 1998. $2.7 million of loans held for sale were delivered at the beginning of 1998 representing the last of the inventory of fixed rate residential mortgage loans which had been sold as of December 31, 1997. In 1997, management discontinued its operation of originating fixed rate residential mortgage loans for sale in the secondary market. In 1998, the Bank transferred its servicing rights on loans originated with servicing rights retained to a third party realizing a gain on the transaction of $338,000. This amount is included in gain on sale of loans, net, in the consolidated statements of income. As of December 31, 1998, the Bank continues to service mortgages under an FNMA contract amounting to $2.2 million.

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

  The Company has a policy of classifying loans (including impaired loans) which are 90 days past due as to principal and/or interest as non-accrual loans unless management determines that the fair value of the underlying collateral is substantially in excess of the loan amount or circumstances justify treating the loan as fully collectible. After a loan is placed on non-accrual status, any interest previously accrued, but not yet collected, is reversed against current income. The amortization of any deferred loan fees is stopped. A loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms. Interest received on non-accrual loans generally is either applied against principal or reported as recoveries on amounts previously charged-off, according to management's judgment as to the collectibility of principal.

  The following table provides information with respect to the Company's past due loans, non-accrual loans, other real estate owned and restructured loans as of the dates indicated:

                                                    December 31,
------------------------------------------------------------------------------
(In Thousands)                          1998    1997    1996    1995    1994
------------------------------------------------------------------------------
Loan 90 Days or More Past Due and
 Still Accruing                        $   780 $ 2,778 $ 6,779 $     9 $   999
Non-accrual Loans                       20,790   9,834  11,719  43,712  46,672
                                       ------- ------- ------- ------- -------
Total Past Due Loans                    21,570  12,612  18,498  43,721  47,671
Restructured Loans                      10,440  20,323  23,125  10,151  20,865
                                       ------- ------- ------- ------- -------
Total Non-performing and Restructured
 Loans                                  32,010  32,935  41,623  53,872  68,536
Other Real Estate Owned, Net             6,885   7,871  12,988   7,686   5,051
                                       ------- ------- ------- ------- -------
Total Non-performing Assets            $38,895 $40,806 $54,611 $61,558 $73,587
                                       ======= ======= ======= ======= =======
Non-performing Assets to
 Period End Loans and Leases, Net,
 Plus Other Real Estate Owned, Net        5.05%   6.52%   9.17%  13.39%  15.35%
                                       ======= ======= ======= ======= =======
Non-performing Assets to Total Assets     2.31%   2.70%   4.04%   5.11%   6.80%
                                       ======= ======= ======= ======= =======

  Total non-performing assets decreased to $38.9 million, as of December 31, 1998, from $40.8 million as of December 31, 1997, representing a $1.9 million, or 4.7% reduction. An $11.0 million increase of non-accrual loans was more than offset by reductions in all other categories of non-performing assets but primarily the $9.9 million decline of restructured loans.

Past-due loans

  Loans 90 days or more past due and still accruing totaled $0.8 million, as of December 31, 1998, down from $2.8 million, as of December 31, 1997. One of the two credits included in this category was renewed and removed from past-due status in January, 1999. The other credit totaling $530,000 was placed on non-accrual status in January.

Non-accrual loans

  The following table analyzes the $11.0 million increase of non-accrual loan activity during the year:

(In Thousands)
-------------------------------------------------

Balance at December 31, 1997             $ 9,834
Add: Loans Placed on Non-accrual Status   25,629
Less: Charge-offs                         (2,309)
    Returned to Accrual Status            (1,862)
    Repayments                            (8,330)
    Transferred to OREO                   (2,172)
                                         --------
Balance at December 31, 1998             $20,790
                                         ========

  The loans placed on non-accrual for 1998 totaling $25.6 million included $12.6 million related to a borrower who filed bankruptcy in the fourth quarter of 1998. The total of the borrowings is collateralized by a first deed of trust on commercial property and other assets of the borrower with a combined value deemed in excess of the loan balance. While partially collateralized with a first deed trust on real property, the $12.6 million non-accrual loan discussed above is classified as commercial in the below table.

  The following table breaks out the Company's non-accrual loans by loan category as of December 31, 1998 and 1997:

(In Thousands)             1998    1997
----------------------------------------
Commercial                $19,202 $5,957
Real Estate-Construction      277    455
Real Estate-Conventional    1,309  3,414
Other Loans                     2      8
                          ------- ------
Total                     $20,790 $9,834
                          ======= ======

  The effect of non-accrual loans outstanding as of year-end on interest income for the years 1998, 1997 and 1996 is presented below:

(In Thousands)              1998     1997     1996
----------------------------------------------------
Contractual Interest Due  $ 2,192  $ 1,954  $ 2,526
Interest recognized        (1,540)  (1,041)  (1,470)
                          -------- -------- --------
Net interest foregone     $   652  $   913  $ 1,056
                          ======== ======== ========

  Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

Restructured loans

  The balance of restructured loans as of December 31, 1998, was $10.4 million compared to $20.3 million as of December 31, 1997, representing a $9.9 million, or 48.6%, decrease. The decline was primarily due to the pay-off of a $7.0 million restructured loan in the third quarter of 1998. A loan is categorized as restructured if the original interest rate on such loan, the repayment terms, or both, are modified due to a deterioration in the financial condition of the borrower. Restructured loans may also be put on a non-accrual status in keeping with the Bank's policy of classifying loans which are 90 days past due as to principal and/or interest. Restructured loans which are non-accrual loans are not included in the balance of restructured loans. As of December 31, 1998, restructured loans consisted of eleven credits. This compares to fifteen credits as of December 31, 1997. The weighted average yield of the restructured loans as of December 31, 1998, was 9.96%.

  The following table breaks out the restructured loans by accrual status as of the dates indicated:

                         December 31,
---------------------------------------
(In Thousands)           1998    1997
---------------------------------------
Restructured Loans:
  On Accrual Status     $10,440 $20,323
  On Non-accrual Status     505       -
                        ------- -------
Total                   $10,945 $20,323
                        ======= =======

  As of December 31, 1998, there are no commitments to lend additional funds to borrowers associated with restructured loans.

  The effect of restructured loans outstanding as of year-end on interest income for the years ended December 31, 1998, 1997 and 1996 is presented below:

(In Thousands)              1998     1997     1996
----------------------------------------------------
Contractual Interest Due  $ 1,491  $ 2,242  $ 3,709
Interest recognized        (1,150)  (1,853)  (3,113)
                          -------- -------- --------
Net interest foregone     $   341  $   389  $   596
                          ======== ======== ========

Other real estate owned

  Other real estate owned, net of valuation allowance of $2.0 million, totaled $6.9 million, representing a decrease of $1.0 million, or 12.7%, from the balance of $7.9 million, net of valuation allowance of $2.1 million, as of December 31, 1997. As of December 31, 1998, OREO consisted of 22 properties, up from 17 properties, as of December 31, 1997.

  The following is an analysis of the change in gross OREO (OREO before valuation allowance):

(In Thousands)
----------------------------------------------
Beginning balance, December 31, 1997  $ 9,931
Additions                               2,980
Dispositions                           (4,026)
                                      --------
Ending balance, December 31, 1998     $ 8,885
                                      ========

  The net gain realized on the sales for 1998 was $744,000 compared to $2,705,000 for 1997.

  The outstanding OREO properties are all included in the Bank's market area. They include single family residences, condominiums, commercial buildings, and land. Eight properties comprise the land category of OREO. The Company does not intend to develop these properties; rather, it will sell the land undeveloped.

  The following table sets forth OREO by type of property as of the dates indicated:

                             December 31,
--------------------------------------------
(In Thousands)               1998     1997
--------------------------------------------
Property Type
Single-Family Residential  $   752  $   380
Condominium                    485    2,598
Multi-Family Residential         -      220
Land                         3,621    3,730
Retail Facilities            4,027    3,003
Less: Valuation Allowance   (2,000)  (2,060)
                           -------- --------
Total                      $ 6,885  $ 7,871
                           ======== ========

  As of December 31, 1998 and 1997, the land owned was primarily for residential housing development.

Impaired loans

  A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. Of the $22.3 million of net recorded investment of impaired loans as of December 31, 1998, $3.1 million is included in the balance of restructured loans and is performing pursuant to the terms and conditions of the restructuring. The following table discloses pertinent information as it relates to the Company's impaired loans as of and for the dates indicated:

                                                     As of and for the Year
                                                       Ended December 31,
----------------------------------------------------------------------------
(In Thousands)                                        1998    1997    1996
----------------------------------------------------------------------------
Recorded Investment with Related Allowance           $20,746 $16,095 $21,210
Recorded Investment with no Related Allowance          1,519   1,022   2,303
                                                     ------- ------- -------
Total Recorded Investment                            $22,265 $17,117 $23,513
Allowance on Impaired Loans                            3,250   1,544   2,011
                                                     ------- ------- -------
Net Recorded Investment in Impaired Loans            $19,015 $15,573 $21,502
                                                     ======= ======= =======
Average Total Recorded Investment in Impaired Loans  $13,467 $22,370 $35,725
Interest Income Recognized                           $   478 $ 1,508 $ 2,067

  Of the amount of interest income recognized in 1998, 1997 and 1996 no interest was recognized under the cash basis method.

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

Allowance for Credit Losses

  As of December 31, 1998, the balance of the allowance for credit losses was $19.4 million, representing 2.46% of outstanding loans and leases. This compares to an allowance for credit losses of $16.8 million as of December 31, 1997, representing 2.63% of outstanding loans and leases.

  The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio, and to a lesser extent, unused commitments to provide financing. The Company's methodology for assessing the appropriateness of the allowance consists primarily of the formula allowance.

  The formula allowance is calculated by applying loss factors to outstanding loans and leases and certain unused commitments, in each case based on the internal risk rating of such loans, pools of loans, leases or commitments. Changes in risk rating of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on the Company's historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date. Loss factors are described as follows:

  - Problem graded loan loss factors represent percentages which have proven accurate over time. Such factors are checked against and supported by migration analysis which tracks loss experience over a five-year period.

  - Pass graded loan loss factors are based on the approximate average annual net charge-off rate over an eight-year period.

  - Pooled loan loss factors (not individually graded loans) are based on probable net charge-offs. Pooled loans are loans and leases that are homogeneous in nature, such as residential mortgage loans and small business loans.

  The ratio of the allowance to non-performing and restructured loans increased to 60.6% as of December 31, 1998 from 50.9% as of December 31, 1997. However, as a percentage of non-accrual loans, the allowance declined to 93.2% as of December 31, 1998 compared to 171% as of December 31, 1997. The erosion of this ratio is primarily due to the $12.6 million loan which became non-accrual in the fourth quarter of 1998. The amount of the provision for credit losses is that required to maintain an allowance for credit losses that is adequate to cover probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan and lease portfolio.

  A detailed analysis of the Company's allowance for credit losses, the recoveries on loans previously charged off, and the amount of loans and leases charged off is summarized in the following table:

(In Thousands)                       1998     1997     1996     1995     1994
-------------------------------------------------------------------------------
Balance at Beginning of Year       $16,776  $16,209  $16,674  $23,025  $11,977
Charge-Offs:
  Commercial                         1,949    3,848    1,492    2,219    1,917
  Real Estate                          338      803    5,810   23,293    3,848
  Installment & Other                    -       47      148        8       37
                                   -------- -------- -------- -------- --------
Total Charge-Offs                    2,287    4,698    7,450   25,520    5,802
                                   -------- -------- -------- -------- --------
Recoveries:
  Commercial                           901      491      315       43      423
  Real Estate                        2,491    3,723    2,139      553      218
  Installment & Other                    -       51       31        3       15
                                   -------- -------- -------- -------- --------
Total Recoveries                     3,392    4,265    2,485      599      656
                                   -------- -------- -------- -------- --------
Net Charge-Offs (Recoveries)        (1,105)     433    4,965   24,921    5,146
Provision Charged to Operating
 Expenses                            1,500    1,000    4,500   18,570   16,194
                                   -------- -------- -------- -------- --------
Balance at End of Year             $19,381  $16,776  $16,209  $16,674  $23,025
                                   ======== ======== ======== ======== ========
Ratio of Net Charge-Offs to
 Average Loans and Leases
 Outstanding                          N/A     0.07%    0.96%    5.10%    1.01%
                                   ======== ======== ======== ======== ========
Allowance for Credit Losses to
 Year-End Loans and Leases            2.46%    2.63%    2.69%    3.53%    4.60%
                                   ======== ======== ======== ======== ========
Allowance for Credit Losses to
 Non-accrual Loans                   93.22%  170.59%  138.31%   38.15%   49.33%
                                   ======== ======== ======== ======== ========
Allowance for Credit Losses to
 Non-performing and Restructured
 Loans                               60.55%   50.94%   38.94%   30.95%   33.60%
                                   ======== ======== ======== ======== ========
Provision for Credit Losses
 Divided by Net Charge-offs            N/A   230.95%   90.63%   74.52%  314.69%
                                   ======== ======== ======== ======== ========
Allowance for Credit Losses to
 Past Due Loans                      89.85%  133.02%   87.63%   38.14%   48.30%
                                   ======== ======== ======== ======== ========

  The net recoveries of $1.1 million in 1998, compared to net charge-offs of $0.4 million in 1997, was due in large measure to $1.7 million of recoveries on a paid off restructured loan and charge-offs of less than one half of 1997 amounts. Due to the net recoveries for 1998, ratios involving net charge-offs have been omitted.

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

                                                    December 31,
-----------------------------------------------------------------------------------------------
                          1998           1997           1996           1995           1994
(Dollars In
Thousands)             (1)    (2)     (1)    (2)     (1)    (2)     (1)    (2)     (1)    (2)
-----------------------------------------------------------------------------------------------
Commercial           $ 9,834  39.2% $ 6,538  36.5% $ 4,664  30.4% $ 4,239  32.2% $ 3,651  26.5%
Real Estate -
  Construction         4,307  22.5    1,852  14.2    2,796  11.1      928  11.3    2,232  12.1
Real Estate -
  Conventional         4,669  33.5    7,478  43.2    8,337  45.3   11,167  50.6   16,809  56.2
Installment                1     -        1     -        1     -        3   0.1        4   0.1
Other Loans              337   2.8      372   3.8      313   3.7      280   4.7      327   5.1
Leveraged Leases         233   2.0      535   2.3       98   1.2        -     -        -     -
Loan to Despository
 Institutions              -     -        -     -        -   8.3        -     -        -     -
Unallocated                -              -     -        -     -       57   1.1        2     -
                     ------- ------ ------- ------ ------- ------ ------- ------ ------- ------
Total                $19,381 100.0% $16,776 100.0% $16,209 100.0% $16,674 100.0% $23,025 100.0%
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

  As of December 31, 1998, the Company recorded net unrealized holding gains of $3,172,000 on its available for sale portfolio. Included in other comprehensive income is $1,838,000, representing the net unrealized holding gains, net of tax. As of December 31, 1997, the Company had recorded net unrealized holding gains of $2,869,000 on its available for sale portfolio and included $1,663,000 in other comprehensive income representing the net unrealized holding gains, net of tax.

  For the year ended December 31, 1998, proceeds from the sale of securities available for sale were $257,000 from the sale of shares of common stock. The stock had been distributed from a limited partnership investment and was classified in the securities available for sale. There were no other sales of securities available for sale for the year ended December 31, 1998 and 1997. Proceeds from the sales of securities available for sale were $41,367,000 for the year ended December 31, 1996. There were no sale of securities held to maturity in 1998, 1997 or 1996.

  Gross realized gains on sales of securities were $107,000, $0, and $26,000, for 1998, 1997, and 1996, respectively. Gross realized losses on sales of securities were $0, $0, and $250,000, in 1998, 1997, and 1996, respectively. The 1996 gross realized losses represent the write-off of a $250,000 convertible note deemed worthless.

  The following table summarizes the carrying value of the Company's securities held to maturity and securities available for sale for each of the past three years:

                                             December 31,
----------------------------------------------------------------
(In Thousands)                          1998     1997     1996
----------------------------------------------------------------
Securities Held to Maturity:
  U.S. Government Agencies            $ 24,594 $ 58,003 $      -
  State and Municipal Securities                      -    2,222
  Collateralized Mortgage Obligations       22       42       56
  Asset Backed Securities                             -    9,996
                                      -------- -------- --------
Total                                 $ 24,616 $ 58,045 $ 12,274
                                      ======== ======== ========
Securities Available for Sale:
  U. S. Treasuries                    $  1,862 $  6,900 $  1,891
  U.S. Government Agencies              59,775  220,392  160,666
  Mortgage Backed Securities            73,207   57,493   51,256
  Corporate Notes                       34,924    9,181   19,594
  Collateralized Mortgage Obligations  246,647  188,552  165,798
  Asset Backed Securities              259,608  136,973   37,934
  Auction Preferred Stocks                   -   18,500   72,450
  Commercial Paper                      39,860        -        -
  Other Securities                       8,289    5,669   10,232
                                      -------- -------- --------
Total                                 $724,172 $643,660 $519,821
                                      ======== ======== ========

  The following table shows the contractual maturities of securities as of December 31, 1998, and the weighted average yields. The actual maturities of certain securities are expected to be shorter than the contractual maturities.

                                         After One     After Five
                            Within One   but within    but within      After Ten
                               Year      Five Years    Ten Years         Years         Total
(Dollars in Millions)      Amount Yield Amount Yield  Amount Yield   Amount  Yield  Amount  Yield
---------------------------------------------------------------------------------------------------
Securities Held to Ma-
 turity
  U.S. Government Agen-
   cies                  $    -     -% $ 3.64  6.83% $20.96  6.00% $     -      -%  $  24.60   6.34%
  Collateralized Mort-
   gage Obligations           -     -       -     -    0.02  6.75        -      -       0.02   6.75
                         ------ -----  ------ -----  ------ -----  -------  -----   --------  -----
Total Securities Held
 to Maturity             $    -     -% $ 3.64  6.83% $20.98  6.26% $     -      -%  $  24.62   6.34%
                         ====== =====  ====== =====  ====== =====  =======  =====   ========  =====
Securities Available
 for Sale
  U. S. Treasuries       $ 1.86  5.38% $    -     -% $    -     -% $     -      -%  $   1.86   5.38%
  U.S. Government Agen-
   cies                   39.94  5.31   17.52  6.34       -     -     2.32   6.08      59.78   5.64
  Mortgage Backed Secu-
   rities                     -     -    5.88  6.40   16.58  6.11    50.74   5.70      73.20   5.85
  Corporate Notes             -     -   34.93  5.78       -     -        -      -      34.93   5.78
  Collateralized Mort-
   gage Obligations           -     -       -     -   16.04  6.19   230.61   6.39     246.65   6.38
  Asset Backed Securi-
   ties                       -     -       -     -    2.09  6.49   257.51   6.47     259.60   6.47
  Commercial Paper        39.86  5.85       -     -       -     -        -      -      39.86   5.85
  Other Securities         8.29  5.33       -     -       -     -        -      -       8.29   5.33
                         ------ -----  ------ -----  ------ -----  -------  -----    -------  -----
Total Securities Avail-
 able for Sale           $89.95  5.55% $58.33  6.01% $34.71  6.17% $541.18   6.36%   $724.17   6.23%
                         ====== ===== ======  =====  ====== =====  =======  =====    =======  =====

  The following table summarizes the aggregate fair value of securities of any one issuer which exceeds ten percent of stockholders' equity as of December 31, 1998. The table excludes securities issued by the U.S. Government.

              (In Thousands)
                    -----------------------------------------
                                                       Fair
              Issuer                      Book Value  Value
                    -----------------------------------------
              Equicredit Corp.             $ 18,636  $ 18,938
              Industry Mortgage Co.          21,497    21,593
              Provident Bank                 22,407    22,546
              Residential Funding Corp.      20,072    20,204
              United Companies Financial     18,270    18,374
                                           --------  --------
                                           $100,882  $101,655
                                           ========  ========

  Residential Funding Corp. is a collateralized mortgage obligation. All other issues are triple A-rated asset backed securities collateralized with home equity mortgages.

Funding Sources

Deposits

  The Company's deposits totaled $1,380.9 million as of December 31, 1998, representing a $89.1 million, or 6.9%, increase over the $1,291.8 million total deposits as of December 31, 1997. The largest deposit growth was in interest bearing demand which increased $61.6 million, or 28.2%. Interest bearing demand included a new deposit product introduced in late 1997. Other time deposits totaled $270.5 million, as of December 31, 1998, representing a $38.4 million, or 16.6%, increase over the $232.1 million, as of December 31, 1997. The growth reflects the increase of rates paid on this deposit category in response to competitive pressures. Time certificates of deposit of $100,000 or more increased $4.6 million to $600.0 million as of December 31, 1998. Included in the year end 1998 balance is $93.0 million of deposits from the State of California up from $78.0 million, as of December 31, 1997. These deposits are collateralized at 110%, as is required for all public time deposits. The collateral provided is U.S. government agency issues. Excluding the growth of these deposits, time certificates of deposit of $100,000 or more declined $10.4 million from December 31, 1997 to December 31, 1998.

  During 1998, average deposits increased to $1,363.7 million from $1,241.5 million during 1997, representing an increase of $122.2 million, or 9.9%. The growth reflects the increase of rates paid on this deposit category, in response to competitive pressures.

  The following table sets forth the average amount of and the average rate paid on each of the following deposit categories for the years ending December 31, 1998 and 1997:

                                        1998                     1997
-------------------------------------------------------------------------------
(In Thousands)                  Amount    Ratio  Rate    Amount    Ratio  Rate
-------------------------------------------------------------------------------
Deposits:
  Noninterest-Bearing Demand
   Deposits                   $  148,436  10.89%    -% $  140,761  11.34%    -%
  Interest-Bearing Demand De-
   posits                        262,281  19.23  2.63     228,819  18.43% 2.29
  Saving Deposits                 86,776   6.36  2.58     110,628   8.91% 2.74
  Time Deposits                  866,229  63.52  5.10     761,277  61.32% 5.07
                              ---------- ------- ----- ---------- ------- -----
Total Deposits                $1,363,722 100.00% 4.38% $1,241,485 100.00% 4.26%
                              ========== ======= ===== ========== ======= =====

  The growth of deposits from the Company's customers reflects the continuing tradition of personalized services. There are no brokered deposits outstanding. The Company believes that the majority of its deposit customers have strong ties to the Bank. Although the Company has a significant amount of time certificates of deposit of $100,000 or more having maturities of one year or less, the depositors have generally renewed their deposits in the past at their maturity. Accordingly, the Company believes its deposit source to be stable. The following table is indicative of the length of the relationship of depositors of time certificates of deposit of $100,000 or more with the Bank as of December 31, 1998 and 1997:

              (Dollars in
              Thousands)              1998              1997
                    -----------------------------------------------
              Length of                   No. of            No. of
              Relationship       Amount  Accounts  Amount  Accounts
                    -----------------------------------------------
              3 years or more   $335,913  1,799   $283,489  1,689
              2-3 years           75,301    339     77,498    426
              1-2 years          147,927    259     89,738    448
              Less than 1 year    40,528    176    144,352    277
                                --------  -----   --------  -----
              Total             $599,669  2,573   $595,077  2,840
                                ========  =====   ========  =====

  The maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1998 is as follows:

(In Thousands)                    Amount
-----------------------------------------
3 Months or Less                 $349,390
Over 3 Months Through 6 Months    114,034
Over 6 Months Through 12 Months   135,963
Over 12 Months                        282
                                 --------
Total                            $599,669
                                 ========

Other Borrowings

  In the fourth quarter of 1998, the Company obtained two advances from the Federal Home Loan Bank of San Francisco (the "FHLB") totaling $35.0 million, as of December 31, 1998, at a composite fixed rate of interest of 4.64%. The maturity of the advances is November 1, 2000 and April 30, 2001 in the amounts of $25 million and $10 million, respectively. The advances are under an existing line of credit whereby the FHLB has granted the Bank a line of credit equal to 25 percent of its assets.

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

Capital Resources

  Stockholders' equity totaled $163.0 million as of December 31, 1998, an increase of $16.7 million, or 11.4%, from $146.3 million as of December 31, 1997. The increase from year-end 1997 to year-end 1998 was due to net income of $28,142,000, less cash dividends declared to shareholders of $4,213,000, plus the net change in securities' valuation of $175,000, plus the exercise of stock options and related tax benefits of $2,989,000, less the repurchase of $10,386,000 of the Company's stock.

  On September 17, 1998, the Board of Directors authorized a stock repurchase program of up to 1.4 million shares of the Company's stock. As of December 31, 1998, 465,300 shares had been repurchased at an average cost of $22.32 per share.

  For the year ended December 31, 1998 and 1997, the ratio of the Company's average stockholders' equity to average assets was 10.01% and 9.11%, respectively.

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

  During 1992, pursuant to the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), the federal banking regulators set forth the definitions for "adequately capitalized" and "well capitalized" institutions. An "adequately capitalized" institution is one that meets the minimum regulatory capital requirements. A "well capitalized" institution is one with capital ratios as shown in the following table. As of December 31, 1998, the Company's and the Bank's Tier 1 risk based capital, total risk based capital and leverage ratios exceeded the "well capitalized" ratio requirements as follows:

                                                              Minimum        Well
                              GBC Bancorp    General Bank    Regulatory  Capitalized
           (In Thousands)    Amount  Ratio   Amount  Ratio  Requirements Requirements
              -----------------------------------------------------------------------
           Tier 1           $160,805 11.06% $156,333 10.77%      4%           6%
           Total            $217,871 14.98% $174,494 12.02%      8%          10%
           Leverage Ratio   $160,805  9.75% $156,333  9.49%      4%           5%

Asset Liability and Market Risk Management

Liquidity

  Liquidity measures the ability of the Company to meet fluctuations in deposit levels, to fund its operations and to provide for customers' credit needs. Liquidity is monitored by management on an on-going basis. Asset liquidity is provided by cash and short-term financial instruments, which include auction preferred stocks, federal funds sold and securities purchased under agreements to resell, unpledged securities held to maturity and maturing within one year and unpledged securities available for sale. These sources of liquidity amounted to $666.7 million, or 39.7%, of total assets as of December 31, 1998 compared with $696.3 million, or 46.1%, of total assets as of December 31, 1997.

  To further supplement its liquidity, the Company has established federal funds lines with correspondent banks and three master repurchase agreements with major brokerage companies. In August, 1992, the FHLB granted the Bank a line of credit equal to 25 percent of assets with terms up to 360 months. During the fourth quarter, the Company made two draws under this financing facility with the FHLB for a total of $35 million and a blended fixed rate of interest of 4.64%. Management believes its liquidity sources to be stable and adequate.

  As of December 31, 1998, total loans and leases represented 57.1% of total deposits. This compares to 49.5% as of December 31, 1997.

  As of December 31, 1998, management is not aware of any information, other than what is known as of year-end, that would result in or that was reasonably likely to have a material effect on the Company's liquidity and capital resources.

  The liquidity of the parent company, GBC Bancorp, is primarily dependent on the payment of cash dividends by its subsidiary, General Bank, subject to the limitations imposed by the Financial Code of the State of California. For 1998, General Bank declared and paid $4.2 million of cash dividends to GBC Bancorp. As of December 31, 1998, approximately $49.8 million of undivided profits of the Bank is available for dividends to the Company, subject to the subordinated debt covenant restrictions.

Derivatives

  In October, 1997, management decided to discontinue its operation of originating fixed rate residential mortgage loans for sale in the secondary markets. Commensurate with this decision, the Company is no longer involved with derivative financial instruments as the limited involvement heretofore was for purposes of managing the interest rate risk from the origination of fixed rate residential mortgage loans for sale in the secondary markets. As of December 31, 1998 and 1997, there were no contracts outstanding. As of December 31, 1998 and 1997, there were outstanding fixed rate mortgages held for sale of $0 and $2.7 million, respectively. The outstanding fixed rate mortgages as of December 31, 1997, represented loans that had been sold pending delivery. For the years ended December 31, 1998 and 1997, the Company had realized net losses of $0 and $53,000, respectively. There were no unrealized gains or losses related to hedging contracts for the years ended December 31, 1998 and 1997.

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

  "Gap" reports are originated as a means to provide management with a tool to monitor repricing differences, or "gaps", between assets and liabilities repricing in a specified period, based upon their underlying contractual rights. The use of "gap" reports is thus limited to a quantification of the "mismatch" between assets and liabilities repricing within a unique specified timeframe. Contractual "gap" reports cannot be used to quantify exposure to interest rate changes because they do not take into account timing differences between repricing assets and liabilities, and changes in the amount of prepayments.

  As of December 31, 1998 there is a cumulative one year negative "gap" of $448.2 million, down from $462.7 million as of December 31, 1997.

  The following table indicates the Company's interest rate sensitivity position as of December 31, 1998, and is based on contractual maturities. It may not be reflective of positions in subsequent periods.

                                                  Interest Sensitivity Period
-----------------------------------------------------------------------------------------------------
                            0 to 90    91 to 365  Over 1 Year    Over     Non-Interest
(In Thousands)                Days       Days     to 5 Years   5 Years   Earning/Bearing    Total
-----------------------------------------------------------------------------------------------------
Earning Assets:
Securities Available for
 Sale                      $ 88,053   $  11,862   $  58,322   $565,935     $       -     $  724,172
Securities Held to Matu-
 rity                             -           -       3,644     20,972                       24,616
Federal Funds Sold          101,000           -           -          -             -        101,000
Loans and Leases(1)(2)      561,459      19,648      94,700     92,349             -        768,156
Non-Earning Assets(2)             -           -           -          -        62,880         62,880
                           ---------- ----------- ----------- ----------   -----------   ------------
Total Assets               $750,512   $  31,510   $ 156,666   $679,256     $  62,880     $1,680,824
                           ========== =========== =========== ==========   ===========   ============
Source of Funds for As-
 sets:
Deposits:
  Demand                   $      -   $       -   $       -   $      -     $ 149,397     $  149,397
  Interest Bearing Demand   280,294           -           -          -             -        280,294
  Savings                    81,051           -           -          -             -         81,051
  TCD'S Under $100,000      138,308     131,137       1,047          -             -        270,492
  TCD'S $100,000 and Over   350,816     248,571         282          -             -        599,669
                           ---------- ----------- ----------- ----------   -----------   ------------
Total Deposits             $850,469   $ 379,708   $   1,329   $      -     $ 149,397     $1,380,903
                           ---------- ----------- ----------- ----------   -----------   ------------
Borrowings from the Fed-
 eral Home Loan Bank       $      -   $       -   $  35,000   $      -     $       -     $   35,000
Subordinated Debt                 -           -           -     38,876             -         38,876
Other Liabilities                 -           -           -          -        63,015         63,015
Stockholders' Equity              -           -           -          -       163,030        163,030
                           ---------- ----------- ----------- ----------   -----------   ------------
Total Liabilities and
 Stockholders' Equity      $850,469   $ 379,708   $  36,329   $ 38,876     $ 375,442     $1,680,824
                           ========== =========== =========== ==========   ===========   ============
Interest Sensitivity Gap   $(99,957)  $(348,198)  $ 120,337   $640,380     $(312,562)
Cumulative Interest Sen-
 sitivity Gap              $(99,957)  $(448,155)  $(327,818)  $312,562             -
Gap Ratio (% of Total As-
 sets)                          -6.0%      -20.7%        7.2%      38.1%        -18.6%
Cumulative Gap Ratio            -6.0%      -26.7%      -19.5%      18.6%          0.0%

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

  Since the Company's profitability is affected by changes in interest rates, management actively monitors how changes in interest rates may affect earnings and ultimately the underlying market value of equity. Management monitors interest rate exposure through the use of three basic measurement tools in conjunction with established risk limits. These tools are the expected maturity gap report, net interest income volatility and market value of equity volatility reports. The gap report details the expected maturity mismatch or gap between interest earning assets and interest bearing liabilities over a specified timeframe. The expected gap differs from the contractual gap report shown earlier in this section by adjusting contractual maturities for expected prepayments of principal on loans and amortizing securities as well as the projected timing of repricing non-maturity deposits. The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by their expected maturity, and the fair value of these instruments as of December 31, 1998:

                                               Interest Sensitivity Period
-----------------------------------------------------------------------------------------------
                                             Over 1                       Weighted
                          0 to 90   91 to   Year to    Over                Average
(In Thousands)              Days   365 Days 5 Years  5 Years    Total    Int Rate(2) Fair Value
-----------------------------------------------------------------------------------------------
Interest-Sensitive As-
 sets:
Securities Available for
 Sale                     $127,594 $108,451 $440,202 $ 47,925 $  724,172    6.23%    $  724,172
Securities Held to Matu-
 rity                       18,620    5,996        -        -     24,616    6.34%        24,677
Federal Funds Sold and
 Securities Purchased
 Under Agreement to Re-
 sell                      101,000        -        -        -    101,000    5.67%       101,000
Loans and Leases(1)        561,459   19,648   94,700   92,349    768,156    8.86%       759,528
                          -------- -------- -------- -------- ----------             ----------
Total Interest-Earning
 Assets                   $808,673 $134,095 $534,902 $140,274 $1,617,944             $1,609,377
                          ======== ======== ======== ======== ==========             ==========
Interest-Sensitive Lia-
 bilities:
Deposits:
Interest Bearing Demand   $ 14,603 $ 43,811 $221,880 $      - $  280,294    2.38%    $  280,294
Savings                      4,051   12,158   64,842        -     81,051    2.11%        81,051
Time Deposit of Certifi-
 cates                     486,810  382,022    1,329        -    870,161    4.81%       871,716
                          -------- -------- -------- -------- ----------             ----------
Total Deposits            $505,464 $437,991 $288,051 $      - $1,231,506             $1,233,061
                          ======== ======== ======== ======== ==========             ==========
Borrowing from FHLB       $      - $      - $ 35,000 $      - $   35,000    4.65%    $   34,694
Subordinated Debt         $      - $      - $      - $ 38,876 $   38,876    8.38%    $   39,402
                          -------- -------- -------- -------- ----------             ----------
Total Interest-Sensitive
 Liabilities              $505,464 $437,991 $323,051 $ 38,876 $1,305,382             $1,307,157
                          ======== ======== ======== ======== ==========             ==========

(1) Loans and leases are net of non-accrual loans and before unamortized deferred loan fees and allowance for credit losses.
(2) The weighted average interest rate relates to the category of asset/liability indicated as of December 31, 1998. The rate for the subordinated debt is the stated rate of the debt outstanding as of December 31, 1998.

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

  The Company uses a computer simulation analysis to attempt to predict changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates. The net interest income volatility and market value of equity volatility reports measure the exposure of earnings and capital respectively, to immediate incremental changes in market interest rates as represented by the prime rate change of 100 to 200 basis points. Market value of equity is defined as the present value of assets, minus the present value of liabilities and off balance sheet contracts. The table below shows the estimated impact of changes in interest rates on net interest income and market value of equity as of December 31, 1998:

              Change In
              Interest           Net Interest       Market Value Of
              Rates (Basis    Income Volatility    Equity Volatility
              Points)        December 31, 1998(1) December 31, 1998(2)
              --------------------------------------------------------
                +200                  1.4%               -14.2%
                +100                  0.8%                -6.7%
                -100                 -4.6%                 3.8%
                -200                -10.7%                 6.5%

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

Year 2000

  The Company's main software systems have been licensed from large vendors who have provided certifications of year 2000 compliance. Tests have confirmed such compliance for these main software systems. Certain ancillary systems that operate on personal computers are also licensed and the vendors have informed the Company that releases conforming to year 2000 requirements will be received in 1999. The Bank has budgeted $100,000 of expenses related to Year 2000 compliance. Expenses to date have been approximately $21,000. Personal computers including hardware and software that are not in compliance will be replaced or modified by June, 1999. Total expenses are expected to be under the budgeted amount. Management believes that there are no material risks to the Company from its computer systems related to the Year 2000.

  Certain operations, such as payroll and the administration of the Company's 401(k) plan, are outsourced to outside companies. The Company has obtained certification of their Year 2000 compliance. Management believes that there are no material risks to the Company from its outsourced operations related to the Year 2000.

  Non-information technology systems are expected to function well in year 2000 and beyond. The Company has requested written certification for Year 2000 compliance from the utilities companies and the telecommunications companies and has received acknowledgement from each company that they are on target with Year 2000 compliance.

  A Business Resumption Plan (the "Plan") is in place including a back-up site for data processing in the event of failure of the Bank's mainframe computer. In the unlikely event that the testing and certification procedures of the Bank utilized software did not discover a problem, the Bank has in place manual processing procedures which would be followed until correction of the software problem by the Bank's vendors.

  The Company has sent questionnaires to selected borrowers representing more than 70% of the outstanding credit commitments by dollar volume at the time of the mailing. As of December 31, 1998, 98% of the questionnaires have been received and reviewed. The review process identified seven credits with commitments of $20.7 million that continue to represent potential adverse impact on credit quality if Year 2000 issues are not addressed. These credits have been placed on the "Watch" list to ensure high visibility and ongoing monitoring. Any borrowers unable to confirm Year 2000 compliance in a timely manner will be evaluated to ensure an adequate specific allocation to the allowance for credit losses. Year 2000 compliance will be a factor in all credit decisions and in the specific allocations of a required allowance for credit losses. Management believes the Year 2000 does represent an area of potential risk for credit losses, but also believes the risk is manageable. However, credit losses could be realized by the Company due to Year 2000 problems affecting the businesses of borrowers. The amount of such losses would be a function of the value of the collateral associated with the individual credits. Whether such potential losses would require an additional provision for credit losses would be determined in conjunction with the normal quarterly analysis of the adequacy of the allowance for credit losses.

Forward-Looking Statements

  Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economics and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; and other factors referenced herein, including, without limitation, under the captions Provision for Credit Losses, Non-Performing Assets, Allowance for Credit Losses, Market Risk, Liquidity and Interest Rate Sensitivity, and Year 2000. Given these uncertainties, the reader is cautioned not to place undue reliance on such foward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Recent Accounting Developments

Disclosure about Segments of an Enterprise and Related Information

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Management and the Board of Directors do not utilize profit center reporting to manage the organization. Therefore, it is not expected that segment reporting will be disclosed.

Accounting for Derivative Instruments and Hedging Activities

  Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency denominated forecasted transaction. The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

  SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS 133 must be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS 133. SFAS 133 is not to be applied retroactively to financial statements of prior periods. Management does not believe that there will be a material adverse impact on the financial position or results of operations of the Company upon adoption of SFAS 133.

SELECTED FINANCIAL DATA

                                           Years Ended December 31,
-------------------------------------------------------------------------------------
(Dollars In Thousands,
Except Per Share Data)       1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------
Results of Operations
Interest Income           $  125,991  $  110,896  $   97,641  $   85,126  $   72,782
Interest Expense              57,018      49,423      43,661      37,418      28,889
                          ----------- ----------- ----------- ----------- -----------
Net Interest Income
 Before Provision for
 Credit Losses                68,973      61,473      53,980      47,708      43,893
Provision for Credit
 Losses                        1,500       1,000       4,500      18,570      16,194
                          ----------- ----------- ----------- ----------- -----------
Net Interest Income
 After Provision for
 Credit Losses                67,473      60,473      49,480      29,138      27,699
Non-Interest Income            7,863       6,639       6,073       6,042       5,936
Non-Interest Expense          30,430      26,373      27,337      26,104      24,310
                          ----------- ----------- ----------- ----------- -----------
Income Before Income
 Taxes                        44,906      40,739      28,216       9,076       9,325
Provision for Income
 Taxes                        16,764      14,305       9,179       1,427       1,796
                          ----------- ----------- ----------- ----------- -----------
Income before
 Extraordinary Item           28,142      26,434      19,037       7,649       7,529
Extraordinary Charge                        (488)          -           -           -
                          ----------- ----------- ----------- ----------- -----------
Net Income                $   28,142  $   25,946  $   19,037  $    7,649  $    7,529
                          =========== =========== =========== =========== ===========
Balance Sheet Data as of
 December 31
Assets                    $1,680,824  $1,509,437  $1,352,115  $1,204,506  $1,081,602
Loans and Leases, Net        763,650     617,605     582,507     451,891     474,276
Securities Available for
 Sale                        724,172     643,660     519,821     507,141     357,235
Securities Held to
 Maturity                     24,616      58,045      12,274      33,553      83,276
Deposits                   1,380,903   1,291,832   1,201,513   1,046,200     934,020
Stockholders' Equity         163,030     146,323     116,636      99,477      87,683
Per Share Data(5)
Earnings - Basic          $     2.00  $     1.90  $     1.42  $     0.58  $     0.57
Earnings - Diluted              1.96        1.84        1.39        0.58        0.57
Cash Dividends Declared         0.30        0.24        0.18        0.16        0.16
Year End Book Value            11.89       10.46        8.62        7.45        6.59
Average Shares
 Outstanding - Basic (In
 000's)                       14,049      13,733      13,444      13,328      13,310
Average Shares
 Outstanding - Diluted
 (In 000's)                   14,345      14,134      13,755      13,365      13,338
Financial Ratios
Return on Average Assets        1.76%       1.82%       1.46%       0.70%       0.76%
Return on Average
 Stockholders' Equity          17.59       20.03       17.93        8.13        8.34
Average Stockholders'
 Equity to Average
 Assets                        10.01        9.11        8.13        8.57        9.10
Net Interest
 Margin(1)(2)                   4.46        4.54        4.36        4.59        4.74
Net Charge-Offs (Net
 Recoveries) to Average
 Loans and Leases            (0.15)         0.07        0.96        5.10        1.01
Nonperforming Assets to
 Year End Loans and
 Leases, Net, Plus Other
 Real Estate Owned,
 Net(3)                         5.05        6.52        9.17       13.39       15.35
Allowance for Credit
 Losses to Year End
 Loans and Leases               2.46        2.63        2.69        3.53        4.60
Cash Dividend Payout(4)        14.97       12.75       12.73       27.90       28.29

(1) Tax-exempt interest income is not adjusted to a fully taxable equivalent basis.
(2) Net interest income before provision for credit losses divided by average earning assets.
(3) Non-performing assets include loans 90 days past due still accruing, non-accrual loans and other real estate owned, net.
(4) Cash dividend payout is computed based on the dividends declared divided by net income for the applicable year.
(5) Per share data has been restated where applicable for the two for one stock split to shareholders of record on April 30, 1998, and issued and distributed on May 15, 1998.

CONSOLIDATED BALANCE SHEETS

                                                          December 31,
----------------------------------------------------------------------------
(In Thousands)                                          1998        1997
----------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                              $   27,514  $   32,519
Federal Funds Sold and Securities Purchased Under
 Agreements to Resell                                   101,000     108,000
Securities Available for Sale at Fair Value (Amor-
 tized Cost of $721,000
 and $640,791 at December 31, 1998 and 1997, Respec-
 tively)                                                724,172     643,660
Securities Held to Maturity (Fair Value of $24,677
 and
 $58,169 at December 31, 1998 and 1997, Respective-
 ly)                                                     24,616      58,045
Loans and Leases                                        788,945     638,829
Less: Allowance for Credit Losses                       (19,381)    (16,776)
   Deferred Loan Fees                                    (5,914)     (4,448)
                                                     ----------- -----------
Loans and Leases, Net                                   763,650     617,605
Bank Premises and Equipment, Net                          5,656       5,709
Other Real Estate Owned, Net                              6,885       7,871
Due From Customers on Acceptances                         7,249      11,768
Real Estate Held for Investment                           7,034       8,360
Accrued Interest Receivable and Other Assets             13,048      15,900
                                                     ----------- -----------
Total Assets                                         $1,680,824  $1,509,437
                                                     =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Demand                                              $  149,397  $  149,616
 Interest Bearing Demand                                280,294     218,729
 Savings                                                 81,051      96,340
 Time Certificates of Deposit of $100,000 or More       599,669     595,077
 Other Time Deposits                                    270,492     232,070
                                                     ----------- -----------
Total Deposits                                        1,380,903   1,291,832
Borrowings from the Federal Home Loan Bank           $   35,000  $        -
Subordinated Debt                                        38,876      38,745
Acceptances Outstanding                                   7,249      11,768
Liability on Securities Awaiting Settlement              30,178           -
Accrued Expenses and Other Liabilities                   25,588      20,769
                                                     ----------- -----------
Total Liabilities                                     1,517,794   1,363,114
Stockholders' Equity:
Common Stock, No Par or Stated Value; 40,000,000
 Authorized; 13,711,998 and 13,990,098 Shares
 Outstanding at December 31, 1998 and 1997, Respec-
 tively                                              $   56,303  $   53,314
Accumulated Other Comprehensive Income                    1,829       1,654
Retained Earnings                                       104,898      91,355
                                                     ----------- -----------
Total Stockholders' Equity                              163,030     146,323
                                                     ----------- -----------
Total Liabilities and Stockholders' Equity           $1,680,824  $1,509,437
                                                     =========== ===========

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

                                                   For the Years Ended December
                                                               31,
-------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)                1998      1997      1996
-------------------------------------------------------------------------------
INTEREST INCOME
Loans and Leases, Including Fees                   $ 73,886  $ 63,687  $53,551
Securities Available for Sale                        40,769    36,546   34,823
Securities Held to Maturity                           4,685     2,598    1,868
Federal Funds Sold and Securities Purchased under
 Agreements to Resell                                 6,644     8,060    7,395
Other                                                     7         5        4
                                                   --------- --------- --------
Total Interest Income                               125,991   110,896   97,641
                                                   --------- --------- --------
INTEREST EXPENSE
Interest Bearing Demand                               6,901     5,248    4,490
Savings                                               2,236     3,031    3,563
Time Deposits of $100,000 or More                    30,709    29,372   24,686
Other Time Deposits                                  13,433     9,197    8,158
Federal Funds Purchased and Securities Sold under
 Repurchase Agreements                                   31        22    1,168
Borrowings from the Federal Home Loan Bank              227         -        -
Subordinated Debt                                     3,481     2,553    1,596
                                                   --------- --------- --------
Total Interest Expense                               57,018    49,423   43,661
Net Interest Income                                  68,973    61,473   53,980
Provision for Credit Losses                           1,500     1,000    4,500
                                                   --------- --------- --------
Net Interest Income after Provision for Credit
 Losses                                              67,473    60,473   49,480
                                                   --------- --------- --------
NON-INTEREST INCOME
Service Charges and Commissions                       6,492     5,756    5,517
Gain on Sale of Loans, Net                              373       224      157
Gain on Sale of Securities Available for Sale           107         -       26
Write-off of Securities                                   -         -     (250)
Gain on Sale of Fixed Assets                              -        22       14
Gain on Sale of Real Estate Investment                    -         -      101
Other                                                   891       637      508
                                                   --------- --------- --------
Total Non-Interest Income                             7,863     6,639    6,073
                                                   --------- --------- --------
NON-INTEREST EXPENSE
Salaries and Employee Benefits                       18,757    16,554   13,601
Occupancy Expense                                     2,960     2,810    2,769
Furniture and Equipment Expense                       2,078     1,823    1,696
Net Other Real Estate Owned Expense (Income)           (203)     (812)   2,011
Other                                                 6,838     5,998    7,260
                                                   --------- --------- --------
Total Non-Interest Expense                           30,430    26,373   27,337
                                                   --------- --------- --------
Income before Income Taxes and Extraordinary Item    44,906    40,739   28,216
Provision for Income Taxes                           16,764    14,305    9,179
                                                   --------- --------- --------
Net Income before Extraordinary Item                 28,142    26,434   19,037
Extraordinary Item:
 Early Extinguishment of Debt, Net of Taxes of
  $353                                                    -      (488)       -
                                                   --------- --------- --------
Net Income                                         $ 28,142  $ 25,946  $19,037
                                                   ========= ========= ========
Earnings Per Share:
Net Income before Extraordinary Item
 Basic                                             $   2.00  $   1.93  $  1.42
 Diluted                                               1.96      1.87     1.39
                                                   --------- --------- --------
Extraordinary Item:
 Basic                                             $      -  $  (0.03) $     -
 Diluted                                                  -     (0.03)       -
                                                   --------- --------- --------
Earnings Per Share:
 Basic                                             $   2.00  $   1.90  $  1.42
 Diluted                                               1.96      1.84     1.39
                                                   ========= ========= ========

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                            Common Stock
                                                      Accumulated
                                                         Other                       Total
(In Thousands, Except per                  Retained  Comprehensive Comprehensive Stockholders'
Share Amounts)             Shares  Amount  Earnings     Income        Income        Equity
----------------------------------------------------------------------------------------------
Balance at December 31,
 1995                      13,360  $45,658 $ 52,103    $ 1,716                     $ 99,477

 Comprehensive Income
 Net Income for the year        -        -   19,037          -       $19,037         19,037
                                                                     --------
 Other Comprehensive
  Income, Net of Tax
  Net Changes in
   Securities Valuation
   Allowance                    -        -        -     (1,077)       (1,077)        (1,077)
  Foreign Currency Trans-
   lation Adjustment                                         -             -
                                                                     --------
 Comprehensive Income                                                $17,960
                                                                     ========
 Stock Options Exercised      160    1,163        -          -                        1,163
 Common Stock Issued to
  Employee 401k Plan           12      150        -          -                          150
 Tax Benefit-Stock
  Options Exercised             -      310        -          -                          310
 Cash Dividend-$.18 per
  Share                         -        -   (2,424)         -                       (2,424)
                           ------- ------- ---------   --------                    ---------
Balance at December 31,
 1996                      13,532  $47,281 $ 68,716    $   639                     $116,636
 Comprehensive Income
 Net Income for the year        -        -   25,946          -       $25,946         25,946
                                                                     --------
 Other Comprehensive
  Income, Net of Tax
  Net Changes in
   Securities Valuation
   Allowance                    -        -        -      1,017         1,017          1,017
  Foreign Currency
   Translation Adjustment                                   (2)           (2)            (2)
                                                                     --------
 Comprehensive Income                                                $26,961
                                                                     ========
 Stock Options Exercised      458    3,192        -          -                        3,192
 Tax Benefit-Stock
  Options Exercised             -    2,841        -          -                        2,841
 Comprehensive Income
 Cash Dividend-$.24 per
  Share                         -       -    (3,307)         -                       (3,307)
                           ------- ------- ---------   --------                    ---------
Balance at December 31,
 1997                      13,990  $53,314 $ 91,355    $ 1,654                     $146,323
 Comprehensive Income
 Net Income for the year        -        -   28,142          -       $28,142         28,142
                                                                     --------
 Other Comprehensive
  Income, Net of Tax
  Net Changes in
   Securities Valuation
   Allowance                    -        -        -        175           175            175
  Foreign Currency
   Translation Adjustment                                    -                            -
                                                                     --------
 Comprehensive Income                                                $28,317
                                                                     ========
 Stock Options Exercised      187    1,375        -          -                        1,375
 Tax Benefit-Stock
  Options Exercised             -    1,614        -          -                        1,614
 Stock Repurchase            (465)          (10,386)                                (10,386)
 Cash Dividend-$.30 per
  Share                         -        -   (4,213)         -                       (4,213)
                           ------- ------- ---------   --------                    ---------
Balance at December 31,
 1998                      13,712  $56,303 $104,898    $ 1,829                     $163,030
                           ======= ======= =========   ========                    =========

Disclosure of Reclassification Amount:
                                                          1998   1997    1996
-------------------------------------------------------------------------------
Unrealized Holding Gains (Losses) Arising During Period,
 Net of Tax Expense (Benefit) of $172,000, $732,000 and
 ($770,000) in 1998, 1997 and 1996, Respectively          $237  $1,017 $(1,062)
Less: Reclassification Adjustment for Gains Included in
 Net Income, Net of Tax Expense of $45,000,
 $0 and $11,000 in 1998, 1997 and 1996, Respectively       (62)      -     (15)
                                                          ----- ------ --------
Net Unrealized Gains on Securities, Net of Tax Expense
 (Benefit) of $127,000, $732,000, and ($781,000) in
 1998, 1997 and 1996, Respectively                        $175  $1,017 $(1,077)
                                                          ===== ====== ========

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               For the Years Ended December 31,
-------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)             1998       1997       1996
-------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                     $  28,142  $  25,946   $ 19,037
Adjustments to Reconcile Net Income to Net
 Cash Provided
 by Operating Activities:
Depreciation                                       1,269      1,195      1,122
Net Accretion of Discounts on Securities             316       (209)    (1,078)
Accretion of Discount on Subordinated Notes          131         55          -
Writedown on Real Estate Held for Investment       1,328      1,326      1,423
Provision for Credit Losses                        1,500      1,000      4,500
Provision for Losses on Other Real Estate
 Owned                                                 -        650      1,335
Amortization of Deferred Loan Fees                (3,477)    (2,353)    (3,042)
Deferred Income Taxes                              4,558      3,490         81
Gain on Sale of Loans, Net                          (373)      (224)      (157)
Gain on Sale of Securities Available for Sale       (107)         -        (26)
Write-off of Securities                                -          -        250
Gain on Sale of Real Estate Investment                 -          -       (101)
Gain on Sale of Other Real Estate Owned             (744)    (2,705)      (441)
Gain on Sale of Fixed Assets                           -        (22)       (14)
Loans Originated for Sale                              -    (40,381)   (28,833)
Proceeds from Sale of Loans Originated for
 Sale                                                373     39,968     33,082
Net Decrease in Accrued Interest Receivable
 and Other Assets                                  4,058      2,162      1,718
Net (Decrease)/Increase in Accrued Expenses
 and Other Liabilities                              (978)     4,686     (1,440)
Other, Net                                           (10)         -          2
                                               ---------- ---------- ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES      $  35,986  $  34,584  $  27,418
                                               ---------- ---------- ----------
INVESTING ACTIVITIES:
Purchases of Securities Available for Sale      (457,175)  (520,740)  (716,415)
Proceeds from Maturities of Securities Avail-
 able for Sale                                   406,322    398,744    661,329
Purchase of Securities Held to Maturity          (50,090)   (58,970)         -
Proceeds from Maturities of Securities Held
 to Maturity                                      83,779     13,313     21,314
Proceeds from Sale of Securities Available
 for Sale                                            257          -     41,367
Net Increase in Loans and Leases                (144,526)   (33,234)  (148,266)
Proceeds from Sale of Other Real Estate Owned      4,494      7,201      6,771
Capitalized Cost of Other Real Estate Owned         (831)      (368)      (867)
Proceeds from Sale of Real Estate Investments          -          -      1,134
Purchases of Premises and Equipment               (1,258)    (1,098)      (838)
Proceeds from Sale of Bank Premises and
 Equipment                                             -         21         23
                                               ---------- ---------- ----------
NET CASH USED IN INVESTING ACTIVITIES          $(159,028) $(195,131) $(134,448)
                                               ---------- ---------- ----------
FINANCING ACTIVITIES:
Net Increase/(Decrease) in Demand, Interest
 Bearing Demand and Savings Deposits              46,057    (27,055)    24,876
Net Increase in Time Certificates of Deposit      43,014    117,374    130,437
Net Decrease in Federal Funds Purchased and
 Securities Sold Under Agreements to Repur-
 chase                                                 -          -    (24,000)
Borrowings from the Federal Home Loan Bank        35,000          -          -
Proceeds from Issuance of Subordinated Notes,
 Net                                                   -     38,690          -
Redemption of Subordinated Notes                       -    (15,000)         -
Stock Repurchase Program                         (10,386)         -          -
Cash Dividends Paid                               (4,024)    (3,144)    (2,424)
Proceeds from Exercise of Stock Options/Sale
 of Stock                                          1,376      3,192      1,313
                                               ---------- ---------- ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES      $ 111,037  $ 114,057  $ 130,202
                                               ---------- ---------- ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS          (12,005)   (46,490)    23,172
Cash and Cash Equivalents at Beginning of
 Year                                            140,519    187,009    163,837
                                               ---------- ---------- ----------
Cash and Cash Equivalents at End of Period     $ 128,514  $ 140,519  $ 187,009
                                               ========== ========== ==========
Supplemental Disclosures of Cash Flow Infor-
 mation:
 Cash Paid During the Year For:
  Interest                                     $  56,575  $  48,734  $  43,814
  Income Taxes                                     7,638      6,210     10,197
                                               ========== ========== ==========
Noncash Investing Activities:
 Loans Transferred to Other Real Estate Owned  $   2,149  $   4,194  $  17,025
 Loans to Facilitate the Sale of Other Real
  Estate Owned                                       216      4,068      4,925
                                               ========== ========== ==========

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation: The consolidated financial statements of GBC Bancorp (the "Company") are prepared in conformity with generally accepted accounting principles and general practice within the banking industry. It is the Company's policy to consolidate all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to 1997 and 1996 data in order to conform to the current year presentation. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported operations of the Company for the periods presented. Actual results may differ from those estimates calculated by the Company. Significant balance sheet items which could be materially affected by such estimates include loans held for investment, which are presented net of the allowance for credit losses, the valuation for other real estate owned ("OREO") and the estimated residual value of leased assets.

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

  The Bank, the Company's 100% owned bank subsidiary, conducts the business of a commercial bank serving individuals and small to medium-sized businesses through sixteen branch offices located in the greater Los Angeles, San Diego and Silicon Valley area, and two loan production offices located in the States of Washington and New York. The Bank's deposit gathering and loan production operations are concentrated in California, particularly in Southern California.

  Securities Purchased Under Agreements to Resell: Securities purchased under agreements to resell are collateralized by single family residential loans. The Company invests in securities purchased under agreements to resell ("repurchase agreement") to maximize the yield on liquid assets. The Company obtains collateral for these agreements, which normally consists of single family residential mortgage loans with an agreement to sell back the same collateral. The collateral is normally held in custody of a trustee who is not a party to the transaction. The purchase is overcollateralized to ensure against unfavorable market price movements. The duration of these agreements is one business day with a roll-over under continuing contract. The counterparties to these agreements are nationally recognized investment banking firms that meet credit eligibility criteria and with whom a master repurchase agreement has been duly executed.

  Securities: The Company classifies its investment in debt and equity securities as held to maturity securities, trading securities and available for sale securities, as applicable. Securities available for sale are carried at fair value. Premiums and discounts on securities available for sale are amortized/accreted into interest income using a methodology which approximates a level yield. The resulting unrealized gains or losses are recorded net of tax as part of other comprehensive income. Securities held to maturity are designated as such when the Company has the positive intent and ability to hold the securities until maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts into interest income using a methodology which approximates a level yield. When a decline in value has occurred and is deemed to be other than temporary, such decline is charged to income. The specific identification method is used to compute gains or losses on securities' transactions.

  Loans and Related Allowance for Credit Losses: Loans are recorded in the consolidated balance sheets at principal amounts outstanding. Interest on loans is accrued daily as earned. It is generally the Company's policy to place a loan on non-accrual status in the event that the borrower is 90 days or more delinquent or earlier if the timely collection of interest and/or principal appears doubtful. When loans are placed on non-accrual status, the accrual of income is discontinued and previously accrued but unpaid interest is generally reversed against income. The amortization of any deferred loan fees is stopped. Subsequent payments are generally applied to principal or reported as recoveries on amounts previously charged-off. A loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, and the borrower has demonstrated a sustained period of repayment performance in accordance with the contractual terms.

  The Company provides for credit losses by a charge to operations based upon the composition of the loan and lease portfolio, past loss experience, current economic conditions, evaluations made by regulatory authorities, and such other factors that, in management's judgment, deserve recognition in estimating probable credit losses. The allowance for credit losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. Additionally, regulatory examiners may require the institution to recognize additions to the allowance for credit losses based upon their judgments regarding information available to them at the time of their examination. Charge-offs of loans are debited to the allowance for credit losses. Recoveries on loans previously charged off are credited to the allowance.

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

  Loans Held For Sale: Loans held for sale are included in loans and leases on the consolidated balance sheets. They are recorded at the lower of aggregate cost or fair value. Realized gains and losses and unrealized losses are reported in gain/loss on sale of loans, net. In October 1997, management decided to discontinue its operation of originating fixed rate residential mortgage loans for sale in the secondary markets. In 1998, the Bank transferred its mortgage loan servicing rights to a third party.

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

  Other Real Estate Owned: Other real estate owned ("OREO") is comprised of real estate acquired primarily through foreclosure proceedings. These assets are carried at the fair value minus selling costs of the related real estate. The fair value of the real estate is based upon an appraisal adjusted for estimated carrying and selling costs. The excess carrying value, if any, over the fair value of the asset upon foreclosure is charged to the allowance for credit losses at the time of acquisition. Any subsequent decline in the fair value of OREO is recognized as a charge to operations and a corresponding increase to the valuation allowance on OREO. Gains and losses from sales and net operating expenses of OREO are included in Net Other Real Estate Owned Expense (Income) in the accompanying consolidated statements of income.

  Real Estate Held for Investment: The Bank is a limited partner in three different partnerships that invest in low income housing projects that qualify for federal income tax credits. As further discussed in note 8 of the notes to consolidated financial statements, the partnership interests are carried at cost, at a method which approximates the equity method and at a method resulting in approximately the same treatment as if the investment had been consolidated, depending on the percentage ownership and control by the Company.

  Foreign Currency Translation: Assets and liabilities of the foreign office are translated to U. S. dollars at current exchange rates. Income and expense amounts are translated based on the average current exchange rates in effect during the month in which the transactions are recorded. These translation adjustments are included in the stockholders' equity section of the accompanying consolidated balance sheets.

  Earnings Per Share: Basic earnings per share is determined by dividing net income by the average number of shares of common stock outstanding, while diluted earnings per share is determined by dividing net income by the average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents. Earnings per share have been restated to conform with the provisions of SFAS 128. In addition, earnings per share for 1997 and all prior periods have been restated to reflect the two for one stock split to shareholders of record on April 30, 1998 and issued and distributed on May 15, 1998.

  Income Taxes: The Company files a consolidated federal income tax return with its subsidiaries, a combined California franchise tax return and New York State and City tax returns.

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

  Stock Option Plans: On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  Statement of Cash Flows: Cash and cash equivalents consist of cash and due from banks and federal funds sold and securities purchased under agreements to resell.

Recent Accounting Developments:

Disclosure about Segments of an Enterprise and Related Information

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Management and the Board of Directors do not utilize profit center reporting to manage the organization. Therefore, it is not expected that segment reporting will be disclosed.

Accounting for Derivative Instruments and Hedging Activities

  Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency denominated forecasted transaction. The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

  SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS 133 must be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS 133. SFAS 133 is not to be applied retroactively to financial statements of prior periods. Management does not believe that there will be a material adverse impact on the financial position or results of operations of the Company upon adoption of SFAS 133.

NOTE 2 - CASH AND DUE FROM BANKS

  The Company is required to maintain cash on hand and on deposit to meet reserve requirements established by the Federal Reserve Bank. Average reserve requirements were $0.4 million and $8.0 million during 1998 and 1997, respectively.

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

  Securities purchased under agreements to resell are collateralized by single family residential loans as of December 31, 1998 and 1997. The following table indicates relevant information:

(Dollars in Thousands)                        1998     1997
-------------------------------------------------------------
Amount Outstanding as of December 31        $ 90,000 $100,000
Maximum Month End Amount Outstanding        $140,000 $120,000
Average Outstanding                         $101,200 $112,500
Average Rate of Interest                       5.67%    5.72%
Average Rate of Interest as of December 31     5.60%    7.03%

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

NOTE 4 - SECURITIES

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value of securities as of December 31, 1998 and 1997 were as follows:

                                                 Gross      Gross
(In Thousands)                       Amortized Unrealized Unrealized   Fair
1998                                   Cost      Gains      Losses    Value
-----------------------------------------------------------------------------
Securities Held to Maturity:
 U.S. Government Agencies            $ 24,594    $   61    $    -    $ 24,655
 Collateralized Mortgage Obligations       22         -         -          22
                                     --------    ------    -------   --------
Total Securities Held to Maturity    $ 24,616    $   61    $    -    $ 24,677
                                     ========    ======    =======   ========
Securities Available for sale:
 U. S. Treasuries                    $  1,859    $    3    $    -    $  1,862
 U.S. Government Agencies              59,604       171         -      59,775
 Mortgage Backed Securities            72,799       408         -      73,207
 Corporate Notes                       34,925         -        (1)     34,924
 Collateralized Mortgage Obligations  246,026       621         -     246,647
 Asset Backed Securities              257,638     1,970         -     259,608
 Commercial Paper                      39,860         -         -      39,860
 Other Securities                       8,289         -         -       8,289
                                     --------    ------    -------   --------
Total Securities Available for Sale  $721,000    $3,173    $   (1)   $724,172
                                     ========    ======    =======   ========
                                                 Gross      Gross
(In Thousands)                       Amortized Unrealized Unrealized   Fair
1997                                   Cost      Gains      Losses    Value
-----------------------------------------------------------------------------
Securities Held to Maturity:
 U.S. Government Agencies            $ 58,003    $  124    $    -    $ 58,127
 Collateralized Mortgage Obligations       42         -         -          42
                                     --------    ------    -------   --------
Total Securities Held to Maturity    $ 58,045    $  124    $    -    $ 58,169
                                     ========    ======    =======   ========
Securities Available for sale:
 U. S. Treasuries                    $  6,889    $   11    $    -    $  6,900
 U.S. Government Agencies             220,205       187         -     220,392
 Mortgage Backed Securities            57,167       326         -      57,493
 Corporate Notes                        9,006       175         -       9,181
 Collateralized Mortgage Obligations  188,092       460         -     188,552
 Asset Backed Securities              135,263     1,710         -     136,973
 Auctioned Preferred Stock             18,500         -         -      18,500
 Other Securities                       5,669         -         -       5,669
                                     --------    ------    -------   --------
Total Securities Available for Sale  $640,791    $2,869    $    -    $643,660
                                     ========    ======    =======   ========

  The majority of the securities are actively traded in the secondary markets. All of the securities are rated A or better by at least one major rating service at the time of purchase.

  As of December 31, 1998, the yield on the collateralized mortgage obligations held to maturity and available for sale was 6.75% and 6.38%, respectively. As of December 31, 1997, the yield on collateralized mortgage obligations held to maturity and available for sale was 6.83% and 6.43%, respectively.

  The amortized cost and fair value of securities as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Securities Held to Maturity       Securities Available for Sale
       (In Thousands)           Amortized Cost    Fair Value       Amortized Cost   Fair Value
      --------------------------------------------------------------------------------------------
       Due in One Year or Less     $           -   $           -     $       89,943 $       89,949
       Due After One Year
        Through Five Years                 3,644           3,647             58,102         58,322
       Due After Five Years
        Through Ten Years                 20,972          21,030             34,515         34,713
       Due After Ten Years                     -               -            538,440        541,188
                                   -------------   -------------     -------------- --------------
       Total                       $      24,616   $      24,677     $      721,000 $      724,172
                                   =============   =============     ============== ==============

  The following table summarizes the aggregate fair value of securities of any one issuer which exceeds ten percent of stockholders' equity as of December 31, 1998. Securities issued by the U.S. government are not included:

(In Thousands)
-----------------------------------------------
                                         Fair
Issuer                      Book Value  Value
-----------------------------------------------
Equicredit Corp.             $ 18,636  $ 18,938
Industry Mortgage Co.          21,497    21,593
Provident Bank                 22,407    22,546
Residential Funding Corp.      20,072    20,204
United Companies Financial     18,270    18,374
                             --------  --------
                             $100,882  $101,655
                             ========  ========

  Residential Funding Corp. is a collateralized mortgage obligation. All other issues are triple A-rated asset backed securities collateralized with home equity mortgages.

  Gross realized gains on sales of securities were $107,000, $0, and $26,000, for 1998, 1997, and 1996, respectively. The $107,000 represented the gain on the sale of shares of common stock. The stock had been distributed from a limited partnership and was classified in the securities available for sale. Gross realized losses on sales of securities of $250,000 was recognized in 1996 which represented the write-off of a $250,000 convertible note deemed worthless.

  As of December 31, 1998 and 1997, securities from the available for sale portfolio were pledged for the purposes indicated as follows:

                                      December 31,
---------------------------------------------------
(In Millions)                          1998   1997
---------------------------------------------------
Borrowings from Federal Reserve Bank  $ 18.8 $ 19.3
Public Time Deposits                   117.0   85.8
FHLB Advances                           58.6      -
Other Purposes                          11.6    2.4
                                      ------ ------
                                      $206.0 $107.5
                                      ====== ======

NOTE 5 - LOANS AND LEASES AND ALLOWANCE FOR CREDIT LOSSES

  The composition of the Company's loan portfolio and leveraged leases as of December 31, 1998 and 1997, was as follows:

(In Thousands)                       1998      1997
------------------------------------------------------
Commercial                         $309,198  $233,309
Real Estate-Construction            177,737    90,560
Real Estate-Conventional            263,869   276,350
Installment                              37        54
Other Loans                          22,302    23,993
Leveraged Leases                     15,802    14,563
                                   --------- ---------
Total                              $788,945  $638,829
Less: Allowance for Credit Losses   (19,381)  (16,776)
  Deferred Loan Fees                 (5,914)   (4,448)
                                   --------- ---------
Loan and Leases, Net               $763,650  $617,605
                                   ========= =========

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

                                     December 31,
--------------------------------------------------------
(In Thousands)                  1998     1997     1996
--------------------------------------------------------
Balance at Beginning of Year  $ 4,159  $ 5,475  $ 4,787
New Loans and Advances          2,420    4,114    3,967
Repayments                     (4,691)  (5,430)  (3,279)
                              -------- -------- --------
Balance at End of Year        $ 1,888  $ 4,159  $ 5,475
                              ======== ======== ========

  In December 1997, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24.0 million and a remaining estimated economic life of 28 years. The lease term ends in March, 2016, however, the lessee has an early buy out option in the year 2011. The Company's equity investment is $6.3 million. The aircraft is subject to $17.3 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the full-term lease is estimated to be $5.5 million.

  In December 1996, the Company purchased a leveraged lease on a Boeing 737 with a fair value of $24.2 million and a remaining estimated economic life of 30 years. The lease term is through the year 2012. The Company's equity investment is $5.2 million. As of December 31, 1998, the aircraft is subject to $17.5 million of third-party financing in the form of long-term debt that provides for no recourse against the Company and is secured by a first lien on the aircraft. The residual value at the end of the lease term is estimated to be $7.6 million.

  For federal income tax purposes, the Company has the benefit of tax deductions for depreciation on the entire leased asset and for interest paid on the long-term debt. Deferred taxes are provided to reflect the temporary differences associated with the leveraged leases.

  The Company's net investment in leveraged leases is composed of the following elements:

                                                           December 31,
-----------------------------------------------------------------------------
(In Thousands)                                          1998      1997
-----------------------------------------------------------------------------
Rentals Receivable (Net of Principal and Interest on
 the Nonrecourse Debt)                                $ 10,964  $ 10,964
Direct Cost                                              1,166     1,263
Estimated Residual Value of Leased Assets               13,869    13,869
Less: Unearned and Deferred Income                     (10,197)  (11,533)
                                                      --------- ---------
Investment in Leveraged Leases                          15,802    14,563
Less: Deferred Taxes Arising from Leveraged Leases      (9,892)   (3,530)
                                                      --------- ---------
Net Investment in Leveraged Leases                    $  5,910  $ 11,033
                                                      ========= =========

  During 1998, pre-tax interest income recognized for leveraged leases was $1,411,000, all of which related to the two aircraft leases. Pre-tax income recognized for leveraged leases during 1997 was $1,010,000. There was no pre-tax interest income for leveraged leases recognized during 1996.

  A summary of activity in the allowance for credit losses is as follows:

(In Thousands)                  1998     1997     1996
--------------------------------------------------------
Balance at Beginning of Year  $16,776  $16,209  $16,674
Provision for Credit Losses     1,500    1,000    4,500
Loans and Leases Charged Off   (2,287)  (4,698)  (7,450)
Recoveries                      3,392    4,265    2,485
                              -------- -------- --------
Balance at End of Year        $19,381  $16,776  $16,209
                              ======== ======== ========

  The following table provides information with respect to the Company's past due loans, non-accrual loans and restructured loans as of the dates indicated:

                                                         December 31,
---------------------------------------------------------------------------
(In Thousands)                                       1998    1997    1996
---------------------------------------------------------------------------
Loan 90 Days or More Past Due and Still Accruing    $   780 $ 2,778 $ 6,779
Non-accrual Loans                                    20,790   9,834  11,719
Restructured Loans                                   10,440  20,323  23,125
                                                    ------- ------- -------
Total Past Due, Non-accrual and Restructured Loans  $32,010 $32,935 $41,623
                                                    ======= ======= =======

  The effect of non-accrual loans outstanding as of year-end on interest income for the years 1998, 1997 and 1996 is presented below:

(In Thousands)              1998     1997     1996
----------------------------------------------------
Contractual Interest Due  $ 2,192  $ 1,954  $ 2,526
Interest Recognized        (1,540)  (1,041)  (1,470)
                          -------- -------- --------
Net Interest Foregone     $   652  $   913  $ 1,056
                          ======== ======== ========

  Contractual interest due is based on original loan amounts. Any partial charge-offs are not considered in the determination of contractual interest due.

  The effect of restructured loans outstanding as of year-end on interest income for the years ended December 31, 1998, 1997 and 1996 is presented below:

(In Thousands)              1998     1997     1996
----------------------------------------------------
Contractual Interest Due  $ 1,491  $ 2,242  $ 3,709
Interest Recognized        (1,150)  (1,853)  (3,113)
                          -------- -------- --------
Net Interest Foregone     $   341  $   389  $   596
                          ======== ======== ========

  There were no commitments to lend additional funds to borrowers associated with restructured loans, as of December 31, 1998.

  The following table discloses pertinent information as it relates to the Company's impaired loans as of and for the years indicated:

                                                     As of and for The Year
                                                       Ended December 31,
----------------------------------------------------------------------------
(In Thousands)                                        1998    1997    1996
----------------------------------------------------------------------------
Recorded Investment with Related Allowance           $20,746 $16,095 $21,210
Recorded Investment with no Related Allowance          1,519   1,022   2,303
                                                     ------- ------- -------
Total Recorded Investment                            $22,265 $17,117 $23,513
Allowance on Impaired Loans                            3,250   1,544   2,011
                                                     ------- ------- -------
Net Recorded Investment in Impaired Loans            $19,015 $15,573 $21,502
                                                     ======= ======= =======
Average Total Recorded Investment in Impaired Loans  $13,467 $22,370 $35,725
Interest Income Recognized                           $   478 $ 1,508 $ 2,067

  Of the amount of interest income recognized in 1998, 1997 and 1996, no interest was recognized under the cash basis method.

  As of December 31, 1997, there were outstanding fixed rate mortgages held for sale totaling $2.7 million.

  As of December 31, 1998 and 1997, the Bank was servicing approximately $2.2 million and $53.2 million of loans on behalf of third party investors, respectively.

NOTE 6 - PREMISES AND EQUIPMENT

  A summary of premises and equipment is as follows:

                                                     December 31,
----------------------------------------------------------------------
(In Thousands)                                     1998     1997
----------------------------------------------------------------------
Land                                             $ 1,246  $ 1,246
Bank Premises                                      1,504    1,504
Leasehold Improvements                             2,502    2,060
Furniture, Fixtures and Equipment                  8,165    8,536
                                                 -------- --------
                                                  13,417   13,346
Less: Accumulated Depreciation and Amortization   (7,761)  (7,637)
                                                 -------- --------
Total                                            $ 5,656  $ 5,709
                                                 ======== ========

  The range of estimated depreciable lives is 25 years for bank premises, five to fifteen years for leasehold improvements and three to five years for furniture, fixtures and equipment.

  The Company conducts a portion of its operations in leased facilities under non-cancelable operating leases expiring at various dates through 2009. The following summarizes the Company's future minimum lease commitments as of December 31, 1998:

Year        (In Thousands)
--------------------------
1999           $ 2,157
2000             1,796
2001             1,609
2002             1,440
2003             1,629
Thereafter       7,233
               -------
Total          $15,864
               =======

  Net rental expense included in occupancy expense was approximately $2,287,000, $2,170,000, and $2,095,000, for the years ended December 31, 1998,
1997 and 1996, respectively.

NOTE 7 - OTHER REAL ESTATE OWNED

  As of December 31, 1998, other real estate owned ("OREO") consisted of 22 properties with a net carrying value of $6.9 million. As of December 31, 1997 OREO consisted of seventeen properties with a net carrying value of $7.9 million. The following table sets forth OREO by type of property as of December 31, 1998 and 1997:

                             December 31,
--------------------------------------------
(In Thousands)               1998     1997
--------------------------------------------
Property Type
 Single-Family Residential $   752  $   380
 Condominium                   485    2,598
 Multi-Family Residential        -      220
 Land                        3,621    3,730
 Retail Facilities           4,027    3,003
 Less: Valuation Allowance  (2,000)  (2,060)
                           -------- --------
Total                      $ 6,885  $ 7,871
                           ======== ========

  A summary of activity in the valuation allowance is as follows for the years indicated:

(In Thousands)                    1998    1997    1996
--------------------------------------------------------
Balance at Beginning of Year     $2,060  $1,823  $  611
Provision Charged to Operations       -     650   1,335
Charge-Offs                         (60)   (413)   (123)
                                 ------- ------- -------
Balance at End of Year           $2,000  $2,060  $1,823
                                 ======= ======= =======

  For the years ended December 31, 1998, 1997 and 1996, net other real estate owned expense (income) was comprised of the following:

(In Thousands)                                    1998    1997    1996
------------------------------------------------------------------------
Net Gain on Sale of Other Real Estate Owned      $(744) $(2,705) $ (441)
Provision for Losses on Other Real Estate Owned      -      650   1,335
Net Operating Expenses                             541    1,243   1,117
                                                 ------ -------- -------
Net Other Real Estate Owned Expense (Income)     $(203) $  (812) $2,011
                                                 ====== ======== =======

NOTE 8 - REAL ESTATE HELD FOR INVESTMENT

  Real estate held for investment ("REI") at December 31, 1998 and 1997 was comprised of investments in low income housing projects.

  As of December 31, 1998 and 1997, the Company had three investments totaling $7.0 million and $8.4 million, respectively, in limited partnerships formed for the purpose of investing in real estate projects which qualify for low income housing tax credits. The limited partnerships will generate tax credits over a weighted average remaining period of approximately 3 1/2 years. Please refer to note 11 of the notes to consolidated financial statements for income tax effects. The following table identifies the pertinent details of the three projects as of December 31, 1998 and 1997:

         (In
         Thousands)                             December 31,
            -------------------------------------------------
         Project                                 1998   1997
         Name         % Ownership Date Acquired Amount Amount
            -------------------------------------------------
         Liberty          7.2%       Mar-90     $4,022 $5,054
         Greenview       98.4%       Sep-92      2,591  2,802
         Las Brisas      49.5%       Dec-93        421    504
                                                ------ ------
         Total                                  $7,034 $8,360
                                                ====== ======

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

  Expenses incurred for REI and included in other expense were $1,329,000, $1,329,000, and $1,443,000 for the years ended 1998, 1997 and 1996, respectively. REI expense includes the amortization of the investments in the real estate projects which qualify for low income housing tax credits, and totaled $1,326,000 in 1998, 1997 and 1996.

NOTE 9 - DEPOSITS

  The Bank obtains deposits primarily through a network of sixteen full service branches located in the state of California, primarily, Southern California. Deposits obtained by the Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation, up to a maximum of $100,000 for each depositor.

  The following table sets forth the average amount of and the average rate paid on each of the following deposit categories for the years ending December 31, 1998 and 1997:

                                       1998                     1997
------------------------------------------------------------------------------
(In Thousands)                 Amount    Ratio  Rate    Amount    Ratio  Rate
------------------------------------------------------------------------------
Deposits:
 Noninterest-Bearing Demand
  Deposits                   $  148,436   10.89%    -%  $ 140,761   11.34%    -%
 Interest-Bearing Demand De-
  posits                        262,281   19.23  2.63     228,819   18.43  2.29
 Saving Deposits                 86,776    6.36  2.58     110,628    8.91  2.74
 Time Deposits                  866,229   63.52  5.10     761,277   61.32  5.07
                             ---------- ------- -----  ---------- ------- -----
Total Deposits               $1,363,722  100.00% 4.38% $1,241,485  100.00% 4.26%
                             ========== ======= =====  ========== ======= =====

  As of December 31 1998, and 1997, there were no brokered deposits outstanding. During 1998 and 1997, the Bank accepted deposits from the State of California. As of December 31, 1998, these deposits totaled $93.0 million. The Company has pledged securities in excess of the required amount of 110 percent of this deposit amounting to $117.0 million, as of December 31, 1998. The securities pledged are various U.S. government agency issues. The Company believes that the majority of its deposit customers have strong ties to the Bank. Although the Company has a significant amount of time certificates of deposit of $100,000 or more having maturities of one year or less, the depositors have generally renewed their deposits in the past at their maturity. Accordingly, the Company believes its deposit source to be stable.

  Deposits outstanding as of December 31, 1998, mature as follows:

(In Thousands)              Amount
------------------------------------
Immediately Withdrawable  $  510,742
Year Ending December 31:
  1999                       868,832
  2000                         1,268
  2001                            61
                          ----------
Total                     $1,380,903
                          ==========

NOTE 10 - OTHER BORROWINGS

  In the fourth quarter of 1998, the Company obtained two advances from the Federal Home Loan Bank of San Francisco (the "FHLB") totaling $35.0 million, as of December 31, 1998, at a composite fixed rate of interest of 4.64%. The maturity of the advances is November 1, 2000 and April 30, 2001 in the amounts of $25 million and $10 million, respectively. The advances are under an existing line of credit whereby the FHLB has granted the Bank a line of credit equal to 25 percent of its assets.

  On July 30, 1997, the Company issued, through a public offering, $40 million of 8.375% subordinated notes due August 1, 2007. Proceeds of $38.7 million, net of underwriting discount of $1.3 million, was received by the Company. The discount is amortized over the 10 year life of the subordinated notes. The notes are not redeemable prior to August 1, 2002. Thereafter, the notes are redeemable, in whole or in part, at the option of the Company at decreasing redemption prices plus accrued interest to the date of redemption. The notes have no sinking fund. The indenture (the "Indenture") under which the notes are issued does not limit the ability of the Company or its subsidiaries to incur additional indebtedness. The Indenture provides that the Company cannot pay cash dividends or make any other distribution on, or purchase, redeem or acquire its capital stock, except that the Company may (1) declare and pay a dividend in capital stock of the Company and (2) declare and pay dividends, purchase, redeem or otherwise acquire for value its capital stock or make other distributions in cash or property other than capital stock of the Company if the amount of such dividend, purchase or distribution, together with the amount of all previous such dividends, purchases, redemptions and distributions of capital stock after December 31, 1996, would not exceed in the aggregate the sum of (a) $38 million, plus (b) 100% of the Company's consolidated net income (or minus 100% of the Company's consolidated net loss, as the case may be), based upon audited consolidated financial statements, plus (c) 100% of the net proceeds received by the Company on account of any capital stock issued by the Company (other than to a subsidiary of the Company) after December 31, 1996. As of December 31, 1998, in the opinion of management, the Company was in compliance with all the terms, conditions and provisions of the Indenture.

NOTE 11 - INCOME TAXES

  Income taxes (benefit) expense in the accompanying consolidated statements of income is comprised of the following:

                                                     Year Ended December 31,
-----------------------------------------------------------------------------
(In Thousands)                                        1998     1997    1996
-----------------------------------------------------------------------------
Current Taxes:
  Federal                                            $ 7,609 $ 5,316  $6,411
  State                                                2,983   2,658   2,377
                                                     ------- -------- -------
  Total                                               10,592   7,974   8,788
Deferred Taxes:
  Federal                                              3,422   2,895    (511)
  State                                                1,136     595     592
                                                     ------- -------- -------
  Total                                                4,558   3,490      81
Taxes Credited to Stockholders' Equity for Exercise
 of Stock Options                                      1,614   2,841     310
                                                     ------- -------- -------
Total Provision for Income Taxes per Consolidated
 Statements of Income                                 16,764  14,305   9,179
Tax Benefit on Extraordinary item                          -    (353)      -
                                                     ------- -------- -------
Total                                                $16,764 $13,952  $9,179
                                                     ======= ======== =======
Deferred Taxes Charged/(Credited) to Shareholders'
 Equity Related to Available for Sale Securities     $  127  $   732  $ (781)
                                                     ======= ======== =======

  Tabulated below are the significant components of the net deferred tax liability as of December 31, 1998 and December 31, 1997 (as restated for the 1997 tax return as filed and adjusted):

                                                Year Ended December 31,
-----------------------------------------------------------------------
(In Thousands)                                    1998      1997
-----------------------------------------------------------------------
Components of the Deferred Tax Asset:
Provision for Credit Losses                     $  8,709  $  8,400
California Franchise Taxes                         1,661     1,116
Loan Fee Income                                      174       174
Allowance for Other Real Estate Owned                917       756
Other                                                464       226
                                                --------- ---------
                                                  11,925    10,672
Valuation Allowance                                    -      (250)
                                                --------- ---------
Deferred Tax Asset, Net of Valuation Allowance    11,925    10,422
                                                ========= =========
Components of the Deferred Tax Liability:
Leveraged Leases                                  (9,892)   (4,736)
Low Income Housing                                (4,414)   (3,795)
Unrealized Gain on Securities                     (1,334)   (1,206)
Discount Accretion                                (1,798)   (1,513)
                                                --------- ---------
Deferred Tax Liability                           (17,438)  (11,250)
                                                ========= =========
Net Deferred Tax Liability                      $ (5,513) $   (828)
                                                ========= =========

  The valuation allowance at December 31, 1997 relates to the net deductible temporary differences that cannot be realized through carrybacks to prior periods or projection of future income. As the Company believes that all deferred tax assets will ultimately be realized, the valuation allowance has been eliminated for the year ended December 31, 1998. In evaluating the reliability of its deferred tax assets, management has considered income from future operations, the turnaround of deferred tax liabilities and current and prior years' taxes paid.

  A reconciliation of the statutory federal corporate income tax rate to the effective income tax rate on consolidated income before income tax expense follows:

                                                           Percent of Pre-tax
                                                          Earnings Year Ended
                                                              December 31,
------------------------------------------------------------------------------
                                                           1998   1997   1996
------------------------------------------------------------------------------
Statutory Federal Corporate Income Tax Rate                35.0%  35.0%  35.0%
State Tax, Net of Federal Income Tax Effect                 6.6%   6.3%   6.8%
Increase (Decrease) Resulting from:
  Non-taxable Interest Income on Municipal Securities and
   Dividend Exclusion on Auction Preferred Stocks          -0.1%  -1.0%  -2.3%
  Low Income Housing Tax Credit                            -4.6%  -4.7%  -6.7%
  Other, Net                                                0.4%  -0.5%  -0.3%
                                                          ------ ------ ------
                                                           37.3%  35.1%  32.5%
                                                          ====== ====== ======

  The Company had a current income tax payable of $2,830,000 and $1,420,000 as of December 31, 1998 and 1997.

NOTE 12 - EARNINGS PER SHARE

  The following is the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years as indicated:

                           For the Year Ended 1998       For the Year Ended 1997       For the Year Ended 1996
-----------------------------------------------------------------------------------------------------------------
                                                Per-                          Per-                          Per-
                          Income               Share    Income               Share    Income               Share
(Dollars in Thousands)  (Numerator)   Shares   Amount (Numerator)   Shares   Amount (Numerator)   Shares   Amount
-----------------------------------------------------------------------------------------------------------------
Income before
 extraordinary item       $28,142                       $26,434                       $19,037
                          -------                       -------                       -------
Basic EPS
Income available to
 common stockholders      $28,142   14,049,000 $2.00    $26,434   13,733,000 $1.93    $19,037   13,444,000 $1.42
                          -------   ---------- -----    -------   ---------- -----    -------   ---------- -----
Effect of Dilutive
 Securities
Options - common stock
 equivalent                            296,000                       401,000                       311,000
                                    ----------                    ----------                    ----------
Diluted EPS
Income available to
 common stockholder's
 plus assumed
 conversions              $28,142   14,345,000 $1.96    $26,434   14,134,000 $1.87    $19,037   13,755,000 $1.39
                          =======   ========== =====    =======   ========== =====    =======   ========== =====

  Where applicable, shares have been restated for the two for one stock split to shareholders of record on April 30, 1998, and issued and distributed on May 15, 1998.

NOTE 13 - PENDING LITIGATION

Legal Action

  In the normal course of business, the Company is subject to pending and threatened legal actions. After reviewing pending actions with counsel, management considers that the outcome of such actions will not have a material adverse effect on the financial condition or the results of operations of the Company.

NOTE 14 - EMPLOYEE BENEFIT PLANS

Stock Option Plan

  The Company has an employee stock option plan for certain key employees and outside directors. Option prices under the plan must be at least equal to the fair market value per share of the stock at the date of grant. Options become vested over a four year period and include five vestings. If an option expires without having been exercised, usually two years from date of vesting, the unpurchased shares are again available for future grants. As of December 31, 1998, authorized stock option shares were 2,640,000 and 433,120 options were available for future grant. The maximum term of options granted was 10 years as of December 31, 1998 and 1997.

  A summary of stock option activity and related option prices for 1998, 1997 and 1996 follows. All shares and prices have been restated for the two for one stock split to shareholders of record on April 30, 1998 and issued and distributed on May 15, 1998.

                                                            Range of or
                                Number   Weighted-Average  Option Price
                              of Shares    Option Price      Per Share
                              ---------- ---------------- ---------------
Balance at December 31, 1995  1,350,376       $ 6.78      $6.59 - $ 10.03
-------------------------------------------------------------------------
      Granted                   141,000       $ 8.69           $8.69
      Exercised                (160,132)      $ 7.27      $ 6.59 - $ 8.69
      Forfeited                 (43,600)      $ 7.56      $ 6.63 - $ 8.69
      Expired                   (35,884)      $ 7.58      $ 6.59 - $ 8.48
Balance at December 31, 1996  1,251,760       $ 6.88      $ 6.59 - $10.03
----------------------------  ----------      ------      ---------------
      Granted                   100,500       $14.55      $14.25 - $15.75
      Exercised                (457,160)      $ 6.99      $ 6.59 - $14.25
      Forfeited                 (28,700)      $ 9.79      $ 6.75 - $14.25
      Expired                    (2,000)      $ 7.39      $ 6.75 - $ 7.88
Balance at December 31, 1997    864,400       $ 7.62      $ 6.59 - $15.75
----------------------------  ----------      ------      ---------------
      Granted                   478,000       $29.49      $27.13 - $31.75
      Exercised                (187,200)      $ 7.31      $ 6.59 - $15.75
      Forfeited                 (16,400)      $21.39      $ 6.75 - $29.25
      Expired                      (400)      $27.13          $27.13
Balance at December 31, 1998  1,138,400       $16.65      $ 6.59 - $31.75
============================  ==========      ======      ===============

  The following table indicates relevant information for all stock options outstanding, as of December 31, 1998:

                            Weighted Average
                 Exercise Remaining Contractual
        Shares    Price      Life (in Years)
       --------- -------- ---------------------
         476,000  $ 6.59              3.0
           1,600    7.75              0.1
           9,800    7.88              1.0
           2,000    6.94              1.1
          46,600    6.75              1.5
          65,000    8.69              2.0
          58,600   14.25              2.5
          10,000   15.75              2.3
         214,000   27.13              3.1
          14,800   29.25              3.2
         240,000   31.75              9.4
       ---------                ---------
Total  1,138,400                4.2 Years
       =========                =========

  The following table indicates relevant information for all exercisable stock options, as of December 31, 1998:

               Exercise
       Shares   Price
       ------- --------
       476,000  $6.59
         1,600   7.75
         9,800   7.88
         2,000   6.94
        20,400   6.75
        21,800   8.69
        15,400  14.25
         4,000  15.75
        42,800  27.13
         3,600  29.25
       -------
Total  597,400
       =======

  As of December 31, 1998, 1997 and 1996, exercisable options were 597,400, 519,400, and 737,560 shares, respectively. The weighted average exercise price for all exercisable stock options as of December 31, 1998 and 1997 was $8.56 and $6.86, respectively. Shares and exercise price have been restated for the two for one stock split to shareholders of record on April 30, 1998 and issued and distributed on May 15, 1998.

Employment Agreement

  Mr. Li-Pei Wu served as the Chairman, President and Chief Executive Officer of Bancorp and the Bank pursuant to an employment agreement entered into on May 5, 1982, as amended on August 15, 1984, February 5, 1987 and restated on December 19, 1991 (as so amended and restated, the "Prior Agreement"). On February 19, 1998 Mr. Wu, Bancorp and the Bank entered into an employment agreement having an effective date of January 1, 1998, which agreement was modified by an amendment entered into on March 19, 1998 with an effective date of January 1, 1998 (as so amended, the "New Agreement"). The New Agreement modifies and supersedes the Prior Agreement. The incentive compensation award program provided for in the New Agreement was approved by the holders of a majority of the outstanding shares of the Company at the annual shareholders meeting held May 7, 1998.

  The New Agreement provides for an employment term of five (5) years, commencing January 1, 1998, and ending December 31, 2002. Pursuant to the New Agreement, Mr. Wu will serve as Chairman of the Board of Bancorp and the Bank throughout the entire term of the New Agreement, but he will serve as Chief Executive Officer of Bancorp and the Bank only through December 31, 2000.

  The New Agreement provides for a base annual salary of $402,336, which amount shall be adjusted on January 1, 1999, and on each anniversary thereof, by a percentage increase equal to three percent (3%) over the increase in the Consumer Price Index. The amount of Mr. Wu's base annual salary and the annual percent increase carries over from that provided for in the Prior Agreement.

  The New Agreement also provides for an annual incentive compensation award payable to Mr. Wu, which award is based upon a formula identical to that for the annual profit sharing award included in the Prior Agreement, to be computed as follows: (i) three percent (3%) of any amount by which the Bank's tax equivalent income before taxes exceeds ten percent (10%) of the net equity of the Bank at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity; and (ii) four percent (4%) of any amount by which such income exceeds fifteen percent (15%) of such net equity. In addition, Mr. Wu will be entitled to receive from each Bancorp subsidiary (other than the Bank), if any exists, an incentive compensation cash award computed in accordance with a formula identical to the one described in the preceding sentence. The aggregate incentive compensation cash award payable to Mr. Wu shall be subject to the following maximum dollar limitations commencing with the fiscal year ending December 31, 2000: (i) $1,500,000 for the fiscal year 2000; (ii) $400,000 for the fiscal year 2001; and (iii) $400,000 for the fiscal year 2002.

  Under the Prior Agreement, Mr. Wu was granted non-qualified options under the 1988 Stock Option Plan to purchase an aggregate of 924,000 shares of Common Stock of Bancorp at a price of $6.59 per share, exercisable in seven cumulative annual installments of 132,000 shares, the first of which became exercisable on June 1, 1992, and the remainder of which became exercisable commencing January 1, 1993, and continuing thereafter on each of the first five (5) anniversaries thereof. All such options have become exercisable and have been exercised in part, with Mr. Wu now holding unexercised options to acquire 476,000 shares of Common Stock. Pursuant to the 1988 Stock Option Plan under which Mr. Wu's options were granted, such options will expire on December 19, 2001 or, notwithstanding such expriation dates, three (3) months after the termination of Mr. Wu's employment with the Company, provided that
(i) in the case of his death during such three (3)-month period or while still employed, such options would expire one (1) year after his death or (ii) in the case of termination by reason of disability, within one (1) year after such termination.

  Under the New Agreement, provided that Mr. Wu continues to be employed by the Company through December 19, 2001, on such date Mr. Wu will be granted a non-qualified stock option to purchase shares of GBC Common Stock equal to the aggregate of the number of shares of GBC Common Stock that are covered by the unexercised portion of Mr. Wu's December 19, 1991 non-qualified stock option as of December 31, 2000 and/or the number of shares that had been previously acquired by Mr. Wu by reason of exercising such non-qualified stock option and which shares are held by him as of December 31, 2000. The number of shares of GBC Common Stock subject to the new non-qualified stock option will be equitably adjusted in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction. The exercise price under such new option will be the fair market value of GBC Common Stock on the date of grant and such option will vest immediately. The new option will be exercisable until December 31, 2007; provided, that if Mr. Wu's employment with the Company terminates prior to December 31, 2002, the exercise period will only be three (3) months from such termination date, or, if Mr. Wu dies or becomes disabled, the exercise period will be the earlier of one (1) year from his death or disability or December 31, 2007.

  The New Agreement provides that commencing with the fiscal year ending December 31, 1999 Mr. Wu may elect in his discretion to receive up to one-half (1/2) of his incentive compensation cash award for any fiscal year in shares of Bancorp Common Stock. If Mr. Wu makes such an election he will receive as of the date of such election GBC Common Stock equal in value (determined as of such election date) to the portion of the cash award for which he elected to receive GBC Common Stock. In addition, he will be awarded as of such election date a vested, deferred contractual right to receive two (2) years later GBC Common Stock equal in value to the sum of fifty percent (50%) in value of the portion of the cash award for which he elected to receive GBC Common Stock plus the value of dividends that would have been paid during the two (2)-year deferral period had such GBC Common Stock actually been granted to him on the date of his election. The number of shares GBC Common Stock subject to the vested, deferred contractual right will be equitably adjusted in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction.

  The New Agreement further provides that during the first three (3) years of Mr. Wu's employment thereunder Bancorp shall grant to him a vested, deferred contractual right to receive one share of Bancorp Common Stock for every twenty (20) shares of Bancorp Common Stock acquired by him through exercise of his non-qualified stock option, or acquired by reason of his election to receive up to one-half (1/2) of his incentive compensation cash award for any fiscal year in Bancorp Common Stock, excluding shares for which Mr. Wu has a vested, deferred contractual right to receive, and/or of vested option shares (even though not exercised) under his non-qualified stock option that are held during the full term of the relevant fiscal year. The total number of shares to be received by Mr. Wu shall not in the aggregate exceed 100,000, which number is subject to equitable adjustment in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction. Such additional shares shall be granted on the fifth (5th) anniversary of the first (1st) day of January following the year with respect to which the contractual right to receive the additional shares was awarded (together with a further number of shares equal in value to the dividends that would have been paid on the additional shares during such five (5)-year deferral period).

  As in the Prior Agreement, in the event of the disability of Mr. Wu, either he or the Company may elect to terminate his employment upon six (6) months prior written notice, during which period he is entitled to his regular pay and a proportionate part of any incentive compensation award.

  The New Agreement gives Mr. Wu a right to at any time, with or without cause, terminate the New Agreement upon six (6) months prior written notice to the Company, during which period he is entitled to his regular pay and a proportionate part of any incentive compensation award.

  Under the New Agreement, at the expiration of its stated term on December 31, 2002 (other than for cause), Mr. Wu will be entitled to an annual retirement benefit equal to fifty percent (50%) of the annual base salary he earned during his final year of employment. This retirement benefit will be payable in equal monthly installments over the five (5) years following the expiration of the term of the New Agreement.

  The New Agreement contains a noncompetition provision whereby Mr. Wu agrees not to compete with the Company for a period of five (5) years following the date of his termination of employment under the New Agreement. In the event that Mr. Wu fails to comply with such noncompetition provision, as of the date of such failure to comply, (i) the new stock option granted to Mr. Wu on December 19, 2001, to the extent not yet exercised, or Mr. Wu's right to receive such option if not yet granted, will expire or terminate, (ii) Mr. Wu will no longer be entitled to the retirement benefit provided for under the New Agreement, to the extent not yet paid, and (iii) Mr. Wu will no longer be allowed continued use of an office and automobile.

  In the event of any merger or consolidation or acquisition of Bancorp or the Bank, whereby Bancorp or the Bank is not the surviving entity, or another entity or person acquires more than fifty (50%) of the outstanding Common Stock of the Bank or Bancorp in one or more transactions, or the Bank or Bancorp ceases to exist pursuant to any of such transactions (any of which herein referred to as a "Triggering Event"), under the contingency stock option granted pursuant to the Prior Agreement, provided Mr. Wu is then in the employ of the Company, Mr. Wu shall have the right to purchase 242,000 shares of Bancorp Common Stock at $1.86 per share, exercisable upon the execution of an agreement or the application to any regulatory authority for approval of or consent to any Triggering Event, such right to remain exercisable in whole or in part until 45 days after the consummation of the Triggering Event. If any Triggering Event is not consummated, such contingent option shall then not be exercisable, but shall continue in full force and effect and be exercisable upon the occurrence of any future Triggering Event. Reference Contingent Stock Option Plan, following.

Contingent Stock Option Plan

  A contingent stock option plan issued at market is in effect which allows certain key officers of the Bank to purchase up to an aggregate of 574,900 shares (as of December 31, 1998) of the Company's authorized but unissued common stock at a price of $1.86 - $14.25 per share. The stock options may be exercised by the optionee only in the event of certain triggering events, such as a merger, sale or disposition of all of the assets by the Company, or the Bank, or any similar event in which neither the Company nor the Bank is a survivor. Each of the contingent stock options is for a term of indefinite duration, provided, however, said options shall terminate upon the death of the optionee or in the event the optionee ceases to be employed by the Company. A summary of contingent stock option activity and related option prices for 1998, 1997 and 1996 follows:

                                                              Range of or
                                   Number   Weighted-Average  Option Price
                                  of Shares   Option Price     Per Share
                                  --------- ---------------- --------------
         Balance at December 31,
          1995                     554,900       $ 4.05      $1.86 - $10.02
            ---------------------------------------------------------------
         Balance at December 31,
          1996                     554,900       $ 4.05      $1.86 - $10.02
         -----------------------   -------       ------      --------------
               Granted              20,000       $14.25          $14.25
         Balance at December 31,
          1997                     574,900       $ 4.40      $1.86 - $14.25
         =======================   =======       ======      ==============
         Balance at December 31,
          1998                     574,900       $ 4.40      $1.86 - $14.25
         =======================   =======       ======      ==============

  The following table indicates relevant information for all contingent stock options outstanding, as of December 31, 1998:

            Shares  Exercise Price
            ------- --------------
            242,000     $ 1.86
             96,800       2.17
             31,460       6.51
             48,400       6.59
             16,940       6.61
             10,000       6.75
             50,000       6.94
             12,000       8.13
             11,000       8.30
             12,100       8.47
             24,200      10.02
             20,000      14.25
            -------
     Total  574,900
            =======

  The weighted average exercise price of all the contingent stock options outstanding was $4.40.

  There were no contingent stock options that were exercisable as of December 31, 1998.

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

(In Thousands, Except
Per Share Data)             1998    1997    1996
--------------------------------------------------
Net Income as Reported     $28,142 $25,946 $19,037
Pro Forma Net Income       $27,643 $25,752 $18,915
EPS as Reported - Basic    $  2.00 $  1.90 $  1.42
EPS as Reported - Diluted  $  1.96 $  1.84 $  1.39
Pro Forma EPS - Basic      $  1.97 $  1.88 $  1.41
Pro Forma EPS - Diluted    $  1.93 $  1.82 $  1.37

  The Black-Scholes model was utilized for purposes of the option pricing. The volatility for the options granted in 1998, 1997 and 1996 was 28.00%, 28.38% and 30.17%, respectively. The annual dividend yield for the options granted in 1998, 1997 and 1996, was 1.17%, 0.75% and 1.30%, respectively. The expected life of the options ranged from 1 month to 10 years. The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 was $5.50, $3.58 and $2.13, respectively. The risk free interest rate was assumed at 5% for all periods.

  Pro forma net income reflects only options granted in 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered. Pro forma net income does not reflect options granted under the contingent stock option plan as the options will become exercisable only upon the occurrence of certain triggering events the dates of which cannot be determined.

General Bank 401(k) Plan

  In 1988, the Bank established a 401(k) Plan in which all employees of the Bank may elect to enroll each January 1 or July 1 of every year provided that they have been employed for at least one year prior to the semi-annual enrollment date. Employees may contribute up to 15 percent of their annual base salary up to limits established by the Internal Revenue Services with the Company matching 100 percent of the employee's contribution up to 5 percent of that employee's base salary. In 1998, 1997, and 1996, the Bank's contribution amounted to $240,000, $267,000, and $274,000, respectively. The reduced amounts reflect the forfeiture of non-vested dollars contributed by the employer at the time an employee terminates.

Executive Incentive Savings Plan

  In 1992, the Board of Directors of the Bank authorized an Incentive Savings Plan which replaced the Executive Deferred Compensation Plan established in 1988. Under the plan, if any bonus or profit sharing award is received during the year by any vice president or any officer of the Bank ranking above such position (including officers who are also directors), he or she is allowed to set aside up to 30% of such bonus or profit sharing award received in the payment year, and the Bank will contribute additional funds for each participant to pay the federal income tax for the portion of the bonus or award so set aside. This arrangement is tied to a paid-up life insurance program having investment features and the participant has the right to choose different investment vehicles for the investment of the portion of the bonus or award set aside as described above. The Bank has contributed approximately $592,000, $572,000, and $271,000, to this plan in 1998, 1997 and 1996, respectively.

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

  Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Bank receives a fee for providing a commitment. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon the extension of credit is based on management's evaluation. Collateral held varies but may include accounts receivable, inventory, property, equipment and real estate. As of December 31, 1998, the Company's undisbursed loan commitments amounted to approximately $474.4 million, of which $161.1 million related to construction loans. As of December 31, 1997, the Company's undisbursed loan commitments amounted to approximately $365.4 million, of which $77.5 million related to construction loans. As of December 31, 1998 and 1997, $134.7 million and $111.7 million of loan commitments were related to a program to which the Bank and various other minority-owned banks participate in the granting of credit to large U.S. corporations, all of which are rated A or better by one or both of the major rating services at the time of entering into the agreement. All of the commitments are for one year or less. The Company does not anticipate funding in the majority of instances.

  Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. Commercial letters of credit are issued to customers to facilitate foreign or domestic trade transactions. They represent a substitution of the Bank's credit for the customer's credit.

  The following is a summary of various financial instruments with off-balance sheet risk as of December 31, 1998 and 1997:

                                 December 31,
------------------------------------------------
(In Thousands)                   1998     1997
------------------------------------------------
Commitments to Extend Credit   $474,366 $365,358
Standby Letters of Credit        89,735   11,938
Bills of Lading Guarantee           531      531
Commercial Letters of Credits    64,578   51,074

  As of December 31, 1998, commitments to fund fixed-rate loans and adjustable-rate loans were $10.3 million and $464.1 million, respectively. As of December 31, 1997, commitments to fund fixed-rate loans and adjustable-rate loans were $12.3 million and $353.1 million, respectively.

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

Federal funds sold and securities purchased under agreements to resell

  Outstanding amounts under these categories were overnight transactions as of December 31, 1998 and 1997 and are considered to be carried at fair value.

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

Deposit liabilities

  The fair value of demand deposits, interest bearing demand, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposits is estimated using the rates the Bank was offering as of December 31, 1998 and 1997 for deposits of similar remaining maturities.

Borrowings from Federal Home Loan Bank

  The fair value of borrowings from Federal Home Loan Bank is estimated using a discounted cash flow model.

Subordinated debt

  Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of subordinated debt.

Accrued interest receivable/payable

  Accrued interest receivable and accrued interest payable are considered to be carried at fair value.

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

  The estimated fair values of the Company's financial instruments are as follows:


                                          1998                   1997
------------------------------------------------------------------------------
                                   Carrying      Fair     Carrying     Fair
(In Thousands)                      Amount      Value      Amount     Value
------------------------------------------------------------------------------
Financial Assets:
Cash and Due from Banks           $   27,514  $   27,514 $   32,519 $   32,519
Fed Funds Sold and Securities
 Purchased Under
 Agreement to Resell                 101,000     101,000    108,000    108,000
Securities Available for Sale        724,172     724,172    643,660    643,660
Securities Held to Maturity           24,616      24,677     58,045     58,169
Loans, Net                           763,650     759,528    617,605    608,910
Accrued Interest Receivable            8,069       8,069      9,112      9,112
Financial Liabilities:
Deposits                           1,380,903   1,382,458  1,291,832  1,292,307
Borrowing from Federal Home Loan
 Bank                                 35,000      34,694          -          -
Subordinated Debt                     38,876      39,402     38,745     42,977
Accrued Interest Payable               3,509       3,509      3,065      3,065


                                          1998                   1997
------------------------------------------------------------------------------
                                   Notional      Fair     Notional     Fair
(In Thousands)                      Amount      Value      Amount     Value
------------------------------------------------------------------------------
Off-balance Sheet
Financial Instruments:
Commercial Letters of Credit      $   64,578  $      161 $   51,074 $      128
Standby Letters of Credit             89,735       1,160     11,938        180
Bill of Lading Guarantees                531           1        531          1
Undisbursed Loans                    474,366       4,155    365,358      3,633

NOTE 17 - CONDENSED FINANCIAL INFORMATION OF GBC BANCORP (PARENT COMPANY)

  Condensed balance sheets as of December 31, 1998 and 1997 follow:

(Dollars in Thousands)                                        1998     1997
-----------------------------------------------------------------------------
ASSETS
 Due From Bank Subsidiary                                   $    211 $  1,221
 Investment in Subsidiaries                                  160,000  134,995
 Advance to Bank Subsidiary                                   40,000   45,700
 Other Assets                                                  3,452    4,722
                                                            -------- --------
 Total Assets                                               $203,663 $186,638
                                                            ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Dividends Payable                                          $  1,028 $    839
 Other Liabilities                                               729      731
 Subordinated Debt                                            38,876   38,745
                                                            -------- --------
 Total Liabilities                                            40,633   40,315
STOCKHOLDERS' EQUITY
 Common stock, no par value or stated value;
  40,000,000 shares
  authorized; 13,711,998 and 13,990,098 shares
  outstanding at
  December 31, 1998 and 1997, respectively                    56,303   53,314
 Retained Earnings                                           104,898   91,355
 Accumulated Other Comprehensive Income                        1,829    1,654
                                                            -------- --------
 Total Stockholders' Equity                                  163,030  146,323
                                                            -------- --------
 Total Liabilities and Stockholders' Equity                 $203,663 $186,638
                                                            ======== ========

  Condensed statements of income for the years ended December 31, 1998, 1997, and 1996 follow:

(Dollars in Thousands)                               1998     1997     1996
-----------------------------------------------------------------------------
Interest Income                                    $     -  $   199  $   395
Interest Income from Subsidiary Bank                 2,583    1,639      106
Dividends Received from Bank                         4,213    8,307   13,021
                                                   -------- -------- --------
Total Income                                         6,796   10,145   13,522
Interest Expense                                     3,481    2,553    1,596
Non-Interest Expense                                   139      105      130
                                                   -------- -------- --------
Total Expense                                        3,620    2,658    1,726
Income Before Income Taxes & Extraordinary Item      3,176    7,487   11,796
Benefit for Income Taxes                              (436)    (394)    (615)
                                                   -------- -------- --------
Income Before Extraordinary Item                     3,612    7,881   12,411
Extraordinary Charge                                     -     (488)       -
                                                   -------- -------- --------
Income Before Equity in Undistributed Earnings of
 Subsidiaries                                        3,612    7,393   12,411
Equity in Undistributed Earnings of Subsidiaries    24,530   18,553    6,626
                                                   -------- -------- --------
Net Income                                         $28,142  $25,946  $19,037
                                                   ======== ======== ========

  Condensed statements of cash flows for the years ended December 31, 1998, 1997, and 1996 follow:

(In Thousands)                                       1998      1997      1996
-------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                         $ 28,142  $ 25,946  $19,037
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Accretion of Discount on Subordinated Debt             131        55         -
 Net decrease/(increase) in other assets              2,883     5,016   (5,817)
 Equity in undistributed earnings of subsidiaries   (24,530)  (18,553)  (6,626)
 Net increase/(decrease) in other liabilities            (2)      101      571
                                                   --------- --------- --------
 Net Cash Provided by Operating Activities            6,624    12,565    7,165
                                                   --------- --------- --------
INVESTING ACTIVITIES:
Net (increase) in cash invested in subsidiaries       5,400   (40,647)  (6,251)
Proceeds from of investment securities                    -     5,000        -
                                                   --------- --------- --------
 Net Cash Provided by (Used in) Investing
  Activities                                          5,400   (35,647)  (6,251)
                                                   --------- --------- --------
FINANCING ACTIVITIES:
Cash dividends paid                                  (4,024)   (3,144)  (2,424)
Proceeds from issuance of subordinated notes              -    38,690        -
Redemption of subordinated debt                               (15,000)       -
Proceeds from exercise of stock options/Sales of
 stocks                                               1,376     3,192    1,313
Payment to repurchase common stock                  (10,386)
Other, net                                                -        53      143
                                                   --------- --------- --------
 Net Cash Provided by (Used in) Financing
  Activities                                        (13,034)   23,791     (968)
                                                   --------- --------- --------
 Net change in due from bank                         (1,010)      709      (54)
Due from bank at beginning of year                    1,221       512      566
                                                   --------- --------- --------
Due from bank at end of year                       $    211  $  1,221  $   512
                                                   ========= ========= ========
Supplemental disclosures of cash flow
 information:
Cash paid (received) during the year for:
 Interest                                          $  3,350  $  2,279  $ 1,578
 Income tax refunds                                    (394)     (615)    (281)

NOTE 18 - REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary -
 actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

  As of December 31, 1998 and 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

  A "well capitalized" institution is one with capital ratios as shown in the following table. As of December 31, 1998, Tier 1 risk based capital, total risk based and leverage ratios for both the Company and the Bank exceeded the "well capitalized" ratio requirements as follows:

                                                  Minimum        Well
                  GBC Bancorp    General Bank    Regulatory  Capitalized
(In Thousands)   Amount  Ratio   Amount  Ratio  Requirements Requirements
-------------------------------------------------------------------------
Tier 1          $160,805 11.06% $156,333 10.77%      4%           6%
Total           $217,871 14.98% $174,494 12.02%      8%          10%
Leverage Ratio  $160,805  9.75% $156,333  9.49%      4%           5%

  As of December 31, 1997, Tier 1 risk based capital, total risk based capital and leverage ratios for both the Company and the Bank exceeded the "well capitalized" ratio requirements as follows:

                                                  Minimum        Well
                  GBC Bancorp    General Bank    Regulatory  Capitalized
(In Thousands)   Amount  Ratio   Amount  Ratio  Requirements Requirements
-------------------------------------------------------------------------
Tier 1          $144,067 13.57% $131,702 12.45%      4%           6%
Total           $196,130 18.47% $144,964 13.71%      8%          10%
Leverage Ratio  $144,067  9.58% $131,702  8.78%      4%           5%

  The Financial Code of the State of California provides that dividends paid by the Bank in any one year may not exceed the lesser of the Bank's undivided profits or the net income for the prior three years, less cash distributions to stockholders during such period. As of December 31, 1998, approximately $49.8 million of undivided profits of the Bank is available for dividends to the Company, subject to the subordinated debt covenant restrictions.

NOTE 19 - OTHER NON-INTEREST EXPENSE

  Components of other non-interest expense in excess of 1% of the sum of total interest income and non-interest income for each period were as follows:

(In Thousands)                              1998   1997   1996
---------------------------------------------------------------
Office Supplies and Communication Expense  $1,522 $1,346 $1,395
Professional Services Expense               1,606  1,380  2,428
FDIC Assessment Expense                       159    148    150
Real Estate Investment Expense              1,329  1,329  1,443
Other                                       2,222  1,795  1,844
                                           ------ ------ ------
Total                                      $6,838 $5,998 $7,260
                                           ====== ====== ======

NOTE 20 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                 Three Months Ended in 1998
                                                                Sept.
(In Thousands, except Per Share Data)         March 31 June 30   30    Dec. 31
------------------------------------------------------------------------------
Interest Income                               $29,686  $31,193 $33,342 $31,770
Interest Expense                               13,717   14,509  14,703  14,089
Net Interest Income                            15,969   16,684  18,639  17,681
Provision for Credit Losses                         -        -       -   1,500
Income Before Income Taxes and Extraordinary
 Item                                          10,438   10,990  12,705  10,773
Net Income                                      6,631    6,843   7,878   6,790
Earnings Per Share - Basic                       0.47     0.48    0.56    0.49
Earnings Per Share - Diluted                     0.46     0.48    0.55    0.48

                                                 Three Months Ended in 1997
                                                                Sept.
(In Thousands, except Per Share Data)         March 31 June 30   30    Dec. 31
------------------------------------------------------------------------------
Interest Income                               $25,734  $27,159 $28,189 $29,814
Interest Expense                               11,050   11,949  12,923  13,501
Net Interest Income                            14,684   15,210  15,266  16,313
Provision for Credit Losses                     1,000        -       -       -
Income Before Income Taxes and Extraordinary
 Item                                           8,418    9,989   9,748  12,584
Extraordinary Charge                                -        -     488       -
Net Income                                      5,744    6,460   5,858   7,884
Earnings Per Share - Basic                       0.43     0.48    0.43    0.57
Earnings Per Share - Diluted                     0.41     0.46    0.41    0.55

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of GBC Bancorp and Subsidiaries:

We have audited the accompanying consolidated balance sheet of GBC Bancorp and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 1997 and 1996 were audited by other auditors whose report, dated January 30, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year the ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Los Angeles, California

February 26, 1999